     As Filed with the Securities and Exchange Commission on June 3, 1999

                                                    Registration No. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                            LAKELAND BANCORP, INC.
            (Exact name of registrant as specified in its charter)

        New Jersey                   6712                    22-2953275
     (State or other     (Primary Standard Industrial     (I.R.S. Employer
     jurisdiction of      Classification Code Number)    Identification No.)
     incorporation or
      organization)

                              250 Oak Ridge Road
                          Oak Ridge, New Jersey 07438
                                (973) 697-2000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                              John W. Fredericks
                                   Chairman
                            Lakeland Bancorp, Inc.
                              250 Oak Ridge Road
                          Oak Ridge, New Jersey 07438
                                (973) 697-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                with copies to
       Peter H. Ehrenberg, Esq.                  Joseph Lunin, Esq.
         Lowenstein Sandler PC              Pitney, Hardin, Kipp & Szuch
         65 Livingston Avenue                       P.O. Box 1945
      Roseland, New Jersey 07068          Morristown, New Jersey 07962-1945
            (973) 597-2500                         (973) 966-6300
                                ---------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE
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
                                                             Proposed       Maximum
                                                             maximum       aggregate     Amount of
 Title of each class of securities to be   Amount to be   offering price offering price registration
                registered                 registered (1)  per unit (2)        (2)         fee (3)
----------------------------------------------------------------------------------------------------
Common Stock, $2.50 par value.............   4,325,073        $15.35      $66,383,820     $18,455
----------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Represents the maximum number of shares of the Registrant's common stock issuable to High Point Financial Corp. stockholders, excluding the Registrant, after applying the exchange ratio set forth in the merger agreement described in this registration statement, plus an indeterminate number of additional shares of the Registrant's common stock which may be issuable pursuant to the anti-dilution provision of the merger agreement.
(2) Calculated pursuant to Rule 457(f)(1) and 457(c) promulgated under the Securities Act of 1933, as amended, and estimated solely for purposes of calculating the registration fee. The proposed maximum aggregate offering price is $66,383,820, which equals the average of the high and low prices of High Point's common stock as reported on Nasdaq on June 1, 1999, multiplied by the total number of shares of High Point common stock to be received by the Registrant or cancelled in the merger. The proposed maximum offering price per unit is equal to the proposed maximum aggregate offering price divided by the maximum number of shares of the Registrant's common stock that could be issued in the merger based on an exchange ratio of 1.2.
(3) Of which $12,795.01 was paid in connection with the filing by the Registrant on March 9, 1999 of preliminary proxy materials on Schedule 14A in connection with the proposed merger.

  The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
-------------------------------------------------------------------------------
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


                                [Lakeland Logo]


                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

   You are invited to attend Lakeland's annual meeting of stockholders on July 14, 1999. At the meeting you will be asked to approve a proposal to merge High Point Financial Corp. into Lakeland. In the merger:

  .  outstanding Lakeland shares would not change;

  . High Point stockholders would receive 1.2 shares of Lakeland common stock for each share of High Point common stock they own; and

  . High Point stockholders would receive cash instead of fractional shares of Lakeland common stock.

   We expect that High Point stockholders, other than Lakeland, would receive a total of 4,325,073 shares of Lakeland common stock in the merger. This would represent 33.6% of Lakeland common stock after the merger.

   The value of 1.2 shares of Lakeland common stock was $    , based on the
closing sale price of Lakeland common stock on        , 1999. This value will
fluctuate until the merger occurs, even after you vote on the merger. Lakeland common stock is traded in the over-the-counter market under the symbol "LBAI."

   Your vote is very important. Whether or not you plan to attend the annual meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. The annual meeting will be held on July 14, 1999, at 5:00 p.m., at Lakeland's Corporate Headquarters, 250 Oak Ridge Road, Oak Ridge, New Jersey 07438.

   At the meeting, we will also ask you to elect directors and vote on a proposal to increase the number of authorized shares of Lakeland common stock. This joint proxy statement/prospectus gives you detailed information about the proposed merger and the other matters to be voted on at the meeting.

   We suggest that you pay special attention to the section entitled "Risk Factors" beginning on page 13.

   I strongly support this strategic combination of Lakeland and High Point, and I join with the other members of our board of directors in recommending that you vote in favor of the proposed merger.

                                         /s/ John W. Fredericks
                                           --------------------
                                             John W. Fredericks
                                                Chairman

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated       , 1999, and is first being
mailed to High Point and Lakeland stockholders on or about June 9, 1999.

                               [High Point Logo]


                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

   You are invited to attend High Point's special meeting of stockholders on July 14, 1999, at Perona Farms, 350 Andover-Sparta Road (Route 517), Andover, New Jersey, at 3:00 p.m. At the special meeting you will be asked to vote on a proposal to approve a merger of High Point Financial Corp. into Lakeland Bancorp, Inc.

   In the merger, High Point stockholders would receive 1.2 shares of Lakeland's common stock for each share of High Point common stock. Lakeland common stock trades in the over-the-counter market under the symbol "LBAI."
Based on             , 1999 closing prices, 1.2 shares of Lakeland common stock
had a value of $        . This value may fluctuate after you vote depending on
the price of Lakeland's common stock at the time of the merger. Cash would be paid to High Point stockholders instead of fractional shares.

   If the merger is completed, High Point stockholders would own 4,325,073 shares or 33.6% of Lakeland's common stock, assuming that each existing High Point option is exercised prior to the merger. High Point's subsidiary, The National Bank of Sussex County, would become a wholly owned subsidiary of Lakeland.

   Based upon an opinion of Lakeland's counsel, High Point stockholders would not be taxed on the merger, except with respect to any cash received instead of fractional shares.

   We encourage you to read the entire joint proxy statement/prospectus carefully. Please pay special attention to the section entitled "Risk Factors" beginning on page 13.

   The merger cannot be completed unless the stockholders of both companies approve it. Each Board of Directors has approved the merger and unanimously recommends that its stockholders vote FOR the merger.

   Your vote is very important, especially because the approval by High Point's stockholders requires the affirmative vote of the holders of two-thirds of the High Point common stock outstanding. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us.

         /s/ Charles L. Tice                    /s/ Michael A. Dickerson
         -------------------                  --------------------------
           Charles L. Tice                        Michael A. Dickerson
        Chairman of the Board            President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated      , 1999, and is first being
mailed to High Point and Lakeland stockholders on or about June 9, 1999.

                             LAKELAND BANCORP, INC.
                               250 Oak Ridge Road
                          Oak Ridge, New Jersey 07438

                    Notice of Annual Meeting of Stockholders
                            To be Held July 14, 1999

To the Stockholders of Lakeland Bancorp, Inc.:

   The annual meeting of stockholders of Lakeland Bancorp, Inc. will be held at Lakeland's corporate offices at 250 Oak Ridge Road, Oak Ridge, New Jersey, on July 14, 1999, at 5:00 p.m., for the following purposes:

  . to vote on the proposed merger agreement which provides for the merger of High Point Financial Corp. into Lakeland;

  .  to elect four directors for terms of three years;

  . to vote on a proposal to amend Lakeland's certificate of incorporation to increase the number of shares of Lakeland common stock which Lakeland is authorized to issue from 14,806,718 shares to 40,000,000 shares and to eliminate the stock's par value; and

  .  to conduct other business if properly raised.

   Only stockholders of record on June 7, 1999 are entitled to receive notice of, and to vote at, the annual meeting.

   Information regarding the merger, the election of directors and the amendment to the certificate of incorporation is contained in the accompanying joint proxy statement/prospectus and its annexes.

   Whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. It is important that your interests be represented at the meeting.

                                             By order of the Board of Directors,

                                             Bruce G. Bohuny
                                             Secretary

Oak Ridge, New Jersey
         , 1999

                          HIGH POINT FINANCIAL CORP.
                                 P.O. Box 460
                              Branchville Square
                         Branchville, New Jersey 07826

                   Notice of Special Meeting of Stockholders
                           To be Held July 14, 1999

To the Stockholders of High Point Financial Corp.:

   A special meeting of stockholders of High Point Financial Corp. will be held at Perona Farms, 350 Andover-Sparta Road (Route 517), Andover, New Jersey, on July 14, 1999 at 3:00 p.m., for the following purposes:

  . to vote on the proposed merger agreement which provides for the merger of High Point into Lakeland Bancorp, Inc.;

  . to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

  .  to conduct other business if properly raised.

   Only stockholders of record on June 7, 1999 are entitled to notice of, and to vote at, the special meeting.

   Accompanying this notice is a joint proxy statement/prospectus and its annexes regarding the merger.

                                         By order of the Board of Directors,

                                         Michael A. Dickerson
                                         President and Chief Executive Officer

Branchville, New Jersey
       , 1999

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................   1
SUMMARY:
  The Companies...........................................................   3
  We Recommend that You Vote for the Merger...............................   3
  High Point's Financial Advisor Considers the Merger Exchange Ratio Fair
   to High Point Stockholders.............................................   4
  Lakeland's Financial Advisor Considers the Merger Exchange Ratio Fair to
   Lakeland Stockholders..................................................   4
  The Meetings............................................................   4
  Vote Required to Approve Merger Agreement...............................   4
  The Merger..............................................................   5
  High Point Granted Lakeland a Stock Option to Make the Merger More
   Likely to Occur........................................................   6
  The Merger Will be Tax Free to High Point and Lakeland Stockholders.....   6
  Differences in the Rights of Stockholders...............................   7
  Market Price and Dividend Data..........................................   7
  Summary Historical and Unaudited Pro Forma Financial Information........   8
  Comparative Per Share Data..............................................  12
RISK FACTORS:
  High Point Stockholders Will Not Know The Value Of The Shares They Will
   Receive Until The Merger Is Completed..................................  13
  If We Do Not Successfully Integrate Our Businesses, The Combined Company
   May Be Adversely Affected..............................................  13
  The Expected Benefits Of The Merger May Not Be Realized If We Do Not
   Achieve Certain Cost Savings And Other Benefits........................  13
  If Our Systems Experience Interruption Due To Year 2000 Problems, Our
   Business And Financial Results May Be Adversely Affected...............  13
  Since Lakeland's Stock Is Not Actively Traded, Stockholders May Be
   Unable To Sell Their Shares............................................  13
  If We Lack Sufficient Quality Commercial Loan Demand, The Combined
   Company May Be Adversely Affected......................................  14
  High Point Officers And Directors May Have Conflicts Of Interest And
   Will Receive Benefits In The Merger That Other High Point Stockholders
   Will Not Receive.......................................................  14
A WARNING ABOUT FORWARD-LOOKING STATEMENTS................................  15
THE MEETINGS:
  General.................................................................  16
  Matters to be Considered at the Meetings................................  16
  Record Date; Quorum; Vote Required; Voting at the Meetings..............  16
  Voting of Proxies.......................................................  17
  Solicitation of Proxies.................................................  18
  Principal Stockholders..................................................  18
  Appraisal Rights........................................................  21
THE MERGER:
  Background of the Merger................................................  22
  Reasons for the Merger; Recommendations of the Boards of Directors......  24
  Opinion of High Point's Financial Advisor...............................  27
  Opinion of Lakeland's Financial Advisor.................................  31
  Estimates of Cost Savings...............................................  36
  Estimates of Future Operations..........................................  37
  Financial Interests of High Point Directors and Officers in the Merger..  38

                                                                            Page
                                                                            ----
  Accounting Treatment.....................................................  41
  Regulatory Approvals.....................................................  42
  Federal Securities Law Consequences......................................  42
THE MERGER AGREEMENT:
  The Merger...............................................................  43
  Merger Consideration; Conversion of Securities...........................  43
  Exchange Procedures......................................................  43
  Representations and Warranties...........................................  43
  Covenants................................................................  44
  Pooling of Interests.....................................................  46
  Acquisition Proposals and Termination Right..............................  46
  Conditions...............................................................  47
  Stock Options............................................................  48
  Operations of NBSC After the Merger......................................  49
  High Point and Lakeland Dividend Reinvestment Plans......................  49
  Termination..............................................................  49
  Effect of Termination....................................................  50
  Amendment and Waiver.....................................................  50
  Fees and Expenses........................................................  50
THE STOCK OPTION AGREEMENT.................................................  51
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES..............................  52
THE COMPANIES:
  High Point...............................................................  53
  Lakeland.................................................................  53
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION...............  85
COMPARISON OF STOCKHOLDER RIGHTS:
  Authorized Preferred Stock...............................................  92
  Directors................................................................  92
  Removal of Directors.....................................................  92
  Stockholder Vote on Mergers; Business Combinations.......................  92
DESCRIPTION OF LAKELAND'S CAPITAL STOCK....................................  93
ELECTION OF DIRECTORS......................................................  94
PROPOSED AMENDMENT TO LAKELAND'S CERTIFICATE OF INCORPORATION.............. 105
OTHER ACTION TO BE TAKEN AT THE HIGH POINT SPECIAL MEETING................. 106
LEGAL MATTERS.............................................................. 106
EXPERTS.................................................................... 106
OTHER MATTERS.............................................................. 107
STOCKHOLDER PROPOSALS...................................................... 107
WHERE YOU CAN FIND MORE INFORMATION........................................ 107
LAKELAND CONSOLIDATED FINANCIAL STATEMENTS................................. F-1
ANNEXES:
  Agreement and Plan of Merger............................................. A-1
  Opinion of Capital Consultants of Princeton, Inc......................... B-1
  Opinion of Ryan, Beck & Co., Inc......................................... C-1
  Stock Option Agreement................................................... D-1
  Proposed Amendment to Lakeland's Certificate of Incorporation............ E-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: Why are High Point and Lakeland merging?

  A: Both companies believe that by merging we can create a company which can provide expanded services while retaining a community banking focus. We expect the combined company to provide significant benefits to our stockholders and our customers.

Q: Are there risks that I should consider?

  A: Yes. There are risks associated with all business combinations, including the merger. These risks, described more fully beginning on page 13, include:

  . The number of shares to be issued to High Point's stockholders is fixed. Accordingly, reductions in the market price of Lakeland common stock prior to the merger will reduce the value of the shares to be issued to High Point's stockholders. Similarly, increases in the market price of Lakeland common stock will increase the value of the shares to be issued in the merger; and

  . We may not realize the benefits we expect from the merger to the extent that, or as promptly as, we currently anticipate.

   You should review the section of this joint proxy statement/prospectus entitled "Risk Factors" with particular care.

Q: What will High Point stockholders receive for their High Point shares?

  A: You will receive 1.2 shares of Lakeland common stock for each share of High Point common stock that you own when the merger is completed. You will also receive cash instead of any fractional shares. For example, a holder of 101 shares of High Point common stock will receive 121 shares of Lakeland common stock, plus a cash payment for the 0.2 fractional share. The cash payment will represent the value of the fractional share based upon the average closing bid prices of Lakeland common stock during a specified period shortly before the merger occurs. Overall, we expect that the current stockholders of High Point, other than Lakeland, will receive a total of 4,325,073 shares of Lakeland common stock in the merger. This will represent 33.6% of the shares of Lakeland common stock outstanding immediately after the merger.

Q: What happens as the market price of Lakeland common stock and High Point common stock fluctuates between now and completion of the merger?

  A: Fluctuations in the market price of Lakeland common stock will affect the value of the stock received by High Point's stockholders in the merger. High Point stockholders will not know at the time they vote on the merger the exact value of the Lakeland shares that they will receive. Fluctuations in the market price of Lakeland common stock and High Point common stock will not affect the number of shares that will be received by High Point stockholders. This number is fixed at 1.2 shares of Lakeland common stock for each share of High Point common stock.

Q: What do I need to do now?

  A: After carefully reviewing this joint proxy statement/prospectus, just mail your completed, signed and dated proxy card in the enclosed return envelope as soon as possible.

Q: Should I send in my stock certificates now?

  A: No. If the merger is completed, we will send High Point stockholders written instructions for exchanging their share certificates. Lakeland stockholders will keep their existing certificates.

Q: Will dividends be paid on Lakeland common stock after the merger?

  A: Yes, Lakeland currently expects to pay quarterly cash dividends after the merger. The payment of dividends by Lakeland in the future, however, will depend on Lakeland's future earnings, financial condition, capital requirements and other factors. Lakeland's current quarterly cash dividend is $0.075 per share.

Q:When do you expect to complete the merger?

  A: We currently expect to complete the merger during the third quarter of 1999, once all the conditions to the merger are fulfilled.

Q:If my shares are held in "street name" by my broker, will my broker vote my shares for me?

  A: Your broker will vote your shares only if you provide instructions on how to vote your shares. Without instructions, your broker will not vote your shares. You should instruct your broker to vote your shares, following the directions provided by your broker.

Q:May I change my vote even after returning a proxy card?

  A: Yes. You may change your vote at any time before your stockholder meeting by sending to the Secretary of your company either a written notice saying that you are revoking your proxy or a later-dated proxy card showing your new vote. In addition, you can attend your stockholder meeting in person and vote your shares yourself provided you notify the Secretary of your company at the meeting.

  High Point stockholders who require assistance in changing or revoking a proxy should contact Rita A. Myers, High Point's Comptroller, by writing Ms. Myers c/o High Point Financial Corp., P.O. Box 460, Branchville, New Jersey 07826 or calling Ms. Myers at 973-948-3300.

  Lakeland stockholders who require assistance in changing or revoking a proxy should contact Bruce G. Bohuny, Lakeland's Secretary, by writing Mr. Bohuny c/o Lakeland Bancorp, 250 Oak Ridge Road, Oak Ridge, New Jersey 07438 or calling Mr. Bohuny at 973-697-2000.

Q:Will High Point stockholders be taxed on the merger?

  A: No. We believe that for U.S. federal income tax purposes High Point stockholders will not have taxable gain or loss on the exchange of High Point common stock for Lakeland common stock, except with respect to any cash received instead of fractional shares of Lakeland common stock. Our belief is based upon a tax opinion from Lakeland's counsel.

  Nevertheless, the tax consequences of the merger will depend on your individual circumstances and may differ from those explained here. You should consult with your own tax advisor to ascertain the tax consequences the merger will have for you.

Q: If I have any more questions about the companies and the merger, where can I find answers?

  A: You can find more information about our companies and the merger in this joint proxy statement/prospectus and in our companies' filings with the
  SEC. See "Where You Can Find More Information" on page    .

                                    SUMMARY

   This summary highlights selected information from this joint proxy statement/ prospectus and the documents incorporated by reference in this joint proxy statement/prospectus. This summary does not contain all of the information that is important to you. To fully understand the merger and the other matters to be presented at the High Point and Lakeland stockholders meetings, you should carefully read this entire joint proxy statement/prospectus and the other documents to which we refer you. For more information about our two companies, see "Where You Can Find More Information" (page ).

   On October 15, 1997, Lakeland paid a 5% stock dividend to stockholders of record on October 1, 1997. On October 1, 1998, Lakeland declared and distributed a 2 for 1 stock split in the form of a 100% stock dividend to stockholders of record on September 15, 1998. All share and per share data concerning Lakeland common stock contained in this joint proxy statement/prospectus have been retroactively adjusted to reflect all stock dividends and splits paid by Lakeland through the date of this joint proxy statement/prospectus, as though the payment of these dividends occurred prior to the date to which the information relates.

The Companies

High Point Financial Corp. (See page  )
P.O. Box 460
Branchville Square
Branchville, New Jersey 07826
(973) 948-3300

   High Point Financial Corp. is a bank holding company with one bank subsidiary, The National Bank of Sussex County (NBSC). NBSC is a full service commercial bank that operates nine branches, an operations center and an administration center within Sussex County, New Jersey. At March 31, 1999, High Point and its subsidiaries had assets of $269.2 million, deposits of $228.8 million and stockholders' equity of $24.5 million. At December 31, 1998, High Point and its subsidiaries had $259.0 million in assets, deposits of $222.9 million and stockholders' equity of $24.3 million.

Lakeland Bancorp, Inc. (See page  )
250 Oak Ridge Road
Oak Ridge, New Jersey 07438
(973) 697-2000

   Lakeland is a bank holding company whose principal operating subsidiaries are Lakeland Bank and Metropolitan State Bank, both of which are New Jersey-chartered commercial banks. Both banks are full service commercial banks which offer a wide range of consumer and commercial services from 18 branches in Morris, Passaic, Sussex, Essex and Bergen counties in New Jersey. At March 31, 1999, Lakeland and its subsidiaries had assets of $556.3 million, deposits of $496.8 million and stockholders' equity of $53.9 million. At December 31, 1998, Lakeland and its subsidiaries had assets of $548.6 million, deposits of $488.9 million and stockholders' equity of $53.3 million.

We Recommend that You Vote for the Merger (See page  )

   High Point Stockholders. The Board of Directors of High Point believes that the merger is fair to you and in your best interests and recommends that you vote FOR the merger.

   Lakeland Stockholders. The Board of Directors of Lakeland believes that the merger is fair to and in the best interests of Lakeland and recommends that you vote FOR the merger.

High Point's Financial Advisor Considers the Merger Exchange Ratio Fair to High Point Stockholders (See page 27)

   Capital Consultants of Princeton, Inc., High Point's financial advisor, delivered an opinion to the High Point Board of Directors stating that, as of the date of this joint proxy statement/prospectus, the exchange ratio in the merger is fair to High Point's stockholders from a financial point of view. We have attached this opinion as annex B to this joint proxy statement/prospectus. You should read this opinion completely to understand the assumptions made, matters considered and limitations of Capital Consultant's review.

Lakeland's Financial Advisor Considers the Merger Exchange Ratio Fair to Lakeland Stockholders (See page 31)

   Ryan, Beck & Co., Inc., Lakeland's financial advisor, delivered an opinion to the Lakeland Board of Directors stating that, as of the date of this joint proxy statement/prospectus, the exchange ratio in the merger is fair from a financial point of view to Lakeland's stockholders. We have attached this opinion as annex C to this joint proxy statement/prospectus. You should read this opinion completely to understand the assumptions made, matters considered and limitations of Ryan, Beck's review.

The Meetings (See page 16)

   High Point Stockholders. At the High Point special meeting, stockholders of High Point will be asked:

  .  to approve the merger agreement with Lakeland;

  . to adjourn the special meeting to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

  .  to conduct other business if properly raised.

   Lakeland Stockholders. At the Lakeland annual meeting, stockholders of Lakeland will be asked:

  .  to approve the merger agreement with High Point;

  . to elect four nominees to the Board of Directors of Lakeland for terms of three years;

  . to approve an amendment to Lakeland's certificate of incorporation increasing the number of authorized shares of Lakeland common stock from 14,806,718 to 40,000,000 and eliminating par value; and

  .  to conduct other business if properly raised.

Vote Required to Approve Merger Agreement (See page 16)

   High Point Stockholders. The holders of two-thirds of the outstanding shares of High Point common stock must vote in favor of the merger agreement
to approve it.       shares of High Point common stock were outstanding at the
close of business on June 7, 1999. Those shares are entitled to vote at the High Point special meeting.

   On the record date, directors and executive officers of High Point and
their affiliates owned     shares or   % of the outstanding High Point common
stock. On the record date, Lakeland owned 344,252 or 9.0% of the outstanding shares of High Point common stock. In addition, certain affiliates of Lakeland owned an additional 24,852 shares, or .65% of the outstanding shares of High Point common stock.

   Lakeland Stockholders. The holders of a majority of the shares voted at the Lakeland annual meeting must vote in favor of the merger agreement to approve
it.         shares of Lakeland common stock were outstanding at the close of business on June 7, 1999. Those shares are entitled to vote at the Lakeland annual meeting.

   On the record date, directors and executive officers of Lakeland and their
affiliates owned     shares or   % of the outstanding Lakeland common stock.

The Merger (See page 22)

   We have attached the merger agreement as annex A to this joint proxy statement/prospectus. Please read the merger agreement. The merger agreement is the legal document that governs the merger.

   High Point Stockholders Will Receive 1.2 Shares of Lakeland Common Stock (See page )

   Each of your shares of High Point common stock will automatically become exchangeable for 1.2 shares of Lakeland common stock. Lakeland will not issue fractional shares. Instead, you will receive the value of any fractional share in cash, based on the average closing bid prices of Lakeland common stock during a period shortly before the merger is completed. Lakeland will issue approximately 4,325,073 shares of Lakeland common stock to High Point stockholders in the merger. This will represent approximately 33.6% of the outstanding Lakeland common stock after the merger.

   Because the number of shares of Lakeland common stock that you will receive in the merger is based on a fixed exchange ratio of 1.2, the value of the shares that you will receive will fluctuate as the market price of Lakeland common stock changes. Accordingly, the value of the Lakeland shares received by the High Point stockholders will not be known until the merger is completed. Lakeland common stock is quoted on the over-the-counter bulletin board and High Point common stock is listed on the Nasdaq National Market System. On December 4, 1998, the last trading day before we announced the merger, the closing sale price of Lakeland common stock was $15.50 and the closing sale price of High Point common stock was $13.375. On June , 1999, the closing sale price of
Lakeland common stock was $     and the closing sale price of High Point common
stock was $   . Based on the 1.2 exchange ratio, the market value of the consideration that High Point stockholders will receive for each share of High Point stock would be $18.60 based on the closing sale price of a share of
Lakeland common stock on December 4, 1998 and would be $    based on the
closing sale price of Lakeland common stock on June , 1999. You should obtain current stock price quotations for Lakeland and High Point common stock. These quotations are available from your stock broker, in certain newspapers and on the Internet.

   How to Exchange Shares (See page  )

   High Point Stockholders. Following the merger, Lakeland's exchange agent will ask you to exchange your shares of High Point common stock for shares of Lakeland common stock by sending in your High Point stock certificates and a form that the exchange agent will send you.

   Lakeland Stockholders. You will not have to exchange your shares because each outstanding share of Lakeland common stock will remain the same.

   High Point Stock Options Will Become Fully Vested (See page  )

   When we complete the merger, stock options to purchase High Point common stock granted under High Point's stock option plans that are outstanding and not yet exercised will become fully vested options to purchase shares of Lakeland common stock. The stock options will have the same value immediately before and immediately after the merger and will continue to be governed by the terms of the original High Point options.

   Management and Operations After the Merger (See page  )

   After the merger, the Lakeland Board of Directors will continue to manage the business of Lakeland, which will then include the business of NBSC as a wholly owned subsidiary. After the merger, NBSC will operate as a wholly owned subsidiary of Lakeland for a period of two years. Initially, the directors and executive officers of NBSC will remain in their positions after the merger. Thereafter, Lakeland anticipates that NBSC will be merged into one of its other bank subsidiaries.

   We May Agree to Terminate the Merger (See page  )

   We can agree at any time to terminate the merger, even if the stockholders of both of our companies have approved it.

   Financial Interests of High Point Directors and Officers in the Merger that are Different From Your Interests (See page )

   Some of High Point's directors and officers have financial interests in the merger that are different from, or in addition to, their interests as stockholders of High Point. The members of our Boards of Directors knew about these additional interests, and considered them, when we approved the merger. These financial interests include:

  . While Lakeland has made no employment commitments or arrangements with any High Point or NBSC employees, we expect that the current directors and officers of NBSC will remain in those positions after the merger while NBSC is a separate subsidiary of Lakeland. The aggregate annual compensation of NBSC directors and officers in 1998 was $690,900;

  . Both Michael A. Dickerson and Robert A. Vandenbergh have change in control agreements with High Point which entitle them to $608,074 and $301,185, respectively, if they terminate their employment within six months of the merger; and

  . Both Mr. Dickerson and Mr. Vandenbergh have salary continuation agreements with NBSC which entitle them to $722,000 and $381,000, respectively, upon their retirement.

   Stockholders Will Not Have Appraisal Rights (See page 21)

   Under New Jersey law, stockholders of High Point and Lakeland will not have dissenters' or appraisal rights with respect to the merger.

High Point Granted Lakeland a Stock Option to Make the Merger More Likely to Occur (See page )

   Lakeland required High Point to enter into a stock option agreement to provide High Point with an incentive to complete the merger and to deter other parties from making a competing offer. Lakeland believes that the stock option agreement will make the merger more likely to occur. The option grants Lakeland the right to purchase up to 772,243 shares of High Point common stock at a price of $13.25 per share if the merger is terminated following certain events. If Lakeland were to exercise the option in full it would beneficially own, including the shares of High Point stock it currently owns, 24.9% of the High Point common stock then outstanding. The full text of the stock option agreement is set forth in annex D.

The Merger Will Be Tax Free To High Point and Lakeland Stockholders (See page
 )

   High Point Stockholders. We believe that, for U.S. federal income tax purposes, your exchange of shares of High Point common stock for shares of Lakeland common stock generally will not cause you to recognize any gain or loss. You will, however, have to recognize income or gain for any cash received instead of fractional shares. Our belief is based on an opinion from Lakeland's counsel, Lowenstein Sandler PC, that the U.S. federal income tax treatment will be as we have described it in this joint proxy statement/prospectus. We have conditioned the merger on the receipt of this legal opinion. If we waive the tax opinion condition, then we will resolicit you and Lakeland's stockholders to approve the merger. This opinion will not bind the Internal Revenue Service, which could take a different view. The opinion has been filed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.

   Lakeland Stockholders. Since shares of Lakeland common stock remain unchanged, the merger will not cause you to recognize any gain or loss for purposes of the U.S. federal income tax.

Differences in the Rights of Stockholders (See page  )

   Both Lakeland and High Point are incorporated in New Jersey. The rights of High Point's stockholders are currently governed by High Point's certificate of incorporation and bylaws. The rights of Lakeland's stockholders are governed by Lakeland's certificate of incorporation and bylaws. After the merger, stockholders of Lakeland and stockholders of High Point will both be stockholders of Lakeland, and your rights will be governed by Lakeland's certificate of incorporation and bylaws. There are several material differences between the rights of High Point and Lakeland stockholders, including:

  . High Point's certificate of incorporation imposes certain age limitations on directors; Lakeland's certificate of incorporation has no age limitations; and

  . High Point's certificate of incorporation requires the approval of holders of two-thirds of its shares for a merger or sale of its assets; Lakeland's certificate of incorporation requires only the approval of holders of a majority of the shares voted for the transaction.

Market Price and Dividend Data

   Lakeland common stock is traded on the over-the-counter bulletin board under the symbol "LBAI." High Point common stock is traded on the Nasdaq National Market System under the symbol "HPFC." The following table sets forth the high and low closing sale prices of Lakeland and High Point common stock as reported by their respective markets. In addition, the table includes the per share dividends paid on Lakeland and High Point common stock for the previous ten quarters.

                                        Lakeland               High Point
                                 ----------------------- ----------------------
                                  High   Low   Dividends  High   Low  Dividends
         Calendar year           ------ ------ --------- ------ ----- ---------
1997:
Quarter ended March 31.........  $12.62 $11.67   $.057   $10.88 $8.63    $--
Quarter ended June 30..........   13.33  11.67    .057    10.63  9.63     --
Quarter ended September 30.....   13.51  12.38    .060    11.38  9.63     --
Quarter ended December 31......   15.00  13.50    .060    13.13 10.88     --
1998:
Quarter ended March 31.........   16.00  13.75    .063    14.00 11.69     --
Quarter ended June 30..........   15.75  14.25    .075    14.13 12.50     --
Quarter ended September 30.....   16.00  14.50    .075    13.50 10.00    .02
Quarter ended December 31......   17.25  14.25    .075    17.00 10.88    .02
1999:
Quarter ended March 31.........   20.00  16.00    .075    18.75 16.50    .02
Quarter ending June 30 (through
 June   , 1999)................

   As of December 31, 1998, Lakeland had 2,531 holders of record and High Point had 1,592 holders of record.

   The following table sets forth the closing sale price of Lakeland common stock, the closing sale price of High Point common stock and the equivalent price per High Point common share on

  . December 4, 1998, the last business day preceding public announcement of the merger, and

  .  June   , 1999, a date shortly prior to the mailing of this joint proxy statement/prospectus:

                                                                     Equivalent
                                                                     Price Per
                                            Lakeland    High Point   High Point
                                          Common Stock Common Stock Common Share
                                          ------------ ------------ ------------
December 4, 1998.........................    $15.50      $13.375       $18.60
June  , 1999.............................

   The equivalent price per High Point common share at each date represents the closing sale price of a share of Lakeland common stock multiplied by the exchange ratio of 1.2.

   High Point stockholders should obtain current market quotations for Lakeland and High Point common stock.

   Lakeland has agreed to consider listing its common stock on Nasdaq following the merger.

   Lakeland currently anticipates that it will continue to pay quarterly cash dividends after the merger. However, the Lakeland Board of Directors has discretion to decide whether or not Lakeland will pay any dividends and, if so, the timing and amount of any future dividends. This decision will depend on Lakeland's future earnings, financial condition, capital requirements and other factors.

   High Point agreed that until the merger is completed or the merger agreement is terminated, it will not make, declare or pay any dividend or distribution on High Point common stock other than regular quarterly dividends of $.02 per share with record and payment dates consistent with past practice.

Summary Historical and Unaudited Pro Forma Financial Information

   Summary Historical Financial Information

   High Point Summary Historical Financial Information. High Point's summary historical financial information is based on its Annual Report on Form 10-K for the fiscal year ended December 31, 1998, its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999, and other financial information incorporated by reference in this joint proxy statement/prospectus. A copy of High Point's Annual Report on Form 10-K and Quarterly Report on Form 10-Q is being mailed with this joint proxy statement/prospectus. You should read this financial information in conjunction with the information in those High Point reports and the other information incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information."

                          As of and for the
                            three months
                           ended March 31,     As of and for the Years Ended December 31,
                          ------------------  ------------------------------------------------
                            1999      1998      1998      1997      1996      1995      1994
                          --------  --------  --------  --------  --------  --------  --------
                            (In thousands except for per share and ratio information)
Selected balance sheet
 data:
 Securities, including
  those available for
  sale..................  $ 86,638  $ 72,312  $ 77,383  $ 77,620  $ 76,242  $ 64,696  $ 54,231
 Short-term
  investments(1)........    19,605    16,200    17,825    11,200     4,148    11,275     7,424
 Loans including those
  available for
  sale(2)...............   139,004   132,809   138,558   126,810   114,819   105,461   105,983
 Allowance for possible
  loan losses(2)........     4,071     4,156     4,087     4,120     3,973     4,609     5,234
 Assets.................   269,153   239,992   259,001   236,328   217,182   200,184   184,641
 Deposits...............   228,840   201,399   222,930   198,430   188,854   178,325   165,572
 Note payable...........       --        --        --        --        846     1,270     1,482
 Redeemable
  subordinated
  debentures............       --        --        --        --        127       511       510
 Employee Stock
  Ownership Plan debt...       --        --        --        --        --        --        150
 Stockholders' equity...    24,471    22,907    24,280    22,343    19,977    14,558    11,963
Selected operating data:
 Interest income........  $  4,209  $  4,205  $ 17,294  $ 16,519  $ 14,429  $ 13,653  $ 12,017
 Interest expense.......     1,704     1,688     6,867     6,325     5,758     5,550     4,492
                          --------  --------  --------  --------  --------  --------  --------
 Net interest income....     2,505     2,517    10,427    10,194     8,671     8,103     7,525
 Provision for possible
  loan losses(2)........       --        --        --        --        --        225     1,327
                          --------  --------  --------  --------  --------  --------  --------
 Net interest income
  after provision for
  possible loan
  losses................     2,505     2,517    10,427    10,194     8,671     7,878     6,198
 Non-interest income....       669       694     2,608     2,938     2,552     2,420     2,220
 Non-interest
  expenses(2)...........     2,495     2,350     9,281     9,241     9,097     9,472     9,630
                          --------  --------  --------  --------  --------  --------  --------
 Income (loss) before
  provision (benefit)
  for income taxes and
  cumulative effect for
  change in accounting
  principle.............       679       861     3,754     3,891     2,126       826    (1,212)
 Provision (benefit)
  for income taxes......       255       347     1,508     1,586    (2,681)     (249)      (97)
                          --------  --------  --------  --------  --------  --------  --------
 Income (loss) before
  cumulative effect for
  change in accounting
  principle.............       424       514     2,246     2,305     4,807     1,075    (1,115)
 Cumulative effect of
  change in accounting
  principle.............       --        --        --        --        --       (370)      --
                          --------  --------  --------  --------  --------  --------  --------
 Net income (loss)......  $    424  $    514  $  2,246  $  2,305  $  4,807  $    705  $ (1,115)
                          --------  --------  --------  --------  --------  --------  --------
 Average number of
  shares outstanding:
   Basic................     3,811     3,786     3,798     3,786     3,779     3,746     3,066
   Diluted..............     3,873     3,871     3,848     3,852     3,787     3,746     3,066
 Net income (loss)
  before cumulative
  effect for change in
  accounting
  principle.............  $   0.11  $   0.14  $   0.59  $   0.61  $   1.27  $   0.29  $  (0.36)
 Cumulative effect of
  change in accounting
  principle.............       --        --        --        --        --      (0.10)      --
                          --------  --------  --------  --------  --------  --------  --------
 Basic earnings (loss)
  per share.............  $   0.11  $   0.14  $   0.59  $   0.61  $   1.27  $   0.19  $ ( 0.36)
                          --------  --------  --------  --------  --------  --------  --------
 Diluted earnings
  (loss) per share......  $   0.11  $   0.13  $   0.58  $   0.60  $   1.27  $   0.19  $ ( 0.36)
                          --------  --------  --------  --------  --------  --------  --------
Other selected data:
 Return on average
  assets(6).............      0.65%     0.86%     0.90%     1.00%     2.31%     0.37%    (0.61%)
 Return on average
  equity(6).............      6.92      9.00      9.53     10.91     28.52      5.26     (9.72)
 Average stockholders'
  equity to average
  assets................      9.35      9.52      9.45      9.17      8.09      7.02      6.32
 Net interest
  spread(6).............      3.54      3.81      3.82      4.07      3.66      3.82      3.92
 Net interest
  margin(6).............      4.23      4.59      4.59      4.85      4.49      4.61      4.55
 Efficiency ratio(3)....     78.61     73.19     71.20     70.37     81.06     90.01     98.82
 Cash dividend per
  share.................  $   0.02  $    --   $   0.04  $    --   $    --   $    --   $    --
 Dividend payout
  ratio.................     18.18%      -- %     6.76%      -- %      -- %      -- %      -- %
 Non-performing loans
  to total loans(4).....      1.52      2.59      1.77      2.57      3.80      6.47     12.20
 Non-performing assets
  to total loans plus
  other real
  estate(5).............      1.99      3.40      2.42      3.42      4.74      8.80     15.82
 Allowance for possible
  loan losses/non-
  performing loans(4)...    192.21    120.85    167.50    126.38     91.23     67.94     40.61
 Allowance for possible
  loan losses/total
  loans.................      2.93      3.13      2.97      3.25      3.47      4.40      4.96
 Net charge-offs to
  average loans,
  net(6)................      0.04     (0.11)     0.02     (0.12)     0.59      0.82      1.37

--------
(1) Short-term investments are federal funds sold and an interest bearing account at another financial institution.
(2) The information for 1994 has been restated per the requirements of SFAS No. 114 which was adopted by High Point effective January 1, 1995.
(3) The efficiency ratio is non-interest expense as a percent of net interest income plus non-interest income.
(4) Non-performing loans include loans past due 90 days or more, non-accrual loans, and restructured loans.
(5) Non-performing assets include non-performing loans plus other real estate owned.
(6) Interim ratios have been annualized for purposes of comparability with year end data.

   Lakeland Summary Historical Financial Information. Lakeland's summary historical financial information is based on its Annual Report on Form 10-K for the fiscal year ended December 31, 1998, its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999, and other Lakeland financial information. You should read this financial information in conjunction with the information in those Lakeland reports. See "Where You Can Find More Information."

                            As of and for
                              the three
                            months ended
                              March 31,        As of and for the Years Ended December 31,
                          ------------------  ------------------------------------------------
                            1999      1998      1998      1997      1996      1995      1994
                          --------  --------  --------  --------  --------  --------  --------
                            (In thousands except for per share and ratio information)
Selected balance sheet
 data:
 Investment securi-
  ties(1)...............  $192,023  $150,647  $184,150  $159,343  $140,882  $143,507  $147,205
 Short-term invest-
  ments(2)..............    10,939    23,578    11,079    12,827     9,900    27,175     2,825
 Loans..................   316,117   291,133   311,493   291,145   268,546   232,064   219,520
 Allowance for possible
  loan losses...........     3,943     3,974     3,897     4,142     3,585     3,470     3,547
 Total assets...........   556,339   506,583   548,557   507,725   457,717   437,079   401,768
 Deposits...............   496,814   451,758   488,881   453,471   409,710   391,996   364,121
 Stockholders' equity...  $ 53,903  $ 49,915  $ 53,314  $ 48,662  $ 43,579  $ 38,600  $ 32,215
Selected operating data:
 Interest income........  $  8,928  $  8,608  $ 34,935  $ 33,405  $ 30,731  $ 28,956    26,697
 Interest expense.......     3,388     3,227    13,009    12,925    11,787    11,244     9,296
                          --------  --------  --------  --------  --------  --------  --------
 Net interest income....     5,540     5,381    21,926    20,480    18,944    17,712    17,401
 Provision for loan
  losses................       105        49       698     1,026       908       357       571
                          --------  --------  --------  --------  --------  --------  --------
 Net interest income
  after provision for
  loan losses...........     5,435     5,332    21,228    19,454    18,036    17,355    16,830
 Other income...........       732       775     3,165     3,023     2,671     2,434     2,225
 Other expenses.........     4,130     4,057    15,752    14,508    12,692    12,201    11,565
                          --------  --------  --------  --------  --------  --------  --------
 Income before income
  taxes.................     2,037     2,050     8,641     7,969     8,015     7,588     7,490
 Income taxes...........       612       685     2,916     2,648     2,665     2,351     2,232
                          ========  ========  ========  ========  ========  ========  ========
 Net income.............  $  1,425  $  1,365  $  5,725  $  5,321  $  5,350  $  5,237  $  5,258
                          ========  ========  ========  ========  ========  ========  ========
 Weighted average com-
  mon shares outstand-
  ing(3)
   Basic................     8,502     8,488     8,493     8,405     8,304     8,187     8,010
   Diluted..............     8,502     8,488     8,493     8,435     8,337     8,220     8,014
 Net income per common
  share(3)
   Basic................  $   0.17  $   0.16  $   0.67  $   0.63  $   0.64  $   0.64  $   0.66
                          --------  --------  --------  --------  --------  --------  --------
   Diluted..............  $   0.17  $   0.16  $   0.67  $   0.63  $   0.64  $   0.64  $   0.66
                          --------  --------  --------  --------  --------  --------  --------
Other selected data:
 Return on average as-
  sets(5)...............      1.03%     1.08%     1.11%     1.10%     1.22%     1.28%     1.33%
 Return on average
  stockholders' equi-
  ty(5).................     10.61     11.07     11.28     11.46     13.15     14.91     17.27
 Average stockholders'
  equity to average as-
  sets..................      9.70      9.76      9.86      9.63      9.29      8.60      7.69
 Net interest
  spread(5).............      3.56      3.89      3.78      3.81      3.88      3.88      4.21
 Net interest mar-
  gin(5)................      4.35      4.69      4.62      4.61      4.68      4.64      4.73
 Efficiency ratio(4)....     65.85     65.90     62.78     61.73     58.72     60.56     58.93
 Cash dividend per
  share(3)..............  $   0.08  $   0.06  $   0.29  $   0.24  $   0.21  $   0.19  $   0.15
 Dividend payout ra-
  tio...................     44.17%    39.22%    42.72%    37.36%    31.85%    30.04%    23.16%
 Non-performing loans
  to total loans........      1.89      2.00      2.24      1.69      2.46      2.31      2.48
 Non-performing assets
  to total loans plus
  other real estate.....      2.02      1.36      2.57      1.91      2.53      2.71      3.05
 Allowance for possible
  loan losses/non-per-
  forming loans.........     65.82     68.19     55.89     83.91     54.22     64.62     65.24
 Allowance for possible
  loan losses/total
  loans.................      1.25      1.37      1.25      1.42      1.34      1.49      1.62
 Net charge-offs to av-
  erage loans, net(5)...      0.08      0.28      0.32      0.17      0.32      0.19      0.23

--------
(1)Includes securities available for sale and held to maturity.
(2)Comprised of federal funds sold and certificates of deposit.
(3) Weighted average common shares outstanding and per share figures are based on the weighted average number of shares outstanding during the periods after giving retroactive effect to a 2 for 1 stock split effected in the form of a 100% stock dividend distributed on October 1, 1998, a 5% stock dividend distributed on October 15, 1997, a 2% stock dividend distributed on December 10, 1996, a 2 for 1 stock split effected in the form of 100% stock dividend distributed on October 25, 1995, and a 5% stock dividend distributed on June 30, 1995.
(4)The efficiency ratio is non-interest expense as a percent of net interest income plus non-interest income.
(5)Interim ratios have been annualized for purposes of comparability with year end data.

   Unaudited Pro Forma Condensed Combined Summary Financial Information

   We have included this unaudited pro forma condensed combined summary information only for the purposes of illustration. It does not necessarily indicate what the operating results or financial position of the combined company would have been if the merger had been completed at the dates indicated. Moreover, this information does not necessarily indicate what the future operating results or financial position of the combined company will be. You should read this unaudited pro forma condensed combined summary financial information in conjunction with the "Unaudited Pro Forma Condensed Combined Financial Information" included elsewhere in this joint proxy statement/prospectus. This unaudited pro forma condensed combined summary financial information does not reflect any adjustments to conform accounting practices or any cost savings or other synergies which may result from the merger or any future merger-related expenses. The unaudited pro forma balance sheet data gives effect to the merger as if it had occurred on March 31, 1999 and December 31, 1998, respectively. The unaudited pro forma results of operations data gives effect to the merger as if it occurred on January 1, 1999, 1998, 1997 and 1996, respectively.

                               For the Three Months             For the Years
                                  Ended March 31,            Ended December 31,
                         --------------------------------- -----------------------
                               1999             1998        1998    1997    1996
                         ---------------- ---------------- ------- ------- -------
                              (in thousands except for per share information)
Results of Operations:
Net interest income.....     $  8,036         $  7,898     $32,339 $30,674 $27,615
Provision for possible
 loan losses............          105               49         698   1,026     908
Net interest income
 after provision for
 possible loan losses...        7,931            7,849      31,641  29,648  26,707
Income before income
 taxes..................        2,707            2,911      12,381  11,860  10,141
Net income..............        1,840            1,879       7,957   7,626   6,296
Net income per common
 share--diluted.........     $   0.14         $   0.15     $  0.63 $  0.60 $  0.50
                              As of            As of
                            March 31,       December 31,
                         ---------------- ----------------
                               1999             1998
                         ---------------- ----------------
                          (in thousands    (in thousands
                         except per share except per share
                             amounts)         amounts)
Balance Sheet:
  Total assets..........     $819,467         $803,024
  Total deposits........      725,654          711,811
  Total shareholders'
   equity...............       74,213           73,763
  Book value per common
   share................         5.86             5.82

Comparative Per Share Data

   We are providing information concerning earnings, cash dividends declared and book value per share for High Point and Lakeland on both historical and pro forma combined bases and on a per share equivalent pro forma basis for High Point. We have derived the pro forma combined earnings per share from the "Unaudited Pro Forma Condensed Combined Financial Information" presented elsewhere in this joint proxy statement/prospectus. Pro forma combined cash dividends declared per share reflect Lakeland cash dividends per share declared in the periods indicated. Book value per share for the pro forma combined presentation is based upon outstanding Lakeland common shares, adjusted to include the estimated number of shares of Lakeland common stock to be issued in the merger. The per share equivalent pro forma combined data for shares of High Point common stock is based on the conversion of each share of High Point common stock into 1.2 shares of Lakeland common stock based upon the exchange ratio. See "The Merger Agreement--Merger Consideration; Conversion of Securities." You should read this information in conjunction with the respective audited and unaudited financial statements of Lakeland and High Point accompanying, included and incorporated by reference in this joint proxy statement/prospectus and the "Unaudited Pro Forma Condensed Combined Financial Information" presented elsewhere in this joint proxy statement/prospectus. See "Where You Can Find More Information."

                                         Three months Ended     Year Ended
                                              March 31,        December 31,
                                         ------------------- -----------------
                                           1999      1998    1998  1997  1996
                                         --------- --------- ----- ----- -----
Lakeland--Historical
Earnings per share:
  Basic................................. $     .17 $     .16 $ .67 $ .63 $ .64
  Diluted...............................       .17       .16   .67   .63   .64
Cash dividends declared per share.......       .08       .06   .29   .24   .21
Book value per share....................      6.33      5.87  6.26  5.74  5.16
High Point--Historical
Earnings per share:
  Basic................................. $     .11 $     .14 $ .59 $ .61 $1.27
  Diluted...............................       .11       .13   .58   .60  1.27
Cash dividends declared per share.......       .02        --   .04    --    --
Book value per share....................      6.42      6.05  6.37  5.90  5.28
Lakeland and High Point--Pro Forma
Combined
Earnings per common share
  Basic................................. $     .15 $     .15 $ .63 $ .61 $ .51
  Diluted...............................       .14       .15   .63   .60   .50
Cash dividends declared per share.......       .05       .04   .21   .16   .14
Book value per share....................      5.86      5.56  5.82  5.42  4.89
Equivalent Pro Forma Combined Per Share
of
High Point Common Stock
Earnings per common share:
  Basic................................. $     .18 $     .18 $ .76 $ .73 $ .61
  Diluted...............................       .17       .18   .76   .72   .60
Cash dividends declared per share.......       .06       .05   .25   .19   .17
Book value per share....................      7.03      6.67  6.98  6.50  5.87

                                  RISK FACTORS

   In considering whether to vote in favor of the merger, you should consider all of the information we have included in this joint proxy statement/prospectus and its annexes, all of the accompanying information and all of the information included in the documents we have incorporated by reference in this joint proxy statement/prospectus. In addition, you should pay particular attention to the following risk factors related to the merger. These factors are important, although we have not been able to quantify their potential effects on the combined company that will result from the merger.

High Point Stockholders Will Not Know The Value Of The Shares They Will Receive Until The Merger Is Completed

   Fluctuations in the market price of Lakeland common stock will affect the value of the stock received by High Point stockholders. Accordingly, High Point stockholders will not know at the time they vote on the merger the exact value of the Lakeland shares that they will receive if the merger is completed. The price of Lakeland common stock at the time of the merger may be higher or lower than its price on the date of this joint proxy statement/prospectus or on the date of the meetings of stockholders. There are many factors which may affect the price of Lakeland common stock, including changes in, or the market's assessments of, the business, operations or prospects of either company, regulatory considerations and general market and economic conditions. Many of these factors are beyond Lakeland's control. We urge you to obtain current market quotations for both Lakeland common stock and High Point common stock.

If We Do Not Successfully Integrate Our Businesses, The Combined Company May Be Adversely Affected

   The success of Lakeland following the merger will depend, in part, on its ability to integrate NBSC into Lakeland, including its ability to centralize certain administrative functions and eliminate unnecessary duplication of other functions. No assurance can be given that Lakeland will be able to accomplish this integration successfully or manage effectively the combined company. Lakeland has agreed that NBSC will be operated independently of Lakeland's other subsidiary banks for two years after the merger.

The Expected Benefits Of The Merger May Not be Realized If We Do Not Achieve Certain Cost Savings And Other Benefits

   Our belief that cost savings and revenue enhancements are achievable is a forward-looking statement that is inherently uncertain. The combined company's actual cost savings and revenue enhancements, if any, cannot be quantified at this time. Any actual cost savings or revenue enhancements will depend on future expense levels and operating results, the timing of certain events and general industry, regulatory and business conditions. Many of these events will be beyond the control of the combined company.

If Our Systems Experience Interruption Due to Year 2000 Problems, Our Business And Financial Results May Be Adversely Affected

   Our systems or the systems of our vendors, customers or other third-parties may encounter difficulties when we approach or reach Year 2000. The difficulties in integrating the hardware and software systems of our two companies may be increased by the need to resolve Year 2000 issues at the same time that integration plans are progressing.

Since Lakeland's Stock Is Not Actively Traded, Stockholders May Be Unable To Sell Their Shares

   Lakeland common stock is not traded on a stock exchange or quoted on Nasdaq or actively traded by any market makers. Lakeland common stock is traded on the over-the-counter bulletin board. An active trading market in Lakeland common stock is not expected to develop. In the absence of an active trading market, the stockholders of the combined entity may be unable to sell their shares quickly or efficiently.

If We Lack Sufficient Quality Commercial Loan Demand, The Combined Company May Be Adversely Affected

   Both Lakeland and High Point have experienced periods in which their banking subsidiaries' capacity and desire to make commercial loans exceeded demand. No assurances can be given that future demand will be sufficient to take advantage of the combined company's increased lending capacity.

High Point Officers And Directors May Have Conflicts of Interest And Will Receive Benefits In The Merger That Other High Point Stockholders Will Not Receive

   The directors and executive officers of High Point may have conflicts of interest with respect to the merger because they will receive benefits from the merger that other High Point stockholders will not receive. Both Boards of Directors considered these interests, together with other relevant factors, in deciding to recommend that you approve the merger.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

   High Point and Lakeland make forward-looking statements in this joint proxy statement/prospectus and in the public documents to which we refer you. These forward-looking statements are subject to risks and uncertainties, and there can be no assurance that such statements will prove to be correct. Forward-looking statements include:

  . statements relating to cost-savings and synergies which may result from the merger;

  . statements relating to integration and other costs estimated to be incurred in connection with the merger; and

  . statements anticipating future performance in the sections entitled "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors," "The Merger--Opinion of High Point's Financial Advisor" and "The Merger--Opinion of Lakeland's Financial Advisor."

Our forward-looking statements are also identified by words such as "believes," "expects," "anticipates," "estimates," "plans," "intends," "objectives," "goals," "aims" or "projects" or similar words or expressions.

   Many possible events or factors could affect the future financial results and performance of our combined company after the merger. This could cause actual results or performance to differ materially from those expressed in our forward-looking statements. We have described the risks and uncertainties that could materially impact our respective businesses in the public documents to which we refer you and elsewhere in this joint proxy statement/prospectus. In addition, we have listed below other risks and uncertainties relating to the merger, the order of which does not necessarily reflect their relative significance, which could cause actual results or performance to differ materially from those expressed in our forward-looking statements:

  . costs or difficulties related to the integration of our businesses prove to be greater than we expected;

  . cost savings from the merger are not realized or are not realized within the expected time frame or additional or unexpected costs are incurred;

  . key customer relationships are lost or adversely impacted as a result of the merger;

  . technological changes, including integration and "Year 2000" compliance issues, are more difficult or expensive than we anticipated; and

  . the possibility that our analyses of these risks and forces are incorrect and/or that the strategies developed to address them will be unsuccessful.

   You should consider these risks and uncertainties when you vote on the merger. Stockholders of High Point and Lakeland are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or, in the case of documents accompanying or incorporated by reference in this joint proxy statement/prospectus, the date of such documents.

   All subsequent written and oral forward-looking statements regarding the merger attributable to High Point or Lakeland or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither High Point nor Lakeland undertake any obligation to update publicly any forward-looking statements to reflect events, circumstances or new information after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

                                 THE MEETINGS

General

   High Point's Board of Directors is using this joint proxy statement/prospectus to solicit proxies from the stockholders of High Point for use at the High Point special meeting to be held on July 14, 1999, at Perona Farms, 350 Andover-Sparta Road (Route 517), Andover, New Jersey, commencing at 3:00 p.m., and at any adjournment or postponement of the special meeting.

   Lakeland's Board of Directors is also using this joint proxy statement/prospectus to solicit proxies from the stockholders of Lakeland for use at the Lakeland annual meeting to be held on July 14, 1999, at Lakeland's Corporate Headquarters at 250 Oak Ridge Road, Oak Ridge, New Jersey, commencing at 5:00 p.m., and at any adjournment or postponement of the annual meeting.

Matters to be Considered at the Meetings

   High Point Special Meeting. At the special meeting, High Point's stockholders will consider and vote on:

  .  a proposal to approve the merger agreement;

  . a proposal for the adjournment of the special meeting to permit further solicitation of proxies if there are not sufficient votes to approve the merger agreement; and

  .  such other business as may properly come before the special meeting.

   Lakeland Annual Meeting. At the annual meeting, Lakeland's stockholders will consider and vote on:

  .  a proposal to approve the merger agreement;

  . a proposal to elect four directors to serve on the Board of Directors of Lakeland for terms of three years;

  . a proposal to amend Lakeland's certificate of incorporation to increase the number of shares of Lakeland common stock which Lakeland is authorized to issue from 14,806,718 shares to 40,000,000 shares and to eliminate the stock's par value; and

  .  such other business as may properly come before the annual meeting.

Record Date; Quorum; Vote Required; Voting at the Meetings

   High Point. The High Point Board of Directors has fixed June 7, 1999 as the record date for determination of High Point's stockholders entitled to notice of and to vote at the special meeting. Each holder of record of High Point common stock on the record date is entitled to cast one vote per share at the
special meeting. On the record date there were           shares of High Point
common stock outstanding and entitled to vote.

   The presence at the special meeting, either in person or by proxy, of the holders of a majority of the outstanding High Point common stock entitled to vote at the special meeting constitutes a quorum. Assuming a quorum is present, the affirmative vote of holders of two-thirds of the outstanding shares of High Point common stock entitled to vote is required to approve the merger. The affirmative vote of holders of a majority of the shares of High Point common stock voted at the special meeting is required to approve the adjournment proposal.

   As of the record date, the directors and executive officers of High Point
beneficially owned     or    % of the outstanding shares of High Point common
stock. In addition, Lakeland beneficially owned 344,252 or 9.0% of the outstanding shares of High Point common stock and Lakeland's directors and executive officers and other affiliates beneficially owned an additional 24,852 or .65% of the outstanding shares of High Point common stock. High Point's directors and executive officers, Lakeland, and the Lakeland executive officers, directors, and affiliates have advised High Point that they intend to vote their shares in favor of the merger.

   Lakeland. The Lakeland Board of Directors has fixed June 7, 1999 as the record date for determination of Lakeland's stockholders entitled to notice of and to vote at the annual meeting. Each holder of record of Lakeland common stock on the record date is entitled to cast one vote per share at the annual
meeting. On the record date there were        shares of Lakeland common stock
outstanding and entitled to vote.

   The presence at the annual meeting, either in person or by proxy, of the holders of a majority of the outstanding Lakeland common stock entitled to vote at the annual meeting constitutes a quorum. Assuming a quorum is present, the affirmative vote of holders of a majority of the shares of Lakeland common stock voted at the annual meeting is required to approve the merger and the amendment to Lakeland's certificate of incorporation. The affirmative vote of a plurality of the shares of Lakeland common stock voted is required to elect directors to Lakeland's Board of Directors.

   As of the record date, the directors and executive officers of Lakeland and certain of their affiliates beneficially owned approximately or % of the outstanding shares of Lakeland common stock. Each of these persons has advised Lakeland that they intend to vote in favor of the merger, each of the nominees for election to Lakeland's Board of Directors and the amendment to Lakeland's certificate of incorporation.

Voting of Proxies

   All proxies must be received prior to the applicable stockholder meeting. All High Point and Lakeland stockholders who are entitled to vote and are represented at their applicable stockholder meeting by properly executed proxies will have their proxies voted at such meeting in accordance with the instructions indicated in the proxies. If no instructions are indicated, the proxies will be voted:

  . In the case of the High Point special meeting, FOR the merger and the adjournment of the special meeting if necessary.

  . In the case of the Lakeland annual meeting, FOR the merger, the four nominees for director and the amendment to Lakeland's certificate of incorporation.

   If any other matters are properly presented at the High Point or Lakeland meetings for consideration, the persons named in the enclosed form of proxy will have discretion to vote on these matters in accordance with their best judgment, unless you specifically withhold that authorization when you complete your proxy card. Neither High Point nor Lakeland is aware of any matters expected to be presented at its respective meeting other than as described in its respective Notice of Meeting.

   You may revoke your proxy before it is voted by:

  . filing with your company's Secretary (1) written notice of revocation bearing a later date than the date of the proxy or (2) a later-dated proxy relating to the same shares; or

  .  attending the applicable meeting and voting in person.

   In order to vote in person at a meeting, High Point stockholders and Lakeland stockholders, respectively, must attend the applicable meeting and cast their votes in accordance with the voting procedures established for such meeting. Attendance at either the special meeting or the annual meeting will not alone constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be delivered at or before the taking of the vote at the applicable meeting as follows:

   FOR LAKELAND STOCKHOLDERS:                  FOR HIGH POINT STOCKHOLDERS:
   Lakeland Bancorp, Inc.                      High Point Financial Corp.
   250 Oak Ridge Road                          P.O. Box 460
   Oak Ridge, New Jersey 07438                 Branchville, New Jersey 07826
   Attn: Bruce G. Bohuny, Secretary            Attn: Robert A. Vandenbergh, Secretary
   (973) 697-2000                              (973) 948-3300

   High Point stockholders who require assistance in changing or revoking a proxy should contact Rita A. Myers, High Point's Comptroller, at the address or phone number above. Lakeland stockholders who require assistance in changing or revoking a proxy should contact Bruce G. Bohuny, Lakeland's Secretary, at the address or phone number above.

   Pursuant to applicable law, broker non-votes and abstaining votes are counted in determining whether a quorum is present but are not counted as votes cast with respect to particular matters. Abstentions and broker non-votes by High Point stockholders will have the same effect as votes against the merger. Assuming a quorum is present, abstentions and broker non-votes will not affect the outcome of the other matters to be voted on by the High Point stockholders and will not affect the outcome of the matters to be voted on by the Lakeland stockholders.

Solicitation of Proxies

   Each of High Point and Lakeland is responsible for their own solicitation costs, subject to the parties' obligations to share the costs of filing, printing and mailing this joint proxy statement/prospectus. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of High Point and Lakeland in person or by telephone, telegram or other means. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses. High Point has retained Corporate Investor Communications, Inc. to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. High Point will pay Corporate Investor Communications approximately $4,500 for these services and pay their expenses. Arrangements will also be made by High Point and Lakeland with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries. High Point and Lakeland will reimburse such entities for reasonable expenses incurred in connection with this activity.

Principal Stockholders

   High Point. The following tables list the beneficial ownership of High Point securities by:

  . each person or group who owns, to High Point's knowledge, more than five percent of High Point's outstanding voting securities;

  .  each named executive officer in High Point's Annual Report on Form 10-K;

  .  each High Point director; and

  .  all High Point executive officers and directors as a group (11 persons).

The information in these tables is based on the number of shares outstanding as of February 1, 1999.

                                    TABLE I

                              5% BENEFICIAL OWNERS

                                                        Amount and
                                                        Nature of    Percent of
                                                        Beneficial   Outstanding
                      Beneficial Owner                  Ownership      Shares
                      ----------------                  ----------   -----------
     Lakeland Bancorp, Inc. ...........................  351,152(a)     9.2%
      250 Oak Ridge Road
      Oak Ridge, NJ 07438
     Franklin Mutual Insurance Co. ....................  250,976        6.6%
      P.O. Box 400
      Branchville, NJ 07826
     High Point Financial Corp. and Affiliated           205,846        5.4%
      Subsidiaries.....................................
      Employee Stock Ownership Plan
      P.O. Box 460
      Branchville, NJ 07826
     Stephen Tilton....................................  192,300        5.0%
      288 Upper Mountain Avenue
      Montclair, NJ 07043
     George H. Guptill, Jr. ...........................  277,261(b)     7.3%
      P.O. Box 400
      Branchville, NJ 07826

                                    TABLE II

                  HIGH POINT DIRECTORS AND EXECUTIVE OFFICERS

                                                      Amount and
                                                      Nature of    Percent of
                                                      Beneficial   Outstanding
     Beneficial Owner                                 Ownership      Shares
     ----------------                                 ----------   -----------
     Larry R. Condit.................................   41,845(c)      1.1%
     Michael A. Dickerson............................   31,575(d)        *
     William A. Dolan, II............................   32,482(e)        *
     Rhea C. Fountain, III...........................   28,438(f)        *
     George H. Guptill, Jr. .........................  277,261(b)      7.3%
     Stanley A. Koza.................................   29,029(g)        *
     Charles L. Lain.................................   32,375(h)        *
     Richard M. Roy..................................   76,224(i)      2.0%
     Charles L. Tice.................................   12,609(j)        *
     Robert A. Vandenbergh...........................   33,979(k)        *
     Gregory W. A. Meehan............................   38,428(l)      1.0%
     All executive officers and directors as a group   608,452(m)     15.7%
      (11 persons)...................................

--------
 *Indicates less than 1%
(a) Includes 6,900 shares held in Lakeland Bank's Profit Sharing Plan.
(b) Includes 250,976 shares held by Franklin Mutual Insurance Co. of which Mr. Guptill is president. All voting and investment decisions made by Franklin Mutual Insurance Co. with respect to the shares are made by a board of directors' committee of which Mr. Guptill is not a member. Also includes 1,500 shares issuable pursuant to stock options presently exercisable by Mr. Guptill.
(c) Includes 19,798 shares held by Condit Auto Lease Corp. over which Mr. Condit has sole voting and investment power. Also includes 496 shares held by Mr. Condit's wife as to which Mr. Condit disclaims beneficial ownership. Also includes 6,000 shares issuable pursuant to stock options presently exercisable by Mr. Condit.
(d) Includes 12,994 shares in Mr. Dickerson's account in the ESOP as of December 31, 1998, under which Mr. Dickerson has voting power, but not investment power.
(e) Includes 7,279 shares held by Mr. Dolan's wife as to which Mr. Dolan disclaims beneficial ownership. Also includes shares held by a trust of which Mr. Dolan is a trustee. Also includes 1,500 shares issuable pursuant to stock options presently exercisable by Mr. Dolan.
(f) Includes 6,000 shares issuable pursuant to stock options presently exercisable by Mr. Fountain. Also includes 10,000 shares held by van den Heuvel & Fountain, Inc. Employee Profit Sharing Plan over which Mr. Fountain has sole voting and investment power.
(g) Includes 6,000 shares issuable pursuant to stock options presently exercisable by Mr. Koza.
(h) Includes 6,000 shares issuable pursuant to stock options presently exercisable by Mr. Lain.
(i) Includes 330 shares held by Mr. Roy's wife as to which Mr. Roy disclaims beneficial ownership. Also includes 1,500 shares issuable pursuant to stock options presently exercisable by Mr. Roy.
(j) Includes 2,000 shares held in a trust of which Mr. Tice is a trustee. Also includes 6,000 shares issuable pursuant to stock options presently exercisable by Mr. Tice.
(k) Includes 6,038 shares in Mr. Vandenbergh's account in the ESOP as of December 31, 1998, under which Mr. Vandenbergh has voting power, but not investment power. Also includes 25,000 shares issuable pursuant to stock options presently exercisable by Mr. Vandenbergh.
(l) Includes 13,428 shares in Mr. Meehan's account in the ESOP as of December 31, 1998, under which Mr. Meehan has voting power, but not investment power. Mr. Meehan's employment with High Point ended in May, 1998.
(m)  See footnotes (b) through (k) above.

   Lakeland. The following table lists the beneficial ownership of each person or group who owns, to Lakeland's knowledge, more than five percent of its outstanding voting securities based on the number of shares outstanding as of February 1, 1999. For tables listing the beneficial ownership of each of Lakeland's directors and nominees, each Named Executive Officer (as defined in this joint proxy statement/prospectus) and all executive officers and directors
of Lakeland as a group, see "Election of Directors" on page     .

                                                         Amount and
                                                         Nature of    Percent of
                                                         Beneficial   Outstanding
     Beneficial Owner                                    Ownership      Shares
     ----------------                                    ----------   -----------
     John W. Fredericks.................................  469,198(a)     5.5%
      P.O. Box 448
      Oak Ridge, NJ 07438

--------
(a) Includes 117,994 shares owned by Mr. Fredericks' wife, Jane D. Fredericks; 117,816 shares held in the name of John W. Fredericks, Jane D. Fredericks and Mark J. Fredericks, Trustees for Fredericks Fuel and Heating Service Employee Profit Sharing Plan; and 97,996 shares held in the name of Edward
    J. Fredericks and John W. Fredericks Trustees U/W Wilbur Fredericks Trust.

Appraisal Rights

   High Point stockholders and Lakeland stockholders will not be entitled to any appraisal rights in connection with the merger under the New Jersey Business Corporation Act or any other applicable law.

                                   THE MERGER

Background of the Merger

   Lakeland's interest in High Point began in 1994 when Lakeland and certain of its affiliates acquired approximately a 9.9% interest in High Point by purchasing shares directly from High Point. High Point used the proceeds of this sale for general corporate purposes.

   When Lakeland initially invested in High Point no arrangements were made regarding an eventual acquisition of High Point by Lakeland. However, Lakeland's management understood that if High Point were to consider a business combination, Lakeland would be given an opportunity to submit a proposal if it desired.

   Since mid-1997, the High Point Board regularly considered the possibility of a business combination as part of High Point's ongoing strategy of enhancing stockholder value. During the end of 1997 and the beginning of 1998, the High Point Board considered the acquisition of smaller banks and existing branches.

   At the September 22, 1998 High Point Board retreat, Michael A. Dickerson, President and Chief Executive Officer of High Point, discussed the possibility of his retirement within approximately 15 months. During the retreat, the High Point Board met with representatives of the investment banking firms of Sandler O'Neill & Partners, L.P. and Capital Consultants to generally discuss the banking market in New Jersey and the mid-Atlantic region. Some strategic alternatives that were discussed with Capital Consultants included remaining independent and enhancing stockholder value, pursuing opportunities to buy financial institutions and/or financial service companies, considering a merger of equals, and selling to a larger acquirer. At the conclusion of this retreat, the Board determined that it was prudent to simultaneously explore options for a successor for Mr. Dickerson and to consider the possibility of affiliating with another banking institution. The Board established a search committee to pursue these objectives although no firm determinations were made.

   On October 14, 1998, High Point's search committee met with a representative of Capital Consultants. At that meeting the search committee discussed potential business combination partners, target prices and recent transactions. The search committee further discussed the strategic alternatives raised at the September 22, 1998 retreat. The search committee discussed High Point's desire to engage in a transaction in which High Point stockholders would not have taxable gain or loss. The search committee also considered the independence of NBSC and the opportunities for High Point employees to retain their jobs after a business combination. At the October 14th meeting, no determination was made as to which alternative to pursue, although Capital Consultants was engaged as High Point's financial advisor.

   After October 14, 1998, the High Point Board requested Michael Dickerson and Capital Consultants to produce a list of approximately ten candidates for potential business combinations. By October 19, 1998 the list was produced and by October 22, 1998 the list was narrowed to four entities that were deemed appropriate for the search committee to explore further. Between October 22, 1998 and November 11, 1998, High Point's search committee and representatives of Capital Consultants met with or spoke with each of the four potential candidates. Three of these candidates, one of which was Lakeland, were interested in pursuing discussions with High Point. All three potential offers were in common stock and the valuations of all three offers were based on market prices.

   Lakeland's offer was the highest offer among the group of interested candidates. High Point considered the fact that Lakeland common stock trades on the over-the-counter bulletin board. Although the common stock of one other potential candidate was trading on Nasdaq, Lakeland's trading volume was greater. The High Point Board considered Lakeland's trading activity and the probability that it would increase with the additional shares issued following a business combination with High Point. Lakeland also indicated that it would consider listing its common stock on Nasdaq. The High Point Board believed that a potential transaction with Lakeland would increase stockholder value due to, in part, an increase in liquidity, whereas this increased value would not be so immediately available in a transaction with the other potential candidates.

   Lakeland's Board decided to pursue the acquisition of High Point because it believed that the merger would be an excellent opportunity for Lakeland to continue to expand while maintaining its community banking focus.

   Lakeland's strategic plan calls for developing a larger, contiguous market and for increasing Lakeland's penetration in its existing markets. As part of this plan, the Lakeland Board thought that penetration and growth in the Sussex County market was essential to maximize stockholder value. The Board believed that acquiring NBSC would provide Lakeland stockholders with greater value, at less cost, than would opening new Lakeland branches in Sussex County. In addition, the Lakeland Board believed that a combined entity would create greater franchise value for its stockholders. The Board also believed that the consolidation of branch office operations, advertising and administration expenses would result in cost savings over time. Lakeland's Board also considered that NBSC's management was experienced and familiar with Lakeland's community bank culture. Finally, the Board believed that the increased asset base, the experience of NBSC personnel in financial services not currently offered by Lakeland and the stronger capital base would enable Lakeland to better compete with the larger financial institutions in the area. For these reasons, the Lakeland Board believed that the acquisition of High Point provided Lakeland stockholders with the potential for increased stockholder value and was in their stockholders' best long term interests.

   On November 25, 1998, Lakeland formally engaged Ryan, Beck & Co., Inc. to assist Lakeland in evaluating the merger. These parties had previously executed a confidentiality agreement on November 11, 1998.

   With the approval of their respective Boards of Directors, Michael Dickerson, John Fredericks, Lakeland's then President, other representatives of the High Point and Lakeland Boards, and representatives of Capital Consultants spoke on a number of occasions between October 22, 1998 and December 3, 1998 to discuss potential terms of a merger.

   Both Lakeland and High Point were interested in a tax-free transaction involving common stock. High Point proposed that NBSC remain independent for a period of time following the merger. High Point sought 2 or 3 seats on Lakeland's Board following the merger. Lakeland recommended a fixed rate of exchange, although High Point initially sought a variable rate.

   Throughout these preliminary discussions, the members of both Boards were aware of potential conflicts of interest. Lakeland's ownership of High Point common stock was known to both Boards. Members of both Boards were aware of the continued tenure of NBSC board members if NBSC were kept independent for a period of time and, subject to approval by the Lakeland stockholders, the placement of 2 or 3 members of High Point's current Board on Lakeland's Board for a period of time. Both Boards of Directors unanimously approved the continued discussion of the potential merger and were aware that potential conflicts would be disclosed to the stockholders of Lakeland and High Point when the stockholders would be asked to approve the transaction.

   Lakeland's Board reviewed the preliminary merger discussions at meetings held on December 1, 1998 and December 3, 1998. High Point's Board reviewed the preliminary merger discussions at a meeting held on November 17, 1998.

   Draft copies of the proposed merger agreement were circulated, negotiated and revised during the period between November 19, 1998 and December 7, 1998. Negotiations of that agreement were pursued both in telephone conversations and at a meeting conducted on November 23, 1998 attended by John Fredericks and Bruce Bohuny of Lakeland, representatives of Ryan, Beck, Lakeland's special counsel, Michael Dickerson, Charles L. Tice, a representative of Capital Consultants and High Point's special counsel.

   In evaluating the proposed business combination, Lakeland and High Point reviewed public reports and certain confidential information about each other. However, given the parties' long-standing relationship and their concerns that extensive due diligence could lead to rumors regarding a potential business combination, the parties agreed that each would have an opportunity to perform due diligence after the merger agreement was signed, with the understanding that either party would have the right to terminate the merger agreement in the event that their due diligence review uncovered any information that would justify termination.

   At a meeting on December 3, 1998, the Lakeland Board discussed its proposal to acquire High Point. The Lakeland Board received reports from Lakeland's management, as well as from representatives of Ryan, Beck, its special counsel and its outside auditors. After receiving these reports and evaluating the results of operations and future prospects of the combined entity, the Lakeland Board concluded that the merger would be in the best interests of Lakeland's stockholders. Upon conclusion of that meeting, the Lakeland Board authorized management to execute the merger agreement, subject to satisfactory completion of the applicable documentation and subject to the completion of a due diligence review to be conducted after the agreement was executed.

   At a meeting on December 4, 1998, the High Point Board evaluated the Lakeland proposal with input received from Capital Consultants and High Point's special counsel. Capital Consultants reviewed the exchange ratio, certain financial multiples arising from the exchange ratio and the trading volume of Lakeland common stock with the High Point Board. Upon conclusion of that meeting, the High Point Board authorized management to execute the merger agreement, subject to satisfactory completion of the applicable documentation and subject to the completion of a due diligence review to be conducted after the agreement was executed.

   The exchange ratio was arrived at based on the closing prices of Lakeland and High Point common stock on November 23, 1998, following negotiations by the parties of a purchase price per share of High Point common stock. During the negotiations, High Point requested that the exchange ratio be adjusted upward in the event there was a decline in the market value of Lakeland common stock. Lakeland countered with a request that if there was to be an upward adjustment for a price decline, there should also be a downward adjustment of the exchange ratio in the event of an increase in the price of the Lakeland common stock. High Point and Lakeland agreed on a fixed exchange ratio rather than a ratio which would be affected by subsequent market forces. High Point believed that a fixed exchange ratio would provide certainty as to the number of shares to be received by the High Point stockholders in the merger, equally balance the risk between the companies that the market price of Lakeland common stock would fluctuate after the announcement of the merger, and reflect, from High Point's standpoint, the historical improvement in the price of Lakeland common stock and the fact that the proposed merger would not be completed for approximately six months.

   The parties also negotiated a stock option agreement which granted Lakeland the right to purchase up to 772,243 shares of High Point common stock if the proposed merger was terminated under certain conditions. Lakeland required High Point to enter into the stock option agreement as a condition to the merger.

   The parties executed the merger agreement and the stock option agreement on December 7, 1998.

   The merger agreement provided for a due diligence period extending through January 19, 1999. During the due diligence period, the parties exchanged financial information and information regarding their businesses and prospects. At a meeting held on January 19, 1999, Lakeland's Board received a report from its management regarding its due diligence review and received an opinion from Ryan, Beck that in its view the exchange ratio was fair to Lakeland's stockholders from a financial point of view. Similarly, the High Point Board conducted a meeting on January 19, 1999 to review the due diligence that had been performed during the due diligence period and received several reports, including an opinion from Capital Consultants that the exchange ratio was fair to High Point's stockholders from a financial point of view. Both Boards determined to continue pursuing the merger.

Reasons for the Merger; Recommendations of the Boards of Directors

   High Point. High Point's Board of Directors approved the merger because it believes that the merger is in the best interests of High Point's stockholders. In reaching this decision, the Board considered information pertaining to the financial structures, results of operations and future prospects of both High Point and Lakeland. This included the long-term outlook for both organizations in a rapidly changing banking and financial services industry as well as other recent business combinations in the New Jersey banking industry. The Board did not consider potential cost savings as a reason for approving the merger.

   The High Point Board, in deciding to approve the merger, consulted with High Point's legal and financial advisors, as well as with High Point's management. The High Point Board considered a number of factors. The High Point Board did not quantify or attempt to assign relative weights to the specific factors considered. Individual directors may have given different weights to different factors. The following is a list of all material factors considered by the High Point Board:

  . the consideration to be received by High Point's stockholders in the merger, including the fact that the exchange ratio represents, in the High Point Board's opinion, an attractive price based on High Point's historical performance and also represents a significant premium (on a per share basis) over the recent market price of the High Point common stock;

  . the ability of High Point's stockholders to participate in the growth of the business conducted by High Point and Lakeland after the merger and to benefit from the potential appreciation in the value of Lakeland common stock, while obtaining tax-free treatment for the shares of Lakeland common stock received in the merger;

  . the ability to receive the higher dividend paid by Lakeland on its common stock;

  . the continuing pressures on High Point's business if High Point were to remain independent, including pressures attributable to the trend toward consolidation in the New Jersey banking community;

  . the potential for High Point, by becoming part of a larger entity, to compete more effectively in the communities served by it by offering a number of new or expanded services while retaining its community bank philosophy of high quality and personal service which its customers and the local communities have come to expect;

  . the belief that Lakeland has a similar customer service culture to the culture that High Point has sought to foster;

  . the opportunities that exist for High Point's employees to retain their jobs and expand their career options;

  . the presence that the combined company will have in Lakeland's and High Point's market areas; and

  . the presentation and opinion of Capital Consultants that the exchange ratio is fair, from a financial point of view, to High Point's stockholders. Capital Consultants reissued its opinion as of the date of this joint proxy statement/prospectus. Capital Consultant's opinion is subject to the factors and assumptions in the merger agreement.

   The High Point Board has determined that the merger is fair to, and in the best interests of, High Point's stockholders. However, all business combinations, including the merger, include certain risks and disadvantages. The material potential risks and disadvantages to High Point's stockholders identified by the High Point Board and management include the following:

  .  the merger may not be consummated;

  .  the value of the Lakeland common stock may fluctuate;

  .  the perceived benefits of the merger may not be realized;

  . the impact of the merger on High Point employees and customers may be adverse; and

  . other matters described under "Risk Factors" and "A Warning About Forward Looking Statements."

The High Point Board believes that these potential risks and disadvantages are outweighed by the potential benefits anticipated from the merger.

   For the reasons discussed above, the High Point Board has determined that the merger is fair to, and in the best interests of, High Point's stockholders. Accordingly, the High Point Board recommends that High Point's stockholders vote for the merger and the adjournment proposal.

   Lakeland. Lakeland's Board of Directors approved the merger because it believes that the merger is in Lakeland's best interests. In reaching this decision, the Board considered information pertaining to the financial structures, results of operations and future prospects of both High Point and Lakeland. This included the long-term outlook for both organizations in a rapidly changing banking and financial services industry and the opportunity for Lakeland to continue the expansion reflected in Lakeland's recent acquisition of Metropolitan State Bank.

   In deciding to approve the merger, the Lakeland Board consulted with its legal and financial advisors and Lakeland's management. The Lakeland Board considered a number of factors. The Lakeland Board did not quantify or attempt to assign relative weights to the specific factors considered. Individual directors may have given different weights to different factors. The following is a list of all material factors considered by the Lakeland Board:

  . the opportunity to build a greater presence in the Sussex County, New Jersey market with a large customer base;

  . management's expectation that efficiencies from the merger should have a positive effect on the earnings of the combined company;

  .  the addition of certain members of High Point's management team; and

  . the presentation and opinion of Ryan, Beck that the exchange ratio is fair, from a financial point of view, to Lakeland's stockholders. Ryan, Beck reissued its opinion as of the date this joint proxy statement/prospectus. Ryan, Beck's opinion is subject to the factors and assumptions in its opinion.

   The Lakeland Board has determined that the merger is fair to, and in the best interests of, Lakeland's stockholders. However, all business combinations, including the merger, include certain risks and disadvantages. The material potential risks and disadvantages to Lakeland's stockholders identified by Lakeland's Board and management include the following:

  .  the time and resources required to complete the merger;

  . the difficulties associated in integrating financial institutions that historically have operated independently;

  . the possibility that the combined enterprise may not realize the economies anticipated by the Lakeland Board; and

  . other matters described under "Risk Factors" and "A Warning About Forward Looking Statements."

The Lakeland Board believes that these potential risks and disadvantages are outweighed by the potential benefits anticipated to result from the merger.

   For the reasons discussed above, the Lakeland Board of Directors determined that the merger is fair to, and in the best interests of, Lakeland. Accordingly, the Lakeland Board recommends that Lakeland stockholders vote for the merger.

Opinion of High Point's Financial Advisor

   As of October 27, 1998, the High Point Board retained Capital Consultants to act as High Point's financial advisor to assist management in connection with the merger and related matters. If negotiations resulted in the execution of a definitive agreement, Capital Consultants would also render an opinion regarding the fairness, from a financial point of view, of the consideration to be received by High Point's stockholders in the potential merger.

   Capital Consultants is regularly engaged in the valuation of banks, bank holding companies, savings and loan associations, and thrift holding companies in connection with mergers, acquisitions and other securities transactions. Capital Consultants has knowledge of, and experience with, the New Jersey banking and thrift market and financial organizations operating in that market. Capital Consultants was selected by High Point because of its knowledge of, experience with, and reputation in the financial services industry. Capital Consultants is not a market maker in either Lakeland common stock or High Point common stock.

   On December 4, 1998, the date the Board of Directors of High Point approved the merger, Capital Consultants delivered to the Board its opinion that, based on and subject to various items discussed in the presentations, the consideration to be received by High Point's stockholders pursuant to the merger agreement is fair from a financial point of view to High Point's stockholders. High Point's Board did not impose any limitations upon Capital Consultants with respect to the investigations made or procedures followed by it in rendering its opinion.

   Capital Consultants reissued its opinion, in written form, as of the date of this joint proxy statement/prospectus.

   The full text of Capital Consultants' written opinion, which sets forth assumptions made and matters considered, is attached as annex B to this joint proxy statement/ prospectus. High Point stockholders are urged to read this opinion in its entirety. Capital Consultants' opinion is directed only to the financial terms of the merger and is not a recommendation to any High Point stockholder as to how to vote at the High Point special meeting. The summary information regarding Capital Consultants' opinion and the procedures followed in rendering such opinion set forth in this joint proxy statement/ prospectus is qualified in its entirety by reference to the full text of the opinion.

   In arriving at its opinion, Capital Consultants reviewed and analyzed, among other things, the following documents:

  .  the merger agreement;

  . the Lakeland registration statement on Form S-4 of which this joint proxy statement/prospectus is a part;

  . publicly available information relating to Lakeland and High Point including annual reports to stockholders and Annual Reports on Form 10-K filed with the SEC for the years ended December 31, 1995 through 1998, the Consolidated Statement of Financial Condition as of December 31, 1998, 1997, 1996 and 1995, and the related Consolidated Statements of Income, Changes in Stockholders Equity and Cash Flows for the four year period ended December 31, 1998 included therein, and the quarterly reports to stockholders and Quarterly Reports on Form 10-Q filed with the SEC for the periods ended March 31, 1999 and March 31, June 30, and September 30, 1998;

  . certain historical operating and financial information provided to Capital Consultants by High Point and Lakeland;

  . historical and current market data for High Point common stock and Lakeland common stock;

  . the publicly available financial data and stock market performance data of publicly traded banking and thrift institutions which Capital Consultants deemed generally comparable to High Point and Lakeland;

  . the nature and terms of recent acquisitions and merger transactions involving banking institutions and bank and thrift holding companies that Capital Consultants considered reasonably similar to High Point and Lakeland in financial character, operating character, historical performance, geographic market and economy; and

  . such other studies, analyses, inquiries and reports as Capital Consultants deemed appropriate.

   In addition, Capital Consultants:

  . conducted meetings with members of senior management of High Point and Lakeland for purposes of reviewing possible future performance--See "-- Estimates of Future Operations;"

  . evaluated the pro forma ownership of the Lakeland common stock by High Point's stockholders, relative to the pro forma contribution of High Point's assets, deposits, equity and earnings to the pro forma resulting company in the merger; and

  . took into account its experience in other transactions, as well as its knowledge of the banking and thrift industries and its experience in securities valuations.

   In rendering its opinion, Capital Consultants assumed, without independent verification, the accuracy and completeness of the financial and other information and representations provided to it by High Point and Lakeland. Capital Consultants did not conduct a physical inspection of any of the properties or assets of High Point or Lakeland and has not made any independent evaluations or appraisal of any properties, assets or liabilities of High Point or Lakeland. Capital Consultants has assumed and relied upon the accuracy and completeness of the publicly available financial and other information provided to it, has relied upon the representations and warranties of High Point and Lakeland made in the merger agreement, and has not independently attempted to verify any of this information. All material documents reviewed by Capital Consultants are listed above.

   In rendering its opinion, Capital Consultants assumed that in the course of obtaining the necessary regulatory approvals for the merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the merger on a pro forma basis to High Point.

   Capital Consultants believes that its analyses must be considered as a whole and that consideration of portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying Capital Consultants' opinion. The preparation of an opinion with respect to fairness, from a financial point of view, of the consideration to be received by stockholders is a complex process involving judgments and is not necessarily susceptible to partial analyses and summary description.

   In its analyses, Capital Consultants made numerous assumptions with respect to High Point's and Lakeland's industry performance, business and economic conditions and other matters, many of which are beyond the control of High Point and/or Lakeland. Any estimates reflected in Capital Consultants analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates.

   Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

   In connection with its opinion, Capital Consultants performed various analyses with respect to High Point and Lakeland. The following is a brief summary of such analyses, some of which were presented to the High Point Board by Capital Consultants.

   Valuation Analysis. Using a valuation analysis, Capital Consultants estimated the present value of theoretical values of High Point based on a range of price-to-earnings ("P/E") multiples between 16.0x and 20.0x and a range of discount rates between 8% and 10%. The range of values were based on a range of estimated earnings for the next three years assuming annual earnings growth rates between 15.0% and 20.0%. The results of this analysis indicated a range of theoretical values for High Point between $10.81 per share (15.0% earnings growth rate; P/E of 16.0x; 10% discount rate) and $16.20 per share (20.0% earnings growth rate; P/E of 18.0x; 8% discount rate).

   Capital Consultants also prepared a net present value analysis that indicated theoretical values for High Point based on a range of terminal book value multiples between 2.25x and 2.75x and a range of discount rates between 8% and 10%. A dividend payout ratio from current earnings of 30% was used which is consistent with industry trends. Capital Consultants determined the range of terminal multiples of selected comparable companies. Such comparable companies are referred to in the Comparable Company Analysis and Transaction Analysis provided below. The terminal values were discounted to present value using discount rates which reflect assumptions regarding the required rates of return of the current and prospective stockholders of High Point common stock in these economic times. The range of present values per share of High Point resulting from the above-referenced assumptions were $13.57 to $17.54 per share.

   Comparable Company Analysis. Capital Consultants compared the operating performance of High Point to publicly traded commercial banks that Capital Consultants deemed to be similar to High Point. The group consists of the following twelve publicly traded New Jersey based commercial banks with total assets of between $129.7 million and $725.7 million (the "Peer Group").

  Bridge View Bancorp                         Ramapo Financial Corporation
  Broad National Bancorporation               Skylands Community Bank
  Center Bancorp, Inc.                        Sussex Bancorp
  Greater Community Bancorp                   Unity Bancorp, Inc.
  Interchange Financial Services Corporation  Vista Bancorp, Inc.
  Prestige Financial Corp.                    Yardville National Bancorp

   Capital Consultants compared High Point with the Peer Group based on selected operating fundamentals, including capital adequacy, profitability and asset quality. The table below sets forth the comparative data for the twelve months ended September 30, 1998, with market price data as of November 30, 1998.

                                                                      Peer Group
                                                           High Point   Median
                                                           ---------- ----------
      Market Price to Stated Book Value...................    199%        187%
      Stated Equity to Total Assets.......................   9.56%       7.98%
      Non-Performing Assets/Total Assets..................   1.70%       0.61%
      Return on Average Assets............................   0.90%       1.07%
      Return on Average Equity............................   9.63%      13.26%

   Finally, Capital Consultants compared the market price, market-to-book value and price-to-earnings multiples of the Lakeland common stock with individual market multiples and medians of the Peer Group. The analysis also compared returns on average assets and average equity of Lakeland to those of the selected financial institutions and the medians of the comparable group. The table below sets forth the comparative data for the twelve months ended September 30, 1998, with market price data as of November 30, 1998.

                                                             Lakeland Peer Group
                                                             -------- ----------
      Market Price to Earnings..............................   22.8x     16.9x
      Market Price to Stated Book Value.....................    260%      187%
      Return on Average Assets..............................   1.21%     1.07%
      Return on Average Equity..............................  12.49%    13.26%

   The Capital Consultants analyses also included summary income statement and balance sheet data and selected ratio analyses for Lakeland and various other potential acquirers of High Point.

   Contribution Analysis. Capital Consultants prepared a contribution analysis showing the percentage of assets, deposits, net common equity and 1998 net income High Point would contribute to the combined company on a pro forma basis, and compared these percentages to the pro forma ownership after the merger. This analysis showed that High Point would contribute 32.7% of pro forma consolidated total assets, 31.9% of pro forma consolidated deposits, 31.7% of pro forma consolidated stockholders' equity and 28.2% of pro forma consolidated net income for 1998, while High Point stockholders would hold 32.9% of the pro forma ownership of Lakeland.

   Impact Analysis. Capital Consultants analyzed the financial implications of the merger on Lakeland's earnings per common share and book value per common share. This analysis was based on September 30, 1998 financial data for Lakeland and High Point and indicated that the merger would be (on a pro forma basis for the nine months ended September 30, 1998, assuming the acquisition was effective as of January 1, 1998) approximately 6.0% dilutive to the earnings per share of Lakeland common stock and approximately 4.1% dilutive to tangible book value per share of Lakeland common stock on a fully diluted basis.

   Comparable Transaction Analysis. Capital Consultants performed an analysis of prices and premiums offered in recently announced commercial bank and bank holding company transactions in New Jersey. Multiples of earnings and fully diluted book value implied by the consideration to be received by High Point's stockholders in the merger were compared with multiples offered in such New Jersey transactions, which included ten pending and/or completed acquisitions announced between January 1, 1997 and December 3, 1998. The median offer price to book value for this group of comparable transactions was 279%. The equivalent offer price to book value for High Point was 293% based on the assumed Lakeland offer price of $18.60 for each outstanding share of High Point common stock and High Point's book value as of September 30, 1998. Also, the median price to last twelve months ("LTM") earnings for this regional group was 33x versus Lakeland's offer for High Point at 30x. Capital Consultants also reviewed the core capital ratio to total assets of the comparative group and non-performing assets as a percentage of total assets and in such analyses. High Point was above the median of the comparative group in non-performing assets as a percentage of total assets and was very comparable on core capital to total assets ratio.

   While Capital Consultants took into account the values shown in the comparables used in rendering its opinion, no company or transaction used in these analyses was identical to High Point or the merger. Accordingly, an analysis of the results in the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved, the timing of the transactions and prospective buyer interest, the earnings trends and prospects for the future, as well as other factors that could affect the public trading values of the companies included in the comparisons.

   For Capital Consultants' services relating to the merger, High Point has agreed to pay Capital Consultants a fee, if the merger is completed, of approximately $550,000 plus reimbursement for reasonable out-of-pocket expenses. High Point has also agreed to indemnify Capital Consultants against certain liabilities, including liabilities under the federal securities laws. High Point paid Capital Consultants $75,000 at the time the merger agreement was signed and paid an additional $75,000 at the time this joint proxy statement/prospectus was mailed. The balance of Capital Consultants' fee is due when the merger is completed. The amount of Capital Consultants' fee was determined by negotiation between High Point and Capital Consultants.

   Capital Consultants has in the past two years provided certain other financial services to High Point and has received a total of $26,250 for such services. Capital Consultants has not provided any financial services to Lakeland in the past.

Opinion of Lakeland's Financial Advisor

   On November 25, 1998, Lakeland formally retained Ryan, Beck to advise Lakeland on the acquisition of High Point. Ryan, Beck is regularly engaged in the valuation of banks, bank holding companies, savings and loan associations, savings banks and savings and loan holding companies in connection with mergers, acquisitions and other securities-related transactions. Ryan, Beck has knowledge of, and experience with, the banking market in which High Point and Lakeland operate and banking organizations within this market. Ryan, Beck was selected by Lakeland because of Ryan, Beck's knowledge of, experience with, and reputation in the financial services industry.

   Ryan, Beck did not participate in the negotiations with respect to the pricing and other terms and conditions of the merger. The decision regarding the final pricing of the merger was ultimately made by Lakeland's Board of Directors. Ryan, Beck rendered a formal written opinion to Lakeland's Board on January 19, 1999, that the merger exchange ratio is "fair" to Lakeland's stockholders from a financial point of view. Ryan, Beck reissued their opinion as of the date of this joint proxy statement/prospectus. Ryan, Beck's opinion is based on and subject to the assumptions, factors and limitations in the opinion and as described below. No limitations were imposed by the Lakeland Board of Directors upon Ryan, Beck with respect to the investigations made or procedures followed by it in arriving at its opinion.

   The full text of Ryan, Beck's opinion is attached as annex C to this joint proxy statement/prospectus. Stockholders of Lakeland are urged to read Ryan, Beck's opinion in its entirety. Ryan, Beck's opinion is directed only to the financial fairness of the exchange ratio and is not a recommendation to any stockholder as to how to vote at the Lakeland annual meeting. The summary of the Ryan, Beck opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. In rendering its opinions, Ryan, Beck does not admit that it is an expert within the meaning of the term "expert" as used within the Securities Act and the rules and regulations promulgated thereunder, or that its opinions constitute a report or valuation within the meaning of Section 11 of the Securities Act and the rules and regulations promulgated thereunder.

   In connection with its opinion, Ryan, Beck reviewed the following documents:

  .  the merger agreement and related documents;

  .  this joint proxy statement/prospectus;

  . High Point's Annual Report on Form 10-K for the years ended December 31, 1998, 1997, 1996, and 1995, and High Point's Quarterly Reports on Form 10-Q for the periods ended March 31, 1999 and September 30, 1998, June 30, 1998, and March 31, 1998;

  . Lakeland's Annual Report on Form 10-K for the years ended December 31, 1998, 1997, 1996 and 1995 and Lakeland's Quarterly Reports on Form 10-Q for the periods ended March 31, 1999 and September 30, 1998, June 30, 1998, and March 31, 1998;

  . certain operating and financial information provided to Ryan, Beck by Lakeland and High Point relating to their business and prospects;

  . publicly available financial data of commercial banking organizations which Ryan, Beck deemed generally comparable to High Point;

  . publicly available financial data of commercial banking organizations which Ryan, Beck deemed generally comparable to Lakeland; and

  . the terms of recent acquisitions of commercial banks which Ryan, Beck deemed generally comparable to High Point.

   Additionally, Ryan, Beck:

  . conducted such other studies, analyses, inquiries and examinations as Ryan, Beck deemed appropriate; and

  . met with certain members of Lakeland and High Point's senior management to discuss Lakeland's and High Point's past and current business operations, regulatory standing, financial condition, strategic plan, future possible future performance, including any potential operating efficiencies and synergies which may arise from the merger--See "-- Estimates of Future Performance."

   In connection with its review, Ryan, Beck relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information regarding Lakeland, High Point, and their subsidiaries provided to Ryan, Beck by Lakeland and High Point and their representatives. Ryan, Beck is not an expert in the evaluation of allowances for loan losses. Therefore, Ryan, Beck has not assumed any responsibility for making an independent evaluation of the adequacy of the allowances for loan losses set forth in the balance sheets of Lakeland and High Point at March 31, 1999. Ryan, Beck assumed such allowances were adequate and complied fully with applicable law, regulatory policy, sound banking practice and policy of the SEC as of the date of such financial statements. Ryan, Beck has reviewed certain historical financial data provided by Lakeland and High Point. Ryan, Beck also discussed future prospects and performance with the managements of Lakeland and High Point. Ryan, Beck assumed that these discussions reflected the best currently available information and judgments of the respective managements. Ryan, Beck was not retained to nor did it make any independent evaluation or appraisal of the assets or liabilities of High Point, Lakeland or their respective subsidiaries. Ryan, Beck did not review any loan files of High Point, Lakeland or their respective subsidiaries. Ryan, Beck also assumed that the merger in all respects is, and will be, undertaken and consummated in compliance with all laws and regulations that are applicable to Lakeland and High Point.

   The preparation of a fairness opinion on the merger involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, Ryan, Beck's opinion is not readily susceptible to summary description. In arriving at its opinion, Ryan, Beck performed a variety of financial analyses. Ryan, Beck believes that its analyses must be considered as a whole and that the consideration of portions of such analyses and the factors considered therein, or any one method of analysis, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying Ryan, Beck's opinion. No one method of analysis was assigned a greater significance than any other.

   In its analyses, Ryan, Beck made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of High Point or Lakeland. Any estimates contained in Ryan, Beck's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals nor do they necessarily reflect the prices at which companies or their securities may actually be sold. Ryan, Beck expressed no opinion as to such financial prospects or the assumptions on which they were based.

   The following is a brief summary of the analyses and procedures performed by Ryan, Beck in arriving at its opinion.

   Analysis of Selected Publicly Traded Companies. Ryan, Beck compared the financial data for High Point as of, or for the twelve months ended, September 30, 1998 to a peer group of twenty-six selected commercial banks. These twenty-six banks are located in the Mid-Atlantic region of the United States, have assets between $200 million and $300 million and had available public trading and pricing information. Ryan, Beck deemed this group to be generally comparable to High Point. The following table compares selected statistics of High

Point with the median ratios and average ratios for the twenty-six selected commercial banks comprising the peer group:

                                                                 Peer    Peer
                                                         High   Group    Group
                                                        Point   Median  Average
                                                        ------  ------  -------
     Total Equity/Total Assets.........................   9.56%   9.82%  10.66%
     Return on Average Assets..........................   0.90    1.24    1.25
     Return on Average Equity..........................   9.63   11.41   11.65
     Net Interest Margin...............................   4.55    4.58    4.67
     Yield on Interest Earning Assets..................   7.64    8.10    8.09
     Cost of Interest Bearing Liabilities..............   3.85    4.38    4.26
     Non-Performing Loans/Total Loans..................   2.42    0.79    0.96
     Loan Loss Reserves/Total Loans....................   2.87    1.27    1.47
     Loan Loss Reserves/Non-Performing Loans........... 118.55  160.49  223.67
     Efficiency Ratio..................................  70.28   59.58   59.82
     1-4 Family Loans/Total Loans......................  63.95   37.17   37.17
     Real Estate Loans/Total Loans.....................  93.57   75.15   70.80
     Commercial Loans/Total Loans......................   3.68   13.08   14.62
     Consumer Loans/Total Loans........................   2.60    9.21   10.64
     Price/Latest Twelve Months Earnings...............  22.41x  18.69x  19.19x
     Price/Book Value.................................. 205.05% 200.02% 212.82%
     Price/Tangible Book Value......................... 205.05  195.97  212.21
     Dividend Yield....................................   0.62    1.94    1.85

   Ryan, Beck noted that the performance of the peer group as measured by return on average assets and return on average equity was superior to that of High Point. Ryan, Beck also noted that High Point's efficiency ratio was higher than that of its peers as was High Point's level of non-performing loans. Ryan, Beck also noted that High Point had a significantly larger loan loss reserve when measured as a percentage of total loans but that the reserve is less than its peers when measured as a percentage of non-performing loans. High Point's cost of interest bearing liabilities and yield on interest earning assets were both less than that of the peer group. Lastly, Ryan, Beck noted that High Point was trading at a higher multiple to earnings when compared to its peers. High Point's dividend yield was significantly less than that of the peer group.

   Ryan, Beck also compared Lakeland's reported financial data as of, or for the twelve months ended, September 30, 1998 with that of a group of nineteen selected commercial banks. These nineteen banks are located in the Mid-Atlantic region of the United States, have assets between $400 million and $600 million and had available public trading and pricing information. Ryan, Beck deemed this group to be generally comparable to Lakeland. The following table compares selected statistics of Lakeland with the median ratios and average ratios for the nineteen selected commercial banks comprising the peer group:

                                                                 Peer    Peer
                                                                Group    Group
                                                       Lakeland Median  Average
                                                       -------- ------  -------
     Total Equity/Total Assets........................   10.03%   8.24%   9.43%
     Return on Average Assets.........................    1.22    1.06    1.06
     Return on Average Equity.........................   12.22   12.62   11.20
     Net Interest Margin..............................    4.83    4.03    4.35
     Yield on Interest Earning Assets.................    7.58    8.00    8.05
     Cost of Interest Bearing Liabilities.............    3.57    4.32    4.50
     Non-Performing Loans/Total Loans(1)..............    1.15    0.41    0.74
     Loan Loss Reserves/ Total Loans..................    1.20    1.26    1.43
     Loan Loss Reserves/Non-Performing Loans..........  104.24  247.99  298.51
     Price/Latest Twelve Months Earnings..............   21.83x  15.60x  19.33x
     Price/Book Value.................................  253.27% 183.40% 180.99%
     Price/Tangible Book Value........................  253.27  189.43  184.04
     Dividend Yield...................................    1.94    2.09    2.24

--------
(1) Non-performing loans includes nonaccrual and renegotiated loans, and excludes loans more than 90 days past due.

   Ryan, Beck noted that Lakeland's performance, as measured by return on average assets, was better than its peer group. Additionally, Ryan, Beck noted that Lakeland has a higher percentage of non-performing loans than the companies comprising Lakeland's peer group and a lower loan loss reserve as a percentage of non-performing loans. Lakeland's net interest margin was superior to its peers due to its lower cost of interest bearing liabilities despite the fact that its yield on interest earning assets was less than its peers. Lastly, it was noted that Lakeland's common stock was trading at pricing multiples significantly above those of the companies in the peer group.

   Analysis of Selected Transactions. Ryan, Beck compared High Point's financial data as of September 30, 1998 with that of a group of eleven selected commercial banking organizations being acquired in pooling of interests transactions announced since January 1, 1998 and for which pricing data pertaining to the transactions was publicly available. Ryan, Beck deemed these companies generally comparable to High Point. The criteria for this group was commercial banks located in the Mid-Atlantic region of the United States with assets between $100 million and $500 million. The following table compares selected statistics of High Point with the median ratios and average ratios for the eleven acquired companies in these transactions:

                                                   High    Peer Group Peer Group
                                                  Point      Median    Average
                                                 --------  ---------- ----------
     Total Assets............................... $252,746   $176,318   $200,747
     Tangible Equity/Tangible Assets............     9.56%      7.84%      8.56%
     Return on Average Assets...................     0.85       1.10       0.97
     Return on Average Equity...................     9.01      11.56      11.63
     Non-Performing Assets/Assets...............     1.70       0.35       0.42

   Assuming a transaction value of $18.60 per share, determined by multiplying the exchange ratio by Lakeland's stock price on December 2, 1998, Ryan, Beck calculated the transaction value as a multiple of stated book value, tangible book value, last twelve months diluted earnings, and core deposit premium over tangible equity as follows:

       Percentage of stated book value...................................  293%
       Percentage of tangible book value.................................  293%
       Multiple of last twelve months diluted earnings................... 32.77x
       Core deposit premium over tangible equity......................... 24.12%

   The mean and median pricing ratios for the comparable transactions are illustrated in the chart below:

                                              Price/
                                   Price/    Tangible     Price/    Core Deposit
                                 Book Value Book Value LTM Earnings   Premium
                                 ---------- ---------- ------------ ------------
     Peer Group
       Mean.....................    315%       319%       33.71x       25.81%
       Median...................    315        317        32.21        26.56
     Lakeland/High Point........    293        293        32.77        24.12

   Ryan, Beck then adjusted the peer group statistics to reflect the change in the NASDAQ Bank Stock Index from the date of announcement of each stock transaction to the closing value of the index on November 20, 1998. The adjusted mean and median pricing ratios for the comparable transactions are illustrated in the chart below:

                                              Price/
                                   Price/    Tangible     Price/    Core Deposit
                                 Book Value Book Value LTM Earnings   Premium
                                 ---------- ---------- ------------ ------------
     Peer Group
       Adjusted Mean............    290%       295%       30.55x       23.61%
       Adjusted Median..........    299        300        28.95        26.26
     Lakeland/High Point........    293        293        32.77        24.12

   The imputed value of High Point, based upon the adjusted mean and median acquisition multiples, as shown in the table directly above, when applied to High Point's book value, tangible book value, latest twelve month earnings and core deposits results in the acquisition values of High Point shown in the chart below:

                                              Price/
                                   Price/    Tangible     Price/    Core Deposit
                                 Book Value Book Value LTM Earnings   Premium
                                 ---------- ---------- ------------ ------------
       Mean.....................   $18.40     $18.69      $17.72       $19.01
       Median...................   $18.96     $19.05      $16.79       $20.43

   No company or transaction used in the Analysis of Selected Publicly Traded Companies and Analysis of Selected Transactions sections is identical to High Point, Lakeland or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved and other factors that could affect the trading values of the securities of the company or companies to which they are being compared.

   Impact Analysis. Ryan, Beck analyzed the merger in terms of its effect on Lakeland's projected 1999 and 2000 earnings per share, stated book value and tangible book value, based on High Point's projected 1999 and 2000 earnings. The projected 1999 earnings for Lakeland and High Point were derived from information provided by Lakeland and High Point, using certain assumed growth rates. The analysis showed that the merger would be accretive to Lakeland's projected 1999 fiscal year earnings per share by approximately 2.71%, accretive to projected 2000 fiscal year earnings per share by approximately 10.38%, dilutive to book value per share by approximately 5.77% and dilutive to Lakeland's tangible book value by approximately 5.77%. This analysis was based upon certain assumptions, including those with respect to cost savings and other synergies from the merger and the stand-alone earnings of Lakeland and High Point. These forward-looking projections may be effected by many factors beyond the control of Lakeland and/or High Point, including the future direction of interest rates, economic conditions in the companies' market place, the actual amount and timing of cost savings achieved through the merger, the actual level of revenue enhancements brought about through the merger, future regulatory changes and various other factors. The actual results achieved may vary from the projected results and the variations may be material.

   Discounted Dividend Analysis. Using a discounted dividend analysis, Ryan, Beck estimated the present value of the future dividend stream that High Point could produce in perpetuity. Projection ranges for High Point's five-year balance sheet and income statement were provided by High Point's management. Management's projections were based upon various factors and assumptions, many of which are beyond the control of High Point. These projections are, by their nature, forward-looking and may differ materially from the actual future values or actual future results for the reasons discussed above. The actual future values or results may be significantly more or less favorable than suggested by such projections. In producing a range of per share High Point values, Ryan, Beck utilized the following assumptions: (1) discount rates range from 10.0% to 12.0%; (2) terminal price/earnings multiples range from 15.0x to 17.0x, which, when applied to terminal year estimated earnings, produces a value which approximates the net present value of the dividends in perpetuity, given certain assumptions regarding growth rates and discount rates; and (3) earnings that include estimated savings in High Point's non-interest expense equal to 19.11% in the first year following the merger, and 32.49% in the second year following the merger, with 5.00% growth thereafter. The discounted dividend analysis produced the range of net present values per share of High Point common stock illustrated in the chart below:

     Discount Rate                                        10.00%  11.00%  12.00%

       Terminal Year............................. 15.00x $17.00  $16.41  $15.85
       Multiple.................................. 16.00x $17.76  $17.14  $16.55
       Of Earnings............................... 17.00x $18.53  $17.87  $17.25

   These analyses do not purport to be indicative of actual values or expected values or an appraisal range of the shares of High Point common stock. The discounted dividend analysis is a widely used valuation methodology, but Ryan, Beck noted that it relies on numerous assumptions, including expense savings levels, dividend payout rates, terminal values and discount rates, the future values of which may be significantly more or less than such assumptions. Any variation from these assumptions would likely produce different results.

   In connection with its opinion, Ryan, Beck confirmed the appropriateness of its reliance on the analyses used to render its January 19, 1999 opinion. Ryan, Beck did this by performing procedures to update certain of such analyses and by reviewing the assumptions and conclusions contained in the January 19th opinion.

   Ryan, Beck's opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date of the opinion. Ryan, Beck did not and does not express any opinion as to the price or range of prices at which Lakeland common stock might trade subsequent to the merger. Events occurring after such date could materially affect the assumptions and conclusions contained in Ryan, Beck's opinion. Ryan, Beck has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion.

   The summary set forth above does not purport to be a complete description, but is a brief summary of the material analyses and procedures performed by Ryan, Beck in arriving at its opinion.

   With regard to Ryan, Beck's services in connection with the merger, Lakeland agreed to pay Ryan, Beck $75,000, including a $15,000 retainer fee which has been paid. In addition, Lakeland agreed to reimburse Ryan, Beck for its reasonable out-of-pocket expenses, which shall not exceed $5,000 without the prior consent of Lakeland. Lakeland also agreed to indemnify Ryan, Beck and certain related persons against certain liabilities, including liabilities under federal securities law, incurred in connection with its services, including the opinion. The amount of Ryan, Beck's fees were determined by negotiation between Lakeland and Ryan, Beck. In addition to the $15,000 retainer fee, Lakeland has paid Ryan, Beck $35,000 over the past two years for services performed by Ryan, Beck.

   Prior to this engagement, Ryan, Beck acted as financial advisor to Lakeland with respect to Lakeland's acquisition of Metropolitan State Bank. Ryan, Beck's research department does not follow Lakeland. Ryan, Beck is a market maker in Lakeland's common stock.

   Ryan, Beck has not had an investment banking relationship with High Point in the past three years. Ryan, Beck's research department does not follow High Point. Ryan, Beck is a market maker in High Point's common stock.

   In the ordinary course of its business, Ryan, Beck actively trades the equity securities of Lakeland and High Point for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Estimates of Cost Savings

   Michael A. Dickerson, High Point's Chief Executive Officer, and Capital Consultants quantified potential cost savings which might be achieved in the merger. These potential cost savings were based only upon historical financial data of both Lakeland and High Point. They were not reviewed by High Point's Board of Directors, other than by Charles L. Tice High Point's Chairman of the Board, or by High Point's chief financial officer. Accordingly, High Point's full Board did not consider these potential cost savings estimates in approving the merger.

   Mr. Dickerson then shared the potential cost savings data with John W. Fredericks, Lakeland's then President, and Ryan, Beck. Both Mr. Fredericks and Ryan, Beck believed that the estimated potential cost savings were too aggressive in terms of how quickly the cost savings could be achieved and the potential impact on the combined company's operations. Ryan, Beck and Mr. Fredericks then modified the potential cost savings before they were presented to the Lakeland Board of Directors.

   As part of Ryan, Beck's presentation to the Lakeland Board on December 3, 1998, Ryan, Beck reviewed the modified potential cost savings estimates. The Lakeland Board believed that the modified potential cost savings estimates were still too aggressive in terms of how quickly Lakeland would realize these savings.

   The potential cost savings originally prepared by Mr. Dickerson and Capital Consultants, as modified by Ryan, Beck and presented to Lakeland's Board, are as follows:

                                                     First Full Year Total (1)
                                                     --------------- ---------
      Legal Fees....................................   $   94,335    $   94,335
      Fees--General.................................       61,649        61,649
      Printing Services.............................       53,753        53,753
      Other Holding Company Expenses................       24,023        24,023
                                                       ----------    ----------
      Total Holding Company Expenses (2)............      233,760       233,760
      Professional Fees.............................      167,000       167,000
      Savings Due to Sale Leaseback Repurchase......      216,000       216,000
      Equipment Expense.............................      115,000       415,000
      Other Expenses................................      115,000       115,000
      Miscellaneous Expenses........................       50,000        50,000
                                                       ----------    ----------
      Total Non Interest Expenses (Bank Level)......      663,000       963,000
      Data Processing...............................       83,067       332,268
      Executive Administration......................      130,000       300,000
      Financial Administration......................       89,003       178,005
      Loan Administration...........................      111,000       222,000
      Other Payroll Savings.........................      116,255       232,510
      Fringe Benefits...............................      132,331       316,196
                                                       ----------    ----------
      Total Personnel & Benefits Expense (3)........      661,656     1,580,979
        Total Cost Savings (1)......................   $1,558,416    $2,777,739
                                                       ==========    ==========

--------
(1) Reflects the estimated total achievable cost savings from the merger if and when the operations of Lakeland and High Point are fully consolidated regardless of how long it takes to achieve these cost savings.
(2) Includes professional and director fees, printing costs and other miscellaneous expenses.
(3) Certain of the expense savings are expected to be achieved through the planned retirement of High Point's chief executive officer.

   Our belief that cost savings are achievable is a forward-looking statement that is inherently uncertain. No assurance can be given that these potential cost savings or any cost savings or synergies will be achieved as a result of the merger or as to the timing of any actual cost savings that may be achieved. Any actual cost savings will depend on future expense levels and operating results and general industry, regulatory and business conditions. Many of these events will be beyond the control of the combined company. We have described some of the risks and uncertainties that could materially impact our respective businesses under the heading "A Warning About Forward-Looking Statements."

Estimates of Future Operations

   In evaluating the merger, Capital Consultants, High Point's financial advisor, had oral discussions with Lakeland's management regarding the future performance of Lakeland for the year ending December 31, 1999. These discussions were based on assumptions which Lakeland's management believed reasonable at the time relating to the interest rate environment, and to Lakeland's loan portfolio growth, asset growth and deposit growth. Lakeland management's belief as to the reasonableness of its assumptions was based on Lakeland's history of operations. Lakeland's management indicated to Capital Consultants that it believed that earnings performance in 1999 would be very similar to that of 1998 because of the continued expense burden of recently opened branches.

   In evaluating the merger, Ryan, Beck, Lakeland's financial advisor, had oral discussions with High Point's management regarding the future performance of High Point for the year ending December 31, 1999. These discussions were based on assumptions which High Point's management believed reasonable at the time relating to the interest rate environment, and to High Point's loan portfolio growth, asset growth and deposit growth. High Point management's belief as to the reasonableness of its assumptions was based on High Point's history of operations. High Point's management indicated to Ryan, Beck that it believed that High Point's net income in 1999 would be approximately 7-10% higher than that reported for 1998.

   The expectations of future performance made by High Point and Lakeland did not give effect to the merger or to merger related expenses. These expectations should be read together with the unaudited pro forma condensed combined consolidated financial information contained in this joint proxy statement/prospectus. The expectations of future performance made by High Point and Lakeland were not prepared with a view to public disclosure. The expectations are included in this joint proxy statement/prospectus solely because the information was discussed by the parties. Neither High Point's nor Lakeland's independent auditors have examined the expectations.

   The expectations as to future operations are forward-looking statements and neither High Point nor Lakeland assume any responsibility for the accuracy of the expectations. There can be no assurance that the expectations will be realized. The expectations are inherently subject to significant economic and competitive risks and uncertainties many of which are beyond each company's control. These risks and uncertainties could cause actual results or performance to differ materially from our expectations as to future performance. We have described some of the risks and uncertainties that could materially impact our respective businesses and our expectations as to future performance under the heading "A Warning About Forward-Looking Statements."

Financial Interests of High Point Directors and Officers in the Merger

   High Point and Lakeland stockholders should be aware that the directors and officers of High Point have interests in the merger that are different from and in addition to the interests of High Point stockholders generally. These interests may conflict with interests of the other High Point stockholders. The High Point Board of Directors was aware of these interests and took them into account in approving the merger. These interests are summarized below.

   Stock Options. As of the date of this joint proxy statement/prospectus, the directors and executive officers of High Point own options to purchase shares of High Point common stock granted under High Point's stock benefit plans. All of these options will be exercisable at the time of the merger. The difference between the aggregate exercise price and the market value of all option shares, which represents the economic value of the options, was
$          at           , 1999.

   Employment Opportunities. While Lakeland has made no employment commitments or arrangements with any High Point or NBSC employees, we expect that the current directors and officers of NBSC will remain in those positions after the merger while NBSC is a separate subsidiary of Lakeland. The aggregate annual compensation of NBSC directors and executive officers in 1998 was $690,900. In addition, Lakeland has agreed that Charles L. Tice, Michael A. Dickerson and George H. Guptill, Jr. will be appointed as directors of Lakeland when the merger occurs. Messrs. Tice, Dickerson and Guptill currently serve as directors of High Point. Mr. Tice currently serves as Chairman of High Point and Mr. Dickerson currently serves as President and Chief Executive Officer of High Point and Chief Executive Officer of NBSC. For a period of six years after the merger, the Board of Directors of Lakeland will make nominations to its Board, subject to the approval by Lakeland stockholders, such that there will be at least three directors, or after Mr. Dickerson ceases to serve at least two directors, who were directors of High Point. As directors of Lakeland, Messrs. Tice, Dickerson and Guptill will be entitled to receive $625 for each meeting of the Lakeland Board they attend.

   Change of Control Agreements. On October 1, 1996, High Point entered into change of control agreements with Michael A. Dickerson and Robert A. Vandenbergh, which entitle them to substantial payments if they terminate their employment within six months of the merger. Lakeland has acknowledged that the merger will constitute a change in control for Mr. Dickerson and that if he terminates his employment within six months of the merger he will receive approximately $608,074. It is currently contemplated that Mr. Vandenbergh will remain as an officer of NBSC after the merger and that his agreement will not be triggered. However, if he does terminate his employment, he will then receive approximately $301,185.

   High Point first entered into change in control agreements in 1989 because of its belief that these agreements tend to increase management independence by guaranteeing long-term compensation and that the agreements could enhance the ability of High Point to attract and retain superior managerial talent. The agreements were also designed to discourage certain executives from ending their employment with High Point if High Point became a potential target. These agreements would allow those executives to focus on managing the business and negotiating the best deal for stockholders rather than on seeking new employment.

   The agreements define a "change of control" as any of the following events:

  . a reorganization, merger, consolidation, sale of all or substantially all of the assets of High Point or NBSC, or a similar transaction in which NBSC or High Point is not the surviving entity;

  . individuals who constitute the incumbent board of NBSC or High Point cease for any reason to constitute a majority thereof;

  . a person other than High Point is or becomes a beneficial owner of securities of High Point representing 25% or more of High Point's outstanding securities having the right to vote for directors;

  . a proxy statement soliciting proxies from High Point stockholders is distributed by someone other than High Point which seeks stockholder approval of a plan of reorganization, merger or consolidation of High Point with one or more corporations as a result of which the outstanding shares of High Point are exchanged or converted into cash or property or securities not issued by High Point; or

  . a tender offer is made for 25% or more of the voting securities of High Point and High Point stockholders owning 25% or more of the outstanding securities of High Point have tendered or offered to sell their shares pursuant to the tender offer and the tendered shares have been accepted by the tender offeror.

   Each change in control agreement provides for the payment or provision of certain compensation and other benefits to the executive if the executive's employment is terminated upon a change of control. The agreements provide that the executive's employment is terminated upon a change of control if (A) the executive's employment is terminated without cause within the six month period prior to, or at any time within the term of the change of control agreement subsequent to, a change of control; or (B) the executive resigns within six months following a change of control after (X) the executive is reassigned to a position of lesser rank or status, (Y) a reduction in his base salary or a material reduction in his total benefits, or (Z) the executive's principal place of employment is relocated by more than thirty miles.

   Each change in control agreement provides that, after the date the executive's employment with High Point is terminated under circumstances described in the preceding paragraph, High Point will pay as annual compensation to the executive a sum equal to 2.99 times the executive's preceding year's annual salary, including bonuses and any other cash compensation paid or accrued by the executive during such year. In addition, High Point will pay the amount of any benefits received pursuant to any employee benefit plans on behalf of the executive maintained by High Point and NBSC. The agreements provide for payment by High Point of certain job placement agency fees for an eighteen month period following the termination date. The agreements obligate High Point to provide to the executive all group insurance coverage, including health, life and disability for a period beginning on the termination date and ending three years from the change of control

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

date. The agreements provide for personal use of the executive's High Point automobile for a one year period after his termination date. The agreements also provide that the amounts payable upon a change of control will be reduced if they would otherwise be excess parachute payments under the Internal Revenue Code.

   Each change in control agreement provides that High Point will pay the amount of the executive's attorney's fees incurred in enforcing his rights under the agreement if the executive prevails in any action arising in connection with his agreement. The agreements further require High Point either to provide the executive with coverage under a standard directors' and officers' liability insurance policy at its expense, or to indemnify the executive to the fullest extent permitted by law and, as provided in High Point's Restated Certificate of Incorporation and Bylaws, against all expenses and liabilities reasonably incurred by him in connection with any action, suit or proceeding in which he may be involved by reason of his having been an officer or director of High Point and/or NBSC.

   The change in control agreement will not apply if the executive is terminated for cause, as defined in the agreements. The term of each agreement is five years, but the term is automatically extended for additional one year periods, unless 60 days prior to the anniversary date, the Boards of Directors of High Point and NBSC pass a resolution stating their intention not to extend the term of the agreement. No such resolution has been adopted to date.

   Salary Continuation Agreement. During 1996, NBSC entered into a salary continuation agreement with each of Messrs. Dickerson and Vandenbergh. These agreements entitle them to certain payments upon their retirement. As part of the merger, Lakeland has agreed to place in trusts amounts equal to the present value of the amounts that would be owed to Messrs. Dickerson and Vandenbergh upon their retirement. These amounts are $722,000 and $381,000 for Mr. Dickerson and Mr. Vandenbergh, respectively. Lakeland will have no further obligation to pay additional amounts pursuant to these agreements after the merger.

   The purpose of the salary continuation agreements is to encourage continued employment of NBSC's executive management by providing retirement benefits to the executive after retirement or other termination of employment and by providing death benefits to his beneficiary after death.

   Each salary continuation agreement provides that if the executive terminates his employment on or after his normal retirement date, NBSC will pay to the executive a monthly benefit. Normal retirement date is defined as age 65 and the completion of 11 years of service. The monthly payment consists of 72% of one twelfth of the executive's final pay reduced by:

  . one half of the monthly unreduced primary retirement benefit under the United States Social Security Act that the executive would be eligible for if an application for such benefits were made as of the executive's 65th birthday;

  . the monthly straight life annuity benefit the executive would be entitled to receive under High Point's qualified ESOP determined by the number of shares due to the executive multiplied by the average market bid price of the shares during the last ten trading days prior to the executive's termination of employment assuming a life expectancy based on the executive's then current age using the chart published in the US Treasury Regulations and assuming an interest rate of 7.0%; and

  . the monthly straight life annuity benefit the executive would be entitled to receive under High Point's qualified 401(k) entitlement accumulated as of the executive's termination of employment relating to the matching funds only and assuming a life expectancy based on the executive's then current age using the chart published in the US Treasury Regulations.

NBSC is required to make these monthly payments to the executive on the first day of the month following the executive's termination and continuing until the later of the executive's death or the date on which NBSC has made 179 additional monthly payments.

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

   If the executive terminates his employment after the early retirement date but before the normal retirement date, or if the executive terminates his employment for disability prior to the normal retirement date, the benefit payable is calculated as if the executive's retirement date were the executive's normal retirement date multiplied by a fraction. The numerator of the fraction is the executive's actual years of service and the denominator of the fraction is the executive's years of service determined as if the executive had continued to the normal retirement date. Early retirement date is defined as age 62 and the completion of 11 years of service. NBSC is required to make these monthly payments to the executive on the first day of the month following the executive's termination and continuing until the later of the executive's death or the date on which NBSC has made 179 additional monthly payments.

   If the executive is in the active service of NBSC and terminates his employment, voluntarily or involuntarily, other than on account of death, disability or retirement within the six month period immediately preceding a change of control or at any time after a change of control, NBSC is required to pay to the executive a benefit calculated as if the date of the executive's termination date were the executive's normal retirement date multiplied by a fraction. The numerator of the fraction is the executive's actual years of service and the denominator of the fraction is the executive's years of service determined as if the executive had continued to the normal retirement date. A change of control and a termination pursuant to change of control are defined in the same manner as under the change in control agreements. NBSC shall make these monthly payments to the executive on the first day of the month following the executive's termination and continuing until the later of the executive's death or the date on which NBSC has made 179 additional monthly payments.

   If the executive terminates his employment before his early retirement date for reasons other than death, disability or change of control, NBSC is required to pay the benefits as if the executive's termination date were the executive's normal retirement date multiplied by a fraction. The numerator of the fraction is the executive's actual years of service and the denominator of the fraction is the executive's years of service determined as if the executive had continued to the normal retirement date. These payments shall commence the month after the executive attains age 65 and shall continue until 179 additional monthly payments have been made. If the executive terminates his employment before his early retirement date for reasons other than disability or change of control and dies prior to attaining age 65, NBSC is required to pay the benefit to the executive's named beneficiary commencing with the month after the executive's death and continuing until 179 additional payments have been made.

   If the executive dies while in the active service of NBSC, NBSC is required to pay to the executive's beneficiary or beneficiaries, or his estate, the benefit that would have been paid to the executive calculated as if the executive's death were the normal retirement date. NBSC is required to pay the benefit to the beneficiary on the first day of each month commencing with the month following the executive's death and continuing until NBSC has made 179 additional monthly payments. Benefit payments are to be increased in the same manner as normal retirement benefits would be increased.

   NBSC will not pay any benefits under the salary continuation agreements if NBSC terminates the executive's employment for cause, as defined in the agreements.

   Indemnification and Insurance. Lakeland has agreed to indemnify the directors and officers of High Point against certain liabilities for a six year period following the merger. Also, for three years following the merger, Lakeland will provide directors' and officers' insurance for the directors and officers of High Point for events occurring before the merger, including events that are related to the merger.

Accounting Treatment

   The merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. Completion of the merger is conditioned on the receipt by Lakeland of a letter from its independent auditors confirming that the merger will be treated as a pooling of interests for accounting purposes and of a letter from High Point's independent public accountants confirming that High Point is a poolable entity. Under the pooling

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

of interests method of accounting, (1) the recorded assets and liabilities of Lakeland and High Point will be carried forward to the combined company at their historical recorded amounts, (2) income of the combined company will include income of Lakeland and High Point for the entire fiscal year in which the merger occurs, and (3) the reported income of the separate companies for previous periods will be combined and restated as income of the combined company.

Regulatory Approvals

   Completion of the merger requires, among other things, prior receipt of all necessary regulatory approvals, including the approval of the Federal Reserve Board and the New Jersey Department of Banking and Insurance. Lakeland has received both approvals.

Federal Securities Law Consequences

   High Point stockholders, except persons who are "affiliates" of Lakeland or High Point prior to the merger, will be able to freely sell or transfer the shares of Lakeland common stock they receive in the merger. Stockholders who may be "affiliates" include the executive officers, directors and principal stockholders of Lakeland and High Point, as well as any person or entity who controls or is controlled by the companies.

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

                              THE MERGER AGREEMENT

   The following summary contains all material aspects of the merger agreement. However, it is qualified by reference to the complete text of the merger agreement, which is incorporated by reference and attached as annex A.

The Merger

   The merger agreement provides that High Point will be merged into Lakeland. Lakeland will be the surviving corporation and High Point will not continue as a separate corporation. The merger requires the approval of Lakeland's and High Point's stockholders, the receipt of certain regulatory approvals and the satisfaction or waiver of other conditions. See "--Conditions." The merger will become effective upon the filing of a certificate of merger with the New Jersey Secretary of the Treasury. This filing will be made promptly after the closing of the merger is completed. The closing will be held on a date that is as soon as practicable following the date upon which all conditions to the merger have been satisfied or waived, unless High Point and Lakeland agree to a different date. It is currently anticipated that the merger will become effective shortly after the stockholder meetings, assuming the merger is approved.

Merger Consideration; Conversion of Securities

   Exchange Ratio. Upon completion of the merger, each share of High Point common stock issued and outstanding will be converted into 1.2 shares of Lakeland common stock. Shares of High Point common stock held in treasury or by Lakeland or its subsidiaries will not be exchanged, but will be canceled.

   Fractional Shares. No certificates for fractional shares of Lakeland common stock will be issued in the merger. Instead, High Point stockholders will receive a cash payment in an amount equal to the value of any fractional interest. These cash payments will be determined with reference to the average closing bid prices of Lakeland common stock during a short period prior to the closing date.

Exchange Procedures

   Lakeland's exchange agent will handle the exchange of High Point stock certificates for Lakeland stock certificates and the payment of cash for fractional shares of Lakeland stock. Soon after the closing, the exchange agent will send to each High Point stockholder a letter of transmittal for use in the exchange and instructions explaining how to surrender High Point stock certificates to the exchange agent. High Point stockholders that surrender their certificates to the exchange agent, together with a properly completed letter of transmittal, will receive the appropriate merger consideration.

   After the merger is effective, each High Point stock certificate will represent only the right to receive a certificate representing shares of Lakeland common stock and cash instead of fractional shares. Holders of unexchanged shares of High Point common stock will not be entitled to receive any dividends or other distributions by Lakeland after the merger until their certificates are surrendered.

Representations and Warranties

   The merger agreement contains customary representations and warranties made by Lakeland and High Point. Some of these representations and warranties relate to the following:

  .  corporate power and authority to enter into the merger agreement;

  . consents and approvals required to enter into the merger agreement or to complete the merger;

  . the absence of certain conflicts between the merger agreement, on the one hand, and governing corporate documents, credit agreements and other contracts, and laws and regulations, on the other hand;

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

  . required board votes and recommendations to stockholders in connection with the merger agreement;

  . the accuracy of information supplied for inclusion in this joint proxy statement/prospectus;

  . the accuracy of financial statements and their conformity with generally accepted accounting principles;

  .  the adequacy of loan loss reserves;

  . the absence, since September 30, 1998, of any material adverse changes or events;

  .  the absence of undisclosed material litigation;

  . the absence of orders, special agreements, memoranda of understanding or the like with bank regulators;

  .  title to and conditions of properties, including environmental matters;
     and

  .  compliance with Year 2000 protocols described in SEC reports.

   In addition, High Point makes representations and warranties relating to the timely filing of all tax returns and the timely payment of all applicable taxes, the absence of indemnification agreements, certain material contracts, and change in control rights with respect to its employment contracts.

   The representations and warranties made by the companies will not survive the closing. However, it is a condition to the merger that the other party's representations and warranties shall, on the date of the merger agreement and again on and as of the closing date, be true and correct in all material respects.

Covenants

   Mutual Covenants. Lakeland and High Point agreed that:

  .  each is entitled to make a complete investigation of the other;

  . each will: (A) promptly file all required applications, reports and submissions with respect to the merger; (B) cooperate in determining if any consents or approvals are required with respect to the merger; (C) promptly seek any required consents and approvals; and (D) deliver to the other a copy of all filed applications, reports and submissions;

  . each will consult with the other before issuing any press release with respect to the merger or making any filings with any governmental entity;

  . each will take all action necessary to convene and hold a stockholder meeting and to obtain the consent and approval of the merger, including recommending such approval to their respective stockholders; and

  . each will use its best efforts to cause the merger to constitute a tax-free "reorganization" under the Internal Revenue Code of 1986, and to cooperate with one another in obtaining an opinion from Lowenstein Sandler PC, counsel to Lakeland, to the effect that (1) the merger will constitute a tax-free "reorganization" under Section 368(a) of the Code,
     (2) High Point and Lakeland will each be a party to such reorganization, and (3) generally no gain or loss will be recognized by High Point stockholders upon the receipt of shares of Lakeland common stock in exchange for shares of High Point common stock, except with respect to cash received instead of fractional shares of Lakeland common stock. In connection with the Lowenstein Sandler tax opinion, Lakeland and High Point are both required to deliver to Lowenstein Sandler representation letters and High Point has agreed to use all reasonable efforts to obtain representation letters from appropriate High Point stockholders.

   High Point's Affirmative Covenants. High Point agreed to:

  .  conduct its operations only in the ordinary course of business;

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

  . use all reasonable efforts to maintain and preserve its business organization and all material rights and franchises; and

  . endeavor to retain its officers and key employees and preserve its present relationships with customers, suppliers, lessees, and licensees.

   High Point's Negative Covenants. High Point agreed not to do the following prior to the merger, without the prior written consent of Lakeland or as otherwise expressly provided in the merger agreement:

  . do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock;
     (B) make, declare, set aside or pay any dividend, other than regular quarterly dividends on the High Point common stock of $.02 per share, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock; (C) grant any person any right or option to acquire any shares of its capital stock;
     (D) issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock, except pursuant to the exercise of disclosed stock options; or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;

  . directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than in the ordinary course of business;

  .  merge or consolidate with any other person;

  . acquire a material amount of assets or capital stock of any other person;

  . enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than in the ordinary course of business consistent with past practice;

  . enter into, adopt or amend any employee benefit or similar plan except as may be required by applicable law;

  . change any method or principle of accounting in a manner that is inconsistent with past practice except to the extent required by generally accepted accounting principles as advised by High Point's independent public accountants;

  . take any action, or knowingly omit to take any action, that would, or that would reasonably be expected to, result in (A) any of the representations and warranties of High Point becoming untrue in any material respect or (B) any of the conditions to the merger not being satisfied;

  . enter into or carry out any other transaction other than in the ordinary and usual course of business;

  . convene any meeting other than the High Point special meeting or determine to submit any matter for stockholder action, other than the merger, unless Lakeland is given at least 45 days prior written notice of the meeting or determination;

  . take any action that would (A) materially delay or adversely affect the ability of High Point to obtain any approvals of governmental entities required to permit the merger or (B) materially adversely affect its ability to perform its obligations under the merger agreement; and

  .  agree in writing or otherwise to take any of the foregoing actions.

   High Point stockholders are not entitled to receive a cash dividend from High Point prior to the merger and a cash dividend from Lakeland after the merger within a three month period.


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

   Lakeland's Negative Covenants. Lakeland agreed that, prior to the closing, it will not take any action that would result in (A) any of the representations and warranties of Lakeland becoming untrue in any material respect or (B) certain of the conditions to closing not being satisfied.

Pooling of Interests

   High Point agreed that it will identify to Lakeland all persons who were, at the time of the execution of the merger agreement, possible "affiliates" of High Point as that term is used for purposes of determining whether the merger qualifies for "pooling of interests" accounting treatment.

   High Point also agreed to use its best efforts to obtain a written agreement from each High Point affiliate, stating that (A) the affiliate shall not offer, sell, pledge, transfer or otherwise dispose of any shares of High Point common stock held by them and any shares of Lakeland common stock to be received by them as consideration, except in compliance with the applicable provisions of the Securities Act, and (B) the affiliate shall not sell or otherwise reduce its risk relative to any shares of Lakeland common stock during the period commencing 30 days prior to the consummation of the merger and will not sell or otherwise reduce their risk relative to any shares of Lakeland common stock until publication of financial results covering at least 30 days of combined operations of Lakeland and High Point.

   High Point and Lakeland agreed that they would not intentionally take or fail to take any action which would disqualify the merger from being treated as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of the Internal Revenue Code.

Acquisition Proposals and Termination Right

   High Point agreed that until the merger is completed, it will not solicit or initiate any inquiries or the making of any proposals with respect to any:

  .  business combination involving High Point;

  .  acquisition of any capital stock of High Point;

  . acquisition of 15% or more of the assets of High Point and its subsidiaries, taken as a whole;

  . acquisition by High Point of any material assets or capital stock of any other person; or

  .  combination of the foregoing (collectively, a "Competing Transaction").

In addition, High Point agreed not to negotiate or otherwise engage in discussions with any person with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the merger. However, at any time prior to the approval of the merger by the High Point stockholders, High Point may negotiate with any party who delivers a written proposal for a Competing Transaction which was not solicited or encouraged, if the High Point Board of Directors determines that failing to take such action would be a breach of its fiduciary duties and determines that such a proposal is, after consulting with Capital Consultants, more favorable to High Point's stockholders from a financial point of view than the merger. High Point agreed to immediately cease all existing activities, discussions and negotiations with any parties conducted prior to the date of the merger agreement with respect to any proposal for a Competing Transaction.

   If prior to the approval of the merger by the High Point stockholders, the High Point Board of Directors determines, in response to a written proposal for a Competing Transaction which was not solicited or encouraged after the date of the merger agreement, that its failure to withdraw, modify or change its recommendation in favor of the merger would be inconsistent with its fiduciary duties, then the High Point Board may withdraw or modify, in a manner adverse to Lakeland, its recommendation. In this event, High Point must provide Lakeland with two days prior written notice of its intention to withdraw or modify the recommendation.

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

   High Point agreed that as promptly as possible and in any event within 24 hours of receipt, to advise Lakeland in writing of the receipt of any inquiries, discussions, negotiations, or proposals relating to a Competing Transaction. High Point would furnish to Lakeland within 24 hours of such receipt an accurate description of all material terms of any such written proposal in addition to any information provided to any third party relating thereto. In addition, High Point agreed to immediately advise Lakeland, in writing, if the High Point Board of Directors makes any determination as to any Competing Transaction.

   If prior to the approval of the merger by the High Point stockholders, the Board of Directors of High Point determines, in response to a written proposal for a Competing Transaction which was not solicited or encouraged after the date of the merger agreement, that it must withdraw, modify or change its recommendation in favor of the merger and that a failure to do so would be inconsistent with its fiduciary duties, and that such Competing Transaction is more favorable to High Point's stockholders than the merger, then High Point may terminate the merger agreement and enter into an agreement with respect to such Competing Transaction. In this event, High Point must provide Lakeland written notice that it intends to terminate the merger agreement and identifying and describing the Competing Transaction. High Point must then deliver to Lakeland (1) a written notice of termination of the merger agreement, (2) a check in the amount of Lakeland's costs in the merger, (3) a written acknowledgment from High Point that the termination of the merger agreement and the entry into the other agreement for the Competing Transaction will be a "Purchase Event" as defined in the stock option agreement and that the stock option agreement shall be honored in accordance with its terms and
(4) a written acknowledgment from each other party to the Competing Transaction that it is aware of High Point's acknowledgment and waives any right it may have to contest the matters acknowledged by High Point.

Conditions

   Mutual Conditions. The obligations of Lakeland and High Point to effect the merger are subject to satisfaction of conditions, including:

  . the merger shall have been approved by the High Point and Lakeland stockholders;

  . all other authorizations, consents, orders or approvals of, and all expirations of waiting periods imposed by, any governmental authority which are necessary for the merger shall have been obtained or shall have occurred and shall be in full force and effect;

  . the SEC shall have declared the registration statement, of which this joint proxy statement/prospectus is a part, effective, and no stop order or similar restraining order suspending the effectiveness of the registration statement shall be in effect;

  . Lakeland shall have received (A) a letter, dated the date of the merger, from Arthur Andersen LLP, High Point's independent public accountants, to the effect that, for financial reporting purposes, it is unaware of any reason why High Point is not a poolable entity and (B) a letter, dated the date of the merger, from Radics & Co., LLC, Lakeland's former independent accountants, to the effect that, for financial reporting purposes, the merger qualifies for pooling-of-interests accounting treatment under general accepted accounting principles if consummated in accordance with the merger agreement;

  . no temporary restraining order, preliminary or permanent injunction or other order by any federal or state court in the United States which prevents the consummation of the merger shall have been issued and remain in effect;

  . High Point and Lakeland shall have received the Lowenstein Sandler tax opinion; and

  . at the merger, Lakeland shall have placed in "rabbi" trusts for the benefit of Michael A. Dickerson and Robert A. Vandenbergh an amount equal to the present value of the aggregate amounts that would be owed to Messrs. Dickerson and Vandenbergh, respectively, upon their estimated retirement dates pursuant to their respective agreements with High Point and NBSC. In addition, at the merger, High Point, Lakeland, Michael A. Dickerson and Robert A. Vandenbergh shall have executed a letter in form satisfactory to Lakeland and High Point pursuant to which the parties agree that after the merger, Lakeland will have no obligation to pay any additional amounts pursuant to such agreements.

   Conditions to Lakeland's Obligations. The obligations of Lakeland to consummate the merger are also subject to the fulfillment or waiver of several conditions:

  . the representations and warranties of High Point shall be true and correct in all material respects on the date of the merger agreement and on and as of the closing date as though made on and as of the closing date;

  . High Point shall have performed in all material respects each of its covenants under the merger agreement required to be performed at or prior to the completion of the merger;

  . during the period from October 1, 1998 through the closing date, there shall not have occurred any act, event or omission which shall have had a material adverse effect on High Point;

  . High Point shall have obtained all authorizations, consents, waivers and approvals required in connection with the execution, delivery and performance of the merger agreement, which shall be in full force and effect as of the closing date;

  . Lakeland shall have received satisfactory letters confirming applicable securities trading restrictions, from each person whom Lakeland reasonably determines to be an affiliate of High Point for purposes of the SEC's Rule 145 and assuring that the merger will be accounted for as a pooling of interests; and

  . prior to or at the completion of the merger, High Point shall have delivered to Lakeland the closing documents specified in the merger agreement.

   Conditions to Obligations of High Point to Consummate the Merger. The obligations of High Point to consummate the merger are also subject to the fulfillment or waiver of several conditions including:

  . the representations and warranties of Lakeland shall be true and correct in all material respects on the date of the merger agreement and on and as of the closing date as though made on and as of the closing date;

  . Lakeland shall have performed in all material respects each of its covenants under the merger agreement to be performed by Lakeland at or prior to the completion of the merger;

  . during the period from October 1, 1998 through the closing date, there shall not have occurred any act, event or omission which shall have had a material adverse effect on Lakeland; and

  . prior to or at the completion of the merger, Lakeland shall have delivered to High Point the closing documents specified in the merger agreement.

Where the law permits, a party to the merger agreement could elect to waive a condition to its obligation to complete the merger even though that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. If the Lowenstein Sandler tax opinion condition is waived by the companies, Lakeland and High Point will resolicit their respective stockholders to approve the merger.

Stock Options

   Each unexpired and unexercised High Point stock option granted under High Point's stock option plans will be automatically converted at the effective time of the merger. Each of these options will be converted into an option to purchase shares of Lakeland common stock equal to the number of shares of High Point common stock issuable immediately prior to the merger multiplied by the exchange ratio. The exercise price of the new Lakeland option will be equal to the exercise price of the corresponding High Point option divided by the

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exchange ratio. All other terms and conditions of this new Lakeland option will be identical to the terms and conditions of the High Point option immediately before the merger. However, with respect to any High Point option that is an "incentive stock option," the foregoing conversion shall be carried out in a manner satisfying the requirements of the Internal Revenue Code. In connection with the issuance of Lakeland options for High Point options, Lakeland shall reserve for issuance the number of shares of Lakeland common stock that will become issuable upon the exercise of the options.

Operations of NBSC After the Merger

   Lakeland intends to maintain NBSC as a separate subsidiary for a period of two years after the merger, unless required to do otherwise by law. Initially, the directors and executive officers of NBSC will remain in their positions after the merger, and Lakeland has no present intention to remove these directors and executive officers during the two year period so long as NBSC is managed in a manner consistent with Lakeland's overall business strategies. NBSC has agreed not to take any actions during the two-year transition period inconsistent with its covenants for operating High Point between December 7, 1998 and the closing date of the merger. Lakeland will have the right to expand the list of prohibited actions during the two-year period. One member of Lakeland's Board will serve as a director of NBSC and another will attend meetings as an observer. Lakeland anticipates that NBSC will be merged into one of its other bank subsidiaries two years after the merger.

High Point and Lakeland Dividend Reinvestment Plans

   High Point terminated its dividend reinvestment plan upon the execution of the merger agreement. Lakeland has a dividend reinvestment plan and all High Point stockholders who receive Lakeland common stock in the merger will be able to participate in the plan.

Termination

   The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time. The merger may be abandoned even if approved by High Point and Lakeland stockholders. Termination of the merger agreement can be made:

  .  by mutual written consent of Lakeland and High Point;

  . by either Lakeland or High Point if the merger is not completed on or before September 30, 1999, provided the terminating party is not in material breach of its obligations under the merger agreement;

  . by either Lakeland or High Point if the merger agreement is not approved at the High Point and Lakeland stockholder meetings;

  . by Lakeland or High Point, in the event of (A) a breach by the other party of any representation or warranty contained in the merger agreement, which breach has not been cured within thirty days of written notice and which breach, individually or in the aggregate when combined with other such breaches, would cause the applicable conditions of the merger agreement not to be met or (B) a material breach by the other party of any of the covenants or agreements contained in the merger agreement, which breach has not been cured within thirty days after the giving of written notice;

  . by High Point if any of its closing conditions have not been met or waived by High Point;

  . by Lakeland if any of its closing conditions have not been met or waived by Lakeland;

  . by Lakeland if the High Point Board of Directors withdraws or modifies its recommendation approving the merger in a manner adverse to Lakeland, or if the High Point Board refuses to affirm its recommendation as promptly as practicable after receipt of any written request from Lakeland;

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

  . by Lakeland if High Point breaches in any material respect any of its obligations under the stock option agreement; or

  .  by High Point if there is a superior Competing Transaction.

Effect of Termination

   Upon termination, the merger agreement, except for certain limited provisions, shall become void and have no effect without any liability on the part of any party or its directors, officers or stockholders. However, no party to the merger agreement shall be relieved of liability for a material breach of any material provision of the merger agreement. If it shall be judicially determined that termination of the merger agreement was caused by an intentional breach, then the breaching party is required to indemnify and hold harmless the other parties for their respective out-of-pocket costs, fees and expenses related to the merger.

   High Point agreed to pay Lakeland's merger costs if:

  .  High Point terminates the merger agreement due to a Competing
     Transaction;

  . Lakeland terminates the merger agreement due to the withdrawal or modification of the High Point Board merger recommendation in a manner adverse to Lakeland; or

  . Lakeland or High Point terminates the merger agreement due to the failure of the High Point stockholders to approve the merger and at that time (A) there is a publicly announced Competing Transaction with respect to High Point involving a third-party or (B) a third-party shall have filed an application or notice for approval to engage in a Competing Transaction, and within 12 months after the termination, High Point enters into or consummates a business combination.

A business combination is defined in the merger agreement to mean (1) a merger, consolidation, share exchange, business combination or similar transaction involving High Point, as a result of which the High Point stockholders prior to the transaction cease to own at least 85% of the voting securities of the entity resulting from the transaction, (2) a sale, lease, exchange, transfer or other disposition of more than 15% of the assets of High Point and its subsidiaries, taken as a whole or (3) the acquisition, by a person or group of beneficial ownership of more than 15% of the High Point common stock whether by tender or exchange offer or otherwise.

   If the merger agreement is terminated as described above, High Point is still required to satisfy its obligations under the stock option agreement.

Amendment and Waiver

   The merger agreement may only be amended or modified in a written instrument signed by the party against whom enforcement of the amendment or modification is sought. After the approval of the merger by a party's stockholders, no amendment shall be made to the exchange ratio without the approval of such party's stockholders.

   Except as otherwise required by law, any of the terms and conditions of the merger agreement may be waived at any time by the party or parties entitled to the benefit thereof. All waivers must be by a writing signed by the party or parties waiving the terms or conditions.

Fees and Expenses

   Lakeland and High Point will each pay their own expenses, except as described under "--Effect of Termination." The parties will share the expenses of printing, filing and mailing this joint proxy statement/prospectus and the registration statement.

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

                           THE STOCK OPTION AGREEMENT

   The following summary of the stock option agreement is qualified by reference to the complete text of the agreement, which is incorporated by reference and attached as annex D.

   On December 7, 1998, Lakeland and High Point also entered into a stock option agreement. Lakeland required High Point to enter into the stock option agreement to provide High Point with an incentive to complete the merger and to deter other parties from making a competing offer. Lakeland believes that the stock option agreement will make the completion of the merger more likely to occur. The option grants Lakeland the right to purchase up to 772,243 shares of High Point common stock at a price of $13.25 per share if the merger is terminated following certain events. These events include:

  . the High Point Board of Directors withdraws or modifies its recommendation in favor of the merger, other than due to a material breach by Lakeland;

  .  the High Point stockholders do not approve the merger, and at that time
     (A) there is a publicly announced Competing Transaction with respect to High Point involving a third party or (B) a third party shall have filed an application or notice for approval to engage in a Competing Transaction, and within twelve months after termination of the merger, High Point consummates or enters into an agreement or business combination for a Competing Transaction;

  . if High Point breaches in any material respect any of its representations, warranties or obligations under the stock option agreement; or

  . the merger agreement is terminated by High Point following receipt of an offer of a superior Competing Transaction.

   None of these triggering events has occurred as of the date of this joint proxy statement/ prospectus.

   The option will expire 270 days following the occurrence of any of the triggering events. The option also will expire at the effective time of the merger or if the merger agreement is terminated prior to a triggering event, with certain exceptions.

   After the occurrence of a triggering event and prior to the termination of the option, Lakeland will have the right to require High Point to repurchase the option at a formula price. In addition, High Point will have the right to repurchase any High Point common stock acquired by Lakeland pursuant to exercise of the option at a formula price.

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

                                 UNITED STATES
                        FEDERAL INCOME TAX CONSEQUENCES

   The following is a discussion of the material U.S. federal income tax consequences of the merger and does not purport to be a complete analysis or listing of all potential tax effects relative to a decision whether to vote for the merger. The discussion does not address all aspects of U.S. federal income taxation that may be applicable to certain High Point stockholders subject to special U.S. federal income tax treatment, including, without limitation, foreign persons, financial institutions, dealers in securities, insurance companies, tax-exempt entities and retirement plans. The discussion does not address the effect of applicable state, local or foreign tax laws, or the effect of any U.S. federal tax laws other than those pertaining to U.S. federal income tax. This discussion applies to High Point stockholders who hold their shares of High Point common stock as a capital asset within the meaning of
Section 1221 of the Internal Revenue Code; that is, High Point stockholders who do not hold their High Point common stock as (A) stock in trade, or other property of a kind which would properly be included in the inventory of the stockholder if on hand at the close of the taxable year, or (B) primarily for sale to customers in the ordinary course of the stockholder's trade or business.

   In the opinion of Lowenstein Sandler PC, counsel to Lakeland, if the merger occurs in accordance with the merger agreement, the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and each of High Point and Lakeland will be a party to the "reorganization" within the meaning of Section 368(b) of the Code. This opinion is based on the Code, regulations and rulings now in effect or proposed thereunder, current administrative rulings and practice and judicial precedent, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. The opinion is also based on certain assumptions regarding the factual circumstances that will exist at the effective time of the merger, including, without limitation, certain representations made by Lakeland and High Point. If any of these factual assumptions is inaccurate, the tax consequences of the merger could differ from those described herein.

   The following is a summary of the general U.S. federal income tax consequences of the merger to a High Point stockholder, and to Lakeland and High Point. No gain or loss will be recognized by a High Point stockholder with respect to Lakeland common stock received in the merger. The tax basis of Lakeland common stock received by a High Point stockholder in the merger will be equal to the tax basis of the shares of High Point common stock exchanged therefor, reduced by any amount of basis allocable to fractional share interests for which cash is received. For purposes of determining whether gain or loss on the subsequent disposition of Lakeland common stock received in the merger is long-term or short-term, the holding period of such shares of Lakeland common stock received by High Point stockholders will include the holding period of the shares of High Point common stock exchanged therefor. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation depending upon the holding period of such capital assets.

   The receipt of cash instead of fractional shares of Lakeland common stock by a High Point stockholder generally will result in taxable gain or loss to such stockholder for U.S. federal income tax purposes based on the difference between the amount of cash received by the stockholder and the stockholder's basis in the fractional shares as set forth above. This gain or loss will be a capital gain or loss.

   No gain or loss will be recognized by Lakeland or High Point as a result of the merger.

   The opinion of Lowenstein Sandler PC is not binding on the Internal Revenue Service. We intend this discussion to provide only a summary of the material federal income tax consequences of the merger. We do not intend that it be a complete analysis or description of all potential federal income tax consequences of the merger. In addition, we do not address tax consequences which may vary with, or are contingent upon, individual circumstances. Moreover, we do not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, we strongly urge you to consult your tax advisor to determine your particular United States federal, state, local or foreign income or other tax consequences resulting from the merger, with respect to your individual circumstances.

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

                                 THE COMPANIES

High Point

   For more complete information about High Point, including financial statements and management's discussion and analysis of those financial statements, please refer to High Point's Annual Report on Form 10-K and Quarterly Report on Form 10-Q delivered with this joint proxy statement/prospectus.

   Description of the Business

   High Point Financial Corp. is a bank holding company with one subsidiary, The National Bank of Sussex County (NBSC).

   High Point commenced operations on April 1, 1983. High Point's primary business is managing and supervising NBSC.

   NBSC was organized as The Branchville National Bank in 1933, and became The National Bank of Sussex County in 1957. It is a federally chartered national banking association and a member of the Federal Reserve System, and its deposits are insured by the Federal Deposit Insurance Corporation. NBSC is a full service commercial bank with nine branches, an operations center, and an administration center -- all within Sussex County, New Jersey. Its customers primarily are individuals who reside in, and small to medium-sized businesses that are located in, northwestern New Jersey.

   NBSC accepts deposits, makes loans, and offers annuities and life insurance. NBSC also provides full securities brokerage services, including mutual funds and variable annuities, in cooperation with Linsco/Private Ledger and provides insurance services through a joint venture with van den Heuval Fountain, Inc.

   At March 31, 1999, High Point and its subsidiaries had assets of $269.2 million, deposits of $228.8 million and stockholders' equity of $24.5 million. At December 31, 1998, High Point and its subsidiaries had total assets of $259.0 million, deposits of $222.9 million, and stockholders' equity of $24.3 million.

Lakeland

   Description of Business

   General. Lakeland, a New Jersey corporation, is a bank holding company registered with and supervised by the Board of Governors of the Federal Reserve System. Lakeland was organized in March of 1989 and commenced operations on May 19, 1989, upon the acquisition of all of the outstanding stock of Lakeland Bank, formerly named Lakeland State Bank. Lakeland's primary business consists of managing and supervising Lakeland Bank and its other subsidiary bank, Metropolitan State Bank. The principal source of Lakeland's income is dividends paid by Lakeland Bank and Metropolitan State Bank. At March 31, 1999, Lakeland and its subsidiaries had assets of $556.3 million, deposits of $496.8 million and stockholders' equity of $53.9 million. At December 31, 1998, Lakeland and its subsidiaries had assets of $548.6 million, deposits of $488.9 million, and stockholder's equity of $53.3 million.

   This description of Lakeland's business and the Management's Discussion and Analysis of Financial Condition and Results of Operations which follows contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These uncertainties include, but are not limited to, the following: uncertainties relating to general economic conditions; uncertainties relating to the determination of Lakeland's provision for loan losses and allowance for loan losses; uncertainties relating to the analysis of Lakeland's assessment of rate sensitive assets and rate sensitive liabilities and relating to the extent to which market factors indicate that a financial institution such as

Lakeland should match such assets and liabilities; the impact of competition among financial institutions and between financial institutions and other sources of credit; the ability of Lakeland to integrate Metropolitan State Bank, which was acquired by Lakeland on February 20, 1998; the impact of off-balance sheet obligations; changes to the presentation of financial results and condition resulting from adoption of new accounting principles or upon the advice of Lakeland's independent auditors or the staff of various regulatory agencies; unanticipated demands upon Lakeland's liquidity; unanticipated failure or malfunction of Lakeland's information systems; changes in, or failure to comply with governmental regulations; the costs and other effects of administrative and legal proceedings; the continued financial viability of Lakeland's borrowers; the continued financial viability of the issuers of securities within Lakeland's investment portfolio; labor and employment benefit costs; and other factors referenced herein or in other filings or written or oral statements made by or on behalf of Lakeland. The words "believe," "expect," "anticipate," "project" and similar expressions identify "forward-looking statements." These forward looking statements speak only as of the date that the statement is made. Lakeland undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

   Lakeland Bank was organized as Lakeland State Bank on May 19, 1969, and both Lakeland Bank and Metropolitan State Bank are state banking associations the deposits of which are insured by the Federal Deposit Insurance Corporation ("FDIC"). Neither Lakeland Bank nor Metropolitan State Bank is a member of the Federal Reserve System. Lakeland Bank and Metropolitan State Bank are full-service commercial banks, offering a complete range of consumer, commercial, and trust services. Lakeland Bank's 16 branch offices are located in the following four New Jersey counties: Morris, Passaic, Sussex, and Bergen. Metropolitan State Bank was organized in 1987 and acquired by Lakeland in February, 1998. Metropolitan State Bank conducts business through its main office and one branch office located in Morris and Essex counties, respectively.

   Commercial Bank Services. Through its bank subsidiaries, Lakeland offers a broad range of lending, depository, and related financial services to individuals and small to medium sized businesses in its northern New Jersey market area. In the lending area, these services include short and medium term loans, lines of credit, letters of credit, inventory and accounts receivable financing, real estate construction loans and mortgage loans. Depository products include: demand deposits, savings accounts, and time accounts. In addition, Lakeland offers collection, wire transfer, and night depository services.

   Consumer Banking. Lakeland also offers a broad range of consumer banking services, including checking accounts, savings accounts, NOW accounts, money market accounts, certificates of deposit, secured and unsecured loans, consumer installment loans, mortgage loans, safe deposit services, and traveler's cheques. Lakeland Bank also provides discount brokerage services to its customers through a third party.

   Supervision and Regulation

   Lakeland. Lakeland is a registered bank holding company under the Federal Bank Holding Company Act of 1956. Lakeland is required to file with the Federal Reserve Board an annual report and additional information as the Federal Reserve Board may require pursuant to that act. Lakeland is subject to examination by the Federal Reserve Board.

   The Holding Company Act limits the activities which Lakeland and its subsidiaries may engage in to those of banking, the ownership and acquisition of assets and securities of banking organizations, the management of banking organizations, and to certain non-banking activities which the Federal Reserve Board finds to be so closely related to banking or managing or controlling a bank as to be a proper incident thereto. The Federal Reserve Board is empowered to differentiate between activities by a bank holding company or a subsidiary thereof and activities commenced by acquisition of a going concern. Lakeland is required to obtain the prior approval of the Federal Reserve Board before it may acquire all or substantially all of the assets of any bank or bank holding company, if, after such acquisition, it will own or control more than 5% of the voting shares of the bank or bank holding company.

   With respect to non-banking activities, the Federal Reserve Board has by regulation determined that several non-banking activities are closely related to banking and thus may be performed by bank holding companies. Although Lakeland's management periodically reviews other avenues of business opportunities that are included in that regulation, Lakeland has no present plans to engage in any of these activities other than providing discount brokerage services through a third party.

   Subsidiary banks of a bank holding company are also subject to certain restrictions imposed by the Federal Reserve Board. These restrictions relate to the extension of credit to the bank holding company or any of its subsidiaries, investments in the stock or other securities of the holding company or its subsidiaries, and the acceptance of such stocks or securities as collateral for loans. Moreover, subsidiaries of bank holding companies are prohibited from engaging in certain tie-in arrangements with the holding company or any of its other subsidiaries in connection with any extension of credit or lease or sale of property or furnishing of services.

   The policy of the Federal Reserve Board provides that a bank holding company is expected to act as a source of financial strength to its subsidiary banks and to commit resources to support such subsidiary banks in circumstances in which it might not do so absent such policy.

   The Riegle-Neal Interstate Banking and Branching Efficiency Act permits bank holding companies to acquire banks in states other than their home state, regardless of applicable state law. This act also authorizes banks to merge across state lines, thereby creating interstate branches. Under the act, each state had the opportunity either to "opt out" of this provision, thereby prohibiting interstate branching in the state, or to "opt in" prior to the June 1, 1997 effective date of this legislation. Furthermore, a state may "opt in" with respect to de novo branching, thereby permitting a bank to open new branches in a state in which the bank does not already have a branch. Without de novo branching, an out-of-state bank can enter the state only by acquiring an existing bank. During 1996, New Jersey enacted legislation to opt-in with respect to earlier interstate banking and branching and the entry into New Jersey of foreign country banks. New Jersey did not authorize de novo branching into the state.

   Lakeland Bank and Metropolitan State Bank. Lakeland Bank and Metropolitan State Bank are state chartered banking associations subject to supervision and examination by the New Jersey Department of Banking and the FDIC. The regulations of the State of New Jersey and FDIC govern most aspects of their business, including reserves against deposits, loans, investments, mergers and acquisitions, borrowings, dividends, and location of branch offices. Lakeland Bank and Metropolitan State Bank are subject to certain restrictions imposed by law on, among other things, (1) the maximum amount of obligations of any one person or entity which may be outstanding at any one time, (2) investments in stock or other securities of Lakeland or any subsidiary of Lakeland, and (3) the taking of such stock or securities as collateral for loans to any borrower.

   Under the Community Reinvestment Act a state bank has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community. The act requires the FDIC, in connection with its examination of a state non-member bank, to assess the bank's record of meeting the credit needs of its community and to take that record into account in its evaluation of certain applications by the bank. Under the FDIC's evaluation system, the FDIC focuses on three tests: (1) a lending test, to evaluate the institution's record of making loans in its service areas; (2) an investment test, to evaluate the institution's record of investing in community development projects, affordable housing and programs benefiting low or moderate income individuals and businesses; and (3) a service test, to evaluate the institution's delivery of services through its branches, ATMs and other offices.

   Securities and Exchange Commission. Lakeland common stock is registered with the SEC under the Securities Exchange Act of 1934. As a result, Lakeland and its officers, directors, and major stockholders are obligated to file certain reports with the SEC. Furthermore, Lakeland is subject to proxy and tender offer rules promulgated pursuant to that act.

   Effect of Government Monetary Policies. The earnings of Lakeland are and will be affected by domestic economic conditions and the monetary and fiscal policies of the U.S. government and its agencies.

   The monetary policies of the Federal Reserve Board have had, and will likely continue to have, an important impact on the operating results of commercial banks through the Federal Reserve Board's power to implement national monetary policy in order to, among other things, curb inflation or combat recession. The Federal Reserve Board has a major effect upon the levels of bank loans, investments and deposits through its open market operations in U.S. government securities and through its regulation of, among other things, the discount rate of borrowings of banks and the reserve requirements against bank deposits. It is not possible to predict the nature and impact of future changes in monetary fiscal policies.

   Financial Institutions Reform, Recovery and Enforcement Act. The Financial Institutions Reform, Recovery and Enforcement Act of 1989 restructured the regulation, supervision, and deposit insurance of savings and loan associations and federal savings banks whose deposits were formerly insured by the Federal Savings and Loan Insurance Corporation. A separate fund, the Bank Insurance Fund, was established for banks.

   The Financial Institutions Act and the Crime Control Act of 1990 expanded the enforcement powers available to federal banking regulators including providing greater flexibility to impose enforcement actions, expanding the persons dealing with a bank who are subject to enforcement actions, and increasing the potential civil and criminal penalties.

   Under the Financial Institutions Act, failure to meet capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC. Furthermore, under the act, a depository institution insured by the FDIC can be held liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with (1) the default of a commonly controlled FDIC-insured depository institution or (2) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. The act also imposes certain independent appraisal requirements upon a bank's real estate lending activities and further imposes certain loan-to-value restrictions on a bank's real estate lending activities.

   Capital Adequacy Guidelines. The Federal Reserve Board has adopted Risk-Based Capital Guidelines. These guidelines establish minimum levels of capital and require capital adequacy to be measured in part upon the degree of risk associated with certain assets. Under these guidelines all banks and bank holding companies must have a core or Tier I capital-to-risk-weighted-assets ratio of at least 4% and a total capital-to-risk-weighted-assets ratio of at least 8%. At December 31, 1998, Lakeland's Tier I capital to risk-weighted assets ratio and total capital to risk-weighted assets ratio were 15.58% and 16.67%, respectively.

   In addition, the Federal Reserve Board and the FDIC have approved leverage ratio guidelines (Tier I capital to average quarterly assets, less goodwill) for bank holding companies such as Lakeland. These guidelines provide for a minimum leverage ratio of 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. All other holding companies will be required to maintain a leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points. Lakeland's leverage ratio was 9.33% at December 31, 1998.

   Under the Federal Deposit Insurance Corporation Improvement Act of 1991, federal banking agencies have established certain additional minimum levels of capital which accord with guidelines established under that act.

   Dividend Restrictions. Lakeland is a legal entity separate and distinct from Lakeland Bank or Metropolitan State Bank. Virtually all of the revenue of Lakeland available for payment of dividends on its capital stock will result from amounts paid to Lakeland by Lakeland Bank and/or Metropolitan State Bank. These dividends are subject to various limitations imposed by federal and state laws and by regulations and policies adopted by federal and state regulatory agencies. Under New Jersey law, a bank may not pay dividends unless, following the dividend payment, the capital stock of the bank would not be impaired and either (1) the bank will have a surplus of not less than 50% of its capital stock, or, if not, (2) the payment of the dividend will not reduce the surplus of the bank.

   If, in the opinion of the FDIC, a bank is engaged in or is about to engage in an unsafe or unsound practice, which could include the payment of dividends, the FDIC may require the bank to cease and desist from the practice or require the bank to limit dividends in the future. The Federal Reserve Board has similar authority with respect to bank holding companies. In addition, the Federal Reserve Board and the FDIC have issued policy statements which provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings. Regulatory pressures to reclassify and charge-off loans and to establish additional loan loss reserves can have the effect of reducing current operating earnings and thus impacting an institution's ability to pay dividends. Further, as described herein, the regulatory authorities have established guidelines with respect to the maintenance of appropriate levels of capital by a bank or bank holding company under their jurisdiction. Compliance with the standards set forth in these policy statements and guidelines could limit the amount of dividends which Lakeland and its subsidiary banks may pay. Under the Federal Deposit Improvement Act, banking institutions which are deemed to be "undercapitalized" will, in most instances, be prohibited from paying dividends.

   Federal Deposit Insurance Corporation Improvement Act of 1991. Enacted in December 1991, this act substantially revised the bank regulatory provisions of the Federal Deposit Insurance Act and several other federal banking statutes. Among other things, the act requires federal banking agencies to broaden the scope of regulatory corrective action taken with respect to banks that do not meet minimum capital requirements and to take such actions promptly in order to minimize losses to the FDIC. Under the act, federal banking agencies were required to establish minimum levels of capital (including both a leverage limit and a risk-based capital requirement) and specify for each capital measure the levels at which depository institutions will be considered "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized."

   Under regulations adopted under these provisions, for an institution to be well capitalized it must have a total risk-based capital ratio of at least 10%, a Tier I risk-based capital ratio of at least 6% and a Tier I leverage ratio of at least 5% and not be subject to any specific capital order or directive. For an institution to be adequately capitalized it must have a total risk-based capital ratio of at least 8%, a Tier I risk-based capital ratio of at least 4% and a Tier I leverage ratio of at least 4% (or in some cases 3%). Under the regulations, an institution will be deemed to be undercapitalized if it has a total risk-based capital ratio that is less than 8%, a Tier I risk-based capital ratio that is less than 4%, or a Tier I leverage ratio of less than 4% (or in some cases 3%). An institution will be deemed to be significantly undercapitalized if it has a total risk-based capital ratio that is less than 6%, a Tier I risk-based capital ratio that is less than 3%, or a leverage ratio that is less than 3% and will be deemed to be critically undercapitalized if it has a ratio of tangible equity to total assets that is equal to or less than 2%. An institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating or is deemed to be in an unsafe or unsound condition or to be engaging in unsafe or unsound practices.

   In addition, the act requires banking regulators to promulgate standards in a number of other important areas to assure bank safety and soundness, including internal controls, information systems and internal audit systems, credit underwriting, asset growth, compensation, loan documentation and interest rate exposure.

   As FDIC insured banks, Lakeland Bank and Metropolitan State Bank are required to pay premiums. The FDIC currently requires insured institutions to pay anywhere from $0.00 to $0.27 per $100 of insured deposits. A bank's premium rate is based on the FDIC's assessment of the bank's capitalization and the amount of concern that the bank generates among regulators. Although Lakeland Bank and Metropolitan State Bank were not liable for FDIC premiums in 1998, Lakeland Bank and Metropolitan State Bank and all other members of the Bank Insurance Fund are required to help fund interest payment obligations that the Financing Corporation has assumed to recapitalize the Federal Savings and Loan Insurance Corporation. The Financing Corporation premium is $0.0128 per $100 of deposits.

   Proposed Legislation. From time to time proposals are made in Congress, the New Jersey State Legislature, and before various bank regulatory authorities which would alter the powers of, and place restrictions on, different types of banking organizations. It is impossible to predict the impact, if any, of potential legislative trends on the business of Lakeland and its subsidiaries.

   In accordance with federal law providing for deregulation of interest on all deposits, banks and thrift organizations are now unrestricted by law or regulation from paying interest at any rate on most time deposits. It is not clear whether deregulation and other pending changes in certain aspects of the banking industry will result in further increases in the cost of funds in relation to prevailing lending rates.

   Competition. Lakeland operates in a highly competitive market environment within northern New Jersey. Three major multi-bank holding companies in addition to several large independent regional banks and several large multi-state thrift holding companies operate within Lakeland's market area. These larger institutions have substantially larger lending capacities and typically offer services which Lakeland does not.

   In recent years the financial services industry has expanded rapidly as barriers to competition within the industry have become less significant. Within this industry, banks must compete not only with other banks and traditional financial institutions, but also with other business corporations that have begun to provide financial services.

   Concentration. Lakeland is not dependent for deposits or exposed by loan concentrations to a single customer or a small group of customers the loss of any one or more of which would have a material adverse effect upon the financial condition of Lakeland.

   Employees. At December 31, 1998, Lakeland employed 267 persons.

   Properties

   Lakeland's principal office is located at 250 Oak Ridge Road, Oak Ridge, New Jersey.

   Lakeland operates 18 banking locations located in Passaic, Morris, Sussex, Bergen, and Essex Counties, New Jersey. Lakeland Bank's Wantage office is leased under a lease expiring October 31, 2006. Lakeland Bank's Rockaway office is under a lease expiring May 15, 2009. Lakeland Bank's Newton office is under a lease expiring October 1, 2000. Lakeland Bank's Wharton Office is under a lease, expiring August 22, 2005. Lakeland Bank's Ringwood office is under a lease, expiring March 1, 2003. Lakeland Bank's Wyckoff office is under a lease, expiring May 31, 2000. Metropolitan State Bank's Fairfield office is under a lease, expiring March 1, 2001. For information regarding all of Lakeland's rental obligations, see Notes to Lakeland's Consolidated Financial Statements included in this joint proxy statement/prospectus.

   All other offices of Lakeland are owned and are unencumbered.

   Legal Proceedings

   There are no significant pending legal proceedings involving Lakeland other than those arising out of routine operations. Lakeland's management does not anticipate that the ultimate outcome of Lakeland's litigation will have a material effect on the financial condition or results of operations of Lakeland on a consolidated basis.

   Changes in Certifying Accountants

   On December 14, 1998, Lakeland's Board of Directors dismissed its independent public accountants, Radics & Co., LLC. The dismissal became effective on March 24, 1999, upon the filing of Radics' report with the SEC as part of Lakeland's Annual Report on Form 10-K for the year ended December 31, 1998.

   Radics' reports on the financial statements of Lakeland for the most recent two years for which such reports have been issued do not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During Lakeland's two most recent fiscal years ended December 31, 1998, and through March 24, 1999, there have been no disagreements between Lakeland and Radics on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Radics would have caused them to make a reference to the subject matter of the disagreement in connection with their reports. During Lakeland's two most recent fiscal years ended December 31, 1998, and through March 24, 1999, Lakeland has not been advised of any matters described in Item 304(a)(1)(v)(A) through (D) of Regulation S-K promulgated by the SEC.

   Radics has addressed a letter to the SEC stating their agreement with the foregoing statements.

   The Lakeland Board of Directors solicited bids for the performance of auditing services for 1999. Bids were received by three accounting firms, including Radics. Based on a review of the competing bids, the Lakeland Board of Directors believed that the selection of Grant Thornton LLP would be in the best interests of Lakeland.

   On December 14, 1998, Lakeland engaged Grant Thornton as its independent public accountants to audit Lakeland's financial statements beginning with the financial statements for the quarter ending March 31, 1999. During Lakeland's two most recent fiscal years ended December 31, 1998, and through March 24, 1999, neither Lakeland nor someone on its behalf consulted with Grant Thornton regarding any of the matters listed in Item 304(a)(2)(i) and (ii) of Regulation S-K. Grant Thornton has served as the independent public accountants for Metropolitan State Bank since 1996.

   Recent Changes in Organization

   On May 10, 1999, Lakeland named Roger Bosma its President and Chief Executive Officer, effective June 1, 1999. Mr. Bosma also became a director of both Lakeland and its subsidiary, Lakeland Bank, effective June 1, 1999. Lakeland made the following additional organizational changes effective June 1, 1999:

  .  John W. Fredericks became the Chairman of both Lakeland and Lakeland
     Bank;

  . Robert B. Nicholson became the Vice Chairman of both Lakeland and Lakeland Bank;

  . Arthur L. Zande became Vice President and Treasurer of Lakeland, President of Lakeland Bank and will continue as Chief Executive Officer of Lakeland Bank; and

  .  Bruce G. Bohuny became Senior Vice President-Real Estate of Lakeland.

   Management's Discussion and Analysis of Financial Condition and Results of Operations for the Years Ended December 31, 1998, 1997 and 1996

   Financial Review. Lakeland reported net income of $5.7 million for the year ended December 31, 1998, an increase of $404,633 or 7.61% compared to $5.3 million for the year ended December 31, 1997. Net income per share (basic and diluted) increased $.04 to $.67 per share for the year ended December 31, 1998, as compared to $.63 per share for the year ended December 31, 1997. Increases in net interest income, derived primarily from an average volume increase in the loan portfolio, an increase in other income, and a decrease in the provision for loan losses were partially offset by increases in other expenses and income tax expense. Net income in 1997 decreased by $29,619 or .55% as compared to $5.35 million in 1996. As of December 31, 1998, Lakeland had total assets of $548.6 million, an increase of $40.8 million or 8.04% compared to $507.7 million at December 31, 1997.

   Lakeland's return on average assets and average stockholders' equity was 1.11% and 11.28%, respectively, for 1998, compared to 1.10% and 11.46%, respectively, in 1997 and 1.22% and 13.15%, respectively, in 1996. The decline in the return on average stockholders' equity since 1996 primarily reflects increases in stockholders' equity resulting primarily from profitable operations over this period along with increased capital generated by shares of Lakeland common stock sold to existing shareholders pursuant to Lakeland's dividend reinvestment program.

   Lakeland's gross loan portfolio increased $20.3 million or 6.97% from $291.4 million at December 31, 1997, to $311.7 million at December 31, 1998. This increase consisted of commercial loan increases of $6.4 million, mortgage (including construction) loan increases of $14.3 million, and consumer installment (including home equity and improvement)loan decreases of $389,000.

   The investment portfolio, including both held to maturity and available for sale securities, increased $24.8 million or 15.57% from $159.3 million at December 31, 1997, to $184.1 million at December 31, 1998. The investment portfolio contains net unrealized gains of $6.1 million at December 31, 1998, an increase of $2.3 million from the net unrealized gain of $3.8 million in the portfolio at December 31, 1997. Included in unrealized gains at December 31, 1998, and 1997 are $4.4 million and $2.8 million, respectively, related to shares of High Point common stock. Should the merger be consummated, the unrealized gain on these High Point shares would be eliminated. Cash and cash equivalents decreased $6.1 million, or 14.82% to $35.1 million at December 31, 1998, from $41.2 million at December 31, 1997. This decrease was partially the result of a $4.2 million reduction in cash and due from banks, which is due to a reserve reduction strategy implemented in 1998. Cash and cash equivalents represented 6.4% and 8.1% of total assets at December 31, 1998, and 1997, respectively.

   Total deposits increased $35.4 million or 7.81% from $453.5 million at December 31, 1997, to $488.9 million at December 31, 1998. This increase consisted of non-interest-bearing demand deposit increases of $9.6 million, savings and interest-bearing demand deposit increases of $17.5 million, and time deposit increases of $8.4 million.

   Interest Income. Interest income increased $1.5 million or 4.58% to $34.9 million in 1998. In 1997, interest income increased $2.7 million or 8.70% to $33.4 million from $30.7 million in 1996.

   The increase in 1998 was attributable to an increase in average interest earning assets of $29.8 million or 6.70%, partially offset by a 15 basis point decline in average yield. Interest income on loans increased $1.6 million, or 6.68%, to $25.1 million in 1998 from $23.5 million in 1997, due to an increase in average loan balances offset partially by a decrease in average yield. During 1998 average loans increased $21.3 million. These increased average balances were partially offset by an 8 basis point decrease in the average yield on loans.

   Interest income on taxable investment securities decreased $454,000 or 5.89% to $7.3 million in 1998, due to a $1.7 million, or 1.33%, decrease in the average balance of such securities, along with a 29 basis point decrease in average yield.

   Interest income on tax-exempt investment securities increased $342,000 or 27.49% to $1.6 million in 1998 from $1.2 million in 1997, due to an $8.4 million increase in the average balance outstanding, offset partially by a decline in average yield of 12 basis points.

   Interest income on federal funds sold increased $73,000 or 7.73% to $1 million in 1998 from $949,000 in 1997, due primarily to a $1.8 million increase in the average balance outstanding, which was partially offset by an 11 basis point decrease in average yield.

   The $2.7 million increase in interest income in 1997 was attributable to an increase in average interest earning assets of $39.9 million or 9.85%. Interest income on loans increased $2.1 million, or 9.60%, to $23.5 million in 1997 from $21.4 million in 1996, due to an increase in average loan balances offset partially by a decrease in average yield. During 1997 average loans increased $28.4 million. These increased average balances were partially offset by a 15 basis point decrease in the average yield on loans.

   Interest income on taxable investment securities increased $255,000 or 3.42% to $7.7 million in 1997 from $7.5 million in 1996 due to a $4.0 million, or 3.30%, increase in the average balance of such securities. The average yield on taxable investment securities remained little changed in 1997 at 6.15% as compared to 6.14% in 1996.

   Interest income on tax-exempt investment securities increased $153,000 or 14.02% to $1.2 million in 1997 from $1.1 million in 1996. A $4.0 million increase in the average balance of such securities was partially offset by a 13 basis point decrease in average yield.

   Interest income on federal funds sold increased $207,000 or 27.97% to $949,000 in 1997 from $742,000 in 1996, due primarily to a $3.5 million increase in average balance along with a 13 basis point increase in average yield.

   Interest Expense. The increase in Lakeland's earning asset base was funded in part by increased deposits. Interest paid on deposits during 1998 increased $52,000 or .41% to $12.81 million from $12.76 million in 1997, as a result of increased average balances. While the average volume of interest-bearing deposits increased $13.0 million or 3.75% during 1998, the average rate paid on those deposits decreased by 12 basis points. Interest expense on time deposits decreased $163,000 or 2.16% from $7.7 million in 1998 to $7.5 million in 1997. During 1998, the average volume of time deposits decreased $729,000, and the average rate paid on time deposits decreased by 8 basis points. Interest expense on interest-bearing demand deposits increased $457,000 or 22.38%. During 1998, the average volume of interest-bearing demand deposits increased $13.2 million, or 15.33%, and the average rate paid on interest-bearing demand deposits increased by 15 basis points from 2.37% during 1997 to 2.52% during 1998. Interest expense on savings and club deposits decreased by $242,000 or 8.04%. During 1998, the average volume of savings deposits increased by $524,000, while the average rate paid on savings deposits decreased by 22 basis points from 2.60% during 1997 to 2.38% during 1998. Total interest expense increased $84,000 or .65%, reflecting the aforementioned factors affecting deposits along with a $32,000 increase in interest expense on borrowed money.

   Interest paid on deposits during 1997 increased $1.1 million or 9.88% to $12.8 million from $11.6 million in 1996, as a result of increased average balances. While the average volume of interest-bearing deposits increased $31.7 million or 10.08% during 1997, the average rate paid on those deposits remained unchanged. During 1997 the average volume of time deposits increased $19.2 million, while the average rate paid on time deposits increased by 9 basis points. During 1997 the average volume of interest-bearing demand deposits increased $11.4 million or 15.25%, and the average rate paid on interest-bearing demand deposits increased by 20 basis points from 2.17% during 1996 to 2.37% in 1997. Interest expense on savings deposits decreased by $416,000 or 12.15%. During 1997 the average volume of savings deposits increased by $1.1 million, while the average rate paid on savings deposits decreased by 39 basis points from 2.99% during 1996 to 2.60% during 1997. Total interest expense increased $1.1 million or 9.65%, reflecting the aforementioned factors affecting deposits offset by a $10,000 decrease in interest expense on borrowed money.

   Net Interest Income. Net interest income, typically the largest component of Lakeland's income, is the difference between interest and fees earned on loans and other interest earning assets, and interest paid on deposits and other funding sources.

   The following table reflects the components of Lakeland's net interest income, setting forth for the years presented, (1) average assets, liabilities and stockholders' equity, (2) interest income earned on interest-earning assets and interest expense paid on interest-bearing liabilities, (3) average yields earned on interest-earning assets and average rates paid on interest-bearing liabilities, (4) Lakeland's net interest spread (i.e., the average yield on interest-earning assets less the average cost of interest-bearing liabilities, and (5) Lakeland's net yield on interest-earning assets. Rates are not computed on a taxable equivalent basis.

                                                     Year Ended December 31,
                          --------------------------------------------------------------------------------
                                    1998                       1997                       1996
                          -------------------------- -------------------------- --------------------------
                                             Average                    Average                    Average
                                    Interest  Rates            Interest  Rates            Interest  Rates
                          Average   Income/  Earned/ Average   Income/  Earned/ Average   Income/  Earned/
                          Balance   Expense   Paid   Balance   Expense   Paid   Balance   Expense   Paid
                          --------  -------- ------- --------  -------- ------- --------  -------- -------
                                                     (dollars in thousands)
Interest-earnings
 assets:
 Loans(A)...............  $296,081  $25,071   8.47%  $274,733  $23,502   8.55%  $246,355  $21,443   8.70%
 Taxable investment
  securities(B).........   123,728    7,256   5.86    125,396    7,710   6.15    121,389    7,455   6.14
 Tax-exempt investment
  securities............    35,353    1,586   4.49     27,002    1,244   4.61     22,994    1,091   4.74
 Federal funds sold.....    19,276    1,022   5.30     17,526      949   5.41     14,044      742   5.28
                          --------  -------          --------  -------          --------  -------
 Total interest-earning
  assets................   474,438   34,935   7.36    444,657   33,405   7.51    404,782   30,731   7.59
                                    -------                    -------                    -------
Non-interest-earning
 assets:
 Allowance for loan
  losses................    (3,815)                    (3,663)                    (3,528)
 Other assets...........    44,003                     41,459                     36,596
                          --------                   --------                   --------
 Total assets...........  $514,626                   $482,453                   $437,850
                          ========                   ========                   ========
Interest-bearing
 liabilities:
 Interest-bearing demand
  deposits..............  $ 99,313    2,499   2.52   $ 86,142    2,042   2.37   $ 74,741    1,619   2.17
 Savings and club
  deposits..............   116,146    2,767   2.38    115,622    3,009   2.60    114,546    3,425   2.99
 Time deposits..........   143,530    7,547   5.26    144,259    7,710   5.34    125,056    6,569   5.25
 Borrowings.............     3,959      196   4.95      3,263      164   5.03      3,750      174   4.64
                          --------  -------          --------  -------          --------  -------
 Total interest-bearing
  liabilities...........   362,948   13,009   3.58    349,286   12,925   3.70    318,093   11,787   3.71
                                    -------                    -------                    -------
Non-interest-bearing
 liabilities:
 Demand deposits........    98,076                     84,619                     76,780
 Other liabilities......     2,865                      2,105                      2,290
Stockholders' equity....    50,737                     46,443                     40,687
                          --------                   --------                   --------
 Total liabilities and
  stockholders' equity..  $514,626                   $482,453                   $437,850
                          ========                   ========                   ========
Net interest income/net
 interest spread........            $21,926   3.78%            $20,480   3.81%            $18,944   3.88%
                                    =======   ====             =======   ====             =======   ====
Net yield on interest-
 earning assets(C)......                      4.62%                      4.61%                      4.68%
                                              ====                       ====                       ====

--------
(A) Includes non-accrual loans, the effect of which is to reduce the yield earned on loans, and deferred loan fees.
(B) Includes certificates of deposit and interest-bearing cash accounts.
(C) Net interest income divided by average interest-earning assets.

   Volume/Rate Analysis. The following table analyzes net interest income in terms of changes in the volume of interest-earning assets and interest-bearing liabilities and changes in yields and rates. The table reflects the extent to which changes in Lakeland's interest income and interest expense are attributable to changes in volume (changes in volume multiplied by prior year rate) and changes in rate (changes in rate multiplied by prior year volume). Changes attributable to the combined impact of volume and rate have been allocated proportionately to changes due to volume and changes due to rate.

                                       Year Ended December 31,
                            ---------------------------------------------------
                                1998 vs. 1997              1997 vs. 1996
                            ------------------------  -------------------------
                              Increase                  Increase
                             (Decrease)                (Decrease)
                               Due to                    Due to
                             change in       Total     change in       Total
                            -------------  Increase   -------------   Increase
                            Volume  Rate   (Decrease) Volume  Rate   (Decrease)
                            ------  -----  ---------  ------  -----  ----------
                                            (in thousands)
Interest income:
 Loans..................... $1,793  $(224)  $1,569    $2,434  $(375)   $2,059
 Taxable investment
  securities...............   (100)  (354)    (454)      243     12       255
 Tax-exempt investment
  securities...............    375    (33)     342       184    (31)      153
 Federal funds sold........     93    (20)      73       188     19       207
                            ------  -----   ------    ------  -----    ------
  Total interest income....  2,161   (631)   1,530     3,049   (375)    2,674
                            ------  -----   ------    ------  -----    ------
Interest expense:
 Interest-bearing demand
  deposits.................    323    134      457       264    159       423
 Savings and club
  deposits.................     14   (256)    (242)       32   (448)     (416)
 Time deposits.............    (41)  (122)    (163)    1,026    115     1,141
 Borrowings................     35     (3)      32       (24)    14       (10)
                            ------  -----   ------    ------  -----    ------
 Total interest expense....    331   (247)      84     1,298   (160)    1,138
                            ------  -----   ------    ------  -----    ------
Net interest income........ $1,830  $(384)  $1,446    $1,751  $(215)   $1,536
                            ======  =====   ======    ======  =====    ======

   For the year ended 1998, net interest income increased $1.4 million to $21.9 million from $20.5 million in 1997. This increase was attributable to an increase in the volume of average net interest earning assets. A $16.1 million increase in the excess of average interest-earning assets over average interest-bearing liabilities was offset in part by a 3 basis point decrease in the net interest spread. The net yield on interest-earning assets increased to 4.62% in 1998 from 4.61% in 1997. For the year ended 1997, net interest income increased $1.5 million to $20.5 million from $18.9 million in 1996. This increase was attributable to an increase in the volume of average net interest earning assets. An $8.7 million increase in the excess of average interest-earning assets over average interest-bearing liabilities was offset in part by a 7 basis point decrease in both the net interest spread and the net yield on interest-earning assets.

   Provision For Loan Losses. The allowance for loan losses is established to absorb the impact of losses inherent in the loan portfolio. Additions to the allowance are made by means of charges against current earnings and recoveries on loans previously charged to the allowance. The level of the allowance is determined by the loan review committee and the Lakeland Board of Directors after considering such elements as economic conditions, risk exposure, adequacy of collateral, and such other relevant factors.

   On a quarterly basis, the loan review committee reviews a portion of the commercial loans and commercial mortgages in excess of $300,000 for asset quality and future, anticipated collectibility of each loan. Within the calendar year, all loans $300,000 and over are reviewed. Based on this review, a classification is determined for each loan. The various classifications range from the "highest" (loans with outstanding quality), to "solid," "special mention," "substandard," "doubtful," and "loss." Each of these classifications is then assigned a reserve percentage. These percentages range from .25% for the "highest" quality loans to percentages such as 50% for "doubtful" or 100% for "loss." Once each loan is reviewed and assigned this reserve percentage, the percentage is multiplied by the outstanding loan balance, and then the total for all the loans over $300,000 is totaled.

   Loans delinquent over 90 days or loans which have been placed on a non-accrual status are independently reviewed regardless of loan balance. Depending on the collectibility of the loan along with the collateral maintained, a specific reserve is maintained for these loans.

   Loans under $300,000, which are not reviewed, are also assigned a reserve percentage. Non-reviewed commercial loans and mortgage loans are assigned a percentage of .25% and consumer credit, home equity, and overdraft checking loans are assigned a percentage of .75%. A percentage of .25% is also assigned to letters of credit and unused commitments. The amount of the calculation of reserves necessary for the loans under $300,000 is added to those over $300,000, along with the specific reserves for delinquent and non-accrual loans, to arrive at an overall reserve total.

   Once this process is completed, this calculation is then reported to the Lakeland Board of Directors. The Board then determines the amount that should be maintained as adequate in the Reserve for Loan Losses. The amount that is maintained in the Reserve for Loan Losses consists of the amount calculated in the loan review process plus an amount which is kept as an excess reserve for unanticipated losses, which are always inherent in the loan portfolio.

   The Lakeland Board of Directors reviews actual experience as compared to the estimates arrived at by the process described above. From time to time, the Board may direct management to adjust this process or the percentages used (to the extent allowable by GAAP and applicable regulations) to better reflect actual loan loss experience.

   At December 31, 1998, the allowance stood at $3,897,000, a $245,000 decrease from December 31, 1997, as Lakeland provided $698,000 to the allowance and had net charge-offs of $943,000. Of the $698,000 increase in the provision, $534,000 was provided for in the fourth quarter of 1998 as Lakeland charged-off five commercial loans at year-end as well as increased the allowance. At December 31, 1997, the allowance stood at $4,142,000, a $557,000 increase from December 31, 1996, as Lakeland provided $1,026,000 to the allowance and had net charge-offs of $469,000. $735,000 of the total provided was done in the fourth quarter, as Metropolitan State Bank charged-off loans at year-end as well as provided for anticipated charge-offs prior to its acquisition by Lakeland. Based on its ongoing loan review process, its collateral positions, and its loss and recovery experience, Lakeland believes that its allowance for loan losses at December 31, 1998, was adequate. The immediately preceding sentence constitutes a forward-looking statement under the Private Securities Litigation Reform Act of 1995. While it constitutes management's reasoned judgment, actual results could differ from management's determination, as a result of a variety of factors, such as economic distress within Lakeland's primary marketing area and unanticipated financial problems for Lakeland's significant borrowers.

   At December 31, 1998, the allowance for loan losses as a percentage of total loans was 1.25%, as compared to 1.42% and 1.34% at December 31, 1997, and 1996, respectively.

   Other Income. Other (i.e., non-interest) income increased $143,000 or 4.72% to $3.2 million in 1998 from $3.0 million in 1997 and represented 8.31% of total income for 1998. This increase was primarily attributable to an increase of $88,000 in the gain on disposition of securities.

   Other (i.e., non-interest) income increased $351,000 or 13.15% to $3.0 million in 1997 from $2.7 million in 1996 and represented 8.30% of total income for 1997, an increase from 8.00% in 1996. This increase was primarily attributable to an increase in ATM fee income, included in service charges on deposit accounts.

   Other Expenses. Other (i.e., non-interest) expenses in 1998 increased $1.2 million or 8.57% over 1997. Salaries and benefits, the largest component of other expenses, increased by $500,000 or 6.27%, due to branch expansion and normal salary increases. Occupancy expense increased $101,000 or 6.94%. The increase in this category resulted from expansion in Lakeland's branch network. Furniture and fixtures increased by $252,000 or 19.50%. The increase in this category resulted partially from an $84,000 or 36.74% increase in service agreements. This increase was due to the purchasing of maintenance contracts for imaging and computer equipment. Exclusive of this increase in service agreements, furniture and fixtures expense increased $168,000 or 15.77%. This aspect of the increase was due primarily to an increase in depreciation expense, resulting from the mid-1997 purchase of optical imaging equipment and the expansion of Lakeland's branch network. Legal expense increased $219,000 or 92.40%. This was due principally to legal costs incurred in connection with Lakeland's acquisition of Metropolitan State Bank. Other expense categories increased in the aggregate by $170,000 or 4.82%. This was due to increased costs incurred in operating the branch network and Lakeland's banking business.

   Other (i.e., non-interest) expenses in 1997 increased $1.8 million or 14.31% over 1996. Salaries and benefits increased by $1.1 million or 15.17%. This increase was due to increased staffing levels and normal salary increases, as well as increased health benefit and pension costs. Occupancy expense increased $79,000 or 5.74%. Furniture and fixtures expense increased $118,000 or 10.05%. Increases in these two categories are due to costs incurred in operating the branch network, as well as the depreciating of the optical imaging equipment acquired in 1997. Legal expense increased $42,000 or 21.75%. This was due to increased legal costs incurred in Lakeland's normal banking business. Other expense categories increased in the aggregate $525,000 or 17.46%. Significant sources of changes in other expenses were auditing expense, which increased $104,000 or 78.5%, consulting fees, which increased $152,000 or 727.5%, and stationery, supplies, and postage expense, which increased $145,000 or 18.64%. These increases were due largely to increased costs incurred in connection with Lakeland's acquisition of Metropolitan State Bank. Exclusive of these expenses, other expenses increased $124,000 or 6.0%. This was due to increased costs incurred in operating the branch network and Lakeland's banking business.

   Income Taxes. The components of income taxes are summarized as follows:

                                                          Year Ended December
                                                                  31,
                                                         ----------------------
                                                          1998    1997    1996
                                                         ------- ------  ------
                                                            (in thousands)
      Current........................................... $ 2,751 $2,854  $2,753
      Deferred..........................................     165   (206)    (88)
                                                         ------- ------  ------
                                                         $ 2,916 $2,648  $2,665
                                                         ======= ======  ======

   Lakeland's effective income tax rate was 33.7%, 33.2%, and 33.3%, in the years ended December 31, 1998, 1997, and 1996, respectively.

   Loans. The following table sets forth the classification of Lakeland's loans by major category as of December 31 for each of the last five years:

                                             December 31
                             ------------------------------------------------
                               1998      1997      1996      1995      1994
                             --------  --------  --------  --------  --------
                                            (in thousands)
Commercial.................. $114,979  $109,163  $ 96,321  $ 84,693  $ 79,978
Real estate mortgage........  113,627    96,911    95,538    83,688    78,551
Real estate construction....    5,251     7,696     2,473     2,097     1,687
Home equity and consumer
 installment................   77,814    77,589    74,336    61,704    59,373
                             --------  --------  --------  --------  --------
  Total Loans...............  311,671   291,359   268,668   232,182   219,589
Less: Unearned income.......     (178)     (214)     (122)     (118)     ( 69)
  Allowance for loan
   losses...................   (3,897)   (4,142)   (3,585)   (3,470)   (3,547)
                             --------  --------  --------  --------  --------
Net loans................... $307,596  $287,003  $264,961  $228,594  $215,973
                             ========  ========  ========  ========  ========

   Lakeland has not made loans to borrowers outside the United States.

   Commercial loans increased $6.4 million from December 31, 1997, to December 31, 1998, representing 36.9% of total loans at December 31, 1998, as compared to 37.3% at December 31, 1997. These loans are primarily to borrowers within Lakeland's market area.

   Real estate (including construction) loans increased $14.3 million from December 31, 1997 to December 31, 1998, representing 38.1% of total loans at December 31, 1998, as compared to 35.9% at December 31, 1997.

   Home equity and consumer installment loans decreased $389,000 from December 31, 1997, to December 31, 1998, representing 25.0% of total loans at December 31, 1998, as compared to 26.8% at December 31, 1997.

   Rate sensitive loans of $50.4 million represented 16.2% of total loans at December 31, 1998, as compared to $52.5 million or 18.0% of total loans at December 31, 1997. These rate sensitive loans consist primarily of commercial loans of $43.0 million and home equity credit lines of $7.4 million that reprice with changes in the prime lending rate.

   The following table sets forth certain categories of loans as of December 31, 1998, in terms of contractual maturity due:

                                               Within  1 to 5  After 5
                                               1 Year   Years   Years   Total
                                               ------- ------- ------- --------
                                                        (in thousands)
     Commercial............................... $64,831 $32,749 $17,399 $114,979
     Real Estate Construction.................   5,084      --     167    5,251
                                               ------- ------- ------- --------
       Total.................................. $69,915 $32,749 $17,566 $120,230
                                               ======= ======= ======= ========

   The following table sets forth the dollar amount of all commercial and real estate construction loans due one year or more after December 31, 1998, which have pre-determined interest rates or adjustable interest rates:

                                                        1 to 5  After 5
                                                         Year    Years   Total
                                                        ------- ------- -------
                                                            (in thousands)
     Loans with fixed rates............................ $31,781 $17,558 $49,339
     Loans with adjustable rates.......................     968       8     976
                                                        ------- ------- -------
       Total........................................... $32,749 $17,566 $50,315
                                                        ======= ======= =======

   Risk Elements. Commercial loans are placed on a nonaccrual status when principal or interest is in default for a period of ninety days or more except where there exists sufficient collateral to cover the defaulted principal and interest payments or management's knowledge of the specific circumstances warrant continued accrual. Real estate mortgage loans are placed on nonaccrual status at the time when foreclosure proceedings are commenced except where there exists sufficient collateral to cover the defaulted principal and interest payments or management's knowledge of the specific circumstances warrant continued accrual. Installment loans are regularly charged off when principal and interest payments are six months in arrears. Interest thereafter on such charged-off installment loans is taken into income when received.

   The following schedule sets forth certain information regarding Lakeland's nonaccrual, past due and renegotiated loans and other real estate owned as of December 31, for each of the last five years:

                                                     December 31
                                       ---------------------------------------
                                        1998    1997    1996    1995    1994
                                       ------- ------- ------- ------- -------
                                                   (in thousands)
Non-accrual loans (A)................. $ 1,257 $ 2,007 $ 1,845 $ 2,366 $ 2,658
Past due loans (B)....................   4,248   1,400   2,200     679   1,039
Renegotiated loans (C)................   1,468   1,529   2,567   2,325   1,740
                                       ------- ------- ------- ------- -------
Total non-accrual, past due and
 renegotiated loans...................   6,973   4,936   6,612   5,370   5,437
Other real estate owned...............   1,060     648     177     951   1,302
                                       ------- ------- ------- ------- -------
  Total............................... $ 8,033 $ 5,584 $ 6,789 $ 6,321 $ 6,739
                                       ======= ======= ======= ======= =======

--------
(A) Generally represents loans as to which the payment of interest or principal is in arrears for a period of more than ninety days. Current policy requires that interest previously accrued on these loans and not yet paid be reversed and charged against income during the current period. Interest earned thereafter is only included in income to the extent that it is received in cash.
(B) Represents loans as to which payments of interest or principal are contractually past due ninety days or more, but which are currently accruing income at the contractually stated rates. A determination is made to continue accruing income on such loans only when such loans are believed to be fully collectible.
(C) The loan portfolio includes loans whose terms have been renegotiated due to financial difficulties of borrowers. All such loans were performing in accordance with the renegotiated terms and, in management's view, do not present a significant risk of loss as of December 31, 1998.

   There were no loans at December 31, 1998, other than those included in the above table, where Lakeland was aware of any credit conditions of any borrowers that would indicate a strong possibility of the borrowers not complying with the present terms and conditions of repayment and which may result in such loans being included as nonaccrual, past due or renegotiated at a future date.

   At December 31, 1998, there were no concentrations of loans exceeding 10% of total loans outstanding. Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other related conditions.

   Non-accrual loans decreased $750,000 to $1,257,000 at December 31, 1998, from $2,007,000 at December 31, 1997. At December 31, 1998, non-accrual loans consisted of one mortgage loan, twelve commercial loans, and thirty-two consumer loans. All of these loans are in various stages of litigation, foreclosure, or workout.

   Loans past due ninety days or more and still accruing increased $2.8 million to $4.2 million at December 31, 1998, from $1.4 million at December 31, 1997. This increase is primarily the result of the addition of two commercial loans, totaling $2.3 million, which are part of this category. Lakeland continues to accrue interest on both of these loans, which are past maturity but continue to make interest payments. They will become current upon renewal pending the receipt of documentation. At December 31, 1998, loans past due ninety days or more and still accruing consisted of three mortgage loans, nineteen commercial loans, and twenty-four consumer loans.

   For 1998, the gross interest income that would have been recorded, had the loans classified at year-end as either non-accrual or renegotiated been performing in conformance with their original loan terms, would have been approximately $239,000. The amount of interest income actually recorded on those loans for 1998 was $127,000. The resultant income lost of $112,000 for 1998 compares to $175,000 and $182,000 for 1997 and 1996, respectively.

   Lakeland has established a standardized process to establish and assess the adequacy of the allowance for loan losses and to identify the risks inherent in the loan portfolio. This process incorporates credit reviews and considers factors such as concentrations of credit, economic, industry, and real estate market conditions, delinquency trends, collateral coverage, and portfolio composition. Specific allowances are maintained as needed for loans specifically evaluated and classified as impaired. General allowances are maintained with regard to the remainder of the portfolio and are calculated based upon percentages assigned by management to various risk categories.

   Loans specifically evaluated are deemed impaired when, based on current information and events, it is probable that Lakeland will be unable to collect all amounts due according to the contractual terms of the loan agreements. An insignificant delay, which is defined as up to 90 days by Lakeland, will not cause a loan to be classified as impaired. A loan is not impaired during a period of delay in payment if Lakeland expects to collect all amounts due, including interest accrued at the contractual interest rate for the period of delay. Thus, a demand loan or other loan with no stated maturity is not impaired if Lakeland expects to collect all amounts due, including interest accrued at the contractual interest rate, during the period the loan is outstanding. All loans identified as impaired are evaluated independently. Lakeland does not aggregate such loans for evaluation purposes.

   Lakeland's policy concerning non-accrual loans states that, except for loans which are considered to be fully collectible by virtue of collateral held as well as other relevant factors, loans are placed on a non-accrual status when payments are 90 days delinquent or more. It is possible for a loan to be on non-accrual status and not be classified as impaired if the balance of such loan is relatively small and, therefore, that loan has not been specifically reviewed for impairment.

   Loans, or portions thereof, are charged-off when it is determined that a loss has occurred. Until such time, an allowance for loan loss is maintained for estimated losses. With regard to interest income recognition for payments received on impaired loans, as well as all non-accrual loans, Lakeland follows FDIC guidelines, which apply any payments to principal as long as there is doubt as to the collectibility of the loan balance.

   As of December 31, 1998, based on the above criteria, Lakeland classified thirteen loans, totaling $2.2 million, as impaired. The impairment of these loans is measured using the present value of future cash flows for three renegotiated loans and is based on the fair value of the underlying collateral for the remaining ten loans. Based upon such evaluation, $381,000 has been allocated to the allowance for loan losses for impairment.

   The following table sets forth for each of the five years ended December 31, 1998, the historical relationships among the amount of loans outstanding, the allowance for loan losses, the provision for loan losses, the amount of loans charged-off and the amount of loan recoveries:

                                             Year Ended December 31,
                                        --------------------------------------
                                         1998    1997    1996    1995    1994
                                        ------  ------  ------  ------  ------
                                                  (in thousands)
Balance of allowance at beginning of
 year.................................. $4,142  $3,585  $3,470  $3,547  $3,455
                                        ------  ------  ------  ------  ------
Charge-offs:
  Commercial...........................    834     466     451     119     339
  Installment..........................    426     133     328     291     250
  Mortgage.............................    --      --       70     217      23
                                        ------  ------  ------  ------  ------
    Total Charge-offs..................  1,260     599     849     627     612
                                        ------  ------  ------  ------  ------
Recoveries:
  Commercial...........................    256      20      25     128      69
  Installment..........................     61      77      31      65      65
  Mortgage.............................     --      33      --      --      --
    Total Recoveries...................    317     130      56     193     134
                                        ------  ------  ------  ------  ------
  Net Charge-offs......................    943     469     793     434     478
Provision for loan losses..............    698   1,026     908     357     570
                                        ------  ------  ------  ------  ------
Balance of allowance at end of year.... $3,897  $4,142  $3,585  $3,470  $3,547
                                        ======  ======  ======  ======  ======
Ratio of net charge-offs to average
 loans outstanding.....................   0.32%   0.17%   0.32%   0.19%   0.23%
Balance of allowance at end of year as
 a percentage of
 year end loans........................   1.25%   1.42%   1.34%   1.49%   1.62%

   The ratio of the allowance for loan losses to loans outstanding reflects management's evaluation of the underlying credit risk inherent in the loan portfolio. The determination of the appropriate level of the allowance for loan losses is based on management's evaluation of the risk characteristics of the loan portfolio considering such factors as the financial condition of the borrowers, fair market value of collateral, past due and delinquency levels, size and nature of the loan portfolio, general economic conditions, charge-off experience and the level of non-performing loans.

   Lakeland regards the majority of the allowance as a general allowance which is available to absorb losses from all loans. However, for the purpose of complying with disclosure requirements of the SEC, the table below presents an allocation of the allowance among various loan categories and sets forth the percentage of loans in each category to total loans. The allocation of the allowance as shown in the table should neither be interpreted as an indication of future charge-offs, nor as an indication that charge-offs in future periods will necessarily occur in these amounts or in the indicated proportions.

   The following table sets forth the allocation of the allowance for loan losses at the dates indicated by category of loans:

                                                            At December 31,
                          ------------------------------------------------------------------------------------
                                1998             1997             1996             1995             1994
                          ---------------- ---------------- ---------------- ---------------- ----------------
                                  Percent          Percent          Percent          Percent          Percent
                                    of               of               of               of               of
                          Amount Total (1) Amount Total (1) Amount Total (1) Amount Total (1) Amount Total (1)
                          ------ --------- ------ --------- ------ --------- ------ --------- ------ ---------
                                                         (dollars in thousands)
Commercial..............  $2,002   36.89   $2,389   37.47   $1,907   35.85   $1,936   36.48   $1,846   36.42
Real estate mortgage....     999   36.46      796   33.26      717   35.56      628   36.04      786   35.77
Real estate
 construction...........      37    1.68       97    2.64       44    0.92       31    0.90       34    0.77
Home equity and Consumer
 Installment............     859   24.97      860   26.63      917   27.67      875   26.58      881   27.04
                          ------  ------   ------  ------   ------  ------   ------  ------   ------  ------
                          $3,897  100.00   $4,142  100.00   $3,585  100.00   $3,470  100.00   $3,547  100.00
                          ======  ======   ======  ======   ======  ======   ======  ======   ======  ======

--------
(1) Represents the percentage of type of loan to total loans outstanding.

   Investment Securities. Lakeland has classified its investment securities into the available for sale and held to maturity categories pursuant to Statement No. 115 of the Financial Accounting Standards Board "Accounting for Certain Investments in Debt and Equity Securities." For information, see Notes to Lakeland's Consolidated Financial Statements included in this joint proxy statement/prospectus.

   The following table sets forth the carrying value of Lakeland's investment securities, both available for sale and held to maturity, as of December 31 for each of the last three years. Securities available for sale are stated at estimated fair value while securities held for maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts.

                                                            December 31
                                                     --------------------------
                                                       1998     1997     1996
                                                     -------- -------- --------
                                                           (in thousands)
     U.S. Treasury.................................. $ 61,696 $ 65,253 $ 63,442
     U.S. Government agencies.......................   47,581   44,082   36,846
     Mortgage-backed securities.....................    5,462    7,941    8,033
     States and political subdivisions..............   43,293   34,760   22,939
     Other debt securities..........................   20,226    3,007    6,447
     Equity securities..............................    5,892    4,300    3,175
                                                     -------- -------- --------
       Totals....................................... $184,150 $159,343 $140,882
                                                     ======== ======== ========

   Included in equity securities is Lakeland's investment in High Point, which had a carrying value of $5,594,000, $4,002,000, and $2,926,000 in 1998, 1997,
and 1996, respectively.

   The following tables present the estimated fair values and unrealized gains and losses on investment securities at December 31, 1998:

                         SECURITIES AVAILABLE FOR SALE

                                                       December 31, 1998
                                                --------------------------------
                                                              Gross
                                                           Unrealized
                                                Amortized ------------- Carrying
                                                  Cost    Gains  Losses  Value
                                                --------- ------ ------ --------
                                                         (in thousands)
     U.S. Treasury............................  $ 28,552  $  587  $ 19  $ 29,120
     U.S. Government agencies.................    25,719      62   110    25,671
     Mortgage-backed securities...............     3,279      32    14     3,297
     States and political subdivisions........    38,456     384    60    38,780
     Other debt securities....................    14,163      25   100    14,088
     Equity security..........................     1,503   4,389   --      5,892
                                                --------  ------  ----  --------
       Totals.................................  $111,672  $5,479  $303  $116,848
                                                ========  ======  ====  ========

   Included in equity securities is Lakeland's investment in High Point, which had a $1,205,000 amortized cost and a $5,594,000 carrying value at December 31, 1998. Proceeds from sales of securities available for sale totaled $20,182,000, during the year ended December 31, 1998. No sales of High Point common stock were made during the period. Gross gains of $143,000 were realized on those transactions.

                          SECURITIES HELD TO MATURITY

                                                     December 31, 1998
                                             ----------------------------------
                                                           Gross
                                                        Unrealized
                                             Amortized ------------- Estimated
                                               Cost    Gains  Losses Fair Value
                                             --------- ------ ------ ----------
                                                       (in thousands)
     U.S. Treasury..........................  $32,576  $  630  $--    $33,206
     U.S. Government agencies...............   21,910     317   27     22,200
     Mortgage-backed securities.............    2,165      23    5      2,183
     States and political subdivisions......    4,513      78   --      4,591
     Other..................................    6,138       6   53      6,091
                                              -------  ------  ---    -------
       Totals...............................  $67,302  $1,054  $85    $68,271
                                              =======  ======  ===    =======

   There were no sales of securities held to maturity during the year ended December 31, 1998. Proceeds from repayments on and maturities of securities held to maturity during the year ended December 31, 1998, totaled $14,995,000.

   Securities available for sale with a carrying value of approximately $12,494,000 at December 31, 1998, were pledged to secure public deposits and for other purposes required by applicable law and regulations.

   The following table sets forth the maturity distribution and weighted average yields (calculated on the basis of the stated yields to maturity, considering applicable premium or discount), on a fully taxable equivalent basis, of all debt securities, both available for sale and held to maturity as of December 31, 1998:

                                        After      After
                                        1 Year    5 Years
                             Within   But Within But Within After 10
                             1 Year    5 Years    10 Years   Years     Total
                             -------  ---------- ---------- --------  --------
                                         (dollars in thousands)
U.S. Treasury securities:
  Book value...............  $14,403   $ 47,293   $    --   $    --   $ 61,696
  Yield....................     6.06%      6.02%       --%       --%      6.03%
Obligations of U.S.
 Government Agencies:
  Book value...............  $11,784   $ 30,159   $ 3,059   $ 2,579   $ 47,581
  Yield....................     6.00%      5.57%     6.52%     6.76%      5.80%
Mortgage-backed securities:
  Book value...............  $   890   $    234   $   575   $ 3,763   $  5,462
  Yield....................     5.99%      6.20%     5.92%     5.76%      5.83%
Obligations of States and
 Political Subdivisions:
  Book value...............  $ 9,682   $ 13,477   $13,545   $ 6,589   $ 43,293
  Yield....................     5.57%      5.89%     6.21%     6.61%      6.03%
Other Securities
  Book value...............  $   802   $ 18,711   $   513   $   200   $ 20,226
  Yield....................     6.53%      5.61%     5.34%     6.66%      5.65%
                             -------   --------   -------   -------   --------
  Total book value.........  $37,561   $109,874   $17,692   $13,131   $178,258
                             =======   ========   =======   =======   ========
  Weighted average yield...     5.93%      5.81%     6.23%     6.39%      5.92%
                             =======   ========   =======   =======   ========

   The following table sets forth the maturity distribution and weighted average yields (calculated on the basis of the stated yields to maturity, considering applicable premium or discount), on a fully taxable equivalent basis, of debt securities available for sale as of December 31, 1998:

                                   After 1 Year After 5 Years
                          Within   But Within 5 But Within 10  After
                          1 Year      Years         Years     10 Years   Total
                          -------  ------------ ------------- --------  --------
                                         (dollars in thousands)
U.S. Treasury
 securities:
  Book value............  $ 5,055    $24,065       $   --     $   --    $ 29,120
  Yield.................     6.20%      5.97%          -- %       -- %      6.01%
Obligations of U.S.
 Government Agencies:
  Book value............  $ 7,028    $13,005       $ 3,059    $ 2,579   $ 25,671
  Yield.................     6.01%      5.25%         6.52%      6.76%      5.76%
Mortgage-backed
 securities:
  Book value............  $   890    $   234       $   213    $ 1,960   $  3,297
  Yield.................     5.99%      6.20%         6.30%      6.71%      6.45%
Obligations of States
 and Political
 Subdivisions:
  Book value............  $ 8,870    $11,027       $12,394    $ 6,489   $ 38,780
  Yield.................     5.58%      5.88%         6.18%      6.57%      6.02%
Other Securities
  Book value............  $   802    $13,286       $   --     $   --    $ 14,088
  Yield.................     6.53%      5.56%          -- %       -- %      5.61%
                          -------    -------       -------    -------   --------
    Total book value....  $22,645    $61,617       $15,666    $11,028   $110,956
                          =======    =======       =======    =======   ========
    Weighted average
     yield..............     5.90%      5.71%         6.25%      6.64%      5.92%
                          =======    =======       =======    =======   ========

   The following table sets forth the maturity distribution and weighted average yields (calculated on the basis of the stated yields to maturity, considering applicable premium or discount), on a fully taxable equivalent basis, of debt securities held to maturity as of December 31, 1998:

                                   After 1 Year After 5 Years
                          Within   But Within 5 But Within 10  After
                          1 Year      Years         Years     10 Years   Total
                          -------  ------------ ------------- --------  --------
                                         (dollars in thousands)
U.S. Treasury
 securities:
  Book value............  $ 9,348    $23,228       $   --     $   --    $ 32,576
  Yield.................     5.99%      6.08%          -- %       -- %      6.05%
Obligations of U.S.
 Government Agencies:
  Book value............  $ 4,756    $17,154       $   --     $   --    $ 21,910
  Yield.................     6.00%      5.82%          -- %       -- %      5.86%
Mortgage-backed
 securities:
  Book value............  $   --     $   --        $   362    $ 1,803   $  2,165
  Yield.................      -- %       -- %         5.69%      4.73%      4.89%
Obligations of States
 and Political
 Subdivisions:
  Book value............  $   812    $ 2,450       $ 1,151    $   100   $  4,513
  Yield.................     5.57%      5.93%         6.49%      9.09%      6.08%
Other Securities
  Book value............  $   --     $ 5,425       $   513    $   200   $  6,138
  Yield.................      -- %      5.75%         5.34%      6.66%      5.74%
                          -------    -------       -------    -------   --------
    Total book value....  $14,916    $48,257       $ 2,026    $ 2,103   $ 67,302
                          =======    =======       =======    =======   ========
Weighted average yield..     5.97%      5.94%         6.06%      5.12%      5.93%
                          =======    =======       =======    =======   ========

   For further information, regarding Lakeland's investment securities, see Notes to Lakeland's Consolidated Financial Statements included in this joint proxy statement/ prospectus.

   Deposits. The following table sets forth the average amounts of various types of deposits for each of the three years ended December 31:

                                                       1998     1997     1996
                                                     -------- -------- --------
                                                           (in thousands)
     Non-interest-bearing demand deposits........... $ 98,076 $ 84,619 $ 76,780
     Interest-bearing demand deposits...............   99,313   86,142   74,741
     Savings deposits...............................  116,146  115,622  114,546
     Time deposits..................................  143,530  144,259  125,056
                                                     -------- -------- --------
       TOTAL........................................ $457,065 $430,642 $391,123
                                                     ======== ======== ========

   As of December 31, 1998, the aggregate amount of outstanding time deposits issued in amounts of $100,000 or more, broken down by time remaining to maturity, was as follows (in thousands):

     Three months or less.............................................. $11,841
     Over three months through six months..............................   5,429
     Over six months through twelve months.............................   7,409
     Over twelve months................................................   4,404
                                                                        -------
       TOTAL........................................................... $29,083
                                                                        =======

   Liquidity. Lakeland's primary sources of liquidity are deposits, asset maturities, and funds provided from operations. At December 31, 1998, liquid assets, consisting of cash and due from banks, federal funds sold, certificates of deposit and investment securities that mature within one year, amounted to $71.9 million. The maturity schedule of the investment portfolio, at carrying value, indicates that 21.1% of the debt securities included in the portfolio mature within one year, and 82.7% mature within five years. For additional information regarding the investment portfolio, see Notes to Lakeland's Consolidated Financial Statements included in this joint proxy statement/prospectus.

   The $491,609 deficit in undivided profits contained in the December 31, 1998 consolidated financial statements is the result of a bookkeeping entry charging undivided profits $10,619,797 in connection with Lakeland's accounting for its 2 for 1 stock split effected in the form of a 100% stock dividend distributed on October 1, 1998. In accordance with New Jersey corporate law, Lakeland's Board of Directors on March 10, 1999, approved the reversing of this accounting treatment of the stock dividend, thereby moving the $10,619,797 from the capital stock account to the undivided profits account to more accurately reflect Lakeland's financial condition. This reclassification will be made in the first quarter of 1999.

   Lakeland's liquidity, represented by cash and cash equivalents, is a product of its operating activities, investing activities and financing activities. These activities are summarized below:

                                                              Year Ended
                                                             December 31,
                                                           ------------------
                                                             1998      1997
                                                           --------  --------
                                                            (in thousands)
     Cash and cash equivalents at beginning of period..... $ 41,168  $ 33,450
                                                           --------  --------
     Operating activities:
       Net income.........................................    5,725     5,321
       Adjustments to reconcile net income to net cash
        provided by operating activities..................    1,359     3,678
                                                           --------  --------
     Net cash provided by operating activities............    7,084     8,999
     Net cash used in investing activities................  (46,747)  (43,809)
     Net cash provided by financing activities............   33,564    42,528
                                                           --------  --------
     Net (decrease) increase in cash and equivalents......   (6,099)    7,718
                                                           --------  --------
     Cash and cash equivalents at end of period........... $ 35,069  $ 41,168
                                                           ========  ========

   Cash and cash equivalents decreased by $6.1 million during 1998. Such decrease resulted from investing activities, which used $46.7 million in cash flow, where $21.4 million was invested in the loan portfolio and $23.5 million was invested in the investment portfolio. Net cash of $33.6 million was provided in financing activities primarily due to deposit inflow of $35.4 million, which was partially offset by $2.4 million used in payment of cash dividends paid on common stock.

   Operating activities produced $7.1 million of cash flow, $5.7 million of which was derived from net income.

   Lakeland anticipates that it will have sufficient funds available to meet its current loan commitments and deposit maturities. At December 31, 1998, Lakeland has outstanding loan origination commitments of $59.2 million. Time deposits that mature in one year or less, at December 31, 1998, totaled $130.5 million. Management believes that a substantial portion of such deposits will remain with Lakeland. The first sentence in this paragraph constitutes a Forward Looking Statement under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from anticipated results due to a variety of factors, including uncertainties relating to general economic conditions; unanticipated decreases in deposits; changes in or failure to comply with governmental regulations; and uncertainties relating to the analysis of Lakeland's assessment of rate sensitive assets and rate sensitive liabilities and relating to the extent to which market factors indicate that a financial institution such as Lakeland should match such assets and liabilities.

   Closely related to the concept of liquidity is the concept of interest rate sensitivity (i.e., the extent to which assets and liabilities are sensitive to changes in interest rates). Interest rate sensitivity is often measured by the extent to which mismatches or "gaps" occur in the repricing of assets and liabilities within a given time period. Gap analysis is utilized to quantify such mismatches. A "positive" gap results when the amount of earning assets repricing within a given time period exceeds the amount of interest bearing liabilities repricing within that time period. A "negative" gap results when the amount of interest bearing liabilities repricing within a given time period exceeds the amount of earning assets repricing within such time period.

   In general, a financial institution with a positive gap in relevant time periods will benefit from an increase in market interest rates and will experience erosion in net interest income if such rates fall. Likewise, a financial institution with a negative gap in relevant time periods will normally benefit from a decrease in market interest rates and will be adversely affected by an increase in rates. By maintaining a balanced interest rate sensitivity position, where interest rate sensitive assets roughly equal interest sensitive liabilities in relevant time periods, interest rate risk can be limited.

   Discussion of Market Risk. As a financial institution, Lakeland's primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact the level of income and expense recorded on a large portion of Lakeland's assets and liabilities, and the market value of all interest-earning assets, other than those which possess a short term to maturity. Based upon Lakeland's nature of operations, Lakeland is not subject to foreign currency exchange or commodity price risk. Lakeland does not own any trading assets and does not have any hedging transactions in place, such as interest rate swaps and caps.

   Lakeland's Board of Directors has adopted an Asset/Liability Policy designed to stabilize net interest income and preserve capital over a broad range of interest rate movements. This policy outlines guidelines and ratios dealing with, among others, liquidity, volatile liability dependence, investment portfolio composition, loan portfolio composition, loan-to-deposit ratio and gap analysis ratio. Lakeland's performance as compared to the Asset/Liability Policy is monitored by its Board of Directors. In addition, to effectively administer the Asset/Liability Policy and to monitor exposure to fluctuations in interest rates, Lakeland maintains an Asset/Liability Committee, consisting of the Chief Executive Officer, Treasurer, Controller and certain other senior officers. This committee meets monthly to review Lakeland's financial results and to develop strategies to implement the Asset/Liability Policy and to respond to market conditions.

   The following discusses the three primary components in interest rate risk management strategy:

   Assets. Lakeland's largest asset component is the loan portfolio. This portfolio consists of residential and commercial mortgage loans, commercial loans, and consumer loans. Lakeland's borrowers are concentrated in Lakeland's trading area in northern New Jersey and are subject to risks associated with the local economy. Both fixed rate and variable rate products are offered. As of December 31, 1998, approximately $50.4 million or 16.2% of the loan portfolio were variable rate loans.

   Lakeland's investment portfolio provides a source of liquidity to support funding needs. The portfolio is classified into "available for sale" and "held to maturity" categories. The "available for sale" category, which totaled $116.8 million at December 31, 1998, is available for liquidity needs when necessary. The "held to maturity" category, which totaled $67.3 million at December 31, 1998, is available for liquidity when bonds mature. Approximately $37.6 million or 20% of the investment portfolio matures within one year and approximately $147.4 million or 80% of the portfolio matures within five years. U.S. Treasury and Agency securities with a predominant maximum maturity of five years represented approximately $109.3 million or 59% of the portfolio at December 31, 1998. Of the remaining $74.9 million of the investment securities portfolio, approximately $43.3 million are invested in State, County, and Municipal securities with a predominant maturity of under ten years.

   Deposit Liabilities. Lakeland's banks, traditional community-based commercial banks, are largely dependent upon their base of competitively priced core deposits. Core deposits, which consist of all deposits except certificates of deposit, provide stability on the liability side of the balance sheet. Lakeland believes that its banks have retained many loyal customers over the years through a combination of quality service, convenience, and a stable and experienced staff. Core deposits at December 31, 1998, were $334.7 million or 68% of total deposits. The balance of certificates of deposit at December 31, 1998, was $154.2 million or 32% of total deposits. Of the $154.2 million outstanding, $130.5 million or 85% mature within one year.

   Wholesale Funds. Lakeland does not accept brokered deposits as a source of funds and has no plans to do so in the future. In the event there is a short-term need for funds, Lakeland has established federal funds lines of credit with several of its correspondent banks. However, Lakeland has rarely utilized these borrowing arrangements.

   Depending on the existing interest rate environment, Lakeland has various alternatives to mitigate interest rate exposure. If Lakeland is attempting to reduce exposure to adverse consequences from rising interest rates, the strategy might be to either make more variable-rate loans and fewer fixed-rate loans or offer more competitive rates on long and medium-term certificates of deposit and less competitive rates on short-term certificates of deposit. If Lakeland is attempting to reduce exposure to adverse consequences from falling interest rates, the strategy might be to make fewer variable-rate loans and more fixed-rate loans or offer more competitive rates on short term certificates of deposit and less competitive rates on long-term certificates of deposits.

   The following table sets forth the estimated maturity/repricing structure of Lakeland's interest-earning assets and interest-bearing liabilities at December 31, 1998. Except as stated below, the amounts of assets or liabilities shown which reprice or mature during a particular period were determined in accordance with the contractual terms of each asset or liability. The table does not assume any prepayment of fixed-rate loans. Lakeland has assumed that all interest-bearing demand accounts and savings accounts will reprice or mature within five years. The table does not necessarily indicate the impact of general interest rate movements on Lakeland's net interest income because the repricing of certain categories of assets and liabilities, for example, prepayments of loans and withdrawal of deposits, is beyond Lakeland's control. As a result, certain assets and liabilities indicated as repricing within a stated period may in fact reprice at different times and at different rate levels.

                                            December 31, 1998
                          -------------------------------------------------------
                                                    More Than
                                        More Than   One Year     More
                                       Three Months  Through     Than
                          Three Months   Through      Five       Five
                            or Less      One Year     Years     Years     Total
                          ------------ ------------ ---------  --------  --------
                                         (dollars in thousands)
Interest-earning assets:
  Loans (1)
    Adjustable and
     floating rate
     commercial.........    $ 42,453     $     22   $    494   $    --   $ 42,969
    Fixed rate
     commercial.........      12,495       12,409     33,725     13,305    71,934
    Real estate
     mortgage...........       6,668       10,069     36,802     59,725   113,264
    Real estate
     construction.......       4,506          578        --         167     5,251
    Installment and
     other..............      12,630       10,282     37,406     17,757    78,075
Investment securities...      16,120       31,885    109,689     26,456   184,150
Other investments (2)...      10,929          150        --         --     11,079
                            --------     --------   --------   --------  --------
      Total interest-
       earning assets...     105,801       65,395    218,116    117,410   506,722
                            --------     --------   --------   --------  --------
Interest-bearing
 liabilities:
  Deposits:
    Interest-bearing
     demand.............      16,250       24,947     58,154        --     99,351
    Savings.............      16,600       16,202     95,404        --    128,206
    Time................      39,682       90,921     23,624        --    154,227
  Borrowed money........       2,896          899        --         --      3,795
                            --------     --------   --------   --------  --------
      Total interest-
       bearing
       liabilities......      75,428      132,969    177,182        --    385,579
                            --------     --------   --------   --------  --------
GAP during the period...    $ 30,373     $(67,574)  $ 40,934   $117,410  $121,143
                            ========     ========   ========   ========  ========
Cumulative GAP..........    $ 30,373     $(37,201)  $  3,733   $121,143
                            ========     ========   ========   ========
Interest-sensitive
 assets as a percent of
 interest-sensitive
 liabilities
 (cumulative)...........      140.27%       82.15%    100.97%    131.42%
Cumulative interest-
 sensitive assets as a
 percent of total
 assets.................       19.29%       31.21 %    70.97%     92.37%
Ratio of GAP to total
 assets.................        5.54%      (12.32)%     7.46%     21.40%
Ratio of cumulative GAP
 to total assets........        5.54%       (6.78)%     0.68%     22.08%

--------
(1) Loans are stated net of unearned income.
(2) Other investments consist of federal funds sold and interest-bearing deposits in banks.

   Capital Resources. Stockholders' equity increased $4.65 million to $53.3 million at December 31, 1998, from $48.7 million at December 31, 1997, reflecting net income during the year of $5.7 million, dividends to stockholders of $2.4 million, an unrealized securities gain, net of deferred income taxes, of $1,031,000, net proceeds of $470,000 from the issuance of common stock, and net disbursement from the purchase of treasury stock of $129,000.

   The FDIC's risk-based capital policy statement imposes a minimum capital standard on insured banks. The minimum ratio of risk-based capital to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) is 8%. At least half of the total capital is to be comprised of common stock equity and qualifying perpetual preferred stock, less goodwill ("Tier I capital"). The remainder ("Tier II capital") may consist of mandatory convertible debt securities, qualifying subordinated debt, other preferred stock and a portion of the allowance for loan losses. The Federal Reserve Board has adopted a similar risk-based capital guideline for Lakeland which is computed on a consolidated basis.

   In addition, the bank regulators have adopted minimum leverage ratio guidelines (Tier I capital to average quarterly assets, less goodwill) for financial institutions. These guidelines provide for a minimum leverage ratio of 3% for financial institutions that meet certain specified criteria, including that they have the highest regulatory rating. All other holding companies are required to maintain a leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points.

   The following table reflects Lakeland's capital ratios as of December 31, 1998:

                           RISK-BASED CAPITAL RATIOS

                                                                 Amount  Ratio
                                                                 ------- -----
      Actual Tier I Capital..................................... $50,216 15.58%
      Tier I Capital minimum amount.............................  12,894  4.00%
                                                                 ------- -----
      Excess.................................................... $37,322 11.58%
                                                                 ======= =====
      Actual Combined Tier I and Tier II Capital................ $53,732 16.67%
      Combined Tier I and Tier II Capital minimum requirement...  25,789  8.00%
                                                                 ------- -----
      Excess.................................................... $27,945  8.67%
                                                                 ======= =====
                                   LEVERAGE RATIO
      Actual Tier I Capital to average fourth quarter assets.... $50,216  9.33%
      Minimum leverage target * ................................       *     *
                                                                 ------- -----
      Excess.................................................... $     *     *%
                                                                 ======= =====

--------
* No formal minimum leverage target (other than the three percent floor described above) has been established for Lakeland or its bank subsidiaries as of December 31, 1998.

   Recent Accounting Pronouncements. In June 1997 the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." Statement 130 establishes standards for reporting and the presentation of comprehensive income and its components in a full set of general-purpose financial statements. Statement 130 is effective for both interim and annual periods beginning after December 15, 1997. Statement 130 was implemented effective January 1, 1998, and did not have a material impact on Lakeland.

   In June 1997 the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Statement 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. Statement 131 is effective for financial periods beginning after December 15, 1997, and does not have a material impact on Lakeland.

   In April 1998, the FASB issued SFAS 132, "Employers Disclosures About Pensions and Other Post Retirement Benefits." Statement 132 standardizes the disclosure requirements for these plans and it requires additional information about changes in the benefit obligations and fair value of plan assets. Statement 132 is effective for fiscal years beginning after December 15, 1997, and information for previous periods presented for comparative purposes is required to be restated. Statement 132 does not change measurement or recognition standards for these plans and is only disclosure related, therefore its implementation had no impact on Lakeland's financial condition or results of operations.

   In June 1998, the FASB issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," which addresses the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. Statement 133 supersedes Statement 80, "Accounting for Futures Contracts," Statement 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk," and Statement 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." It amends Statement 107, "Disclosure about Fair Value of Financial Instruments" to include in Statement 107 the disclosure provisions about concentrations of credit risk from Statement 105. Statement 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. As Lakeland does not have any derivative instruments or similar contracts, the implementation of Statement 133 will have no impact on Lakeland's financial condition or results of operations. Statement 133 has a provision that at the date of initial application, an entity may transfer any held-to-maturity security into the available-for-sale category or the trading category. The unrealized holding gain or loss on a held-to-maturity security transferred to another category at the date of initial application shall be reported in net income or accumulated other comprehensive income consistent with the requirements of paragraphs 15(b) and 15(c) of Statement 115. Statement 133 states that transfers from the held-to-maturity category at the date of initial adoption shall not call into question an entity's intent to hold other debt securities to maturity in the future.

   Year 2000 Compliance. As the year 2000 approaches, an important business issue has emerged regarding how existing software and operating systems can accommodate this date value. Many existing software products were designed to accommodate only two-digits. For example, "98" is stored on the system and represents 1998. Lakeland has been identifying potential problems associated with the "Year 2000" issue and has implemented a plan designated to ensure that all information technology systems including hardware and software used in connection with Lakeland's business will handle date related data in a manner which will provide accurate results.

   Lakeland has formed a committee of representatives from its various areas to monitor this project. This committee has prepared a schedule of vendors that supply Lakeland with various products and services. This listing of vendors was then put into priority order, determining how critical the vendor is to the continuance of Lakeland's daily operations. Finally, the status as to the stage of completion of each vendor is charged. The five stages in the process are awareness, assessment, renovation, validation, and implementation. All vendors listed as "highest priority", which Lakeland considers to be critical to daily operations, have completed the five stages by December 31, 1998. Included in this grouping of "highest priority" are vendors which provide and support hardware and software for all critical aspects of Lakeland's information technology systems. Lakeland has tested all vendors listed as "high priority," and has determined that these vendors have completed the five stages. All vendors listed as "mid-range priority" and "low priority" have either been tested by Lakeland or, in Lakeland's determination, do not present a material concern to Lakeland's daily operations. Lakeland has received written assurances as to Year 2000 compliance from many of its vendors. Lakeland is comfortable with the accuracy and level of these assurances. As part of this project, Lakeland is also requiring its computer systems and software vendors to represent that the products provided are or will be Year 2000 compliant and has planned a program of testing for compliance.

   Lakeland recognizes that any Year 2000 failure on the part of its customers could result in additional expense or loss. In this regard, Lakeland sent a letter to its significant commercial borrowers to determine their readiness for Year 2000 and has monitored their responses. Overall, 43.7% of our borrowers responded to the survey. 65.5% of the borrowers who responded indicated that they had developed a comprehensive plan for Year 2000 compliance. 69.6% of the borrowers who responded indicated that they had taken some action regarding Year 2000 compliance. Finally, 25.6% of the borrowers who responded indicated that they did not have any information technology systems which were susceptible to Year 2000 issues. Lakeland is comfortable with the accuracy and level of the representation made by the borrowers in their responses. Additionally, a brochure was sent to all demand deposit customers to make them aware of the Year 2000 issue and Lakeland's concern regarding the same. Lakeland does consider Year 2000 compliance of potential borrowers in its lending practice.

   Lakeland employed a consultant to assist in the preparation of a contingency plan in the event there are any system interruptions due to Year 2000 issues. As part of the contingency plan:

  . each manager identified the resources required to sustain daily operations in his or her area of responsibility;

  . Lakeland prepared a list of various Year 2000 potential interruption scenarios and assigned a probability as to the scenario occurring; and

  . Lakeland will allocate contingency plan resources based on the likelihood of each scenario occurring.

Lakeland's Year 2000 committee will coordinate and monitor the contingency plan. As Lakeland continues to monitor Year 2000 issues throughout 1999, it will adjust its contingency plan accordingly. In a worse case scenario, Lakeland would not be able to update its records and service its customers. However, based on the written assurances that Lakeland has received from its major software vendor and upon Lakeland's own testing, Lakeland believes that the likelihood of this scenario happening is very remote.

   Lakeland believes that its costs related to Year 2000 will be approximately $75,000. At December 31, 1998, Lakeland had expensed approximately $36,000 relating to its Year 2000 project.

   There can be no assurances, however, that the plan developed in the Year 2000 project or the performance by Lakeland's vendors will be effective to remedy all potential problems. To the extent Lakeland's systems are not fully Year 2000 compliant, there can be no assurance that potential systems interruptions or the cost necessary to update software would not have a materially adverse effect on Lakeland's business, financial condition, results of operations or business prospects.

   Effects of Inflation. The impact of inflation, as it affects banks, differs substantially from the impact on non-financial institutions. Banks have assets which are primarily monetary in nature and which tend to move with inflation. This is especially true for banks with a high percentage of rate sensitive interest earning assets and interest bearing liabilities. A bank can further reduce the impact of inflation with proper management of its rate sensitivity gap. This gap represents the difference between interest sensitive assets and interest rate sensitive liabilities. Lakeland attempts to structure its assets and liabilities and manage its gap to protect against substantial changes in interest rate scenarios, thus minimizing the potential effects of inflation.

   Management's Discussion and Analysis of Financial Condition and Results of Operations for the Quarters Ended March 31, 1999 and 1998

   Overview. During the first quarter of 1998, Lakeland consummated its acquisition of Metropolitan State Bank. The transaction was accounted for as a pooling of interests. As a result, Lakeland's financial statements have been retroactively adjusted to combine Lakeland's accounts and Metropolitan's accounts for all prior periods. See Notes to Consolidated Financial Statements.

   Three Month Summary. The first three months of 1999 resulted in slightly increased earnings for Lakeland, when compared to the same period in 1998. Net income increased $59,494, or 4.36%, to $1,424,939 for the first three months of 1999 from $1,365,445 for the same period in 1998. Net income per share basic and diluted increased $.01 to $.17. Increases of $159,448 in net interest income and a decrease of $73,027 in income tax expense more than offset increases of $56,118 in the provision for loan losses and $74,054 in total other expenses, and a decrease of $42,808 in total other income.

   Lakeland's annualized return on average assets and average stockholders' equity for the first three months of 1999 were 1.03% and 10.61%, respectively, compared to 1.08% and 11.07%, respectively, for the same period in 1998.

   Results of Operations. Total interest income increased $320,519, or 3.72% to $8,928,303 for the three months ended March 31, 1999, when compared to $8,607,784 for the same period in 1998. The overall increase in this category was a result of increases of $47,184 or .76% in interest earned on the loan portfolio and $273,739 or 12.41% in interest earned on the securities portfolio.

   The increase in interest income on loans was primarily attributable to an increase in average balances of $19.0 million, which was partially offset by a 46 basis point decrease in yield. Loan volume increases were reflected in commercial loans, which increased on average by 5.2% and mortgage loans, which increased on average by 13.8%, which were partially offset by a decrease in consumer loans, which decreased on average by 2.8%. The increase in interest income on investment securities was attributable to an increase in average balances of $35.7 million (reflecting a $28.0 million increase in the average volume of taxable securities and a $7.7 million increase in the average volume of non-taxable securities), which was partially offset by a 35 basis point decrease in yield. Interest income on federal funds sold was unchanged as a $2.2 million increase in average balances was offset by a 78 basis point decrease in yield.

   Total interest expense increased $161,071 or 4.99%. Of this increase, interest expense on deposits increased $153,276 or 4.80% to $3,343,505 for the first quarter of 1999 compared to $3,190,229 for the same period in 1998. This increase is primarily attributable to an increase of $36.4 million in average balances of interest bearing deposits (which partially funded the increases in loans and investment securities), which was partially offset by an 18 basis point decline in yield.

   Net interest income increased $159,448 or 2.96% to $5,540,036 for the first three months of 1999 from $5,380,588 for the same period in 1998, primarily as the result of increased balances of net earning assets. The annualized net interest margin (the average yield on interest earning assets, less the average cost of interest-bearing liabilities) decreased from 3.89% to 3.56%. While the average yield on earning assets decreased 50 basis points from 7.51% to 7.01%, the average rate paid on interest-bearing liabilities decreased 17 basis points from 3.62% to 3.45%.

   The provision for loan losses increased $56,118 or 114.80% to $105,000 for the three months ended March 31, 1999, as compared with $48,882 for the same prior year period. During the first quarter of 1999, Lakeland charged off loans of $89,000 and recovered $30,000 in previously charged off loans compared to $447,000 and $230,000, respectively, during the same period in 1998. The $89,000 in charged-off loans in 1999 is the result of the charging off of nine consumer installment loans. The allowance for loan losses at March 31, 1999, and December 31, 1998, was 1.25% of total loans, compared to 1.36% at March 31, 1998. Lakeland believes, based on management's ongoing review of loan quality, economic conditions, loss experience, and loan growth, that the allowance for loan losses is adequate. This statement represents a forward-looking statement. Actual results could differ materially from this statement based upon a number of conditions, including the financial viability of Lakeland's loan customers, the value of Lakeland's collateral, and general economic conditions.

   The following table sets forth for the three months ended March 31, 1999 and 1998, the activity of the allowance for loan losses account:

                                                       Three Months Ended
                                                            March 31,
                                                     ------------------------
                                                        1999         1998
                                                     -----------  -----------
                                                     (dollars in thousands)
Balance of allowance at beginning of period......... $     3,897  $     4,142
                                                     -----------  -----------
Charge-offs:
  Commercial........................................          35          232
  Installment.......................................          54           49
  Mortgage..........................................         --           166
                                                     -----------  -----------
    Total charge-offs...............................          89          447
                                                     -----------  -----------
Recoveries:
  Commercial........................................          21          211
  Installment.......................................           9           19
  Mortgage..........................................         --           --
                                                     -----------  -----------
    Total recoveries................................          30          230
                                                     -----------  -----------
Net charge-offs.....................................          59          217
                                                     -----------  -----------
Provision for loan losses...........................         105           49
                                                     -----------  -----------
Balance of allowance at end of period............... $     3,943  $     3,974
                                                     ===========  ===========
Ratio of net charge-offs to average loans
 outstanding........................................         .02%         .07%
Balance of allowance at end of period as a percent
 of total loans.....................................        1.25%        1.36%

   Lakeland has established criteria to identify loans which may be impaired. Large groups of smaller-balance homogeneous loans are collectively evaluated for impairment, while other larger-balance loans are independently evaluated.

   A loan evaluated for impairment is deemed impaired when, based on current information and events, it is probable that Lakeland will be unable to collect all amounts due according to the contractual terms of the loan agreement. An insignificant delay, which is defined as up to 90 days by Lakeland, will not cause a loan to be classified as impaired. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, if the loan is collateral dependent, the fair value of the related collateral. Loan allowances, based upon impaired loan evaluations, are included in the allowance for loan loss.

   Lakeland's policy concerning non-accrual loans states that loans, without consideration as to loan balance, are placed on a non-accrual status when payments are 90 days delinquent or more, unless the asset is both well secured and in the process of collection. Due to the difference in measurement criteria, the populations of non-accrual and impaired loans, while having many common elements, will be different in the aggregate.

   Loans, or portions thereof, are charged-off when it is determined that a loss has occurred. Until such time, an allowance for loan loss is maintained for estimated losses. With regard to interest income recognition for payments received on impaired loans, as well as all non-accrual loans, Lakeland applies any payments to principal as long as there is doubt as to the collectibility of the loan balance.

   As of March 31, 1999, based on the above criteria, Lakeland classified three commercial loans, totaling $1,791,773; and, one mortgage loan, totaling $126,160, as impaired. The impairment of these loans is based on the fair value of the underlying collateral for these loans. Based upon such evaluation of these impaired loans, $422,638 has been allocated to the allowance for loan losses.

   The following schedule sets forth certain information regarding Lakeland's non-accrual, past due and renegotiated loans and other real estate owned as of March 31, 1999 and 1998:

                                                                    March 31,
                                                                  -------------
                                                                   1999   1998
                                                                  ------ ------
                                                                       (in
                                                                   thousands)
      Non-accrual loans.......................................... $1,520 $2,950
      Past due loans.............................................  2,583  1,965
      Renegotiated loans.........................................  1,888    913
                                                                  ------ ------
        Total non-accrual, past due and renegotiated loans.......  5,991  5,828
      Other real estate owned....................................    394    648
                                                                  ------ ------
        Total.................................................... $6,385 $6,476
                                                                  ====== ======

   Included in the above schedule at March 31, 1999, is one non-accrual commercial loan, totaling $223,586; two commercial loans past due over 90 days, totaling $1,568,187; and, one mortgage loan past due over 90 days, totaling $126,160, which represents all loans categorized as impaired.

   At March 31, 1999, non-accrual loans totaled $1,520,000, an increase of $263,000 compared to December 31, 1998. This net change is primarily the result of the addition of two commercial loans totaling $31,000 and one consumer loan totaling $228,000, which have been added to this category. Of the total non-accrual loans at March 31, 1999, all are either in foreclosure, in various stages of litigation, or on a repayment schedule. At March 31, 1999, loans past due 90 days or more and still accruing totaled $2,583,000, a decrease of $1,665,000 compared to December 31, 1998. This net change is primarily the result of the reduction of one commercial loan, totaling $1,332,000, which has become current and the reduction of two commercial loans, totaling $274,000, and one mortgage loan, totaling $161,000, which have been renegotiated. At March 31, 1999, renegotiated loans totaled $1,888,000, an increase of $420,000 compared to December 31, 1998. All renegotiated loans are current with respect to the revised terms with the exception of two loans past due over 90 days, which are categorized as impaired. This net change is primarily the result of the previously two noted renegotiated commercial loans and one renegotiated mortgage loan, which have been added to this category. At March 31, 1999, other real estate owned totaled $394,000, a decrease of $394,000 compared to December 31, 1998. This net change is primarily the result of the sale of properties held in this category during the first quarter of 1999.

   Total other income decreased $42,808 or 5.52% to $732,074 for the first three months of 1999 from $774,883 for the same period in 1998. This decrease is primarily the result of a $40,000 decrease in gain on disposition of securities.

   Other expenses increased by $74,054 or 1.83% to $4,130,487 for the first three months of 1999 from $4,056,433 for the same period in 1998. Salaries and benefits increased by $146,686 or 6.96%. This was due to increased staffing levels, partially due to three additional branch offices being opened, along with normal salary increases. Occupancy expense increased $20,654 or 5.27%. Furniture and fixtures expense increased $47,278 or 12.49%. These increases are a result of the aforementioned branch expansion. Other expenses decreased in the aggregate $140,564 or 11.93%. Lakeland incurred $316,000 in acquisition expense during the first quarter of 1998 with regard to the acquisition of Metropolitan State Bank. Exclusive of this acquisition expense, other expenses increased approximately $175,436 or 20.34%. Approximately $134,000 of this increase is due to higher expenses incurred due to the increased number of branches and Lakeland's banking business. The remaining $41,000 represents supplemental pension expense incurred in 1999, relating to the funding of an annuity for the Chief Executive Officer of Metropolitan State Bank. The effective tax decreased from 33.39% at March 31, 1998, to 30.03% at March 31, 1999. The decrease in income tax expense was due primarily to an increase in tax-exempt income, as well as a decrease in pre-tax earnings.

   Financial Condition. Lakeland's total assets increased $7.8 million or 1.42% from $548.5 million at December 31, 1998, to $556.3 million at March 31, 1999. A $3.5 million decrease in cash and cash equivalents and a $1.2 million decrease in other assets was offset by increases of $7.9 million in Lakeland's securities portfolio, and $4.6 million in the loan portfolio.

   At March 31, 1999, Lakeland's securities portfolio of $192.0 million is segregated into classifications of "available for sale" and "held to maturity." Unrealized gains and losses of $5,503,000 and $515,000, respectively, contained in the available for sale portfolio, have been recorded, net of deferred taxes, as a separate component of stockholders' equity. The effect of such adjustment at March 31, 1999, is to increase stockholders' equity by $2,940,000. Securities held to maturity at March 31, 1999, contain unrealized gains and losses of $777,000 and $255,000, respectively. For the entire securities portfolio, net unrealized gains were at $5,511,000 at March 31, 1999, as compared with a $6,145,000 net unrealized gain at December 31, 1998.

   Total loans increased $4.6 million or 1.49% from December 31, 1998 to March 31, 1999.

   Total deposits increased $7.9 million or 1.62% from December 31, 1998, to March 31, 1999. A $7.9 million increase in savings and interest-bearing demand deposits and a $2.6 million increase in time deposits more than offset a $3.2 million decrease in non-interest bearing demand deposits. The overall increase in deposits was primarily due to the additional branch offices, which were opened. Time deposits at March 31, 1999, represented 31.56% of total deposits as compared to 31.55% at December 31, 1998.

   Stockholders' equity increased $590,000 or 1.11% as net income of $1,425,000 was offset by a $157,000 decrease in the equity component related to available for sale securities, $638,000 in dividends paid to stockholders and $40,000 in the repurchase of treasury stock.

   Cash and cash equivalents decreased by $3.5 million during the three months ended March 31, 1999. Operating activities, principally the result of Lakeland's net income and the decrease of other assets, provided $3.1 million in net cash. Investing activities used $13.0 million in net cash, primarily reflecting the increase in Lakeland's investment portfolio. Financing activities provided $6.5 million in net cash, reflecting an increase in deposits partially offset by a decrease in short term borrowings and a cash dividend paid on common stock.

   Capital Resources. In March 1989, the FDIC adopted a risk-based capital policy statement which imposed a minimum capital standard on insured banks. The minimum ratio of off risk-based capital to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) is 8%. At least half of the total capital is to be comprised of common stock equity and qualifying perpetual preferred stock, less goodwill ("Tier I capital"). The remainder ("Tier II capital") may consist of mandatory convertible debt securities, qualifying subordinated debt, other preferred stock and a portion of the allowance for loan losses. The Federal Reserve Board adopted a similar risk-based capital guideline for Lakeland which is computed on a consolidated basis.

   In addition, the Federal Reserve Board has established leverage ratio guidelines (Tier I capital to average quarterly assets, less goodwill) for bank holding companies. These guidelines provide for a minimum leverage ratio of 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. All other holding companies will be required to maintain a leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points.

   The following table reflects Lakeland's capital ratios as of March 31, 1999:

                                                                  Amount  Ratio
                                                                  ------- -----
                                                                       (in
                                                                   thousands)
Risk-Based Capital Ratios:
Actual Tier I Capital............................................  50,963 15.85%
Tier I Capital minimum amount....................................  12,862  4.00%
                                                                  ------- -----
Excess........................................................... $38,101 11.85%
                                                                  ======= =====
Actual Combined Tier I and Tier II Capital....................... $54,906 17.08%
Combined Tier I and Tier II Capital minimum requirement..........  25,724  8.00%
                                                                  ------- -----
Excess........................................................... $29,182  9.08%
                                                                  ======= =====
Leverage Ratio:
Actual Tier I Capital to average first quarter assets............ $50,963  9.20%
Minimum leverage target*.........................................    *      *
                                                                  ------- -----
Excess...........................................................    *      *

* No formal minimum leverage target (other than the three percent floor described above) has been established for Lakeland or the Bank as of March 31, 1999.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                             FINANCIAL INFORMATION

   The following unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and related notes of Lakeland and High Point, which are included herein (in the case of Lakeland) and incorporated herein by reference (in the case of High Point). The unaudited pro forma information is presented for illustration purposes only in accordance with the assumptions set forth below. This information is not necessarily indicative of the operating results or of the financial position that would have occurred if the merger had been consummated nor is it necessarily indicative of future operating results or financial position of the combined enterprise. The unaudited pro forma condensed combined financial information does not reflect any adjustments to conform accounting practices or to reflect any cost savings or other synergies anticipated as a result of the merger or any merger-related expenses. All share and per share data concerning Lakeland common stock set forth in the following unaudited pro forma condensed combined financial information have been adjusted to reflect all stock splits and dividends paid by Lakeland through the date of this joint proxy statement/prospectus, as though the payment of such dividends occurred prior to the dates as to which this pro forma financial information relates.

Unaudited Pro Forma Condensed Combined Balance Sheet

   The following unaudited pro forma condensed combined balance sheet presents under the pooling of interests method of accounting, the consolidated balance sheets of Lakeland and High Point combined as of March 31, 1999 as if the merger had occurred on that date.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                 March 31, 1999
                                  (Unaudited)

                            Lakeland   High Point                     Pro
                          (historical) (historical) Adjustments      Forma
                          ------------ -----------  -----------    ---------
                                          (in thousands)
ASSETS:
Cash and due from
 banks..................   $  20,888    $   9,569                  $  30,457
Federal funds sold......      10,725       19,605                     30,330
Securities available for
 sale, at estimated fair
 value..................     108,972       60,857      (1,205) (1)   163,804
                                                       (4,820) (2)
Securities held to
 maturity
 (includes certificates
 of deposit)............      83,265       25,781                    109,046
Loans held for sale.....           0        1,105                      1,105
Loans, net..............     312,174      133,828                    446,002
Premises and equipment..      14,088        6,665                     20,753
Land held for sale......           0        1,865                      1,865
Accrued interest
 receivable.............       4,304        1,429                      5,733
Other assets............       1,923        8,449                     10,372
                           ---------    ---------     -------      ---------
 Total assets...........   $ 556,339    $ 269,153     $(6,025)     $ 819,467
                           =========    =========     =======      =========
LIABILITIES AND
STOCKHOLDERS' EQUITY:
Liabilities:
Deposits................   $ 496,814    $ 228,840                  $ 725,654
Securities sold under
 agreements to
 repurchase.............       3,004        8,145                     11,149
Long term debt..........           0        5,000                      5,000
Other Liabilities.......       2,618        2,697      (1,864) (2)     3,451
                           ---------    ---------     -------      ---------
 Total Liabilities......     502,436      244,682      (1,864)       745,254
                           ---------    ---------     -------      ---------
Stockholders' equity:
Preferred Stock.........           0            0
Common Stock............      21,279       19,057      (1,033) (1)    31,680
                                                       (7,623) (3)
Surplus.................      18,938        5,385        (172) (1)    31,774
                                                        7,623  (3)
Undivided Profits
 (accumulated deficit)..      10,915           (1)                    10,914
Options exercised by
 debt agreement.........           0         (169)                      (169)
Accumulated other
 comprehensive income,
 net of income tax......       2,940          199      (2,956) (2)       183
Treasury stock..........        (169)           0                       (169)
                           ---------    ---------     -------      ---------
 Total stockholders'
  equity................      53,903       24,471      (4,161)        74,213
                           ---------    ---------     -------      ---------
Total liabilities and
 stockholders' equity...   $ 556,339    $ 269,153     $(6,025)     $ 819,467
                           =========    =========     =======      =========

--------
(1) To eliminate Lakeland's investment (at cost) in shares of High Point common stock.
(2) To eliminate unrealized gains on the shares of High Point common stock owned by Lakeland.
(3) To restate High Point common stock outstanding using the exchange ratio; historical and pro forma common stock outstanding as of March 31, 1999 was as follows:

                               Lakeland  High Point Adjustments     Pro Forma
                               --------- ---------- -----------     ----------
Common Stock--Lakeland........ 8,511,588                             8,511,588
Common Stock--High Point:
Common shares outstanding.....           3,811,480  (3,811,480)
Common shares times Exchange
 Ratio (1.2)..................                       4,573,776
Eliminate High Point shares
 held by Lakeland.............                        (413,102)(a)   4,160,674
                                         ---------  ----------      ----------
Common stock--Pro Forma
 total........................ 8,511,588 3,811,480     349,194      12,672,262
                               ========= =========  ==========      ==========

--------
  (a) Lakeland's investment in shares of High Point common stock will be retired upon conversion.

Unaudited Pro Forma Condensed Combined Income Statements

   The following unaudited pro forma condensed combined income statements present, under the pooling of interests accounting method, the consolidated income statements of Lakeland and High Point for the three months ended March 31, 1999 and 1998, and the years ended December 31, 1998, 1997 and 1996, as if the merger had occurred on January 1, 1999, 1998, 1997 and 1996, respectively.

               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                       Three Months Ended March 31, 1999

                             Lakeland    High Point                      Pro
                           (historical) (historical) Adjustments        Forma
                           ------------ ------------ -----------     -----------
                               (in thousands, except for per share data)
INTEREST INCOME:
  Loans and fees..........  $    6,261   $    2,888                  $     9,149
  Federal funds sold......         187          206                          393
  Investment securities...       2,480        1,115         (9) (1)        3,586
                            ----------   ----------   --------       -----------
    Total interest
     income...............       8,928        4,209         (9) (1)       13,128
                            ----------   ----------   --------       -----------
INTEREST EXPENSE:
  Deposits................       3,343        1,591                        4,934
  Borrowed Money..........          45           38                           83
  Long term debt..........           0           75                           75
                            ----------   ----------                  -----------
    Total interest
     expense..............       3,388        1,704                        5,092
                            ----------   ----------                  -----------
Net interest income.......       5,540        2,505         (9) (1)        8,036
PROVISION FOR POSSIBLE
 LOAN LOSSES..............         105            0                          105
                            ----------   ----------                  -----------
  Net interest income
   after provision for
   possible
   loan losses............       5,435        2,505         (9) (1)        7,931
Other income..............         732          669                        1,401
Other expenses............       4,130        2,495                        6,625
                            ----------   ----------                  -----------
INCOME BEFORE INCOME
 TAXES....................       2,037          679         (9) (1)        2,707
INCOME TAXES..............         612          255                          867
                            ----------   ----------                  -----------
NET INCOME................  $    1,425   $      424   $     (9) (1)  $     1,840
                            ==========   ==========   ========       ===========
Per share data:
Net income per common
 share--basic.............  $     0.17   $     0.11                  $      0.15
Average number of common
 shares--basic............   8,501,619    3,811,480    762,296  (2)   12,662,293
                                                      (413,102) (3)
Net income per common
 share--diluted...........  $     0.17   $     0.11                  $      0.14
Average number of common
 shares
 and equivalents--
 diluted..................   8,501,619    3,873,449    774,690  (2)   12,736,656
                                                      (413,102) (3)

--------
(1) To eliminate dividends paid by High Point to Lakeland on shares of High Point common stock owned by Lakeland.
(2) To restate average number of shares of High Point common stock and equivalents using the exchange ratio.
(3) To eliminate the shares of High Point common stock owned by Lakeland using the exchange ratio.

               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                       Three Months Ended March 31, 1998

                             Lakeland    High Point
                           (historical) (historical) Adjustments     Pro Forma
                           ------------ ------------ -----------     ----------
                              (in thousands, except for per share data)
INTEREST INCOME:
  Loans and fees.........   $   6,214    $   2,831                   $    9,045
  Federal funds sold.....         188          177                          365
  Investment securities..       2,206        1,197                        3,403
                            ---------    ---------                   ----------
    Total interest
     income..............       8,608        4,205                       12,813
                            ---------    ---------                   ----------
INTEREST EXPENSE:
  Deposits...............       3,190        1,506                        4,696
  Borrowed Money.........          37          103                          140
  Long term debt.........           0           79                           79
                            ---------    ---------                   ----------
    Total interest
     expense.............       3,227        1,688                        4,915
                            ---------    ---------                   ----------
Net interest income......       5,381        2,517                        7,898
PROVISION FOR POSSIBLE
 LOAN LOSSES.............          49            0                           49
                            ---------    ---------                   ----------
Net interest income after
 provision for possible
 loan losses.............       5,332        2,517                        7,849
Other income.............         775          694                        1,469
Other expenses...........       4,057        2,350                        6,407
                            ---------    ---------                   ----------
INCOME BEFORE INCOME
 TAXES...................       2,050          861                        2,911
INCOME TAXES.............         685          347                        1,032
                            ---------    ---------                   ----------
NET INCOME...............   $   1,365    $     514                   $    1,879
                            =========    =========                   ==========
Per share data:
Net income per common
 share--basic............   $    0.16    $    0.14                   $     0.15
Average number of common
 shares--basic...........   8,488,138    3,786,480     757,296  (1)  12,618,812
                                                      (413,102) (2)
Net income per common
 share--diluted..........   $    0.16    $    0.13                   $     0.15
Average number of common
 shares and equivalents--
 diluted.................   8,488,138    3,871,323     774,265  (1)  12,720,624
                                                      (413,102) (2)

--------
(1) To restate average number of shares of High Point common stock and equivalents using the exchange ratio.
(2) To eliminate the shares of High Point common stock owned by Lakeland using the exchange ratio.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                          Year Ended December 31, 1998
                                  (unaudited)

                             Lakeland    High Point                      Pro
                           (historical) (historical) Adjustments        Forma
                           ------------ ------------ -----------     -----------
                               (in thousands, except for per share data)
INTEREST INCOME:
  Loans and fees..........  $   25,071   $   11,899                  $    36,970
  Federal funds sold......       1,022          812                        1,834
  Investment securities...       8,842        4,583   $    (14) (1)       13,411
                            ----------   ----------   --------       -----------
    Total interest
     income...............      34,935       17,294        (14) (1)       52,215
                            ----------   ----------   --------       -----------
INTEREST EXPENSE:
  Deposits................      12,813        6,230                       19,043
  Borrowed Money..........         196          335                          531
  Long term debt..........           0          302                          302
                            ----------   ----------                  -----------
    Total interest
     expense..............      13,009        6,867                       19,876
                            ----------   ----------                  -----------
Net interest income.......      21,926       10,427        (14) (1)       32,339
PROVISION FOR POSSIBLE
 LOAN
 LOSSES...................         698            0                          698
                            ----------   ----------                  -----------
  Net interest income
   after provision for
   possible loan losses...      21,228       10,427        (14) (1)       31,641
Other income..............       3,165        2,608                        5,773
Other expenses............      15,752        9,281                       25,033
                            ----------   ----------                  -----------
INCOME BEFORE INCOME
 TAXES....................       8,641        3,754        (14) (1)       12,381
INCOME TAXES..............       2,916        1,508                        4,424
                            ----------   ----------   --------       -----------
NET INCOME................  $    5,725   $    2,246   $    (14) (1)  $     7,957
                            ==========   ==========   ========       ===========
Per share data:
Net income per common
 share--basic.............  $     0.67   $     0.59                  $      0.63
Average number of common
 shares--basic............   8,492,953    3,798,397    759,679  (2)   12,637,927
                                                      (413,102) (3)
Net income per common
 share--diluted...........  $     0.67   $     0.58                  $      0.63
Average number of common
 shares and equivalent--
 diluted..................   8,492,953    3,847,591    769,518  (2)   12,696,960
                                                      (413,102) (3)

--------
(1) To eliminate dividends paid by High Point to Lakeland on shares of High Point common stock owned by Lakeland.
(2) To restate average number of shares of High Point common stock and equivalents using the exchange ratio.
(3) To eliminate the shares of High Point common stock owned by Lakeland using the exchange ratio.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                          Year Ended December 31, 1997
                                  (unaudited)

                             Lakeland    High Point
                           (historical) (historical) Adjustments      Pro Forma
                           ------------ ------------ -----------     -----------
                               (in thousands, except for per share data)
INTEREST INCOME:
  Loans and fees..........  $   23,502   $   11,031                  $    34,533
  Federal funds sold......         949          442                        1,391
  Investment securities...       8,954        5,046                       14,000
                            ----------   ----------                  -----------
    Total interest
     income...............      33,405       16,519                       49,924
                            ----------   ----------                  -----------
INTEREST EXPENSE:
  Deposits................      12,761        5,805                       18,566
  Borrowed Money..........         164          377                          541
  Long term debt..........           0          143                          143
                            ----------   ----------                  -----------
    Total interest
     expense..............      12,925        6,325                       19,250
                            ----------   ----------                  -----------
  Net interest income.....      20,480       10,194                       30,674
PROVISION FOR POSSIBLE
 LOAN LOSSES..............       1,026            0                        1,026
                            ----------   ----------                  -----------
  Net interest income
   after provision for
   possible loan losses...      19,454       10,194                       29,648
  Other income............       3,023        2,938                        5,961
  Other expenses..........      14,508        9,241                       23,749
                            ----------   ----------                  -----------
INCOME BEFORE INCOME
 TAXES....................       7,969        3,891                       11,860
INCOME TAXES..............       2,648        1,586                        4,234
                            ----------   ----------                  -----------
NET INCOME................  $    5,321   $    2,305                  $     7,626
                            ==========   ==========                  ===========
Per share data:
Net income per common
 share--basic.............  $     0.63   $     0.61                  $      0.61
Average number of common
 shares--basic............   8,404,528    3,786,480    757,296  (1)   12,535,202
                                                      (413,102) (2)
Net income per common
 share--diluted...........  $     0.63   $     0.60                  $      0.60
Average number of common
 shares and
 equivalents--diluted.....   8,435,377    3,852,377    770,475  (1)   12,645,127
                                                      (413,102) (2)

--------
(1) To restate average number of shares of High Point common stock and equivalents using the exchange ratio.
(2) To eliminate the shares of High Point common stock owned by Lakeland using the exchange ratio.

                     PRO FORMA COMBINED STATEMENT OF INCOME

                          Year Ended December 31, 1996
                                  (unaudited)

                            Lakeland    High Point                      Pro
                          (historical) (historical) Adjustments        Forma
                          ------------ ------------ -----------     -----------
                              (in thousands, except for per share data)
INTEREST INCOME:
  Loans and fees........   $   21,442   $    9,349                  $    30,791
  Federal funds sold....          742          614                        1,356
  Investment
   securities...........        8,547        4,466                       13,013
                           ----------   ----------                  -----------
    Total interest
     income.............       30,731       14,429                       45,160
                           ----------   ----------                  -----------
INTEREST EXPENSE:
  Deposits..............       11,613        5,460                       17,073
  Borrowed Money........          174          166                          340
  Long term debt........          --           132                          132
                           ----------   ----------                  -----------
    Total interest
     expense............       11,787        5,758                       17,545
                           ----------   ----------                  -----------
Net interest income.....       18,944        8,671                       27,615
PROVISION FOR POSSIBLE
 LOAN LOSSES............          908            0                          908
                           ----------   ----------                  ----------- ---
Net interest income
 after provision for
 possible loan losses...       18,036        8,671                       26,707
Other income............        2,671        2,552                        5,223
Other expenses..........       12,692        9,097                       21,789
                           ----------   ----------                  -----------
INCOME BEFORE INCOME
 TAXES (BENEFIT)........        8,015        2,126                       10,141
INCOME TAXES (BENEFIT)..        2,665       (2,681)      3,861  (3)       3,845
                           ----------   ----------   ---------      -----------
NET INCOME..............   $    5,350   $    4,807   $  (3,861)     $     6,296
                           ==========   ==========   =========      ===========
Per share data:
Net income per common
 share--basic...........   $     0.64   $     1.27                  $      0.51
Average number of common
 shares--basic..........    8,304,142    3,779,364     755,873  (1)  12,426,277
                                                      (413,102) (2)
Net income per common
 share--diluted.........   $     0.64   $     1.27                  $      0.50
Average number of common
 shares and
 equivalents--diluted...    8,337,068    3,786,907     757,381  (1)  12,468,254
                                                      (413,102) (2)

--------
(1) To restate average number of shares of High Point common stock and equivalents using the exchange ratio.
(2) To eliminate shares of High Point common stock owned by Lakeland using the exchange ratio.
(3) The pro forma adjustment to income tax expense reflects the reversal of the tax benefit recorded by High Point in 1996. On a combined basis the benefit of $3.9 million would have been recorded in earlier periods based on the pre-tax income of the combined entity.

                        COMPARISON OF STOCKHOLDER RIGHTS

   As a result of the merger, High Point's stockholders will receive shares of Lakeland common stock in exchange for their shares of High Point common stock. The following is a summary of certain material differences between the rights of holders of High Point common stock and the rights of holders of Lakeland common stock. Since both Lakeland and High Point are incorporated in New Jersey and are both governed by the New Jersey Business Corporations Act, these differences arise from their respective certificates of incorporation and by-laws. Although it is impractical to compare all of the aspects in which the companies' governing instruments differ with respect to stockholders' rights, the following discussion summarizes certain significant differences. This summary is qualified in its entirety by reference to the applicable provisions of the companies' governing instruments.

Authorized Preferred Stock

   The High Point restated certificate of incorporation provides for a class of 1,000,000 shares of preferred stock without par value, and empowers the High Point Board of Directors to divide this preferred stock into series and to fix the relative rights, preferences and limitations of each series. The Lakeland certificate of incorporation does not authorize a class of preferred stock.

Directors

   The High Point certificate imposes certain age limitations on directors and outlines a nominating procedure for directors. The Lakeland certificate imposes no age limitations or procedural requirements.

Removal of Directors

   The Lakeland certificate limits removal of directors to removal for cause. The High Point certificate limits removal to removal for cause and requires an 80% stockholder vote.

Stockholder Vote on Mergers; Business Combinations

   The High Point certificate requires approval of holders of two-thirds of all outstanding shares for any merger, consolidation or sale of all or substantially all of the assets of High Point. The Lakeland certificate requires approval of holders of only a majority of the shares voting for any merger, consolidation or sale of all or substantially all of the assets of Lakeland.

   Both certificates of incorporation impose certain higher voting requirements for certain business combinations. Lakeland's certificate also contains a minimum price provision. If a "controlling party" proposes to acquire by merger, consolidation, sale, exchange or lease of all or substantially all of the assets of Lakeland, the proposed transaction will require the affirmative vote of (1) not less than 80% of the outstanding shares entitled to vote on the transaction and (2) not less than 67% of the outstanding shares of voting stock of Lakeland held by stockholders other than the controlling party. However, these voting requirements will not apply if (1) the proposed transaction is approved by a majority of Lakeland's Board of Directors, or (2) the stockholders of Lakeland are offered consideration in an amount equal to or in excess of an amount determined in accordance with a formula contained in Lakeland's certificate. A "controlling person" is defined in the Lakeland certificate to include persons who own or control 20% or more of Lakeland's voting stock at the time of the proposed transaction. The High Point certificate imposes an 80% voting requirement on a business combination with a 10% stockholder unless either two-thirds of the continuing directors unaffiliated with the 10% stockholder approve the transaction or certain other procedural safeguards have been met.

                    DESCRIPTION OF LAKELAND'S CAPITAL STOCK

   The authorized capital stock of Lakeland consists of 14,806,718 shares of common stock. As of March 31, 1999, 8,500,788 shares of Lakeland common stock were issued and outstanding. The amendment to Lakeland's certificate of incorporation, if approved, would increase the authorized shares to 40,000,000.

Description of Lakeland Common Stock

   The following description of Lakeland common stock sets forth certain general terms of Lakeland common stock. The following summary is not complete.

   Dividend Rights. The holders of Lakeland common stock are entitled to receive dividends, when, as and if declared by the Lakeland Board of Directors out of funds legally available therefor. The only statutory limitation on payment of dividends is that dividends may not be paid when Lakeland is insolvent. Since the funds used to pay dividends come primarily from the earnings of Lakeland's bank subsidiaries, as a practical matter, any restrictions on the ability of Lakeland Bank, Metropolitan State Bank or, after the merger, NBSC, to pay dividends to Lakeland will act as a restriction on the amount of dividends paid by Lakeland.

   Lakeland Bank and Metropolitan State Bank are subject to restrictions on the payment of dividends contained under the New Jersey Banking Act of 1948. Under that act, Lakeland Bank and Metropolitan State Bank, may pay dividends only if, upon payment of each such dividend, its capital stock will not be impaired and either (1) the bank will have a surplus of not less than fifty percent of its capital stock or (2) the payment of the dividend will not reduce the surplus of the bank. NBSC may not declare dividends in excess of the current year's earnings, plus the retained earnings from the prior two years, without prior approval from the Office of the Comptroller of the Currency. In addition, if NBSC sustains losses that exceed its aggregate retained earnings, NBSC may not pay dividends until the losses are recovered.

   Under the Financial Institutions Supervisory Act, the FDIC has the authority to prohibit a state-chartered bank from engaging in conduct which, in the FDIC's opinion, constitutes an unsafe or unsound banking practice. Under certain circumstances, the FDIC could claim that the payment of a dividend or other distribution by Lakeland Bank, Metropolitan State Bank or NBSC to Lakeland constitutes an unsafe or unsound practice. In addition, because the FDIC insures the deposits of Lakeland Bank, Metropolitan State Bank and NBSC, each bank is precluded from paying dividends or distributing any of its capital assets to its parent corporation if it is in default on any assessment due to the FDIC.

   Lakeland is also subject to certain Federal Reserve Board policies which may, in certain circumstances, limit its ability to pay dividends. The Federal Reserve Board policies require, among other things, that a bank holding company maintain a minimum capital base. The Federal Reserve Board would likely seek to prohibit any dividend payment which would reduce a holding company's capital below these minimum amounts. Similar capital restraints are imposed upon Lakeland Bank, Metropolitan State Bank and NBSC by their primary bank regulators.

   The policy of the Federal Reserve Board provides that a bank holding company is expected to act as a source of financial strength to its subsidiary banks and to commit resources to support such subsidiary banks in circumstances in which it might not do so absent such policy. This policy may serve to limit Lakeland's ability to pay dividends.

   At December 31, 1998, Lakeland Bank had approximately $38.8 million available for the payment of dividends to Lakeland, the payment of which would not reduce any of its capital ratios below the minimum regulatory requirements.

   Voting Rights. At meetings of stockholders, holders of Lakeland common stock are entitled to one vote per share. The quorum for stockholders' meetings is a majority of the outstanding shares entitled to vote represented in person or by proxy. Except as indicated below, all actions and authorizations to be taken or given by stockholders require the approval of a majority of the votes cast by holders of Lakeland common stock at a meeting at which a quorum is present.

   The Lakeland Board of Directors is divided into three classes, each class being as nearly equal in number of directors as possible. Approximately one-third of the entire Lakeland Board of Directors is elected each year and the directors serve for terms of up to three years, and, in all cases, until their respective successors are duly elected and qualified.

   The exact number of directors and the number constituting each class is fixed from time to time by resolution adopted by a majority of the entire Board of Directors. The affirmative vote of at least eighty percent of the outstanding voting stock of Lakeland is required to amend or repeal the provisions of the Lakeland certificate of incorporation relating to the classification of the Board of Directors. In addition, stockholders may remove any director from office only for cause, as defined in the Lakeland certificate of incorporation.

   The Lakeland certificate of incorporation contains a minimum price provision. See "Comparison of Stockholder Rights--Stockholder Vote on Mergers; Business Combinations."

   Liquidation Rights. In the event of liquidation, holders of Lakeland common stock are entitled to receive ratably any assets distributed to stockholders.

   Assessment and Redemption. All outstanding shares of Lakeland common stock are fully paid and nonassessable. Lakeland common stock is not redeemable.

   Preemptive and Conversion Rights. Holders of Lakeland common stock do not have conversion rights or preemptive rights with respect to any securities of Lakeland.

   Other Matters. Lakeland can issue new shares of authorized but unissued Lakeland common stock without stockholder approval. The affirmative vote of at least eighty percent of the outstanding voting stock of Lakeland is required to amend or repeal the provision of the Lakeland certificate of incorporation relating to the issuance of capital stock of Lakeland.

   Lakeland's certificate of incorporation provides for exculpation from liability for the directors of Lakeland, to the fullest extent permitted by law, for the breach of any duty owed to Lakeland or its stockholders.

                             ELECTION OF DIRECTORS

   Lakeland's certificate of incorporation provides that the Lakeland Board of Directors shall consist of not more than 25 directors nor less than 5 directors. The directors are divided into three approximately equivalent-sized classes, each class serving for a period of three years on a staggered-term basis. There are currently ten directors, including Mr. Roger Bosma. At the Lakeland annual meeting, there are four nominees for Class III directors. Three of these nominees have terms expiring this year and the fourth nominee is Mr. Bosma.

   Unless a stockholder either indicates "withhold authority" on its proxy or indicates on its proxy that its shares should not be voted for certain nominees, the persons named in the proxy will vote for the election as directors of the four persons named in Table I below to serve until the expiration of their respective terms and thereafter until their successors shall have been duly elected and shall have qualified. If elected, the four nominees will serve three year terms. Discretionary authority is also solicited to vote for the election of a substitute for any of the nominees who, for any reason presently unknown, cannot be a candidate for election.

   Table I sets forth the names and ages of the nominees for election to the Lakeland Board of Directors, the positions and offices presently held by each such person within Lakeland, the period during which each such person has served on Lakeland's Board, the expiration of their respective terms if elected at the annual meeting, the principal occupations and employment of each such person during the past five years, and the number of shares of Lakeland common stock which they beneficially owned as of February 1, 1999. Table II sets forth comparable information with respect to those directors whose terms of office will continue beyond the date of the annual meeting. Tables I and II also contain the beneficial ownership of each of Lakeland's two Named Executive Officers. Table III sets forth comparable information with respect to Messrs. Dickerson, Tice and Guptill, directors of High Point who will become directors of Lakeland if the merger is approved. Unless otherwise indicated, positions have been held for more than five years. Unless otherwise stated in the footnotes following the tables, the persons listed in the tables have sole power to vote and dispose of the shares which they beneficially owned as of February 1, 1999. All of the persons named in Tables I and II have been directors of Lakeland for at least five years with the exception of: (1) Mark
J. Fredericks, who was appointed to the Board of Directors of Lakeland and Lakeland Bank on October 12, 1994, to fill the unexpired term of Henry T. Drost; (2) Mary Ann Deacon, who was appointed to the Board of Directors of Lakeland and Lakeland Bank on November 8, 1995; (3) Paul P. Lubertazzi and Joseph P. O'Dowd, who were appointed to the Board of Directors of Lakeland and Lakeland Bank on February 25, 1998, following Lakeland's acquisition of Metropolitan State Bank; and (4) Roger Bosma who became Lakeland's Chief Executive Officer and was appointed a director effective June 1, 1999. Mark J. Fredericks is John W. Fredericks' son.

                                    TABLE I

                       NOMINEES FOR ELECTION AS DIRECTORS

                                                                                         Shares Beneficially
                                                                                             Owned as of
                                                                                           February 1, 1999
                                                                                         --------------------
                      Director  Expiration        Business                               Number of Percent of
Name and Age           Since     of Term         Experience                               Shares     Class
------------          --------  ----------       ----------                              --------- ----------
Mark J. Fredericks         1994    2002    President of Keil Oil                          278,234     3.27%
Age 37                                     Company, Riverdale,                              (a)
                                           NJ
Robert B. Nicholson        1989    2002    Vice Chairman,                                 342,507     4.02%
Age 70                                     Lakeland Bancorp,                                (b)
                                           Inc. (6/1/99 to
                                           present);
                                           Vice Chairman,
                                           Lakeland Bank (6/1/99
                                           to present);
                                           Chairman, Lakeland
                                           Bancorp, Inc.
                                           (5/19/89 to 5/31/99);
                                           Chairman, Lakeland
                                           Bank (5/19/69 to
                                           5/31/99); Eastern
                                           Propane Corp., Oak
                                           Ridge, NJ (9/21/88 to
                                           present)
Arthur L. Zande            1989    2002    Vice President and                             21,715       .26%
Age 64                                     Treasurer, Lakeland                              (c)
                                           (6/1/99 to present);
                                           CEO, Lakeland Bank
                                           (6/1/99 to present);
                                           President, Lakeland Bank
                                           (6/1/99 to present);
                                           Executive Vice
                                           President and CEO,
                                           Lakeland Bancorp,
                                           (5/19/89 to 5/31/99);
                                           Executive Vice
                                           President and CEO,
                                           Lakeland Bank
                                           (10/1/72 to 5/31/99)
Roger Bosma          June, 1999    2002    CEO and President,                                 --       --
Age 56                                     Lakeland Bancorp,
                                           Inc. (6/1/99 to
                                           present);
                                           Executive Vice
                                           President, Retail
                                           Lending, HUBCO, Inc.;
                                           President and CEO of
                                           Independence Bank of
                                           New Jersey.

                                    TABLE II

                              CONTINUING DIRECTORS

                                                                          Shares Beneficially
                                                                              Owned as of
                                                                            February 1, 1999
                                                                          --------------------
                    Director Expiration        Business                   Number of Percent of
Name and Age         Since    of Term         Experience                   Shares     Class
------------        -------- ----------       ----------                  --------- ----------
Bruce G. Bohuny       1989      2000    Senior Vice                        132,675     1.56%
Age 66                                  President--Real                      (d)
                                        Estate, Lakeland
                                        Bancorp, Inc. (6/1/99
                                        to present);
                                        Secretary, Lakeland
                                        Bancorp, Inc.
                                        (5/19/89 to present);
                                        Secretary, Lakeland
                                        Bank (5/19/69 to
                                        present); President,
                                        Brooks Limited (a
                                        real estate
                                        development corp.),
                                        Wyckoff, NJ
Mary Ann Deacon       1995      2000    Secretary/Treasurer                37,448       .44%
Age 47                                  of Deacon Homes Inc.                 (e)
                                        and Deacon
                                        Development Corp.
                                        (real estate
                                        development), Sparta,
                                        NJ
John W. Fredericks    1989      2001    Chairman, Lakeland                 469,198     5.51%
Age 62                                  Bancorp, Inc. (6/1/99                (f)
                                        to present);
                                        Chairman, Lakeland
                                        Bank (6/1/99 to
                                        present); President,
                                        Lakeland Bancorp,
                                        Inc. (5/19/89 to
                                        5/31/99); President,
                                        Lakeland Bank
                                        (5/19/69 to 5/31/99);
                                        President and Owner,
                                        Fredericks Fuel and
                                        Heating Service, Oak
                                        Ridge, NJ
Joseph P. O'Dowd      1998      2000    President and Owner                12,896       .15%
Age 52                                  of O'Dowd Advertising                (g)
                                        of Montville, NJ
                                        (4/14/82 to present);
                                        partner of O'Dowd
                                        Associates (real
                                        estate holding
                                        company) (7/1/86 to
                                        present) and O'Dowd
                                        Realty (7/1/86 to
                                        present)
John Pier, Jr.        1989      2001    Dentist, West                      89,089      1.05%
Age 72                                  Milford, NJ                          (h)
Paul P. Lubertazzi    1998      2001    President and CEO,                 43,232       .51%
Age 64                                  Metropolitan State                   (i)
                                        Bank (6/88 to present); Chairman,
                                        Metropolitan State
                                        Bank (4/96 to
                                        present)

--------
  Included in the amounts beneficially owned listed in the tables, the directors of Lakeland held the following interests:

(a) Includes: 22,023 shares owned by Mr. Fredericks' wife, Shelley B. Fredericks; 16,951 shares held by Mark J. Fredericks custodian for Douglas; 16,951 held by Mark J. Fredericks custodian for William; 16,952 shares held by Mark J. Fredericks custodian for Leanne; 16,948 shares held by Mark J. Fredericks custodian for Emily; 17,043 shares held by Keil Oil Employee Profit Sharing Plan; and 117,816 held by John W. Fredericks, Jane D. Fredericks, and Mark J. Fredericks Trustees for Fredericks Fuel and Heating Service Profit Sharing Plan.
(b) Includes: 93,844 shares owned by Mr. Nicholson's wife, Shirley M. Nicholson; 39,206 shares registered in the name of Eastern Propane Corp. (a corporation of which Mr. Nicholson is Chairman of the Board); and 10,275 shares owned by Mr. Nicholson's son, Robert B. Nicholson III.

(c) Includes 2,042 shares held by Mr. Zande's wife, Nancy T. Zande.
(d) Includes: 16,229 shares owned by Mr. Bohuny's wife, Judy Bohuny; 766 shares held in name of the Estate of Emma Bohuny -- Bruce G. Bohuny, Executor; 8,099 shares owned by Mr. Bohuny's son; 1,233 shares held by Brooks Ltd. of which Mr. Bohuny is president; 1,360 shares held by the Zurick Group, of which Mr. Bohuny is managing partner; and 3,198 shares held in a Merrill Lynch retirement fund for Mr. Bohuny's benefit.
(e) Includes: 12,065 shares in the name of Philip Deacon, husband of Mary Ann Deacon.
(f) Includes: 117,994 shares owned by Mr. Fredericks' wife, Jane D. Fredericks; 117,816 shares held in the name of John W. Fredericks, Jane D. Fredericks and Mark J. Fredericks, Trustees for Fredericks Fuel and Heating Service Employee Profit Sharing Plan; and 97,996 shares held in the name of Edward
    J. Fredericks and John W. Fredericks Trustees U/W Wilbur Fredericks Trust.
(g) Includes 12,644 shares owned jointly by Joseph O'Dowd and his wife
    Patricia.
(h) Includes: 4,514 shares owned by Mr. Pier's wife, Jane Pier; 9,432 shares owned by Mr. Pier and his wife, Jane Pier, jointly; 252 shares held by Mr. Pier's wife, Jane Pier, as Custodian for Mr. and Mrs. Pier's son, John Pier, under the N.J. Uniform Gift to Minors Act; and 12,720 shares held in an IRA with Merrill Lynch for Mr. Pier.
(i) Includes: 39,326 shares owned jointly by Paul and Barbara Lubertazzi, Mr. Lubertazzi's spouse; 250 shares owned jointly by Paul and Leslie Lubertazzi, Mr. Lubertazzi's daughter; 250 shares owned jointly by Paul and Sandra Lubertazzi, Mr. Lubertazzi's daughter; 250 shares owned jointly by Paul and Glen Lubertazzi, Mr. Lubertazzi's son and 250 shares owned jointly by Paul and Mathew Lubertazzi, Mr. Lubertazzi's son.

   The executive officers and directors of Lakeland (10 persons) beneficially owned 1,325,388 shares, or 16%, of Lakeland's outstanding common stock on February 1, 1999.

   Mr. Bosma purchased 1,000 shares of Lakeland common stock in May 1999.

                                   TABLE III

              HIGH POINT DIRECTORS WHO WILL BE NAMED TO LAKELAND'S
                     BOARD UPON CONSUMMATION OF THE MERGER

                                                                          Shares
                                                                    Beneficially Owned
                                                                          as of
                                                                   February 1, 1999(1)
                                                                   ----------------------
                        Director Expiration        Business        Number of   Percent of
Name and Age             Since    of Term         Experience        Shares       Class
------------            -------- ----------       ----------       ---------   ----------
Michael A. Dickerson      --        2000    President and CEO,      37,890         .29%
Age 62                                      High Point Financial
                                            Corp. (6/29/88 to
                                            present); President,
                                            The National Bank of
                                            Sussex County
                                            (2/11/92 to
                                            11/17/98); CEO, the
                                            National Bank of
                                            Sussex County
                                            (2/11/92 to present)
Charles L. Tice           --        2001    Chairman, High Point    15,130         .11%
Age 65                                      Financial Corp.
                                            (5/21/96) to
                                            present); Retired
                                            since 1993
George H. Guptill, Jr.    --        2002    President, Franklin     332,713(2)    2.59%
Age 60                                      Mutual Insurance Co.,
                                            Branchville, NJ

--------
(1) Represents the number of shares of High Point common stock beneficially owned by Messrs. Dickerson, Tice and Guptill multiplied by the exchange ratio of 1.2.

(2) Includes 301,171 shares which would be owned by Franklin Mutual Insurance Co., of which Mr. Guptill is president. All voting and investment decisions made by Franklin Mutual Insurance Co. with respect to those shares would be made by a board of directors' committee of which Mr. Guptill is not a member.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act requires Lakeland's directors, executive officers and 10% stockholders to file with the SEC certain reports regarding such persons' ownership of Lakeland's securities. Lakeland is required to disclose any failures to file such reports on a timely basis. There were no untimely filings for the fiscal year ended December 31, 1998.

Executive Compensation

   The following table sets forth, for the years ended December 31, 1998, 1997 and 1996, the cash compensation paid by Lakeland and its subsidiaries to Lakeland's Chief Executive Officer and Metropolitan State Bank's Chief Executive Officer, for services rendered as an executive officer during such periods. Arthur L. Zande and Paul P. Lubertazzi are the only executive officers whose total annual salary and bonus for 1998 exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                               Annual
                          Compensation (A)
Name and Principal       -----------------            All Other (B)
Position                  Year    Salary    Bonus     Compensation
------------------       ----------------- -------    ------------
Arthur L. Zande            1998 $  210,000 $   --       $137,160
Executive Vice             1997    195,000     --        140,890
President and              1996    180,000     --         74,350
Chief Executive
Officer of Lakeland and
Lakeland Bank
Paul P. Lubertazzi (C)     1998 $  165,000 $15,000(D)   $  9,124
President and Chief        1997    150,000  15,000         9,192
Executive Officer of       1996    140,000     --          3,580
Metropolitan State Bank

--------
(A) During the three years ended December 31, 1998, Mr. Zande and Mr. Lubertazzi did not receive perquisites (i.e., personal benefits) in excess of 10% of their reported salary and bonus.
(B) All other compensation for Mr. Zande in 1998 was comprised of the following: An annual contribution of $1,404 made by Lakeland Bank for annual premiums for term life insurance in excess of $50,000 for Mr. Zande; annual contributions to Lakeland Bank's profit sharing plan on behalf of Mr. Zande of $17,976; increases to Mr. Zande's profit sharing plan account of $111,283, reflecting his allocated portion of plan earnings and forfeitures; and the fair market value of the personal use of a company car of $6,497. All other compensation for Mr. Lubertazzi in 1998 was comprised of the following: a contribution of $3,600 to Metropolitan State Bank's 401(k) plan to match pre-tax elective deferral contributions (included under "Salary") made by Mr. Lubertazzi to such plan; $2,800 paid by Metropolitan State Bank as insurance premiums for Mr. Lubertazzi's benefit; and the fair market value of the personal use of an automobile of $2,724.
(C) Mr. Lubertazzi became an executive officer of Lakeland upon the consummation of Lakeland's acquisition of Metropolitan State Bank. See "-- Related Party Transactions".
(D) Mr. Lubertazzi's bonus was approved by the Board of Directors of Metropolitan State Bank and was based upon both the bank's performance and Mr. Lubertazzi's individual performance in 1998. In particular, the Metropolitan Board focused on Metropolitan's return on average assets and return on average equity for 1998 in deciding to grant Mr. Lubertazzi a bonus.

Related Party Transactions

   Pursuant to the Amended and Restated Agreement and Plan of Reorganization, dated January 14, 1998, between Lakeland and Metropolitan State Bank, Lakeland's Board of Directors appointed Paul P. Lubertazzi, Metropolitan's Chairman and President, and Joseph O'Dowd, another member of Metropolitan's Board of Directors, to Lakeland's Board.

   Lakeland also agreed in the Metropolitan merger agreement to retain Paul P. Lubertazzi as the Chairman of the Board, Chief Executive Officer and President of Metropolitan under the terms and conditions of his then current employment agreement. In addition, to induce Mr. Lubertazzi to provide additional services relating to the integration of Metropolitan into Lakeland's consolidated enterprise, Lakeland has agreed to (1) provide to Mr. Lubertazzi an additional annuity comparable to the annuity provided to Mr. Lubertazzi by Metropolitan at a cost to Lakeland of $278,000 and (2) provide to Mr. Lubertazzi certain retiree medical benefits at a cost to Lakeland of $45,000.

   Mr. Lubertazzi's employment agreement provides that he will receive base compensation of not less than $140,000 per year. The employment agreement further provides that Mr. Lubertazzi may participate in all employee benefit plans and programs established by Metropolitan. If Lakeland should terminate Mr. Lubertazzi's employment without cause, his employment agreement provides that he will continue to be paid any compensation to which he would be entitled under the terms of his employment agreement. The employment agreement contains certain non-competition and anti-solicitation provisions in the event that Mr. Lubertazzi terminates his employment without cause.

   Mr. Lubertazzi previously entered into a separate agreement with Metropolitan which was assumed by Lakeland. Pursuant to that agreement, Metropolitan is required to pay Mr. Lubertazzi or his beneficiary an aggregate of $525,000 payable in 15 annual installments beginning on his retirement date or date of death. No benefits are payable under the agreement if Mr. Lubertazzi is terminated for intentional wrongdoing. In order to fund this obligation, Metropolitan has obtained a variable life insurance policy, which has a cash surrender value of approximately $106,000, and has accrued approximately $260,000 in expenses. Although no assurance can be given, Lakeland does not expect to expend additional significant amounts to fund this obligation.

Board Committees and Directors' Compensation

   During 1998, the Lakeland Board of Directors held nine meetings and the Board's Nominating Committee held one meeting. The Nominating Committee, presently consisting of Mary Ann Deacon and John Pier, Jr. is responsible for interviewing potential candidates for election to the Board and for nominating individuals each year for election to the Board. The Nominating Committee has not established any procedures for considering nominations made by stockholders. Each director currently receives a fee of $625 for each meeting of the Board which he or she attends. Each member of Lakeland's Board was present for 75% or more of the aggregate of the total meetings of the Board and each Board committee on which he or she serves.

   The Board of Directors of Lakeland adopted a plan, effective January 1, 1996, which provides that any director having attained age 72 (75 for directors active as of the date of plan inception) and having completed fifteen years of service may retire and continue to be paid for a period of ten years at a rate of $5,000, $7,500 or $10,000 per annum, depending upon years of credited service. This plan is unfunded.

   During 1998, the Lakeland Bank Board of Directors held twenty-four meetings and the Board's Audit Committee held four meetings. In addition, the Lakeland Bank Board of Directors has a Marketing Committee which met on a regular basis in 1998. The Audit Committee, presently consisting of John Pier, Jr., Mark Fredericks and Mary Ann Deacon, is responsible for reviewing the reports submitted by Lakeland Bank's independent accountants and for reporting to the Board on significant audit and accounting principles, policies and practices. Each director of Lakeland Bank receives an annual retainer fee of $5,300, with the exception of Arthur L. Zande and Paul Lubertazzi. In addition, each director currently receives a fee of $575 for each meeting of the Board which he or she attends. No remuneration was paid in 1998 for attendance at committee meetings. Each member of Lakeland Bank's Board was present for 75% or more of the aggregate of the total meetings of the Board and each Board committee on which he or she serves.

   During 1998, the Metropolitan State Bank Board of Directors held twelve meetings, the Board's Executive Committee held one meeting, the Board's Remuneration Committee held one meeting, the Board's Asset/Liability Committee held four meetings, the Board's Loan Committee held twelve meetings and the

Board's Audit Committee held three meetings. The Executive Committee, presently consisting of Carl Carambio, Frederick Eckhardt, Joseph O'Dowd, Peter Fioretti and Paul Lubertazzi, has the power of the full Board. The Remuneration Committee, presently consisting of Carl Carambio, Frederick Eckhardt, Joseph O'Dowd, Peter Fioretti and Paul Lubertazzi, is responsible for determining the salaries of employee-officers of Metropolitan State Bank. The Asset/Liability Committee, presently consisting of Henry Fein, Joseph O'Dowd, Samuel Raia, Allan Sedler, Salvatore Yodice and Paul Lubertazzi, is responsible for reviewing the financial condition of Metropolitan. The Loan Committee, consisting of Frederick Eckhardt, Paul Lubertazzi, Joseph O'Dowd, Samuel Raia, Allan Sedler and Salvatore Yodice, is responsible for reviewing the loans made and proposed to made by Metropolitan. The Audit Committee, presently consisting of Carl Carambio, Joseph O'Dowd, Allan Sedler and Salvatore Yodice, is responsible for reviewing the reports submitted by Metropolitan's independent accountants and consulting internal auditors, and for reporting to the Board on significant audit and accounting principles, policies and practices.

   Each member of Metropolitan's Board of Directors receives a fee of $300 for each meeting he or she attends. In addition, each member of the Board's committees receives a fee of $50 for each meeting he or she attends, except for the members of the Loan Committee who each receive $125. Paul Lubertazzi is not paid a fee for his attendance at any committee meeting. Each member of Metropolitan's Board was present for 75% or more of the aggregate of the total meetings of the Board and each Board committee on which he or she serves.

Compensation Committee Interlocks and Insider Participation

   The Lakeland Board of Directors does not maintain a compensation committee. Accordingly, compensation decisions are made by the entire Board. During the year ended December 31, 1998, the following individuals served as members of the Board of Directors: Bruce G. Bohuny, Mary Ann Deacon, John W. Fredericks, Mark J. Fredericks, Paul P. Lubertazzi, Robert B. Nicholson, Joseph P. O'Dowd, John Pier, Jr. and Arthur L. Zande. Of the persons named, Messrs. Bohuny, Lubertazzi, Nicholson, John Fredericks and Zande were and are employees of Lakeland or its subsidiaries. None of such individuals participated in any determination with respect to his own annual salary.

   Mr. John Fredericks and Mr. Nicholson are two of the three partners in a joint venture which owns certain property in Newton, New Jersey. Lakeland Bank rents space, pursuant to a lease expiring on October 1, 2000, in the building located on this property for a branch office, at an annual rental of $58,359. Mr. John Fredericks and Mr. Nicholson are currently the Chairman and Vice Chairman, respectively, of Lakeland.

   Lakeland Bank and/or Metropolitan State Bank has had, and expects to have in the future, transactions in the ordinary course of its business with Lakeland's directors, officers, principal stockholders, and their associates. These transactions will be on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others, and that do not involve more than the normal risk of collectability or other unfavorable features.

Board Report on Executive Compensation

   Notwithstanding anything to the contrary set forth in any of Lakeland's previous filings under the Securities Act or the Securities Exchange Act that might incorporate future filings, including this joint proxy statement/prospectus, in whole or in part, the following report and the Performance Graph set forth below shall not be incorporated by reference into any such filings.

   Lakeland does not have a compensation committee. Accordingly, policies concerning the compensation of executive officers, including the Chief Executive Officer, are established by the entire Board of Directors. Pursuant to regulations adopted by the SEC, the Lakeland Board has prepared the following report with respect to compensation for executive officers.

   Lakeland's current compensation program focuses upon the salaries of executive officers and is designated to provide appropriate reimbursement for services rendered. Traditionally, the salaries of the Chief Executive Officer and the other executive officers have been set at levels which are perceived by the Lakeland Board to be comparable to the salaries of executive officers of other banks which the Board considers to be comparable to Lakeland. Included in this comparison of comparable banks are 14 banks in New Jersey ranging in asset size from $187,000,000 to $685,000,000. Of these 14 banks, 4 are included in the Peer Group Index, which is comprised of Media General Financial Services Regional Northeast Group, and are represented in the Performance Graph, which is shown later in this joint proxy statement/prospectus.

   Salaries are determined annually, and, accordingly, the Lakeland Board reviews each executive officer's performance on a yearly basis. With respect to Mr. Zande's salary, in addition to the comparative analysis described above, the Board specifically focused on the Chief Executive Officer's individual performance and the manner in which such performance contributed to Lakeland's overall performance during the prior year. Mr. Zande did not participate in the determination of his own salary.

   Executive officers are also provided with standard benefits, including various health and life insurance benefits. Lakeland also makes contributions to the Lakeland Bank's profit sharing plan on behalf of executive officers, as well as all other employees. The Board of Directors authorized a total contribution to the Lakeland Bank Profit Sharing Plan of $200,000 in 1998. The total profit sharing contribution made on behalf of Mr. Zande is included in the column entitled "All Other Compensation" in the Summary Compensation Table. Lakeland has not granted stock options to its executive officers, other than options previously granted by Metropolitan State Bank prior to its acquisition by Lakeland.

   The Lakeland Board believes that an appropriate compensation program can help foster Lakeland's growth. The Board seeks to reflect an appropriate balance between providing rewards to executive officers while at the same time effectively controlling cash compensation costs. The Lakeland Board intends to continue monitoring Lakeland's compensation program so that this balance is appropriately maintained.

   By The Board of Directors:             Paul P. Lubertazzi
   Bruce G. Bohuny                        Robert B. Nicholson
   Mary Ann Deacon                        Joseph P. O'Dowd
   John W. Fredericks                     John Pier, Jr.
   Mark J. Fredericks                     Arthur L. Zande

Performance Graph

   The following chart compares Lakeland's cumulative total stockholder return, on a dividend reinvested basis, over the past five years with the Nasdaq Market Index and the Peer Group Index. The Peer Group Index is comprised of Media General Financial Services' Regional Northeast Group which consists of 135 financial institutions.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
         AMONG LAKELAND BANCORP, NASDAQ MARKET INDEX AND MG GROUP INDEX





                              [GRAPH APPEARS HERE]

                                                    Fiscal Years ended December
                                                                31
                                                   -----------------------------
                                                   1993 1994 1995 1996 1997 1998
                                                   ---- ---- ---- ---- ---- ----
     Lakeland..................................... 100  123  153  197  235  259
     Nasdaq....................................... 100  104  136  169  207  291
     Peer Group................................... 100   96  156  195  336  351

   Assumes $100 invested on January 1, 1994 and reinvestment of dividends.

                             PROPOSED AMENDMENT TO
                    LAKELAND'S CERTIFICATE OF INCORPORATION

   The Lakeland Board of Directors has unanimously approved an amendment to
Article 3 of the Lakeland certificate of incorporation to increase the authorized number of Lakeland common stock from 14,806,718 to 40,000,000 and recommends that Lakeland stockholders approve and adopt the amendment. In addition, the amendment would change the par value of Lakeland common stock from $2.50 per share to no par value per share. The full text of Article 3 reflecting this amendment is attached to this joint proxy statement/prospectus as annex E.

   The additional Lakeland common stock would have the same rights and privileges as the Lakeland common stock presently outstanding. See "Description of Lakeland's Capital Stock." Holders of Lakeland common stock have no preemptive rights to subscribe to or for any additional shares of Lakeland.

   As of the Lakeland record date, [            ] shares of Lakeland common
stock were outstanding and [            ] were issued and held in treasury. As
of such date a balance of [          ] authorized shares of Lakeland common
stock would have been available for issuance without stockholder action. As a result of the merger, it is currently contemplated that Lakeland will issue up to 4,325,073 additional shares of Lakeland common stock. Although Lakeland has no other present agreement or commitment for the issuance of additional Lakeland common stock, the Lakeland Board of Directors believes that the number of shares of Lakeland common stock currently available for issuance will be insufficient to meet the future needs of Lakeland.

   The Lakeland Board of Directors believes that it is desirable to have additional shares of Lakeland common stock available for possible employee benefit programs, financing and acquisition transactions, and other general corporate purposes. Although there can be no assurance that such transactions will occur in the future, the Lakeland Board wishes to have Lakeland common stock available for such purposes if conditions warrant. Like the presently authorized but unissued Lakeland common stock, the additional Lakeland common stock would be available for issuance without further action by the Lakeland stockholders, unless such action is required by applicable law. The authorization of additional Lakeland common stock will enable Lakeland, as the need may arise, to take timely advantage of market conditions and the availability of favorable opportunities without the delay and expense associated with the holding of a special meeting of its stockholders.

   The existence of additional shares of Lakeland common stock that could be issued without further stockholder action could discourage or render more difficult an attempt to obtain control of Lakeland by means of a tender offer, merger or proxy contest. The additional authorized shares will not have a dilutive effect until they are issued.

   The Lakeland Board of Directors also believes that it is desirable to reduce the Lakeland common stock par value from $2.50 per share to no par value per share. Under New Jersey corporate law, a corporation's stock is not required to have a par value. Reducing the par value will not affect in any way the value of your Lakeland common stock.

   Under New Jersey law, the affirmative vote of the holders of a majority of the votes cast by the holders of Lakeland common stock entitled to vote thereon is required for the approval of the amendment to Lakeland's certificate of incorporation.

Lakeland's Board of Directors recommends that Lakeland's stockholders vote FOR the amendment to Lakeland's Certificate of Incorporation.

           OTHER ACTION TO BE TAKEN AT THE HIGH POINT SPECIAL MEETING

High Point Adjournment Proposal

   High Point is submitting to its stockholders a proposal to authorize the persons named in its proxy to vote in favor of adjourning the High Point special meeting if there are not sufficient votes to approve the merger agreement. Even though a quorum may be present at the special meeting, it is possible that High Point may not have received sufficient votes to approve the merger agreement. In that event, the merger agreement could not be approved unless the special meeting were adjourned in order to permit further solicitation of proxies.

   In order to allow the proxies that have been received by High Point at the time of the special meeting to be voted for such adjournment, if necessary, High Point has submitted the question of adjournment under such circumstances to High Point's stockholders for their consideration. Assuming that a quorum is present, a majority of the shares of High Point common stock voted at the special meeting is required in order to approve any adjournment.

   The High Point Board recommends that High Point's stockholders vote their proxies in favor of the adjournment proposal so that their proxies may be used for such purpose should it become necessary. Properly executed proxies will be voted in favor of the adjournment proposal unless otherwise noted thereon. If it is necessary to adjourn the special meeting, no notice of the time and place of the adjourned meeting is required to be given to High Point's stockholders other than an announcement of such time and place at the special meeting. The adjournment proposal relates only to an adjournment occurring for purposes of soliciting additional proxies for approval of the merger agreement in the event that there are insufficient votes to approve the merger agreement at the special meeting. Any other adjournment (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

   The High Point Board retains full authority to postpone the special meeting prior to the special meeting being convened without the consent of any stockholder.

The High Point Board of Directors recommends that High Point's stockholders vote FOR the adjournment proposal.

                                 LEGAL MATTERS

   The validity of the shares of Lakeland common stock to be issued in the merger will be passed upon for Lakeland by Lowenstein Sandler PC, counsel to Lakeland. Lowenstein Sandler PC has also rendered the opinion referred to under "United States Federal Income Tax Consequences."

                                    EXPERTS

   The consolidated financial statements of Lakeland Bancorp, Inc. and its subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, included herein, have been audited by Radics & Co., LLC, independent certified public accountants, as stated in their report. These consolidated financial statements of Lakeland and its consolidated subsidiaries are included herein in reliance upon the report of Radics given upon its authority as experts in accounting and auditing. Radics did not audit the financial statements of Metropolitan State Bank, a wholly-owned subsidiary, which statements reflect, at December 31, 1998 and 1997, total assets constituting 18% and 19%, respectively, and for each of the years in the three-year period ended December 31, 1998, total income of 19%, 18% and 17%, respectively, of the related consolidated totals. Those statements were audited by other independent certified public accountants.

   The financial statements of Metropolitan State Bank and subsidiary as of December 31, 1998 and 1997 and for the two years ended December 31, 1998 whose total assets constituted 18% and 19%, respectively, and whose total income constituted 19% and 18%, respectively, of the consolidated financial statements of Lakeland have been audited by Grant Thornton LLP, independent certified public accountants. Grant Thornton's report on Metropolitan State Bank and subsidiary appears herein, and in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing. The financial statements of Metropolitan State Bank and subsidiary are not presented separately herein.

   The consolidated financial statements for High Point and its subsidiary as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, have been incorporated in this joint proxy statement/prospectus by reference from High Point's Annual Report on Form 10-K. These consolidated financial statements of High Point have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon their authority as experts in accounting and auditing in giving their report.

   The consolidated statements of income, changes in shareholders' equity and cash flows of Metropolitan State Bank and subsidiary for the year ended December 31, 1996 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon their authority as experts in accounting and auditing in giving their report. The consolidated statements of income, changes in shareholders' equity and cash flows of Metropolitan State Bank and subsidiary are not presented separately herein.

                                 OTHER MATTERS

   No representatives of Radics or Grant Thornton are expected to be present at the Lakeland annual meeting. Representatives of Arthur Andersen are expected to be present at the High Point special meeting with the opportunity to make statements if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

   The High Point Board of Directors knows of no matters to be presented at the special meeting other than the ones set forth in the High Point Notice of Special Meeting. However, if any other matters do come before the special meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

   The Lakeland Board of Directors knows of no matters to be presented at the annual meeting other than the ones set forth in the Lakeland Notice of Annual Meeting. However, if any other matters do come before the annual meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

                             STOCKHOLDERS PROPOSALS

   Any Lakeland stockholder who intends to present a proposal at Lakeland's 2000 annual meeting of stockholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by Lakeland at its principal executive offices not later than February
  , 2000 and not later than April   , 2000 in order for the proposal to be
considered at next year's annual meeting, but not included in the proxy statement for that meeting. Lakeland will not be required to include in its proxy statement a form of proxy or stockholder proposal which is received after the specified date or which otherwise fails to meet the requirements for stockholder proposals established by regulations of the SEC.

                      WHERE YOU CAN FIND MORE INFORMATION

   Lakeland filed a registration statement on Form S-4 to register with the SEC the Lakeland common stock to be issued to High Point stockholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Lakeland in addition to being a proxy statement of Lakeland and High Point for their stockholder meetings. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

   In addition, Lakeland and High Point file reports, proxy statements and other information with the SEC. You may read and copy this information at the following locations of the SEC:

 Public Reference Room   New York Regional Office   Chicago Regional Office
 450 Fifth Street, N.W.    7 World Trade Center         Citicorp Center
       Room 1024                Suite 1300          500 West Madison Street
 Washington, D.C. 20549  New York, New York 10048          Suite 1400
                                                  Chicago, Illinois 60661-2511

   Please call the SEC at l-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Lakeland and High Point, who file documents electronically with the SEC. The address of that site is "http://www.sec.gov."

   The SEC allows High Point to "incorporate by reference" information into this joint proxy statement/prospectus. This means that High Point can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents listed below that High Point has previously filed with the SEC. A copy of those documents accompanies this joint proxy statement/prospectus. The incorporated document contains important information about High Point and its financial condition.

High Point SEC Filings (File   Period/As of Date
No. 0-12430)
Annual Report on Form 10-K     Year ended December 31, 1998
Quarterly Report on Form 10-Q  Quarter ended March 31, 1999

   High Point is also incorporating by reference additional documents that it may file with the SEC between the date of this joint proxy statement/prospectus and the date of the special meeting.

   High Point's Annual Report on Form 10-K and Quarterly Report on Form 10-Q are being mailed with this joint proxy statement/prospectus. You can obtain any of the other documents incorporated by reference in this joint proxy statement/prospectus through High Point, or from the SEC through the SEC's world wide web site at the address described above. Documents incorporated by reference are available from High Point without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this joint proxy statement/prospectus. You can obtain documents incorporated by reference in this joint proxy statement/prospectus and other documents filed by Lakeland and High Point with the SEC by requesting them in writing or by telephone from the appropriate company at the following addresses:

      For Lakeland Stockholders:   For High Point Stockholders:
      Lakeland Bancorp, Inc.       High Point Financial Corp.
      250 Oak Ridge Road           P.O. Box 460
      Oak Ridge, New Jersey        Branchville, New Jersey 07826
      Telephone: (973) 697-2000    Telephone: (973) 948-3300
      Attention: Bruce G. Bohuny,
       Secretary                   Attention: Rita A. Myers, Comptroller

   If you would like to request documents, please do so by     , 1999 to
receive them before the stockholders meetings. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

   A copy of Lakeland's Annual Report to Stockholders for the year ended December 31, 1998, including financial statements, accompanies this joint proxy statement/prospectus sent to Lakeland stockholders. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

   A copy of Lakeland's Annual Report on Form 10-K for the year ended December 31, 1998, filed with the SEC, is available, excluding exhibits, without cost to stockholders upon written request made to Bruce G. Bohuny, Lakeland Bank, 250 Oak Ridge Road, Oak Ridge, New Jersey 07438.

   We have not authorized anyone to give you any information or to make any representation about Lakeland, High Point or the proposed merger that differs from or adds to the information contained in this joint proxy statement/prospectus or in the documents our companies have publicly filed with the SEC. Therefore, if anyone gives you any different or additional information, you should not rely on it.

   The information contained in this joint proxy statement/prospectus speaks only as of the date indicated on the cover unless the information specifically indicates that another date applies.

   Information in this joint proxy statement/prospectus regarding High Point has been supplied by High Point and information in this joint proxy statement/prospectus regarding Lakeland has been supplied by Lakeland.

                       CONSOLIDATED FINANCIAL STATEMENTS

  The following financial information of Lakeland is set forth on the following pages:

                                                                            Page
                                                                            ----
Independent Auditors' Report of Radics & Co., LLC.........................   F-1

Report of Independent Certified Public Accountants of Grant Thornton LLP..   F-2

Report of Independent Public Accountants of Arthur Andersen LLP...........   F-3

Consolidated Statements of Condition as of December 31, 1998 and 1997.....   F-4

Consolidated Statements of Income for Each of the Years in the Three-Year
 Period Ended December 31, 1998...........................................   F-5

Consolidated Statements of Changes in Stockholders' Equity for Each of the
 Years in the Three-Year Period Ended December 31, 1998...................   F-6

Consolidated Statements of Cash Flows for Each of the Years in the Three-
 Year Period Ended December 31, 1998......................................   F-7

Notes to Consolidated Financial Statements................................   F-9

Consolidated Statements of Condition as of December 31, 1998 and March 31,
 1999 (unaudited).........................................................  F-27

Consolidated Statements of Income for the Three Months Ended March 31,
 1998 and 1999 (unaudited)................................................  F-28

Consolidated Statements of Comprehensive Income for the Three Months Ended
 March 31, 1998 and 1999 (unaudited)......................................  F-29

Consolidated Statements of Cash Flows for the Three Months Ended March 31,
 1998 and 1999 (unaudited)................................................  F-30

Notes to Consolidated Financial Statements (unaudited)....................  F-31

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Lakeland Bancorp, Inc.

  We have audited the accompanying consolidated statements of condition of Lakeland Bancorp, Inc. (the "Corporation") and Subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. We did not audit the financial statements of Metropolitan State Bank, a wholly-owned subsidiary, which statements reflect, at December 31, 1998 and 1997, total assets constituting 18 percent and 19 percent, respectively, and, for each of the years in the three-year period ended December 31, 1998, total income of 19 percent, 18 percent and 17 percent, respectively, of the related consolidated totals. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for Metropolitan State Bank, is based solely on the reports of the other auditors. The auditors report on the financial statements of Metropolitan State Bank for the year ended December 31, 1996 does not cover the restatement of net income per common share upon the implementation in 1997 of Statement of Financial Accounting Standards ("SFAS") No. 128 and the restatement to present comprehensive income upon the implementation in 1998 of SFAS No. 130. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to in the second preceding paragraph present fairly, in all material respects, the financial position of Lakeland Bancorp, Inc. and Subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

  We also audited the adjustments applied, as they relate to the financial statements of Metropolitan State Bank for the year ended December 31, 1996, to restate net income per common share and to present comprehensive income. In our opinion, such adjustments are appropriate and have been properly applied.

                                          Radics & Co., LLC

Pine Brook, New Jersey
January 11, 1999

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Metropolitan State Bank

  We have audited the consolidated balance sheets of Metropolitan State Bank (a wholly owned subsidiary of Lakeland Bancorp, Inc.) (a New Jersey State Chartered Bank) and Subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income and cash flows for the years then ended. These financial statements (not presented separately herein) are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above (not presented separately herein) present fairly, in all material respects, the consolidated financial position of Metropolitan State Bank and Subsidiary as of December 31, 1998 and 1997, and the consolidated results of their operations and their consolidated cash flows for the year then ended, in conformity with generally accepted accounting principles.

Grant Thornton LLP

Philadelphia, Pennsylvania
January 8, 1999

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Metropolitan State Bank:

  We have audited the consolidated statements of income, changes in shareholders' equity and cash flows of Metropolitan State Bank (a New Jersey State Chartered Bank) and subsidiary for the year ended December 31, 1996. These financial statements (not presented separately herein) are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above (not presented separately herein) present fairly, in all material respects, the results of operations and cash flows of Metropolitan State Bank and subsidiary for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Roseland, New Jersey
January 23, 1997

                             LAKELAND BANCORP, INC.
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CONDITION


                                                            December 31,
                                                      --------------------------
                                                          1998          1997
                                                      ------------  ------------
ASSETS
Cash and due from banks.............................  $ 24,193,899  $ 28,443,103
Federal funds sold..................................    10,875,000    12,725,000
                                                      ------------  ------------
  Cash and cash equivalents.........................    35,068,899    41,168,103
Certificates of deposit.............................       204,033       101,768
Securities available for sale, at estimated fair
 value..............................................   116,847,825   102,333,878
Securities held to maturity; estimated fair value of
 $68,271,000 in 1998 and $57,372,000 in 1997........    67,302,146    57,009,136
Loans...............................................   307,596,324   287,003,467
Premises and equipment..............................    14,260,225    13,812,631
Accrued interest receivable.........................     4,414,733     4,210,406
Other assets........................................     2,863,222     2,085,816
                                                      ------------  ------------
    Total assets....................................  $548,557,407  $507,725,205
                                                      ============  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
  Non-interest-bearing demand.......................  $107,097,017  $ 97,491,314
  Savings and interest-bearing demand...............   225,894,802   208,419,317
  Club accounts.....................................     1,661,786     1,698,523
  Time..............................................   125,144,292   122,252,678
  Time of $100,000 and over.........................    29,082,870    23,608,695
                                                      ------------  ------------
    Total deposits..................................   488,880,767   453,470,527
Borrowed money......................................     3,795,114     3,535,792
Other liabilities...................................     2,567,989     2,056,637
                                                      ------------  ------------
    Total liabilities...............................   495,243,870   459,062,956
                                                      ------------  ------------
Commitments.........................................           --            --
Stockholders' Equity
Common stock (par value $2.50 per share)
  Authorized shares 14,806,718 in 1998 and 7,403,359
   in 1997; issued shares 8,511,588 in 1998 and
   4,239,861 in 1997; outstanding shares 8,502,988
   in 1998 and 4,239,861 in 1997....................    21,278,970    10,599,653
Surplus.............................................    29,557,747    29,147,426
(Accumulated deficit) undivided profits.............      (491,609)    6,849,079
Accumulated other comprehensive income, net of
 income tax.........................................     3,097,429     2,066,091
Treasury stock, at cost; 8,600 shares...............      (129,000)          --
                                                      ------------  ------------
    Total stockholders' equity......................    53,313,537    48,662,249
                                                      ------------  ------------
    Total liabilities and stockholders' equity......  $548,557,407  $507,725,205
                                                      ============  ============

          See accompanying notes to consolidated financial statements.

                             LAKELAND BANCORP, INC.
                                AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                  Year Ended December 31,
                                            -----------------------------------
                                               1998        1997        1996
                                            ----------- ----------- -----------
Interest income:
  Loans and fees........................... $25,070,997 $23,501,595 $21,442,534
  Federal funds sold.......................   1,022,314     948,964     741,574
  Investments securities:
    U.S. Treasury..........................   3,910,071   4,187,778   4,072,688
    U.S. Government agencies...............   2,819,773   3,149,005   2,813,594
    State and political subdivisions.......   1,586,486   1,243,756   1,091,139
    Other..................................     525,157     373,920     569,419
                                            ----------- ----------- -----------
      Total interest income................  34,934,798  33,405,018  30,730,948
                                            ----------- ----------- -----------
Interest expense:
  Deposits.................................  12,813,023  12,761,155  11,613,464
  Borrowed money...........................     195,980     163,621     173,661
                                            ----------- ----------- -----------
      Total interest expense...............  13,009,003  12,924,776  11,787,125
                                            ----------- ----------- -----------
    Net interest income....................  21,925,795  20,480,242  18,943,823
Provisions for loan losses.................     698,377   1,025,664     907,697
                                            ----------- ----------- -----------
    Net interest income after provision for
     loan losses...........................  21,227,418  19,454,578  18,036,126
                                            ----------- ----------- -----------
Other income:
  Service charges on deposit accounts......   2,410,357   2,400,649   2,152,637
  Gain (loss) on dispositions of
   securities..............................     142,858      55,239      24,108
  Other....................................     611,999     566,642     494,444
                                            ----------- ----------- -----------
      Total other income...................   3,165,214   3,022,530   2,671,189
                                            ----------- ----------- -----------
Other expenses:
  Salaries and benefits....................   8,484,565   7,984,130   6,932,458
  Occupancy, net...........................   1,561,020   1,459,668   1,380,403
  Furniture and equipment..................   1,546,438   1,294,073   1,175,864
  Stationary, supplies and postage.........     967,276     924,934     779,641
  Legal fees...............................     455,340     236,665     194,392
  Other....................................   2,736,844   2,608,807   2,228,890
                                            ----------- ----------- -----------
      Total other expenses.................  15,751,483  14,508,277  12,691,648
                                            ----------- ----------- -----------
Income before income taxes.................   8,641,149   7,968,831   8,015,667
Income taxes...............................   2,915,794   2,648,109   2,665,326
                                            ----------- ----------- -----------
Net income................................. $ 5,725,355 $ 5,320,722 $ 5,350,341
                                            =========== =========== ===========
Net income per common share--basic and
 diluted................................... $      0.67 $      0.63 $      0.64
                                            =========== =========== ===========
Weighted average number of common shares
 outstanding:
 Basic.....................................   8,492,953   8,404,528   8,304,142
 Diluted...................................   8,492,953   8,435,377   8,337,068
                                            =========== =========== ===========

          See accompanying notes to consolidated financial statements.

                             LAKELAND BANCORP, INC.
                                AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                     Undivided                Accumulated
                                                                      Profits                    Other         Total
                    Number of   Common    Comprehensive             (Accumulated  Treasury   Comprehensive Stockholders'
                     Shares      Stock       Income       Surplus     Deficit)      Stock       Income        Equity
                    --------- ----------- ------------- ----------- ------------  ---------  ------------- -------------
 Balance, December
  31, 1995......... 3,827,847 $ 9,569,618               $21,082,355 $  6,693,400  $     --    $1,254,642    $38,600,015
 Net income........       --          --   $5,350,341           --     5,350,341        --           --       5,350,341
                                           ----------
 Other
  comprehensive
  income, net of
  income taxes:
 Unrealized loss
  on securities
  available for
  sale.............                           (25,857)
 Reclassification
  adjustment for
  gains included
  in income........                           (14,270)
                                           ----------
 Other
  comprehensive
  income...........                           (40,127)          --           --         --       (40,127)       (40,127)
                                           ----------
 Comprehensive
  income...........                        $5,310,214
                                           ==========
 Stock dividend....    66,185     165,462                 1,422,978   (1,588,440)       --           --             --
 Stock issuances...    62,451     156,128                 1,216,381          --         --           --       1,372,509
 Cash dividend.....       --          --                        --    (1,703,641)       --           --      (1,703,641)
                    --------- -----------               ----------- ------------  ---------   ----------    -----------
 Balance, December
  31, 1996......... 3,956,483   9,891,208                23,721,714    8,751,660        --     1,214,515     43,579,097
 Net income........       --          --   $5,320,722           --     5,320,722        --           --       5,320,722
                                           ----------
 Other
  comprehensive
  income, net of
  income taxes:
 Unrealized gain
  on securities
  available for
  sale.............                           885,043
 Reclassification
  adjustment for
  gains included
  in income........                           (33,467)
                                           ----------
 Other
  comprehensive
  income, net of
  income...........       --          --      851,576           --           --         --       851,576        851,576
                                           ----------
 Comprehensive
  income...........                        $6,172,298
                                           ==========
 Stock dividend....   227,693     569,233                 4,666,062   (5,235,295)       --           --             --
 Stock issuances...    55,685     139,212                   759,650          --         --           --         898,862
 Cash dividend.....       --          --                        --    (1,988,008)       --           --      (1,988,008)
                    --------- -----------               ----------- ------------  ---------   ----------    -----------
 Balance, December
  31, 1997......... 4,239,861  10,599,653                29,147,426    6,849,079        --     2,066,091     48,662,249
 Net Income........       --          --   $5,725,355           --     5,725,355        --           --       5,725,355
                                           ----------
 Other
  comprehensive
  income, net of
  income taxes:
 Unrealized gain
  on securities
  available for
  sale.............                         1,118,196
 Reclassification
  adjustment for
  gains included
  in income........                           (86,858)
                                           ----------
 Other
  comprehensive
  income...........       --          --    1,031,338           --           --         --     1,031,338      1,031,338
                                           ----------
 Comprehensive
  income...........                        $6,756,693
                                           ==========
 Stock dividend.... 4,247,919  10,619,797                       --   (10,619,797)       --           --             --
 Stock issuances...    23,808      59,520                   410,321          --         --           --         469,841
 Purchase of
  treasury stock...       --          --                        --           --    (129,000)         --        (129,000)
 Cash dividends....       --          --                        --    (2,446,246)       --           --      (2,446,246)
                    --------- -----------               ----------- ------------  ---------   ----------    -----------
 Balance--December
  31, 1998......... 8,511,588 $21,278,970               $29,557,747 $   (491,609) $(129,000)  $3,097,429    $53,313,537
                    ========= ===========               =========== ============  =========   ==========    ===========

          See accompanying notes to consolidated financial statements.

                             LAKELAND BANCORP, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              Year Ended December 31,
                                       ----------------------------------------
                                           1998          1997          1996
                                       ------------  ------------  ------------
Cash flows from operating activities:
 Net income..........................  $  5,725,355  $  5,320,722  $  5,350,341
 Adjustments to reconcile net income
  to net cash provided by operating
  activities:
  Net amortization of premiums,
   discounts and deferred loan fees
   and costs.........................       463,389     1,057,452     1,407,563
  Depreciation and amortization......     1,106,581       980,607       900,991
  Provision for loan losses..........       698,377     1,025,664       907,697
  Gain on sales and calls of
   securities........................      (142,858)      (55,239)      (24,108)
  Gain on sale of student loans......           --        (10,604)          --
  Gain on dispositions of premises
   and equipment.....................           --            --        (54,452)
  (Gain) loss on sales of other real
   estate owned......................        (9,634)       16,576        24,468
  Deferred federal income tax
   (benefit).........................       165,336      (206,391)      (87,890)
  (Increase) decrease in accrued
   interest receivable...............      (204,327)     (173,939)       19,514
  (Increase) in other assets.........      (525,329)      (99,056)     (226,954)
  (Decrease) increase in other
   liabilities.......................      (192,480)    1,143,353        (1,128)
                                       ------------  ------------  ------------
    Net cash provided by operating
     activities......................     7,084,410     8,999,145     8,216,042
                                       ------------  ------------  ------------
Cash flows from investing activities:
 Net change in certificates of
  deposit............................      (102,265)       98,232      (200,000)
 Proceeds from repayments on and
  maturities of securities available
  for sale...........................    44,651,498    36,134,181    25,553,182
 Proceeds from sales of securities
  available for sale.................    20,182,000    15,829,622     8,999,037
 Purchases of securities available
  for sale...........................   (87,849,435)  (70,420,721)  (36,746,204)
 Proceeds from repayments on and
  maturities of securities held to
  maturity...........................    14,995,000    18,004,462    23,731,751
 Purchases of securities held to
  maturity...........................   (15,479,509)  (17,482,870)  (21,064,358)
 Net increase in loans...............   (21,708,126)  (24,537,564)  (36,592,461)
 Purchase of loans...................           --     (2,854,877)          --
 Sale of loans and participation
  interest in loan...................       312,069     3,378,045           --
 Proceeds from dispositions of
  premises and equipment.............           --            --         64,539
 Additions to premises and
  equipment..........................    (1,826,258)   (2,218,697)   (2,550,872)
 Net decrease in other real estate
  owned..............................        77,255       260,393       830,204
                                       ------------  ------------  ------------
    Net cash used in investing
     activities......................   (46,747,771)  (43,809,794)  (37,975,182)
                                       ------------  ------------  ------------

                See accompanying notes to financial statements.

                             LAKELAND BANCORP, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              Year Ended December 31,
                                        --------------------------------------
                                           1998         1997          1996
                                        -----------  -----------  ------------
Cash flows from financing activities:
  Net increase in deposits............. $35,410,240  $43,739,852  $ 17,712,957
  Net increase (decrease) in short-term
   borrowings..........................     259,322      199,554    (2,053,304)
  Repayment of mortgage payable........         --      (322,000)          --
  Proceeds from common stock
   issuances...........................     469,841      898,862     1,372,509
  Purchase of treasury stock...........    (129,000)         --            --
  Cash dividends paid on common stock..  (2,446,246)  (1,988,008)   (1,703,641)
                                        -----------  -----------  ------------
    Net cash provided by financing
     activities........................  33,564,157   42,528,260    15,328,521
                                        -----------  -----------  ------------
Net (decrease) increase in cash and
 cash equivalents......................  (6,099,204)   7,717,611   (14,430,619)
Cash and cash equivalents--beginning...  41,168,103   33,450,492    47,881,111
                                        -----------  -----------  ------------
Cash and cash equivalents--ending...... $35,068,899  $41,168,103  $ 33,450,492
                                        ===========  ===========  ============
Supplemental disclosures of cash flow
 information:
  Cash paid during the year for:
    Income taxes (federal and state)... $ 2,989,383  $ 2,894,502  $  2,866,680
    Interest...........................  12,962,187   12,531,612    11,851,537
Supplemental schedule of noncash
 investing and financing activities:
  Transfer of securities available for
   sale to securities held to
   maturity............................ $10,100,590  $       --   $        --
  Transfer of loans receivable to other
   real estate owned...................     772,454      771,169        80,394
  Loans to facilitate the sale of other
   real estate owned...................     565,000       33,000           --
  Transfer of premises to other real
   estate owned........................     272,222          --            --
  Mortgage payable incurred in
   connection with purchase of
   premises............................         --       322,000           --
  Stock dividend.......................  10,619,797    5,235,295     1,588,440


                See accompanying notes to financial statements.

                            LAKELAND BANCORP, INC.
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Acquisition

  On September 16, 1997, Lakeland Bancorp, Inc. (the "Corporation") entered in an Agreement and Plan of Merger with Metropolitan State Bank ("Metropolitan"), pursuant to which, on February 20, 1998, each outstanding share of Metropolitan common stock was converted into Corporation common stock and Metropolitan became a wholly-owned subsidiary of the Corporation. Each share of Metropolitan's common stock (711,868 shares of Metropolitan's common stock were outstanding as of December 31, 1997) was converted into 0.941 shares of Corporation common stock. The merger was accounted for as a pooling of interests. Amounts previously reported by the Corporation in its consolidated statement of condition as of December 31, 1997 and in its Consolidated Statements of Income, Changes in Stockholders' Equity and Cash Flows for the years ended December 31, 1997 and 1996 have been retroactively restated to include the accounts of Metropolitan. Acquisition costs of approximately $324,000 and $372,000 were expensed during the years ended December 31, 1998 and 1997, respectively, in regard to this acquisition.

Pending Acquisition

  On December 7, 1998, the Corporation entered into an Agreement and Plan of Merger (the "Merger Agreement") and a Stock Option Agreement (the "Option Agreement") with High Point Financial Corp. ("High Point") pursuant to which outstanding shares of High Point common stock will be converted into shares of Corporation common stock and The National Bank of Sussex County will become a wholly-owned subsidiary of the Corporation. Pursuant to the Merger Agreement, each share of High Point common stock (3,811,480 shares of High Point common stock were outstanding as of September 30, 1998) will be converted into 1.2 shares of Corporation common stock. As of September 30, 1998, High Point had total assets, deposits and stockholders' equity of $252.7 million, $214.5 million and $24.2 million, respectively. The merger is subject to regulatory approval, the approval of the Corporation's and High Point's shareholders and other standard conditions. If consummated, the merger is intended to be accounted for as a pooling of interests. As of December 31, 1998, costs incurred in regard to the pending acquisition totaled $15,000 and are included in other assets. Such amount will be expensed upon either consummation or termination of the Merger Agreement.

  In 1994, the Corporation, for $1,204,882, purchased 344,252 shares of High Point common stock and has retained such shares since. At December 31, 1998, these shares are carried as securities available for sale at a fair value of $5,594,095, including an unrealized gain of $4,389,213 ($2,625,298 net of deferred income taxes). If the merger is consummated, these shares will be canceled and stockholders' equity reduced accordingly.

  In the event the merger is terminated, under certain circumstances, the Option Agreement provides the Corporation with the option to purchase an additional 772,243 shares of High Point common stock at a price of $13.25 per share.

Nature of Operations

  The Corporation is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiaries, Lakeland Bank (the "Bank") and Metropolitan. The Bank and Metropolitan combine to generate commercial, mortgage and consumer loans and receive deposits from customers located primarily in Northern New Jersey. The Bank and Metropolitan operate under state bank charters and provide full banking services and, as state banks, each is subject to regulation by the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation.

                            LAKELAND BANCORP, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Accounting Principles

 Principles of consolidation

  The consolidated financial statements include the accounts of the Corporation, the Corporation's wholly owned subsidiaries, the Bank and Metropolitan, the Bank's wholly owned subsidiary, Lakeland Investment Corporation ("LIC"), and Metropolitan's wholly owned subsidiary, Metropolitan State Bank Investment Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

 Basis of consolidated financial statement presentation

  The consolidated financial statements of the Corporation have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of condition and revenues and expenses for the period then ended. Actual results could differ significantly from those estimates.

  A material estimate that is particularly susceptible to significant changes relates to the determination of the allowance for loan losses. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions in the market area.

  In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's and Metropolitan's allowance for loan losses. Such agencies may require additions to the allowance based on their judgments about information available to them at the time of their examination.

 Cash and cash equivalents

  Cash and cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds sold are for one-day periods.

 Securities

  Investments in debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings. Debt and equity securities not classified as trading securities nor as held to maturity securities, are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses, net of deferred income taxes, reported in a separate component of stockholders' equity.

  Premiums and discounts on all securities are amortized/accreted using the interest method. Interest and dividend income on securities, which includes amortization of premiums and accretion of discounts, is recognized in the consolidated financial statements when earned. The adjusted cost basis of an identified security sold or called is used for determining security gains or losses recognized in the consolidated statements of income.

 Loans

  Loans are stated at the amount of unpaid principal less unearned income, which includes unearned interest and net deferred loan origination fees, and the allowance for loan losses. Interest on commercial, mortgage and

                            LAKELAND BANCORP, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

simple interest installment loans is recognized as income based on the loan principal outstanding. Interest on discounted installment loans is credited to income based on a method which approximates the actuarial method. Recognition of interest on the accrual method is generally discontinued when factors indicate that the collection of such amounts is doubtful. At the time a loan is placed on non-accrual status, previously accrued and uncollected interest is reversed against interest income in the current period. Interest on such loans, if appropriate, is recognized as income when payments are received. A loan is returned to an accrual status when factors indicating doubtful collectibility no longer exist.

 Loan origination fees

  Loan origination fees and certain direct loan origination costs are deferred and subsequently amortized as an adjustment of yield over the contractual lives of the related loans.

 Allowance for loan losses

  The allowance for loan losses is maintained at a level considered adequate to absorb future losses. Management determines the adequacy of the allowance based upon reviews of individual credits, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

  Loans are deemed to be impaired when, based on current information and events, the collection of all amounts due according to the contractual terms of the loan agreement is not probable. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. All loans identified as impaired are evaluated independently.

  Payments received on impaired loans are applied to principal, accrued interest receivable and interest income, in that order.

 Concentration of risk

  Lending activity is concentrated in loans secured by real estate located in Bergen, Essex, Morris, Passaic, Sussex and adjacent counties in the State of New Jersey.

 Premises and equipment

  Land is carried at cost. Buildings, building improvements, furniture, fixtures and equipment and leasehold improvements are carried at cost less accumulated depreciation and amortization. Depreciation and amortization charges are computed on the straight-line method over the following estimated useful lives:

   Buildings and building
    improvements..................... 10 to 50 years
   Furniture, fixtures and
    equipment........................ 2 to 30 years
   Leasehold improvements............ Shorter of useful life or term of lease

  Significant renewals and betterments are charged to the premises and equipment account. Maintenance and repairs are charged to expense in the years incurred. Rental income is netted against occupancy expense in the consolidated statements of income.

 Other real estate owned ("OREO")

  OREO is carried at the lower of cost or fair value, less estimated cost to sell. When a property is acquired, the excess of the carrying amount over fair value, if any, is charged to the allowance for loan losses. An

                            LAKELAND BANCORP, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

allowance for OREO has been established, through charges to OREO expense, to maintain properties at the lower of cost or fair value less estimated cost to sell. Operating results of OREO, including rental income, operating expenses, and gains and losses realized from the sale of properties owned, are included in non-interest expenses.

 Income taxes

  The Corporation uses the accrual basis of accounting for financial and income tax reporting. Provisions for income taxes in the consolidated financial statements differ from the amounts reflected in the Corporation's income tax returns due to temporary differences in the reporting of certain items, primarily depreciation and the provision for loan losses, for financial reporting and income tax reporting purposes. The income tax provisions shown in the consolidated financial statements relate to items of income and expense in those statements irrespective of temporary differences for income tax return purposes. The tax effect of these temporary differences is accounted for as deferred income taxes applicable to future years.

  The Corporation and its subsidiaries file separate state income tax returns and a consolidated federal income tax return with the amount of income tax expense or benefit computed and allocated on a separate return basis.

 Net income per common share

  Basic net income per share of common stock is calculated by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted net income per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding during the period plus the potential dilutive effect of outstanding stock options. Other than outstanding stock options, which were fully exercised in 1997, there are no other potentially dilutive securities. On August 27, 1997, the Corporation's Board of Directors authorized a 5% stock dividend, which was distributed on October 15, 1997. On August 26, 1998, the Corporation's Board of Directors authorized a 2 for 1 stock split effected in the form of a 100% stock dividend, which was distributed on October 1, 1998. Basic and diluted net income per common share have been retroactively restated to give effect to the stock dividends and splits.

 Comprehensive income

  Effective January 1, 1998, the Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income". Statement No. 130 requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. As required, the provisions of SFAS No. 130 have been retroactively applied to previously reported periods. The application of SFAS No. 130 had no material effect on the Corporation's consolidated financial condition or operations.

  Unrealized gains and losses reflected in the consolidated statements of changes in stockholders' equity at December 31, 1998, 1997 and 1996 are reflected net of deferred income tax assets (liabilities) of $(754,000), $(582,000) and $13,000, while the reclassification adjustments for gains included in income for the same periods are shown net of income tax expense of $56,000, $22,000 and $10,000, respectively.

 Interest-rate risk

  The Corporation, through the Bank and Metropolitan, is principally engaged in the business of attracting deposits from the general public and using these deposits, together with borrowings and other funds, to make loans secured by real estate and, to a lesser extent, commercial and consumer loans. Additionally, such funds are utilized to purchase investment securities. The potential for interest-rate risk exists as a result of the differences

                            LAKELAND BANCORP, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

in the duration of the Corporation's interest-sensitive liabilities compared to its interest-sensitive assets. In a changing interest rate environment, liabilities will reprice at different speeds and to different degrees than assets, thereby impacting net interest income. For this reason, management regularly monitors the maturity structure of the Corporation's assets and liabilities in order to measure its level of interest-rate risk and plan for future volatility.

 Reclassification

  Certain amounts for the years ended December 31, 1997 and 1996 have been reclassified to conform to the current year's presentation.

Securities Available for Sale

                                                   December 31, 1998
                                         -------------------------------------
                                                    Gross Unrealized
                                         Amortized ------------------ Carrying
                                           Cost     Gains    Losses    Value
                                         --------- -------- --------- --------
                                                    (In Thousands)
   U.S. Treasury........................ $ 28,552  $    587  $    19  $ 29,120
   U.S. Government agencies.............   25,719        62      110    25,671
   Mortgage-backed securities...........    3,279        32       14     3,297
   States and political subdivisions....   38,456       384       60    38,780
   Other debt securities................   14,163        25      100    14,088
   Equity securities....................    1,503     4,389      --      5,892
                                         --------  --------  -------  --------
                                         $111,672  $  5,479  $   303  $116,848
                                         ========  ========  =======  ========
                                                   December 31, 1997
                                         -------------------------------------
                                                    Gross Unrealized
                                         Amortized ------------------
                                           Cost     Gains    Losses   Carrying
                                         --------- -------- --------- --------
                                                    (In Thousands)
   U.S. Treasury........................ $ 30,425  $    340  $   --   $ 30,765
   U.S. Government agencies.............   29,074       121       42    29,153
   Mortgage-backed securities...........    5,524        35       18     5,541
   States and political subdivisions....   30,062       217       11    30,268
   Other debt securities................    2,299         8      --      2,307
   Equity securities....................    1,503     2,797      --      4,300
                                         --------  --------  -------  --------
                                         $ 98,887  $  3,518  $    71  $102,334
                                         ========  ========  =======  ========
                                                     December 31,
                                         -------------------------------------
                                                1998               1997
                                         ------------------ ------------------
                                         Amortized Carrying Amortized Carrying
                                           Cost     Value     Cost     Value
                                         --------- -------- --------- --------
                                                    (In Thousands)
   Due in one year or less.............. $ 21,669  $ 21,755  $26,708  $ 26,667
   Due after one year through five
    years...............................   60,842    61,384   54,628    55,145
   Due after five years through ten
    years...............................   15,293    15,441    8,748     8,916
   Due after ten years..................    9,086     9,079    1,776     1,765
   Mortgage-backed securities...........    3,279     3,297    5,524     5,541
   Equity securities....................    1,503     5,892    1,503     4,300
                                         --------  --------  -------  --------
                                         $111,672  $116,848  $98,887  $102,334
                                         ========  ========  =======  ========

                            LAKELAND BANCORP, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  The following presents details of sales of securities available for sale:

                                                           Year Ended December
                                                                   31,
                                                          ----------------------
                                                           1998    1997    1996
                                                          ------- ------- ------
                                                              (In Thousands)
   Sales proceeds........................................ $20,182 $15,830 $8,999
   Gross gains...........................................     143      63     26
   Gross losses..........................................     --        8      2

  Securities with a carrying value of approximately $12,494,000 and $15,133,000 at December 31, 1998 and 1997, respectively, were pledged to secure public deposits and for other purposes required by applicable laws and regulations.

  Equity securities include shares of common stock of an institution with which the Corporation is involved in a proposed merger. See "Pending Acquisition" for further discussion.

Securities Held to Maturity

                                                  December 31, 1998
                                        ---------------------------------------
                                                  Gross Unrealized
                                        Amortized ------------------ Estimated
                                          Cost     Gains     Losses  Fair Value
                                        --------- --------- -------- ----------
                                                    (In Thousands)
   U.S. Treasury.......................  $32,576  $     630  $   --   $33,206
   U.S. Government agencies............   21,910        317       27   22,200
   Mortgage-backed securities..........    2,165         23        5    2,183
   States and political subdivisions...    4,513         78      --     4,591
   Other...............................    6,138          6       53    6,091
                                         -------  ---------  -------  -------
                                         $67,302  $   1,054  $    85  $68,271
                                         =======  =========  =======  =======
                                                  December 31, 1997
                                        ---------------------------------------
                                                  Gross Unrealized
                                        Amortized ------------------ Estimated
                                          Cost     Gains     Losses  Fair Value
                                        --------- --------- -------- ----------
                                                    (In Thousands)
   U.S. Treasury.......................  $34,488  $     319  $     8  $34,799
   U.S. Government agencies............   14,929         47       36   14,940
   Mortgage-backed securities..........    2,400         32       35    2,397
   States and political subdivisions...    4,492         42        1    4,533
   Other...............................      700          3      --       703
                                         -------  ---------  -------  -------
                                         $57,009  $     443  $    80  $57,372
                                         =======  =========  =======  =======

                            LAKELAND BANCORP, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                                                   December 31,
                                     -----------------------------------------
                                             1998                 1997
                                     -------------------- --------------------
                                     Amortized Estimated  Amortized Estimated
                                       Cost    Fair Value   Cost    Fair Value
                                     --------- ---------- --------- ----------
                                                  (In Thousands)
   Due in one year or less..........  $14,916   $15,007    $13,561   $13,619
   Due after one year through five
    years...........................   48,257    49,095     38,531    38,839
   Due after five years through ten
    years...........................    1,664     1,677      2,317     2,314
   Due after ten years..............      300       309        200       203
   Mortgage-backed securities.......    2,165     2,183      2,400     2,397
                                      -------   -------    -------   -------
                                      $67,302   $68,271    $57,009   $57,372
                                      =======   =======    =======   =======

  There were no sales of securities held to maturity during the years ended December 31, 1998, 1997 and 1996.


Loans

                                                                December 31,
                                                              -----------------
                                                                1998     1997
                                                              -------- --------
                                                               (In Thousands)
   Commercial................................................ $114,979 $108,549
   Construction..............................................    5,251    7,696
   Mortgage..................................................  113,627   96,911
   Home equity and improvement...............................   67,251   62,153
   Other consumer............................................   10,563   16,050
                                                              -------- --------
                                                               311,671  291,359
                                                              -------- --------
   Less: Unearned income.....................................      178      214
      Allowance for loan losses..............................    3,897    4,142
                                                              -------- --------
                                                                 4,075    4,356
                                                              -------- --------
                                                              $307,596 $287,003
                                                              ======== ========

  At December 31, 1998, 1997 and 1996, loans serviced by the Bank for the benefit of others totaled approximately $1,252,000, $1,669,000 and $849,000, respectively.

  Non-performing loans consist of nonaccrual and renegotiated loans. Nonaccrual loans are those on which income under the accrual method has been discontinued with subsequent interest payments credited to interest income when received, or if ultimate collectibility of principal is in doubt, applied as principal reductions. Renegotiated loans are loans whose contractual interest rates have been reduced or where other significant modifications have been made due to borrowers' financial difficulties. Interest on these loans is either accrued or credited directly to interest income. Non-performing loans were as follows:

                                                                December 31,
                                                            --------------------
                                                             1998   1997   1996
                                                            ------ ------ ------
                                                               (In Thousands)
   Nonaccrual.............................................. $1,257 $2,007 $1,845
   Renegotiated............................................  1,468  1,529  2,567
                                                            ------ ------ ------
                                                            $2,725 $3,536 $4,412
                                                            ====== ====== ======

                            LAKELAND BANCORP, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

  The impact of the above non-performing loans on interest income is as follows:

                                                      Year Ended December 31,
                                                      -----------------------
                                                       1998    1997    1996
                                                      ------- ------- -------
                                                          (In Thousands)
   Interest income if performing in accordance with
    original terms................................... $   239 $   329 $   414
   Interest income actually recorded.................     127     154     232
                                                      ------- ------- -------
                                                      $   112 $   175 $   182
                                                      ======= ======= =======

  The Bank and Metropolitan have entered into lending transactions in the ordinary course of business with directors, executive officers, principal stockholders and affiliates of such persons on the same terms as those prevailing for comparable transactions with other borrowers. These loans, at December 31, 1998, were current as to principal and interest payments, and do not involve more than normal risk of collectibility. A summary of lending activity with respect to such persons who had borrowings of $60,000 or more, is as follows:

                                                      Year Ended December 31,
                                                     -------------------------
                                                       1998       1997
                                                     ---------  ---------
                                                          (In Thousands)
   Balance--beginning............................... $  17,289  $  13,615
   Loans originated.................................    13,772     11,920
   Repayments.......................................   (14,105)    (8,317)
   Other changes....................................       --          71
                                                     ---------  ---------
   Balance--ending.................................. $  16,956  $  17,289
                                                     =========  =========

Allowance for Loan Losses

                                                     Year Ended December 31,
                                                     --------------------------
                                                       1998     1997     1996
                                                     --------  -------  -------
                                                          (In Thousands)
   Balance--beginning............................... $  4,142  $ 3,585  $ 3,470
   Provision for loan losses........................      698    1,026      908
   Loans charged off................................   (1,260)    (599)    (849)
   Recoveries.......................................      317      130       56
                                                     --------  -------  -------
   Balance--ending.................................. $  3,897  $ 4,142  $ 3,585
                                                     ========  =======  =======


  Impaired loans and related amounts recorded in the allowance for loan losses are summarized as follows:

                                                               December 31,
                                                             -----------------
                                                              1998   1997
                                                             ------ ------
                                                              (In Thousands)
   Recorded investment in impaired loans:
   With recorded allowances................................. $1,133 $1,738
   Without recorded allowances..............................  1,119    704
                                                             ------ ------
   Total impaired loans.....................................  2,252  2,442
   Related allowance for loan losses........................    381    865
                                                             ------ ------
   Net impaired loans....................................... $1,871 $1,577
                                                             ====== ======

                            LAKELAND BANCORP, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

  For the years ended December 31, 1998, 1997 and 1996, the average recorded investment in impaired loans totaled $3,139,000, $3,976,000 and $4,324,000, respectively. Interest income recognized, primarily on the cash basis, on such loans during the time each was impaired totaled $153,000, $179,000 and $211,000, respectively.

Premises and Equipment

                                                                 December 31,
                                                                ---------------
                                                                 1998    1997
                                                                ------- -------
                                                                (In Thousands)
   Land........................................................ $ 3,252 $ 3,463
   Buildings and building improvements.........................   8,138   8,153
   Leasehold improvements......................................     972     910
   Furniture, fixtures and equipment...........................   6,563   5,492
                                                                ------- -------
                                                                 18,925  18,018
   Less accumulated depreciation and amortization..............   4,665   4,205
                                                                ------- -------
                                                                $14,260 $13,813
                                                                ======= =======

  Included in premises and equipment at December 31, 1998 and 1997 is $1,518,000 and $1,348,000, respectively, related to properties purchased which have not yet been placed in service. Management intends to use such properties for future expansion of the Bank's branch network. Additionally, at December 31, 1997, premises and equipment included a property having a carrying value of $274,000 and which is no longer in the Bank's future expansion plans. The ultimate disposition of this property, which was reclassified as other real estate owned in 1998, is not expected to result in any loss.

  Depreciation and amortization expense charged to operations was $1,106,000, $981,000 and $901,000 during the years ended December 31, 1998, 1997 and 1996, respectively.

Deposits

  At December 31, 1998, the schedule of maturities of certificates of deposit is as follows (in thousands):

       Year                                                             Amount
       ----                                                            --------
       1999........................................................... $130,472
       2000...........................................................   12,578
       2001...........................................................    9,579
       2002...........................................................    1,298
       2003...........................................................      288
       Thereafter.....................................................       12
                                                                       --------
                                                                       $154,227
                                                                       ========

Borrowed Money

  Borrowed money at December 31, 1998 and 1997 consisted of short-term securities sold under agreements to repurchase. Securities underlying the agreements were under Metropolitan's control.

  As of December 31, 1998, Metropolitan had an approved but unused borrowing capacity with the Federal Home Loan Bank ("FHLB"), collateralized by FHLB stock, of $9,443,000. Borrowings under this arrangement have an interest rate that fluctuates based on market conditions and customer demand. As of December 31, 1998 and 1997, there were no related outstanding borrowings.

                            LAKELAND BANCORP, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Income Taxes

  Income tax assets and liabilities are reflected in the consolidated statements of condition under the captions "other assets" and "other liabilities", as applicable, and are summarized as follows:

                                                                 December 31,
                                                                ----------------
                                                                 1998     1997
                                                                -------  -------
                                                                (In Thousands)
   Prepaid state............................................... $   418  $  444
   Current state liability.....................................     (46)    (78)
   Current federal refundable (payable)........................     194     (17)
   Deferred federal and state (liability) asset................    (704)    159
                                                                -------  ------
                                                                $  (138) $  508
                                                                =======  ======

  The tax effects of existing temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                                                               December 31,
                                                              ----------------
                                                               1998     1997
                                                              -------  -------
                                                              (In Thousands)
   Deferred tax assets:
     Allowance for loan and real estate losses in excess of
      tax reserves........................................... $ 1,224  $ 1,275
     Non-accrued interest....................................     104      110
     Depreciation............................................      70      100
     Deferred loan fees......................................      52       46
     Other...................................................      56      139
                                                              -------  -------
                                                                1,506    1,670
                                                              -------  -------
   Deferred tax liabilities:
     Unrealized gain on securities available for sale........   2,079    1,382
     Discount accretion......................................     131      118
     Other...................................................     --        11
                                                              -------  -------
                                                                2,210    1,511
                                                              -------  -------
   Net deferred tax (liabilities) assets..................... $  (704) $   159
                                                              =======  =======

  The components of income taxes are summarized as follows:

                                                          Year Ended December
                                                                  31,
                                                          ---------------------
                                                           1998   1997    1996
                                                          ------ ------  ------
                                                             (In Thousands)
   Current............................................... $2,751 $2,854  $2,753
   Deferred..............................................    165   (206)    (88)
                                                          ------ ------  ------
                                                          $2,916 $2,648  $2,665
                                                          ====== ======  ======

                            LAKELAND BANCORP, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

  The following table presents a reconciliation between the reported income taxes and the income taxes that would have been computed by applying the normal federal income tax rate of 34% to income before income taxes:

                                          Year Ended December 31,
                                -----------------------------------------------
                                     1998            1997            1996
                                --------------- --------------- ---------------
                                Amount  Percent Amount  Percent Amount  Percent
                                ------  ------- ------  ------- ------  -------
                                           (Dollars in Thousands)
Federal income tax............. $2,938   34.0   $2,709   34.0   $2,725   34.0
Add (deduct) effect of:
  Non-taxable interest income..   (464)  (5.4)    (353)  (4.4)    (312)  (3.9)
  State income tax, net of
   federal income tax effect...    327    3.8      278    3.5      260    3.2
  Other items, net.............    115    1.3       14    0.1       (8)   --
                                ------   ----   ------   ----   ------   ----
                                $2,916   33.7   $2,648   33.2   $2,665   33.3
                                ======   ====   ======   ====   ======   ====

Employee Benefit Plans

  The Bank has a profit sharing plan for all its eligible employees. The plan meets the requirements of the Employee Retirement Income Security Act of 1974. The Bank's annual contribution to the plan is determined by the Board of Directors with the maximum amount being the maximum tax deduction permitted for that year under the Internal Revenue Code. Annual contributions are allocated to participants on a point basis with accumulated benefits payable at retirement or, at the discretion of the plan committee, upon termination of employment. The cost of the plan charged to expense for each of the years ended December 31, 1998, 1997 and 1996 was approximately $200,000.

  Metropolitan has a noncontrbutory 401(k) savings plan covering substantially all employees. Beginning January 1, 1997, Metropolitan matches 50% of employee contributions for all participants, not to exceed 5% of their total salary. Contributions made by Metropolitan were $27,000, $26,000 and $- , respectively, for the years ended December 31, 1998, 1997 and 1996.

  In January 1996, Metropolitan entered into an agreement with its Chief Executive Officer ("CEO"), which provides for an annual retirement benefit of $35,000 for a 15-year period. In February 1998, the Corporation entered into an additional agreement with Metropolitan's CEO. Such agreement provides for an additional retirement benefit of $35,000 per annum for a fifteen year period as well as certain retiree medical benefits. Although there are certain provisions for early retirement, it is expected that the officer will remain in the employment of Metropolitan until his retirement date in 2000 at age 65. The present value of this obligation is being charged to operations. During 1998, 1997 and 1996, $154,000, $194,000 and $40,000, respectively, was charged to operations related to these obligations.

                            LAKELAND BANCORP, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Directors Retirement Plan

  The Board of Directors of the Corporation adopted a plan, effective January 1, 1996, which provides that any director having attained age 72 (75 for directors active as of the date of plan inception) and having completed fifteen years of service may retire and continue to be paid for a period of ten years at a rate of $5,000, $7,500 or $10,000 per annum, depending upon years of credited service. This plan is unfunded. The following tables present the status of the plan and the components of net periodic plan cost for the years then ended:

                                                            December 31,
                                                         --------------------
                                                           1998       1997
                                                         ---------  ---------
   Actuarial present value of benefit obligation:
     Vested............................................. $ 266,629  $ 259,519
     Nonvested..........................................    10,756      9,165
                                                         ---------  ---------
                                                         $ 277,385  $ 268,684
                                                         =========  =========
   Projected benefit obligation......................... $ 293,087  $ 285,330
   Unrecognized net loss................................   (13,507)   (15,939)
   Unrecognized prior service cost being amortized over
    fifteen years.......................................  (193,260)  (208,896)
                                                         ---------  ---------
   Accrued plan cost included in other liabilities...... $  86,320  $  60,495
                                                         =========  =========

                                                      Year Ended December 31,
                                                      -----------------------
                                                       1998    1997    1996
                                                      ------- ------- -------
   Net periodic plan cost included the following
    components:
     Service cost.................................... $   742 $ 1,868 $ 1,754
     Interest cost...................................  19,447  18,666  16,935
     Amortization of prior service cost..............  15,636  15,636  15,636
                                                      ------- ------- -------
                                                      $35,825 $36,170 $34,325
                                                      ======= ======= =======

  A discount rate of 7% was assumed in the plan valuation. As the benefit amount is not dependent upon compensation levels, a rate of increase in compensation assumption was not utilized in the plan valuation.

Stock Option Plan

  During 1989, the shareholders of Metropolitan approved a stock option plan (the "Plan") for officers and key employees of Metropolitan. In accordance with the Plan, options for the purchases of 33,275 shares of Metropolitan's common stock could be granted. Prior to 1997, options to purchase 19,965 and 12,856 shares of the Metropolitan common stock at a price of $7.51 per share were granted to Metropolitan's President and Executive Vice President, respectively. All such options were exercisable within and would expire 10 years from the date of grant. All options under the Plan were exercised during 1997. The aforementioned amounts have not been adjusted to reflect either the subsequent conversion to Corporation shares or subsequent stock dividends as such disclosure is not meaningful.

Commitments

  The Bank and Metropolitan are parties to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of their customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated financial

                            LAKELAND BANCORP, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

statements. The contract or notional amounts of those instruments reflect the extent of involvement in particular classes of financial instruments. The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank and Metropolitan use the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments. The commitments to extend credit are as follows:

                                                                December 31,
                                                             -------------------
                                                              1998    1997
                                                             ------- -------
                                                               (In Thousands)
   Commitments to extend credit............................. $59,192 $54,064
   Standby letters of credit and financial guarantees.......   2,668   3,539

  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank and Metropolitan evaluate each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, residential real estate and income-producing commercial properties.

  Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank and Metropolitan to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank and Metropolitan hold collateral supporting those commitments for which collateral is deemed necessary.

  Rentals under long-term operating leases amounted to approximately $264,000, $206,000, and $189,000 for the years ended December 31, 1998, 1997 and 1996, respectively. At December 31, 1998, the minimum commitments, which include rental, real estate tax and other related amounts, under all noncancellable leases with remaining terms of more than one year and expiring through 2008 are as follows:

       December 31,                                                   Amount
       ------------                                               --------------
                                                                  (In Thousands)
       1999......................................................     $  376
       2000......................................................        282
       2001......................................................        256
       2002......................................................        219
       2003......................................................        159
       Thereafter................................................        537
                                                                      ------
                                                                      $1,829
                                                                      ======

  The Corporation and its subsidiaries are also subject to litigation which arises primarily in the ordinary course of business. In the opinion of management, the ultimate disposition of such litigation should not have a material adverse effect on the consolidated financial position or results of operations of the Corporation.

                            LAKELAND BANCORP, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Dividend Limitation

  A limitation exists on the ability of the Bank and Metropolitan to pay dividends to the Corporation. State of New Jersey Banking laws specify that no dividend shall be paid by a bank on its capital stock unless, following the payment of each such dividend, the capital stock of the bank will be unimpaired and the bank will have a surplus of not less than 50% of its capital stock, or, if not, the payment of such dividend will not reduce the surplus of the bank. Under this limitation, approximately $38.8 million was available for payment of dividends to the Corporation as of December 31, 1998.

Lakeland Bancorp, Inc. (Parent Company Only)

  Condensed financial statements of the Corporation (parent company only) follow:

                            Statements of Condition

                                                             December 31,
                                                        -----------------------
                                                           1998        1997
                                                        ----------- -----------
Assets:
  Cash and due from banks.............................. $   277,597 $   270,493
  Securities available for sale........................   5,594,095   4,001,929
  Investment in subsidiaries...........................  48,384,672  44,563,868
  Other assets.........................................     821,088     950,022
                                                        ----------- -----------
    Total assets....................................... $55,077,452 $49,786,312
                                                        =========== ===========
Liabilities:
  Deferred income taxes................................ $ 1,763,915 $ 1,124,063
Stockholders' equity...................................  53,313,537  48,662,249
                                                        ----------- -----------
Total liabilities and stockholders' equity............. $55,077,452 $49,786,312
                                                        =========== ===========

                              Statements of Income

                                                Year Ended December 31,
                                            ----------------------------------
                                               1998        1997        1996
                                            ----------  ----------  ----------
Dividends from subsidiary bank............. $1,983,524  $1,720,707  $  568,021
Other expenses.............................         14          67       3,493
                                            ----------  ----------  ----------
Income before income tax (benefit)
 expense...................................  1,983,510   1,720,640     564,528
Income tax (benefit) expense...............        (65)     (1,096)         44
                                            ----------  ----------  ----------
Income before undistributed earings of
 subsidiaries..............................  1,983,575   1,721,736     564,484
Equity in undistributed earnings of
 subsidiaries..............................  3,741,780   3,598,986   4,785,857
                                            ----------  ----------  ----------
Net income................................. $5,725,355  $5,320,722  $5,350,341
                                            ==========  ==========  ==========

                            Statements of Cash Flows

                                               Year Ended December 31,
                                         -------------------------------------
                                            1998         1997         1996
                                         -----------  -----------  -----------
Cash flows from operating activities:
  Net income............................ $ 5,725,355  $ 5,320,722  $ 5,350,341
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
    Decrease (increase) in other
     assets.............................     128,934     (326,221)    (178,135)
    Equity in undistributed earnings of
     subsidiaries.......................  (3,741,780)  (3,598,986)  (4,785,857)
                                         -----------  -----------  -----------
      Net cash provided by operating
       activities.......................   2,112,509    1,395,515      386,349
                                         -----------  -----------  -----------
Cash flows from financing activities:
  Proceeds from issuances of common
   stock................................     469,841      648,862    1,372,509
  Cash dividends paid on common stock...  (2,446,246)  (1,988,008)  (1,703,641)
  Purchase of treasury stock............    (129,000)         --           --
                                         -----------  -----------  -----------
      Net cash (used in) financing
       activities.......................  (2,105,405)  (1,339,146)    (331,132)
                                         -----------  -----------  -----------
Net increase in cash and cash
 equivalents............................       7,104       56,369       55,217
Cash and cash equivalents--beginning....     270,493      214,124      158,907
                                         -----------  -----------  -----------
Cash and cash equivalents--ending....... $   277,597  $   270,493  $   214,124
                                         ===========  ===========  ===========

Estimated Fair Value of Financial Instruments

  The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced or liquidation sale. Significant estimations were used for the purposes of this disclosure. Estimated fair values have been determined using the best available data and estimation methodology suitable for each category of financial instruments. For those loans and deposits with floating interest rates, it is presumed that estimated fair values generally approximate their recorded book balances. The estimation methodologies used and the estimated fair values and carrying values of the financial instruments are set forth below:

 Cash and cash equivalents, accrued interest receivable and certificates of deposit

  The carrying amounts for cash and cash equivalents, accrued interest receivable and certificates of deposit approximate fair value.

 Securities

  The fair values for securities are based on quoted market prices or dealer prices, if available. If quoted market prices or dealer prices are not available, fair value is estimated using quoted market prices or dealer prices for similar securities.

 Loans

  The fair value of loans is estimated by discounting the future cash flows, using the current rates at which similar loans with similar remaining maturities would be made to borrowers with similar credit ratings.

 Deposits

  For demand, savings and club accounts, fair value is the carrying amount reported in the consolidated financial statements. For fixed-maturity certificates of deposit, fair value is estimated using the rates currently offered for deposits of similar remaining maturities.

 Commitments

  The fair values of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

  The carrying values and estimated fair values of the Corporation's financial instruments are as follows:

                                                     December 31,
                                        ---------------------------------------
                                               1998                1997
                                        ------------------- -------------------
                                        Carrying Estimated  Carrying Estimated
                                         Value   Fair Value  Value   Fair Value
                                        -------- ---------- -------- ----------
                                                    (In Thousands)
   Financial assets
     Cash and cash equivalents......... $ 35,069  $ 35,069  $ 41,168  $ 41,168
     Certificates of deposit...........      204       204       102       102
     Securities available for sale.....  116,848   116,848   102,334   102,334
     Securities held to maturity.......   67,302    68,271    57,009    57,372
     Loans.............................  307,596   313,357   287,003   290,149
     Accrued interest receivable.......    4,415     4,415     4,210     4,210
   Financial liabilities
     Deposits..........................  488,881   490,166   453,471   453,959
     Borrowed money....................    3,795     3,795     3,536     3,536
   Commitments
     To extend credit..................   59,192    59,192    54,064    54,064
     Standby letters of credit.........    2,668     2,668     3,539     3,539

  Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no established secondary market exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of the financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

  In addition, fair value estimates are based on existing on-and-off balance sheet financial instruments without attempting to estimate the value of anticipated future business, and exclude the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets and liabilities include premises and equipment, other assets and other liabilities. In addition, the income tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

  Finally, reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform evaluation methodologies introduces a greater degree of subjectivity to these estimated fair values.

Quarterly Financial Data (unaudited)

                                                 Quarter Ended
                                 ---------------------------------------------
                                 March 31, June 30, September 30, December 31,
                                   1998      1998       1998          1998
                                 --------- -------- ------------- ------------
                                   (In Thousands, Except Per Share Amounts)
Total interest income...........  $8,608    $8,598     $8,734        $8,995
Total interest expense..........   3,227     3,143      3,249         3,390
                                  ------    ------     ------        ------
  Net interest income...........   5,381     5,455      5,485         5,605
Provision for loan losses.......      49        53         62           534
Other income....................     775       717        788           885
Other expenses..................   4,057     3,829      3,829         4,037
Income taxes....................     685       773        786           672
                                  ------    ------     ------        ------
Net income......................  $1,365    $1,517     $1,596        $1,247
                                  ======    ======     ======        ======
Net income per share--basic and
 diluted........................  $0.161    $0.179     $0.188        $0.147
                                  ======    ======     ======        ======
Weighted average number of
 common shares outstanding--
 basic and diluted..............   8,488     8,496      8,492         8,496
                                  ======    ======     ======        ======
                                                 Quarter Ended
                                 ---------------------------------------------
                                 March 31, June 30, September 30, December 31,
                                   1997      1997       1997          1997
                                 --------- -------- ------------- ------------
                                   (In Thousands, Except Per Share Amounts)
Total interest income...........  $8,061    $8,205     $8,484        $8,614
Total interest expense..........   3,198     3,172      3,256         3,258
                                  ------    ------     ------        ------
  Net interest income...........   4,863     5,033      5,228         5,356
Provision for loan losses.......     116        77         98           735
Other income....................     741       728        717           837
Other expenses..................   3,383     3,484      3,523         4,118
Income taxes....................     702       713        769           464
                                  ------    ------     ------        ------
Net income......................  $1,403    $1,487     $1,555        $  876
                                  ======    ======     ======        ======
Net income per share:
  Basic.........................  $0.168    $0.177     $0.185        $0.104
  Diluted.......................   0.167     0.176      0.184         0.104
                                  ======    ======     ======        ======
Weighted average number of
 common shares outstanding:
  Basic.........................   8,374     8,390      8,400         8,454
  Diluted.......................   8,414     8,431      8,442         8,454
                                  ======    ======     ======        ======

  Net income per common share and weighted average number of common shares outstanding for the quarters ended June 30, 1998 and prior have been restated to give retroactive effect to subsequent stock dividends.

                             LAKELAND BANCORP, INC.
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CONDITION
                                  (Unaudited)

                                                    December 31,   March 31,
                                                        1998          1999
                                                    ------------  ------------
ASSETS
Cash and due from banks............................ $ 24,193,899  $ 20,888,158
Federal funds sold.................................   10,875,000    10,725,000
                                                    ------------  ------------
Cash and cash equivalents..........................   35,068,899    31,613,158
Certificates of deposit............................      204,033       214,033
Securities available for sale, at estimated fair
 value.............................................  116,847,825   108,971,956
Securities held to maturity; estimated fair value
 of $68,271,000
 in 1998 and $83,573,295 in 1999...................   67,302,146    83,051,009
Loans..............................................  307,596,324   312,173,467
Premises and equipment.............................   14,260,225    14,087,694
Accrued interest receivable........................    4,414,733     4,304,270
Other assets.......................................    2,863,222     1,923,447
                                                    ------------  ------------
      Total assets................................. $548,557,407  $556,339,034
                                                    ============  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Deposits:
    Non-interest-bearing demand.................... $107,097,017  $103,873,407
    Savings and interest-bearing demand............  225,894,802   233,755,617
    Club accounts..................................    1,661,786     2,397,405
    Time...........................................  125,144,292   127,977,167
    Time of $100,000 and over......................   29,082,870    28,810,516
                                                    ------------  ------------
      Total deposits...............................  488,880,767   496,814,112
                                                    ------------  ------------
Borrowed money.....................................    3,795,114     3,004,038
Other liabilities..................................    2,567,989     2,617,489
                                                    ------------  ------------
      Total liabilities............................  495,243,870   502,435,639
Commitments
Stockholders' equity
  Common stock, par value $2.50 per share;
   authorized shares 14,806,718; issued shares
   8,511,588 in 1998 and 8,511,588 in 1999;
   outstanding shares 8,502,988 in 1998 and
   8,500,788 in 1999...............................   21,278,970    21,278,970
  Surplus..........................................   29,557,747    18,937,950
  Undivided profits (accumulated deficit)..........     (491,609)   10,915,404
  Accumulated other comprehensive income, net......    3,097,429     2,940,221
  Treasury stock, at cost (8,600 and 10,800 shares
   in 1998 and 1999, respectively).................     (129,000)     (169,150)
                                                    ------------  ------------
      Total stockholders' equity...................   53,313,537    53,903,395
                                                    ------------  ------------
      Total liabilities and stockholders' equity... $548,557,407  $556,339,034
                                                    ============  ============

          See accompanying notes to consolidated financial statements.

                             LAKELAND BANCORP, INC.
                                AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                  (Unaudited)

                                                  Three Months Ended March 31,
                                                  -----------------------------
                                                       1998           1999
                                                  -------------- --------------
INTEREST INCOME
  Loans and fees................................. $    6,214,297 $    6,261,481
  Federal funds sold.............................        187,709        187,305
  Securities:
   U.S. Treasury.................................        993,358        924,655
   U.S. Government agencies......................        767,600        795,620
   States and political subdivisions.............        364,195        463,369
   Other.........................................         80,625        295,873
                                                  -------------- --------------
    Total interest income........................      8,607,784      8,928,303
                                                  -------------- --------------
INTEREST EXPENSE
  Deposits.......................................      3,190,229      3,343,505
  Borrowed money.................................         36,967         44,762
                                                  -------------- --------------
    Total interest expense.......................      3,227,196      3,388,267
                                                  -------------- --------------
    Net interest income..........................      5,380,588      5,540,036
PROVISION FOR LOAN LOSSES........................         48,882        105,000
  Net interest income after provision for loan
   losses........................................      5,331,706      5,435,036
OTHER INCOME
  Service charges on deposit accounts............        587,864        600,062
  Gain on sale of investment securities..........         53,542         13,591
  Other income...................................        133,477        118,421
                                                  -------------- --------------
    Total other income...........................        774,883        732,074
                                                  -------------- --------------
OTHER EXPENSES
  Salaries and benefits..........................      2,107,150      2,253,836
  Occupancy expense, net.........................        392,129        412,783
  Furniture and equipment........................        378,577        425,855
  Other..........................................      1,178,577      1,038,013
                                                  -------------- --------------
    Total other expenses.........................      4,056,433      4,130,487
                                                  -------------- --------------
INCOME BEFORE INCOME TAXES.......................      2,050,156      2,036,623
INCOME TAXES.....................................        684,711        611,684
                                                  -------------- --------------
NET INCOME....................................... $    1,365,445 $    1,424,939
                                                  ============== ==============
Net income per common share
  Basic.......................................... $         0.16 $         0.17
  Diluted........................................ $         0.16 $         0.17
Weighted average number of shares outstanding
  Basic..........................................      8,488,138      8,501,619
  Diluted........................................      8,488,138      8,501,619

          See accompanying notes to consolidated financial statements.

                             LAKELAND BANCORP, INC.
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                  (Unaudited)

                                                 Three Months Ended March 31,
                                                 ------------------------------
                                                      1998            1999
                                                 --------------  --------------
Net income...................................... $    1,365,445  $    1,424,939
                                                 --------------  --------------
Other comprehensive income, net of income taxes
  Unrecognized holding gains (losses) on
   securities available for sale, net of income
   taxes (benefit) of $161,990 and $(76,365),
   respectively.................................        228,751        (148,238)
  Less gains on dispositions of securities
   available for sale, net of income taxes of
   $18,204 and $4,621, respectively.............        (35,338)         (8,970)
                                                 --------------  --------------
    Total other comprehensive income (loss).....        193,413        (157,208)
                                                 --------------  --------------
Comprehensive income............................ $    1,558,858  $    1,267,731
                                                 ==============  ==============



          See accompanying notes to consolidated financial statements.

                             LAKELAND BANCORP, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                Three Months Ended March 31,
                                                ------------------------------
                                                     1998            1999
                                                --------------  --------------
Cash flows from operating activities
  Net income................................... $    1,365,445  $    1,424,939
  Adjustments to reconcile net income to net
   cash provided by operating activities
    Net amortization and accretion.............        152,935          76,375
    Depreciation and amortization of premises
     and equipment.............................        266,195         319,630
    Provision for loan losses..................         48,882         105,000
    Gain on sales of investment securities.....        (53,542)        (13,591)
    Decrease in accrued interest receivable....        405,799         110,463
    Decrease in other assets...................        310,995         939,776
    Increase in other liabilities..............        191,886         174,842
                                                --------------  --------------
      Net cash provided by operating
       activities..............................      2,688,595       3,137,434
Cash flows from investing activities
  Net change in certificates of deposit........           (908)        (10,000)
  Proceeds from maturities of and repayments on
   securities available for sale...............     10,826,000       5,576,303
  Proceeds from sales of securities available
   for sale....................................      6,816,000       2,384,586
  Proceeds from calls of securities available
   for sale....................................      1,500,000             --
  Purchases of securities available for sale...    (10,710,254)    (15,744,340)
  Proceeds from maturities of and repayments on
   securities held to maturity.................      6,448,000       3,689,825
  Purchases of securities held to maturity.....     (5,931,687)     (4,124,521)
  Net increase in loans receivable.............       (219,038)     (4,682,143)
  Additions to premises and equipment..........       (372,952)       (147,101)
                                                --------------  --------------
      Net cash (used in) provided by investing
       activities..............................      8,355,161     (13,057,391)
Cash flows from financing activities
  Net increase (decrease) in deposits..........     (1,712,030)      7,933,345
  Net decrease in short-term borrowings........       (874,627)       (791,076)
  Proceeds from sale of common stock...........        229,653             --
  Cash dividends paid on common stock..........       (535,500)       (637,903)
  Purchase of treasury stock...................            --          (40,150)
                                                --------------  --------------
      Net cash provided by (used in) financing
       activities..............................     (2,892,504)      6,464,216
Net (decrease) increase in cash and cash
 equivalents...................................      8,151,252      (3,455,741)
Cash and cash equivalents--beginning...........     41,168,103      35,068,899
                                                --------------  --------------
Cash and cash equivalents--ending.............. $   49,319,355  $   31,613,158
                                                ==============  ==============
Supplemental disclosures of cash flow
 information
  Cash paid during the three month period for
    Income taxes............................... $       37,450  $      225,000
    Interest................................... $    3,279,342  $    3,422,419
Supplemental schedule of noncash investing and
 financing activities
  Transfer of investment securities transferred
   from available for sale to held for sale.... $          --   $   15,314,167

          See accompanying notes to consolidated financial statements.

                            LAKELAND BANCORP, INC.
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)


NOTE 1--BASIS OF PRESENTATION

  The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles. Certain information and footnote disclosures normally included in financial statements under generally accepted accounting principles have been condensed or omitted pursuant to SEC rules and regulations. These financial statements should be read in conjunction with the annual financial statements and notes thereto included in this joint proxy statement/prospectus. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the consolidated financial statements have been included. The results of operations for the three months ended March 31, 1999, are not necessarily indicative of the results which may be expected for the entire fiscal year.

  Amounts previously reported by Lakeland in its consolidated statement of income for the three months ended March 31, 1998, have been retroactively restated to include the accounts of Metropolitan State Bank (Metropolitan), which on February 20, 1998, was merged with a newly formed subsidiary of Lakeland with Metropolitan as the surviving bank. Each share of Metropolitan common stock outstanding was converted to 0.941 shares of Lakeland's common stock, resulting in the issuance of 669,867 shares. The merger was accounted for under the pooling of interests method of accounting.

  On December 7, 1998, Lakeland entered into an Agreement and Plan of Merger (the Merger Agreement) and a Stock Option Agreement (the Option Agreement) with High Point Financial Corp. (High Point) pursuant to which outstanding shares of High Point common stock will be converted into shares of Lakeland's common stock and High Point's subsidiary, The National Bank of Sussex County, will become a wholly owned subsidiary of Lakeland. Pursuant to the Merger Agreement, each outstanding share of High Point common stock (3,811,480 shares of High Point common stock were outstanding as of December 31, 1998) will be converted into 1.2 shares of Lakeland common stock. At December 31, 1998, Lakeland owned 344,252 shares of High Point common stock which will be canceled upon the consummation of the merger. The merger is subject to regulatory approval, the approval of Lakeland's and High Point's stockholders and other standard conditions. The merger is anticipated to be accounted for under the pooling of interests method of accounting.

NOTE 2--NET INCOME PER COMMON SHARE

  Basic net income per common share is calculated by dividing net income by the weighted average number of shares of common stock outstanding. Diluted net income per share is calculated by adjusting the weighted average number of shares of common stock outstanding to include the effect of stock options, if dilutive, using the treasury stock method.

  On August 26, 1998, Lakeland's Board of Directors authorized a 2 for 1 stock split in the form of a 100% stock dividend, which was distributed on October 1, 1998. Per share amounts have been retroactively restated to give effect to this stock dividend.

NOTE 3--STOCKHOLDERS' EQUITY

  The $491,609 deficit in undivided profits contained in the December 31, 1998 consolidated financial statements is the result of a bookkeeping entry charging undivided profits $10,617,797 in connection with Lakeland's accounting for its 2 for 1 stock split effected in the form of a 100% stock dividend distributed October 1, 1998. In accordance with New Jersey corporate law, Lakeland's Board of Directors on March 10, 1999, approved the reversing of this accounting treatment of the stock dividend, thereby moving the $10,617,797 from

                            LAKELAND BANCORP, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                                  (Unaudited)

the capital stock account to the undivided profits account to more accurately reflect Lakeland's financial condition. This reclassifications was made in Lakeland's unaudited consolidated statement of financial condition as of March 31, 1999.

NOTE 4--SECURITIES AVAILABLE FOR SALE

                                                     March 31, 1999
                                           ------------------------------------
                                                         Gross
                                                      unrealized
                                           Amortized -------------  Fair market
                                             cost    Gains  Losses     value
                                           --------- ------ ------  -----------
                                                     (in thousands)
   U.S. Treasury.......................... $ 24,465  $  334 $ (23)   $ 24,776
   U.S. Government agencies...............   26,284      35  (259)     26,062
   Mortgage-backed securities.............    2,671      23   (11)      2,683
   States and political subdivisions......   40,010     309  (119)     40,200
   Other debt securities..................    9,041       3  (123)      8,919
   Equity securities......................    1,512   4,820   --        6,332
                                           --------  ------ -----    --------
                                           $103,983  $5,524 $(535)   $108,972
                                           ========  ====== =====    ========
                                                    December 31, 1998
                                           ------------------------------------
                                                         Gross
                                                      unrealized
                                           Amortized -------------  Fair market
                                             cost    Gains  Losses     value
                                           --------- ------ ------  -----------
                                                     (in thousands)
   U.S. Treasury.......................... $ 28,552  $  587 $ (19)   $ 29,120
   U.S. Government agencies...............   25,719      62  (110)     25,671
   Mortgage-backed securities.............    3,279      32   (14)      3,297
   States and political subdivisions......   38,456     384   (60)     38,780
   Other debt securities..................   14,163      25  (100)     14,088
   Equity securities......................    1,503   4,389   --        5,892
                                           --------  ------ -----    --------
                                           $111,672  $5,479 $(303)   $116,848
                                           ========  ====== =====    ========

  The following is a summary of securities available for sale by maturity:

                                            1999                  1998
                                    --------------------- ---------------------
                                    Amortized Fair market Amortized Fair market
                                      cost       value      cost       value
                                    --------- ----------- --------- -----------
                                                  (in thousands)
   Due in one year or less........  $ 16,535   $ 16,576   $ 21,669   $ 21,755
   Due after one year through five
    years.........................    68,815     69,092     60,842     61,384
   Due after five years through
    ten years.....................    11,908     11,771     15,293     15,441
   Due after ten years............     2,542      2,518      9,086      9,079
   Mortgage-backed securities.....     2,671      2,683      3,279      3,297
   Equity securities..............     1,512      6,332      1,503      5,892
                                    --------   --------   --------   --------
                                    $103,983   $108,972   $111,672   $116,848
                                    ========   ========   ========   ========

                             LAKELAND BANCORP, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                                  (Unaudited)

NOTE 5--INVESTMENT SECURITIES HELD TO MATURITY

                                                     March 31, 1999
                                           ------------------------------------
                                                         Gross
                                                      unrealized
                                           Amortized -------------  Fair market
                                             cost    Gains  Losses     value
                                           --------- ------ ------  -----------
                                                     (in thousands)
   U.S. Treasury..........................  $38,427  $  486 $ (54)    $38,859
   U.S. Government agencies...............   26,853     201   (37)     27,017
   Mortgage-backed securities.............    2,150      21   (36)      2,135
   States and political subdivisions......    4,372      67   --        4,439
   Other debt securities..................   11,249       2  (128)     11,123
                                            -------  ------ -----     -------
                                            $83,051  $  777 $(255)    $83,573
                                            =======  ====== =====     =======
                                                    December 31, 1998
                                           ------------------------------------
                                                         Gross
                                                      unrealized
                                           Amortized -------------  Fair market
                                             cost    Gains  Losses     value
                                           --------- ------ ------  -----------
                                                     (in thousands)
   U.S. Treasury..........................  $32,576  $  630 $ --      $33,206
   U.S. Government agencies...............   21,910     317   (27)     22,200
   Mortgage-backed securities.............    2,165      23    (5)      2,183
   States and political subdivisions......    4,513      78   --        4,591
   Other debt securities..................    6,138       6   (53)      6,091
                                            -------  ------ -----     -------
                                            $67,302  $1,054 $ (85)    $68,271
                                            =======  ====== =====     =======

  The following is a summary of securities held to maturity by maturity:

                                            1999                  1998
                                    --------------------- ---------------------
                                    Amortized Fair market Amortized Fair market
                                      cost       value      cost       value
                                    --------- ----------- --------- -----------
                                                  (in thousands)
   Due in one year or less........   $13,697    $13,754    $14,916    $15,007
   Due after one year through five
    years.........................    66,501     66,964     48,257     49,095
   Due after five years through
    ten years.....................       503        411      1,664      1,677
   Due after ten years............       200        309        300        309
   Mortgage-backed securities.....     2,150      2,135      2,165      2,183
                                     -------    -------    -------    -------
                                     $83,051    $83,573    $67,302    $68,271
                                     =======    =======    =======    =======

                             LAKELAND BANCORP, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                                  (Unaudited)


NOTE 6--LOANS

                                                         December 31, March 31,
                                                             1998       1999
                                                         ------------ ---------
                                                             (in thousands)
   Loans................................................   $311,671   $316,232
     Less
     Unearned income....................................       (178)      (116)
     Allowance for loan losses..........................     (3,897)    (3,943)
                                                           --------   --------
                                                           $307,596   $312,173
                                                           ========   ========

  A summary of the activity in the allowance for loan losses is as follows:

                                                          Three months ended
                                                               March 31,
                                                         ----------------------
                                                            1998        1999
                                                         ----------  ----------
   Balance--beginning................................... $4,142,340  $3,897,024
   Provisions charged to operations.....................     48,882     105,000
   Loans charged off....................................   (446,792)    (89,064)
   Recoveries of loans previously charged off...........    229,287      30,158
                                                         ----------  ----------
   Balance of allowance at end of period................ $3,973,717  $3,943,118
                                                         ==========  ==========

  Impaired loans and related amounts recorded in the allowance for loan losses are summarized as follows:

                                                          December 31, March 31,
                                                              1998       1999
                                                          ------------ ---------
                                                              (in thousands)
   Recorded investment in impaired loans:
     With recorded allowances............................    $1,133     $  802
     Without recorded allowances.........................     1,119      1,116
                                                             ------     ------
     Total impaired loans................................     2,252      1,918
                                                             ------     ------
     Related allowance for loan losses...................       381        423
                                                             ------     ------
   Net impaired loans....................................    $1,871     $1,495
                                                             ======     ======

                                                            Three months ended
                                                                 March 31,
                                                            -------------------
                                                               1998      1999
                                                            ---------- --------
   Average recorded investment............................. $3,388,188 $597,384
   Interest income recognized..............................     22,337   16,374

                                    ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                 by and between

                             LAKELAND BANCORP, INC.

                                      and

                           HIGH POINT FINANCIAL CORP.


                          Dated as of December 7, 1998

                              INDEX TO DEFINITIONS

Acquiror........................................................ Introduction
Acquiror's Banks................................................ Section 4.1.2
Acquiror Branch Property........................................ Section 4.20
Acquiror Common Stock........................................... Section 2.1.1
Acquiror Common Stock Market Price.............................. Section 2.2.6
Acquiror Disclosure Schedules................................... Article IV
Acquiror Financial Statements................................... Section 4.4.1
Acquiror Meeting................................................ Section 5.11
Acquiror Plans.................................................. Section 4.13.1
Acquiror Real Property.......................................... Section 4.20
Acquiror Statement of Condition Date............................ Section 4.4.3
Acquiror Subsidiaries........................................... Section 4.1.2
Acquisition Agreement........................................... Section 5.1.2
Agreement....................................................... Introduction
Amount.......................................................... Section 6.1.7
BHCA............................................................ Section 3.1.1
Branch Property................................................. Section 3.24.1
Business Combination............................................ Section 7.2.2
CERCLA.......................................................... Section 3.24.1
Certificate..................................................... Section 2.2.1
Certificate of Merger........................................... Section 1.2
Claims.......................................................... Section 5.6.1
Closing......................................................... Section 1.4
Code............................................................ Recital 3
Common Stock.................................................... Section 2.1.1
Common Stock Consideration...................................... Section 2.1.1
Common Trust Account Shares..................................... Section 2.1.1
Company......................................................... Introduction
Company Affiliates.............................................. Section 5.10.1
Company Board Recommendation.................................... Section 5.1.1
Company Collateral Shares....................................... Section 2.1.1
Company Disclosure Schedules.................................... Article III
Company Financial Statements.................................... Section 3.4.1
Company Meeting................................................. Section 5.11
Company Option Plans............................................ Section 2.4
Company Statement of Condition Date............................. Section 3.4.3
Company Subsidiaries............................................ Section 3.1.2
Competing Transaction........................................... Section 5.1.1
Competing Transaction Filing.................................... Section 7.2.2.3
Comptroller..................................................... Section 3.3.2
Confidentiality Agreement....................................... Section 5.4
Constituent Corporations........................................ Section 1.2
Controlled Group Liability...................................... Section 3.17.1
Costs........................................................... Section 7.2.1
Covered Person.................................................. Section 3.16
Current Premium................................................. Section 5.6.3
D&O Insurance................................................... Section 5.6.3
Delivery Period................................................. Section 5.14
Department...................................................... Section 3.3.2
Effective Time.................................................. Section 1.2

Environmental Law................................................ Section 3.24.1
ERISA Affiliate.................................................. Section 3.17.1
Exchange Agent................................................... Section 2.2.1
Exchange Ratio................................................... Section 2.1.1
FDIC............................................................. Section 3.1.2
FRB.............................................................. Section 3.3.2
GAAP............................................................. Section 3.4.1
Governmental Authority........................................... Section 3.3.2
Governmental Consents............................................ Section 6.1.2
Hazardous Substance.............................................. Section 3.24.1
HSR Act.......................................................... Section 5.5
ISRA............................................................. Section 3.24.1
Indemnitees...................................................... Section 5.6.1
Joint Proxy Statement/Prospectus................................. Section 5.9
Letter Agreement................................................. Section 5.15
Material Adverse Effect.......................................... Section 3.1.1
Merger........................................................... Section 1.1
Multiemployer Plan............................................... Section 3.17.6
Multiple Employer Plan........................................... Section 3.17.6
NBSC............................................................. Section 1.6
NBSC Seats....................................................... Section 1.6
NJDEP............................................................ Section 3.3.2
New Options...................................................... Section 2.4
Nonsigning Affiliate............................................. Section 2.2.1
Outside Date..................................................... Section 7.1.2
PCBs............................................................. Section 3.24.1
Plans............................................................ Section 3.17.1
Prior Options.................................................... Section 2.4
Qualified Acquiror Plan.......................................... Section 4.13.3
Qualified Plan................................................... Section 3.17.3
RCRA............................................................. Section 3.24.1
Real Property.................................................... Section 3.24.1
Registration Statement........................................... Section 5.9
SEC.............................................................. Section 3.3.2
SERPs............................................................ Section 6.1.7
Shares........................................................... Section 2.1.3
Side Letter...................................................... Section 6.1.7
State Act........................................................ Section l .1
Stock Option Agreement........................................... Recital 4
Surviving Corporation............................................ Section 1.3
Tax.............................................................. Section 3.8.5
Tax Return....................................................... Section 3.8.6
Third Party Consents............................................. Section 6.3.6
Transition Period................................................ Section 1.7
Withdrawal Liability............................................. Section 3.17.1
Year 2000 Compliant.............................................. Section 3.26
1933 Act......................................................... Section 3.9.1
1934 Act......................................................... Section 3.9.1

                         AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of December 7, 1998, is made by and between LAKELAND BANCORP, INC., a New Jersey corporation having its principal place of business at 250 Oak Ridge Road, Oak Ridge, New Jersey 07438 ("Acquiror") and HIGH POINT FINANCIAL CORP., a New Jersey corporation having its principal place of business at Branchville Square, P.O. Box 460, Branchville, New Jersey 07826 (the "Company").

                                   RECITALS

  1. The respective Boards of Directors of the Acquiror and the Company have each determined that it is in the best interests of the Acquiror and the Company and their respective stockholders for the Company to merge with and into the Acquiror upon the terms and subject to the conditions set forth herein.

  2. The respective Boards of Directors of the Acquiror and the Company have each approved the merger of the Company with and into the Acquiror, upon the terms and subject to the conditions set forth herein.

  3. For Federal income tax purposes, it is intended that such merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

  4. To induce the Acquiror to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Company has entered into a Stock Option Agreement with the Acquiror (the "Stock Option Agreement"), pursuant to which the Company has granted to the Acquiror an option to purchase shares of Common Stock (as hereinafter defined) pursuant to the terms and conditions set forth in the Stock Option Agreement.

  5. For accounting purposes, it is intended that the above-mentioned merger shall be accounted for as a "pooling of interests".

  NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, the parties hereto hereby agree as follows:

                                 I. THE MERGER

  1.1. Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2), the Company shall be merged with and into the Acquiror (the "Merger") and the separate corporate existence of the Company shall thereupon cease in accordance with the applicable provisions of the New Jersey Business Corporation Act (the "State Act").

  1.2. Effective Time. As soon as practicable following fulfillment or waiver of the conditions specified in Article VI and consummation of the closing described herein, and provided that this Agreement has not been terminated or abandoned pursuant to Section 7.1, the Company and the Acquiror (the "Constituent Corporations") shall cause a certificate of merger complying with the requirements of N.J.S.A. 14A:10-4.1 (the "Certificate of Merger") to be filed with the New Jersey Department of the Treasury. The Merger shall become effective at the time and date at which the Certificate of Merger is filed with the New Jersey Department of the Treasury (the "Effective Time").

  1.3. Effect of Merger. The Merger shall have the effects specified in N.J.S.A. 14A:10-6. Without limiting the generality of the foregoing, the Acquiror shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of New Jersey, and the separate corporate existence of the Company shall cease.

  1.4. Consummation of Merger. The closing of the Merger (the "Closing") shall take place (a) at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068 as promptly as practicable after the later of (i) the day of (and immediately following) the receipt of approval of the Merger by the Company's stockholders and the Acquiror's stockholders and (ii) the day on which the last of the conditions set forth in Article VI (other than the condition set forth in Section 6.1.1) is satisfied or duly waived or (b) at such other time and place and on such other date as the Acquiror and the Company may agree.

  1.5. Certificate of Incorporation and Bylaws. The certificate of incorporation of the Acquiror in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until duly amended in accordance with its terms and the State Act. The by-laws of the Acquiror in effect at the Effective Time shall be the bylaws of the Surviving Corporation, until duly amended in accordance with their terms and the State Act.

  1.6. Directors and Officers. The directors of the Acquiror immediately prior to the Effective Time, together with Michael A. Dickerson, Charles Tice and George Guptill, shall be the directors, and the officers of the Acquiror immediately prior to the Effective Time shall be the officers, of the Surviving Corporation from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the Surviving Corporation's certificate of incorporation and by-laws and the State Act. It is the intention of the parties that for a period of six years after the Effective Time, the Board of Directors of the Acquiror, to the extent consistent with its fiduciary duties, will make nominations to its Board such that, if the shareholders of the Acquiror vote in favor of such nominations, there will at all times be represented on the Acquiror's Board of Directors at least three (or, after Michael A. Dickerson ceases to serve on such Board, at least two) individuals who, prior to the Effective Time, were members of the Board of Directors of the Company. After the Effective Time, the Acquiror shall cause one member of its Board of Directors to serve as a director of The National Bank of Sussex County ("NBSC") and shall cause another of its directors, on a rotating basis, to attend meetings of NBSC's Board of Directors as a non-voting observer.

  1.7. NBSC as a Separate Subsidiary. At the Effective Time, NBSC, which is currently a wholly-owned subsidiary of the Company, shall become a wholly-owned subsidiary of the Acquiror. Except as set forth in the last sentence of
Section 1.6, the Board of Directors of NBSC immediately prior to the Effective Time shall continue to be the Board of Directors of NBSC immediately after the Effective Time, the executive officers of NBSC immediately prior to the Effective Time shall continue to be the executive officers of NBSC immediately after the Effective Time, and the articles of association and by-laws of NBSC as in existence immediately prior to the Effective Time shall continue to be the articles of association and by-laws of NBSC immediately after the Effective Time. It is intended that the Acquiror will not terminate the separate corporate existence of NBSC as a subsidiary of the Acquiror for a period of two years following the Effective Time (the "Transition Period"), unless required to do so by law or governmental authorities or as a result of the fiduciary obligations of the Acquiror's Board of Directors. The Acquiror has no present intention to remove any of NBSC's directors or executive officers during the Transition Period, provided that NBSC is managed in a manner consistent with the Acquiror's overall business strategies, as such strategies may develop from time to time. However, nothing herein shall be construed to limit the right of the Acquiror to remove and/or replace any or all of the directors and executive officers of NBSC at any time following the Effective Time, to amend the articles of association and by-laws of NBSC at any time following the Effective Time or otherwise to exercise the rights and prerogatives of the Acquiror as a stockholder of NBSC at any time following the Effective Time, except that the Acquiror shall not terminate the separate corporate existence of NBSC prior to the end of the Transition Period unless required to do so by law or governmental authorities or as a result of the fiduciary obligations of the Acquiror's Board of Directors. The Acquiror intends to merge NBSC with one of its other bank subsidiaries after the termination of the Transition Period.

                           II. CONVERSION OF SHARES

  2.1. Conversion of Shares. Subject to Section 2.2.6, by virtue of the Merger, automatically and without any action on the part of the holder thereof, at the Effective Time, the following shall occur:

    2.1.1. Each thenoutstanding share of common stock, no par value, of the Company ("Common Stock"), other than (a) shares owned by the Acquiror or any direct or indirect wholly-owned subsidiary of the Acquiror (except for any shares of Common Stock held in trust accounts, managed accounts or in any similar manner as trustee or in a fiduciary capacity ("Common Trust Account Shares") and shares held as collateral or in lieu of a debt previously contracted ("Company Collateral Shares")) and (b) shares held in the treasury of the Company shall be converted into the right to receive one and two tenths (1.2) shares of the common stock, par value $2.50 per share, of the Acquiror ("Acquiror Common Stock"). The number of shares of Acquiror Common Stock into which each share of Common Stock shall be converted is hereinafter referred to as the "Exchange Ratio" or the "Common Stock Consideration". In the event that the number of shares of Acquiror Common Stock issued and outstanding changes prior to the Effective Time as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Acquiror Common Stock and the record date thereof shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

    2.1.2. Intentionally omitted.

    2.1.3. Each of the thenoutstanding shares of the Company's capital stock ("Shares") owned by the Acquiror or any direct or indirect wholly-owned subsidiary of the Acquiror (except for any Shares that are Company Trust Account Shares or Company Collateral Shares) shall be canceled and retired.

    2.1.4. Each Share issued and held in the Company's treasury shall be canceled and retired.

  2.2. Exchange of Certificates.

    2.2.1. Exchange Agent. Prior to the Effective Time, the Acquiror shall designate a bank or trust company that may be an affiliate of the Acquiror to act as exchange agent (the "Exchange Agent") in connection with the Merger pursuant to an exchange agency agreement providing for, among other things, the matters set forth in this Section 2.2. Except as set forth herein, from and after the Effective Time, each holder of a certificate representing outstanding shares of Common Stock that is entitled to Common Stock Consideration (each such certificate, a "Certificate") (other than any affiliate who (i) is neither a director of the Company nor an employee director of any of its subsidiaries and (ii) has not executed and delivered an affiliate's letter pursuant to Section 5.10, or a transferee from such affiliate (each, a "Nonsigning Affiliate")) shall be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent, the Common Stock Consideration for each share of Common Stock so represented by the Certificate surrendered by such holder thereof, with the certificates representing shares of Acquiror Common Stock being properly issued and countersigned and executed and authenticated, as appropriate. Notwithstanding anything to the contrary contained in this Agreement, any certificate held by any Nonsigning Affiliate shall only be deemed to be a Certificate upon the later of (i) the execution and delivery of an affiliate's letter by such Nonsigning Affiliate (as described in Section 5.10) and (ii) such time as the failure of such Nonsigning Affiliate to deliver such an affiliate's letter would not affect the treatment of the Merger as a pooling of interests.

    2.2.2. Notice of Exchange. Promptly after the Effective Time, the Acquiror shall cause the Exchange Agent to mail and/or make available to each record holder of a Certificate a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedures to be used in effecting the surrender of the Certificates for exchange therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, and such other documents as may reasonably be requested, the Acquiror shall cause the Exchange Agent to promptly deliver to the person entitled thereto the appropriate Common Stock Consideration for each share of

  Common Stock so represented by the Certificate surrendered by such holder thereof, and such Certificate shall forthwith be canceled.

    2.2.3. Transfer. If delivery of all or part of the Common Stock Consideration is to be made to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition to such delivery or the exchange of such Certificate that such surrendered Certificate be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such delivery or exchange shall have paid any transfer and other taxes required by reason of such delivery or exchange in a name other than that of the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of the Acquiror that such tax either has been paid or is not payable.

    2.2.4. Right to Common Stock Consideration. Until surrendered and exchanged in accordance with this Section 2.2, each Certificate shall, after the Effective Time, represent solely the right to receive the Common Stock Consideration, multiplied by the number of shares of Common Stock evidenced by such Certificate, together with any dividends or other distributions as provided in Section 2.2.5, and shall have no other rights. From and after the Effective Time, the Acquiror shall be entitled to treat any Certificates that have not yet been surrendered for exchange as evidencing only the ownership of the aggregate Common Stock Consideration into which the Shares represented by such Certificates have been converted, notwithstanding any failure to surrender such Certificates. Neither the Company nor the Acquiror shall be liable to any holder of shares of Common Stock for any Common Stock Consideration (or dividends, distributions or interest with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    2.2.5. Distribution with Respect to Unexchanged Certificates. No dividends or other distributions with respect to Acquiror Common Stock declared or paid by the Acquiror after the Effective Time and with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder of such Certificate surrenders such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Acquiror Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such shares of Acquiror Common Stock.

    2.2.6. Fractional Shares. No certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the surrender for exchange of a Certificate or Certificates. No dividends or distributions of the Acquiror shall be payable on or with respect to any fractional share, and no such fractional share interest shall entitle the owner thereof to vote or to any rights of stockholders of the Acquiror. In lieu of any such fractional shares, holders of shares of Common Stock otherwise entitled to fractional shares shall be entitled to receive promptly from the Exchange Agent a cash payment in an amount equal to the fraction of such share of Acquiror Common Stock to which such holder would otherwise be entitled multiplied by the average of the closing bid prices of Acquiror Common Stock during the five consecutive business days ending three days prior to the date of the Closing (the "Acquiror Common Stock Market Price").

    2.2.7. No Interest. All payments of dividends or cash for fractional shares shall be made without any payment of interest.

  2.3. Dissenters' Rights. In accordance with N.J.S.A. 14A:11-1, no holder of the Company's capital stock or the Acquiror's capital stock shall have the right to dissent from the Merger.

  2.4. Options. At the Effective Time, all options to purchase Common Stock granted by the Company prior to the date hereof pursuant to the Company's 1987 Incentive Stock Option Plan, 1990 Employee Stock Option Incentive Plan, 1996 Employee Incentive Stock Option Plan and 1996 Non-Employee Director Stock Option Plan (collectively, the "Company Option Plans") which are outstanding and unexercised immediately prior to the

Effective Time (the "Prior Options"), shall be converted automatically into options to purchase shares of Acquiror Common Stock (the "New Options"), in accordance with the terms of such options, appropriately adjusted (as to both number of shares and exercise price) as follows:

    2.4.1. The number of shares of Acquiror Common Stock covered by each New Option shall equal the number of shares of Common Stock covered by the applicable Prior Option immediately prior to the Effective Time, multiplied by the Exchange Ratio and rounded down to the nearest whole number;

    2.4.2. The per share exercise price for each New Option shall equal the per share exercise price under the applicable Prior Option immediately prior to the Effective Time of the Merger, divided by the Exchange Ratio; and

    2.4.3. In all other respects, the terms of the New Options shall be identical to the terms of the Prior Options.

  Notwithstanding the foregoing, in the case of any option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code.

              III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  References herein to "Company Disclosure Schedules" shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, which either have been delivered by the Company to the Acquiror on the date hereof or shall be delivered by the Company to the Acquiror during the Delivery Period (as defined in Section 5.14 hereof). The Company hereby represents and warrants to the Acquiror as follows:

  3.1. Corporate Organization.

    3.1.1. Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. The Company has full power and authority, corporate and otherwise, to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, results of operations, assets, condition (financial or otherwise) or prospects (a "Material Adverse Effect") of the Company and each Company Subsidiary (as defined in Section 3.1.2), taken as a whole. The Company is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA").

    3.1.2. Subsidiaries. NBSC and NBSC's subsidiaries (all of which are listed on the Company Disclosure Schedule) are the only Company Subsidiaries of the Company. For purposes of this Agreement, (a) the term "Company Subsidiary" means any corporation, partnership, company, joint venture, limited liability company or other legal entity in which the Company, directly or indirectly, owns at least a 50% stock or other equity interest or for which the Company, directly or indirectly, acts as a general partner and (b) the term "Company Subsidiaries" means each Company Subsidiary. NBSC is a national bank duly organized and validly existing in stock form and in good standing under the laws of the United States. All eligible accounts of depositors issued by NBSC are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC") to the fullest extent permitted by law. Each Company Subsidiary has full power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole. The Company Disclosure Schedule sets forth true and complete copies of the Certificate of Incorporation and By-laws, as in effect on the date hereof, of the Company and the Company Subsidiaries. Except with respect to the Company Subsidiaries, the Company does not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, limited liability company, joint venture or other entity.

  3.2. Capitalization. The authorized capital stock of the Company consists solely of shares of Company Common Stock and shares of the preferred stock, no par value, of the Company. As of the date hereof, there are no shares of such preferred stock issued or outstanding and there are 3,811,480 shares of Company Common Stock issued and outstanding. As of the date hereof, there are 151,500 shares of Company Common Stock issuable upon exercise of outstanding Prior Options granted pursuant to the Company Option Plans. The Company Disclosure Schedule sets forth a true and complete copy of the Company Option Plans and a true and complete list of each outstanding Prior Option issued pursuant thereto, describing the option holder, the exercise price and the number of Shares covered by each Prior Option. The Company and the Company Subsidiaries have not adopted any plan pursuant to which capital stock may be issued other than the Company Option Plans and the Company's Dividend Reinvestment Plan (a copy of which Dividend Reinvestment Plan is included within the Company Disclosure Schedule). All issued and outstanding shares of Company Common Stock, and all issued and outstanding shares of capital stock of the Company Subsidiaries, have been duly authorized and validly issued, have been issued without violating the preemptive or other rights of thirdparties, are fully paid, and are nonassessable. All of the outstanding shares of capital stock of the Company Subsidiaries are owned by the Company or NBSC and are free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except for the options issued and outstanding as of the date hereof under the Company Option Plans and the Option granted to the Acquiror pursuant to the Stock Option Agreement, dated the date hereof, and the Company's obligations under its Dividend Reinvestment Plan, neither the Company nor any of the Company Subsidiaries has granted or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, subscription or issuance of any shares of capital stock of the Company or the Company Subsidiaries or has issued any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings to which the Company or any of the Company Subsidiaries is a party with respect to the voting of any such shares.

  3.3. Authority; No Violation.

    3.3.1. Authority. Subject to the approval of this Agreement and the transactions contemplated hereby by the stockholders of the Company, the Company has full power and authority, corporate and otherwise, to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Company in accordance with the Certificate of Incorporation of the Company and all applicable laws and regulations. Except for such stockholder approval, no other corporate proceedings on the part of the Company are necessary to consummate the transactions so contemplated. This Agreement and the Stock Option Agreement each constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

    3.3.2. Neither the execution and delivery of this Agreement and the Stock Option Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, or compliance by the Company with any of the terms or provisions hereof and thereof, will (i) violate any provision of the Company's Certificate of Incorporation or comparable governing instruments or By-laws, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or the Company Subsidiaries or any of their respective properties or assets, or (iii) except as set forth in the Company Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company or the Company Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, commitment, pledge, permit, deed of trust, license, lease, contract, agreement or other instrument or obligation or any judgment, order, decree, law, rule or other restriction of any Governmental Authority (as defined below), in each case to which the Company or any of the Company Subsidiaries is a party, or by which the Company or any of the Company Subsidiaries may be bound or to which any of the assets or properties of the Company or any of the Company Subsidiaries are subject except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole, and which will not prevent or delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the Board of Governors of the Federal Reserve System (the "FRB"), the Office of the Comptroller of the Currency (the "Comptroller"), the FDIC, the New Jersey Department of Banking and Insurance (the "Department"), the New Jersey Department of Environmental Protection (the "NJDEP"), the Securities and Exchange Commission (the "SEC"), the New Jersey Department of the Treasury, other banking authorities, and the stockholders of the Company, no consents or approvals of or filings or registrations with or notices to any third party or any Governmental Authority are necessary on behalf of the Company in connection with (x) the execution and delivery by the Company of this Agreement and the Stock Option Agreement and (y) the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby. The term "Governmental Authority" shall mean any nation, state or other political subdivision thereof (including any local, municipal, city or county government), and any agency, natural person or other entity exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled by any of the foregoing.

  3.4. Financial Statements.

    3.4.1. The Company Disclosure Schedule sets forth copies of the consolidated balance sheets of the Company as of December 31, 1996 and 1997 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the periods ended December 31, 1995, 1996 and 1997, in each case accompanied by the audit report of Arthur Andersen LLP, independent public accountants with respect to the Company, and the unaudited consolidated balance sheet of the Company as of September 30, 1998, and the related unaudited consolidated statements of income and cash flows for the nine months ended September 30, 1997 and 1998 (collectively, the "Company Financial Statements"). The Company Financial Statements (including the related notes) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods covered thereby (except as may be indicated therein or in the notes thereto), and fairly present the consolidated financial condition of the Company as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and cash flows of the Company for the respective periods set forth therein.

    3.4.2. No unrecorded funds or assets of the Company and the Company Subsidiaries have been established for any purpose; no accumulation or use of the funds of the Company and the Company Subsidiaries has been made without being properly accounted for in the respective books and records of the Company and the Company Subsidiaries; all payments by or on behalf of the Company and the Company Subsidiaries have been duly and properly recorded and accounted for in the books and records of the Company and the Company Subsidiaries; no false or artificial entry has been made in the books and records of the Company and the Company Subsidiaries for any reason; no payment has been made by or on behalf of the Company and the Company Subsidiaries with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment; and the Company and the Company Subsidiaries have not made, directly or indirectly, any illegal contributions to any political party or candidate, either domestic or foreign, or any contribution, gift, bribe, rebate, payoff, influence payment or kickback, whether in cash, property or services, to any individual, corporation, partnership or other entity, to secure business or to pay for business secured.

    3.4.3. Except as and to the extent reflected, disclosed or reserved against in the Company Financial Statements (including the notes thereto), as of September 30, 1998 (the "Company Statement of Condition Date"), neither the Company nor any of the Company Subsidiaries had any liabilities, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of the Company and the Company Subsidiaries, taken as a whole, which were required by GAAP (consistently applied) to be disclosed in the Company's consolidated balance sheet as of the Company Statement of Condition Date or the notes thereto and which were not so disclosed. Since the Company Statement of Condition Date, the Company and the Company Subsidiaries have not incurred any liabilities except in the ordinary course of business and consistent with prudent banking practice or except as directly related to the transactions contemplated by this Agreement.

  3.5. Broker's and Other Fees. Except for Capital Consultants of Princeton, Inc., neither the Company nor the Company Subsidiaries nor any of their directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement. All agreements with Capital Consultants of Princeton, Inc. providing for the payment of fees in connection with the Merger are set forth in the Company Disclosure Schedule. There are no other fees (other than time charges billed at usual and customary rates) payable by the Company or the Company Subsidiaries to any advisors, including without limitation lawyers and accountants, in connection with the Merger or which would be triggered by consummation of the Merger or the termination of the services of such advisors by the Company or the Company Subsidiaries.

  3.6. Absence of Certain Changes or Events.

    3.6.1. There has not been any material adverse change in the business, results of operations, assets, liabilities, properties, prospects or condition (financial or otherwise) of the Company and the Company Subsidiaries, taken as a whole, since the Company Statement of Condition Date, and to the best of the Company's knowledge, no facts or conditions exist which are likely to cause such a material adverse change in the future.

    3.6.2. Except as set forth in the Company Disclosure Schedule, since December 31, 1997, there has not been:

      3.6.2.1 any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Company and the Company Subsidiaries taken as a whole;

      3.6.2.2 any disposition, mortgage, pledge, or subjection to any lien, claim, charge, option, or encumbrance of any property or asset of the Company or any of the Company Subsidiaries, any commitment made or liability incurred by the Company or any of the Company Subsidiaries, or any cancellation or compromise of any debt or claim of the Company or any of the Company Subsidiaries otherwise than in the ordinary course of business;

      3.6.2.3 any dividend or distribution declared, set aside or paid in respect of the Common Stock or any repurchase by the Company of shares of Common Stock;

      3.6.2.4 any employment contract entered into, or any increase or decrease in the rates of compensation payable, as of the date of this Agreement, to or to become payable by the Company or any of the Company Subsidiaries to any of their officers, directors, employees or agents over or under the rates in effect during the 12 months ended December 31, 1997, other than general increases made in accordance with past practices; any declaration, payment, commitment, or obligation of any kind for the payment by the Company or any of the Company Subsidiaries of any bonus, additional salary or compensation outside of the ordinary course of business; or any declaration, payment, commitment, or obligation of any kind for the payment by the Company or any of the Company Subsidiaries of any retirement, termination or severance benefits to officers, directors, employees or consultants;

      3.6.2.5 any amendment, termination or threatened termination of any material contract, agreement, insurance policy, plan, lease, or license to which the Company or any Company Subsidiary is a party or by which any such entity may be bound, otherwise than in the ordinary course of business;

      3.6.2.6 any material change by the Company or any of the Company Subsidiaries in their method of doing business;

      3.6.2.7 any other act, omission or transaction involving the Company or any of the Company Subsidiaries outside of the ordinary course of business; or

      3.6.2.8 any catastrophic event affecting the Company or any of the Company Subsidiaries or their assets, such as, but not limited to, fire, explosion, earthquake, accident, flood, condemnation, act of God or public enemy, riot or civil disturbance.

  3.7. Legal Proceedings. Except as disclosed in the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to any, and there are no pending or, to the best of the Company's knowledge, threatened, legal, administrative, arbitrable or other proceedings, claims, actions or governmental investigations of any nature against the Company or the Company Subsidiaries which, if decided adversely to the Company or the Company Subsidiaries, would have a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole. Except as disclosed in the Company Disclosure Schedule, neither the Company nor the Company Subsidiaries are a party to any order, judgment or decree entered in any lawsuit or proceeding.

  3.8. Taxes and Tax Returns.

    3.8.1. Each of the Company and the Company Subsidiaries have duly filed or requested an extension to file in accordance with applicable law (and until the Effective Time will so file or request such an extension in accordance with applicable law) all Tax Returns required to be filed by it (including, without limitation, all Tax Returns required to be filed on a consolidated, combined or unitary basis). All such Tax Returns were true and complete in all respects. Each of the Company and the Company Subsidiaries has duly paid (and until the Effective Time will so pay) all Taxes due and payable, other than Taxes that are being contested in good faith (and disclosed to the Acquiror in writing). The Company and the Company Subsidiaries have established (and until the Effective Time will establish) on their books and records reserves that are adequate for the payment of all federal, state and local taxes not yet due and payable to the extent required by GAAP (consistently applied). There is no lien on any asset of any of the Company and the Company Subsidiaries that arose in connection with any failure or alleged failure to pay any Tax. The Company Disclosure Schedule identifies all federal, state, local and foreign income or franchise Tax Returns filed with respect to any of the Company and the Company Subsidiaries which have been examined by any Governmental Authority within the past six years. No deficiency was asserted as a result of any such examination which deficiency has not been finally resolved and paid in full. To the knowledge of the Company, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending with respect to, or claims asserted for, any Taxes of any of the Company and the Company Subsidiaries. None of the Company and the Company Subsidiaries has given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

    3.8.2. Except as set forth in the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries (i) has requested any extension of time within which to file any Tax Return which Tax Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of Taxes, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or any of the Company Subsidiaries (nor does the Company have any knowledge that the United States Internal Revenue Service has proposed any such adjustment or change of accounting method), (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply, (v) has been a United States real property holding corporation as defined in section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, or (vi) has any liability for the Taxes of any Person other than the Company and the Company Subsidiaries under Treas. Reg. (S)1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

    3.8.3. The Company Disclosure Schedule sets forth true copies of all Tax Returns filed by the Company and the Company Subsidiaries since January 1, 1994.

    3.8.4. Each of the Company and the Company Subsidiaries (i) has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes from the wages or salaries of employees and independent contractors, (ii) has paid over to the proper Governmental Authorities all amounts required to be so withheld and (iii) is not liable for any Taxes for failure to comply with such laws, rules and regulations.

    3.8.5. "Tax" means any of the following imposed by or payable to any Governmental Authority: any income, gross receipts, license, payroll, employment, excise, severance, stamp, business, occupation, premium, windfall profits, environmental (including taxes under section 59A of the Code), capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, or value added tax, any alternative or add-on minimum tax, any estimated tax, and any levy, impost, duty, assessment, withholding or any other governmental charge of any kind whatsoever, in each case including any interest, penalty, or addition thereto, whether disputed or not.

    3.8.6. "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

  3.9. Reports.

    3.9.1. The Company Disclosure Schedule lists, and the Company has previously delivered or will deliver during the Delivery Period to the Acquiror a complete copy of, each (i) final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement filed by the Company with the SEC (or maintained by the Company pursuant to rules of the SEC) since January 1, 1996 pursuant to the Securities Act of 1933, as amended ("1933 Act"), or the Securities Exchange Act of 1934, as amended (the "1934 Act"), and (ii) communication (other than general advertising materials and press releases) mailed by the Company to its stockholders as a group since January 1, 1996, and each such final registration statement, prospectus, annual, quarterly or current report, definitive proxy statement and communication, as of its date, complied in all material respects with all applicable statutes, rules and regulations enforced or promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date.

    3.9.2. The Company and NBSC have, since January 1, 1996, duly filed with the Comptroller and the FRB, in a form and with such substance as was correct, accurate and complete in all material respects, the monthly, quarterly and annual financial reports required to be filed under all applicable laws and regulations, and the Company has made available to the Acquiror accurate and complete copies of all such reports.

  3.10. Company and NBSC Information. The information relating to the Company and the Company Subsidiaries (including NBSC) to be contained in the Joint Proxy Statement/Prospectus (as defined in Section 5.9) to be delivered to stockholders of the Company and the Acquiror in connection with the solicitation of their approval of the Merger, as of the respective dates that the Joint Proxy Statement/Prospectus is mailed to such stockholders, and up to and including the dates of the meetings of stockholders to which such Joint Proxy Statement/Prospectus relates, will not contain any untrue statement of a material fact regarding the Company and the Company Subsidiaries or omit to state a material fact regarding the Company and the Company Subsidiaries required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  3.11. Certain Contracts.

    3.11.1. Except for Plans referenced in Section 3.17 and agreements disclosed in the Company Disclosure Schedule, (i) neither the Company nor any of the Company Subsidiaries is a party to or bound by any written contract or understanding (whether written or oral) with respect to the employment of any officers, employees, directors or consultants, and (ii) the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (either of severance pay or otherwise) becoming due from the Company or any of the Company Subsidiaries to any officer, employee, director or consultant thereof. The Company Disclosure Schedule sets forth true and correct copies of all severance and employment agreements with officers, directors, employees, agents or consultants to which the Company or any of the Company Subsidiaries is a party.

    3.11.2. Except as disclosed in the Company Disclosure Schedule and except for loan commitments issued in the ordinary course of business, (i) as of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is a party to or bound by any commitment, agreement or other instrument which is material to the business, operations, assets or financial condition of the Company and the Company Subsidiaries taken as a whole, but in no event shall a contract for less than $50,000 per year be deemed material under this Section 3.11.2, (ii) no commitment, agreement or other instrument to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound limits the freedom of the Company or any of the Company Subsidiaries to compete in any line of business or with any person, and (iii) neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement.

    3.11.3. Except as disclosed in the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries or, to the knowledge of the Company, any other party thereto, is in default in any material respect under any lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which NBSC is or will be the creditor) or arrangement, except for defaults which individually or in the aggregate would not have a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.

  3.12. Properties and Insurance.

    3.12.1. The Company and the Company Subsidiaries have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in the Company's consolidated balance sheet (as set forth in the Company Disclosure Schedule) as of the Company Statement of Condition Date, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the Company Statement of Condition Date), subject to no encumbrances, liens, mortgages, security interests or pledges, except
  (i) those items that secure liabilities that are reflected in said consolidated balance sheet or the notes thereto or that secure liabilities incurred in the ordinary course of business after the date of such consolidated balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets and financial condition of the Company and the Company Subsidiaries taken as a whole and (iv) with respect to owned real property, title imperfections noted in title reports delivered to the Acquiror prior to the date hereof or to be delivered during the Delivery Period. The Company and the Company Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all real property leased by the Company and the Company Subsidiaries in all material respects as presently occupied, used, possessed and controlled by the Company and the Company Subsidiaries.

    3.12.2. The business operations and all insurable properties and assets of the Company and the Company Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of the Company, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of the Company adequate for the business engaged in by the

  Company and the Company Subsidiaries. As of the date hereof, the Company and the Company Subsidiaries have not received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and are not in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. The Company Disclosure Schedule sets forth a complete and accurate list of all primary and excess insurance coverage held by the Company and/or the Company Subsidiaries currently or at any time during the past three years.

  3.13. Minute Books. The minute books of the Company and the Company Subsidiaries contain accurate records of all meetings held and other corporate action taken by their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors), except where the failure to so maintain such records would not constitute a material omission.

  3.14. Reserves. As of the Company Statement of Condition Date, the allowance for loan losses in the Company Financial Statements was adequate based upon all factors required to be considered by the Company in determining the amount of such allowance. The methodology used to compute the loan loss reserve complies in all material respects with all applicable policies and regulations of the Comptroller. As of the Company Statement of Condition Date, the reserve for OREO properties in the Company Financial Statements was adequate based upon all factors required to be considered by the Company in determining the amount of such reserve.

  3.15. No Parachute Payments. Except as set forth in the Company Disclosure Schedule, no officer, director, employee or agent (or former officer, director, employee or agent) of the Company or any of the Company Subsidiaries is entitled to now, or will or may be entitled to as a consequence of this Agreement or the Merger, any payment or benefit from the Company, any of the Company Subsidiaries, the Acquiror or any of the Acquiror's Subsidiaries which, if paid or provided, would constitute an "excess parachute payment", as defined in Section 280G of the Code or regulations promulgated thereunder. The Company Disclosure Schedule sets forth any accurate calculation of each such excess parachute payment.

  3.16. Indemnification. Except as set forth in the Certificate of Incorporation and By-Laws of the Company or in the Company Disclosure Schedule, (i) neither the Company nor any Company Subsidiary is a party to any indemnification agreement with any of its present or future directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of the Company or any of the Company Subsidiaries (a "Covered Person"), and (ii) to the knowledge of the Company, there are no claims for which any Covered Person would be entitled to indemnification under Section 5.6 if such provision were deemed to be in effect.

  3.17. Employee Benefit Plans.

    3.17.1 For purposes of this Section 3.17, the following terms shall have the definitions given below:

      "Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations, in each case other than pursuant to the Plans.

      "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or
    Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(13) of ERISA.

      "Plans" means all "employee welfare benefit plans" within the meaning of Section 3(1) of ERISA and all "employee pension benefit plans" within the meaning of Section 3(2) of ERISA sponsored or maintained by the Company or any of the Company Subsidiaries or to which the Company or any of the Company Subsidiaries contributes or is obligated to contribute.

      "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

    3.17.2. To the knowledge of the Company, with respect to each Plan, the Company Disclosure Schedule sets forth a true, correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Plan, including without limitation all plan documents, trust agreements, and insurance contracts and other funding vehicles; (ii) the three most recent Annual Reports (Forms 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the Internal Revenue Service, if any.

    3.17.3. Except as set forth in the Company Disclosure Schedule, the Internal Revenue Service has issued a favorable determination letter with respect to each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (a "Qualified Plan") and no circumstance exists nor has any event occurred that could adversely affect the qualified status of any Qualified Plan or the related trust in a manner that would have a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.

    3.17.4. All contributions required to be made to any Plan by any applicable laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, before the date hereof have been made or paid in full on or before the final due date thereof and through the date of Closing will be made or paid in full on or before the final due date thereof.

    3.17.5. The Company and each of the Company Subsidiaries has complied, and is now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans. Each Plan has been operated in material compliance with its terms. There is not now, and there are no existing circumstances that would give rise to, any requirement for the posting of security with respect to any Plan or the imposition of any lien on the assets of the Company or any of the Company Subsidiaries under ERISA or the Code. No circumstance exists, and no event has occurred, which could cause the Company or any of the Company Subsidiaries to incur liability, whether directly or indirectly, through indemnification or otherwise, for any tax or penalty imposed pursuant to
  Section 4971, 4972, 4975, 4976, 4977, 4978, 4978B, 4979, 4980 or 4980B of
  the Code or arising under Sections 502(i) or 502(l) of ERISA.

    3.17.6. Except as set forth in the Company Disclosure Schedule, no Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), nor have the Company or any of the Company Subsidiaries or any of their respective ERISA Affiliates, at any time within six years before the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. With respect to each Multiemployer Plan described in the Company Disclosure Schedule: (i) neither the Company nor any of the Company Subsidiaries nor any of their respective ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full; and
  (ii) neither the Company nor any of the Company Subsidiaries nor any of their respective ERISA Affiliates has received any notification, nor has any reason to believe, that any such plan is in reorganization, is insolvent, has been terminated, or would be in reorganization, be insolvent, or be terminated. Except for Multiemployer Plans described in the Company Disclosure Schedule, no Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

    3.17.7. No circumstance exists, and no event has occurred, that would result in, any material Controlled Group Liability that would be a liability of the Acquiror, the Company or any of the Company Subsidiaries following the Closing. Without limiting the generality of the foregoing, neither the Company nor any of the Company Subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in
  Section 4069 or Section 4203 of ERISA.

    3.17.8. Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and except as set forth in the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has any material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

    3.17.9. Except as disclosed in the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of the Company or any of the Company Subsidiaries.

    3.17.10. Except as disclosed in the Company Disclosure Schedule, there are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course of business), lawsuits or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans.

    3.17.11. The Company Disclosure Schedule sets forth a list of each employment, severance or similar agreement under which the Company or any of the Company Subsidiaries is or could become obligated to provide compensation or benefits in excess of $100,000 in any one calendar year, and the Company will provide to the Acquiror during the Delivery Period a copy of each such agreement.

  3.18. Compliance with Laws and Orders. Except as set forth in the Company Disclosure Schedule or as disclosed in the reports described in Section 3.9.1 filed by the Company with the SEC prior to the date of this Agreement, the businesses of the Company and the Company Subsidiaries have not been, and are not being, conducted in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Authority (including, without limitation, in the case of Company Subsidiaries that are banks, all statutes, rules and regulations pertaining to the conduct of the banking business and the exercise of trust powers), except for violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future shall not, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole. Except as set forth in the Company Disclosure Schedule, no investigation or review by any Governmental Authority with respect to the Company or any of the Company Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Authority indicated an intention to conduct the same, in each case other than those the outcome of which is not reasonably expected to have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

  3.19. Agreements with Bank Regulators. Neither the Company nor any of the Company Subsidiaries is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, Board of Directors resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Authority which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been described in the Company Disclosure Schedule, nor has the Company been advised by any Governmental Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed in the Company Disclosure Schedule. Neither the Company nor any Company Subsidiary is required by
Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

  3.20. Accounting Matters. Neither the Company nor any of the Company Subsidiaries nor, to the knowledge of the Company, any of the Company's other affiliates, has taken or agreed to take any action that would prevent the Acquiror from accounting for the business combination to be effected by the Merger as a "pooling of interests."

  3.21. Company Action. The Board of Directors of the Company (at a meeting duly called and held) has by the requisite vote of all directors present (a) determined that the Merger is advisable and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby, including the Merger, (c) directed that this Agreement be submitted for consideration by the Company's stockholders and (d) approved this Agreement, the Stock Option Agreement and the Merger for purposes of Section 14A:10A-4 of the State Act.

  3.22. Vote Required. The affirmative vote by holders of at least two-thirds ( 2/3) of the outstanding shares of Common Stock is the only vote of the holders of any class or series of Company capital stock necessary to approve this Agreement and the transactions contemplated hereby.

  3.23. No Triggering Events. Except as set forth in the Company Disclosure Schedule, neither the execution and delivery by the Company of this Agreement and the Stock Option Agreement, nor the consummation by the Company of the transactions contemplated hereby and thereby will constitute a triggering event (including a "first trigger"), under any Company Plans or any other plan or agreement to which the Company or any of the Company Subsidiaries is bound, that will, or upon the occurrence of subsequent events would, accelerate the time of payment or vesting or increase the amount of compensation or benefits due any director, officer, employee or former employee (or any dependent of a former employee) of the Company or any Company Subsidiary.

  3.24. Environmental Matters.

    3.24.1. For purposes of this Agreement, the following terms shall have the following meanings:

      "Branch Property" means all real property presently or formerly owned or operated by the Company or any Company Subsidiary on which branches or facilities are or were located.

      "Environmental Law" means any applicable federal, state or local statute, law, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction, directive, requirement or agreement with any Governmental Authority, now existing, relating to: (a) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended. The term Environmental Law includes, without limitation, (x) the following statutes, each as amended:

        (i) the federal Clean Air Act;

        (ii) the federal Clean Water Act;

        (iii) the federal Solid Waste Disposal Act (including the Resource Conservation and Recovery Act and the Hazardous and Solid Waste Amendments thereto) ("RCRA");

        (iv) the federal Comprehensive Environmental Response,
      Compensation and Liability Act of 1980 (including the Superfund Amendments and Reauthorization Act of 1986) ("CERCLA");

        (v) the Federal Toxic Substances Control Act;

        (vi) the federal Occupational Safety and Health Act of 1970;

        (vii) the federal Emergency Planning and Community Right-to-Know Act of 1986;

        (viii) the federal Safe Drinking Water Act;

        (ix) the federal Insecticide, Fungicide and Rodenticide Act;

        (x) the New Jersey Industrial Site Recovery Act ("ISRA"); and

        (xi) the New Jersey Spill Compensation and Control Act ("Spill
      Act"),
    and (y) any common law or equitable doctrine (including, without limitation, any basis for injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

      "Hazardous Substance" means any substance, whether liquid, solid or gas, listed, defined, designated, or classified as hazardous, toxic, radioactive, or dangerous under any applicable Environmental Law, whether by type or by quantity. "Hazardous Substance" includes, without limitation, (i) any "hazardous substance" as defined in CERCLA or the Spill Act, (ii) any "hazardous waste" as defined in RCRA, and (iii) any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyls ("PCBs").

      "Real Property" means the Branch Property, all real property classified by the Company or any Company Subsidiary as OREO and all real property (including property held as trustee or in any other fiduciary capacity) over which the Company or any Company Subsidiary currently or formerly has exercised dominion, management or control.

    3.24.2. Except as set forth in the Company Disclosure Schedule or as would not have a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole:

      3.24.2.1 each of the Company and the Company Subsidiaries is and has been in compliance with all applicable Environmental Laws at all times since January 1, 1996;

      3.24.2.2 to the knowledge of the Company, the Real Property does not contain any Hazardous Substance in violation of any applicable Environmental Law;

      3.24.2.3 since January 1, 1995, neither the Company nor any of the Company Subsidiaries has received any written notices, demand letters or written requests for information from any Governmental Authority or any third-party indicating that the Company or any of the Company Subsidiaries may be in violation of, or liable under, any Environmental Law;

      3.24.2.4 there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or to the knowledge of the Company threatened against the Company or any of the Company Subsidiaries with respect to the Company or any of the Company Subsidiaries or the Real Property relating to any violation, or alleged violation, of any Environmental Law or any condition of the Real Property;

      3.24.2.5 no reports have been filed, or are required to be filed, by the Company or any of the Company Subsidiaries concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law on or at the Real Property;

      3.24.2.6 to the knowledge of the Company, there are no underground storage tanks on, in or under any of the Branch Property other than heating oil tanks used for purposes of heating such Branch Properties and no underground storage tanks have been closed or removed from any Branch Property while such Branch Property was owned or operated by the Company or any of the Company Subsidiaries; and

      3.24.2.7 to the knowledge of the Company, neither the Company nor any of the Company Subsidiaries has incurred, and none of the Real Property is presently subject to, any liabilities (fixed or, to the knowledge of the Company, contingent) relating to any suit, settlement, court order, administrative order, judgment or claim asserted or arising under any Environmental Law.

    3.24.3. There are no permits or licenses required under any Environmental Law with respect to the Branch Property presently operated by the Company or any of the Company Subsidiaries.

    3.24.4. Except as set forth in the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has received written notice that any part of the Real Property has been or is listed as a site containing Hazardous Substances pursuant to any Environmental Law.

  3.25. Labor Relations. Except as set forth in the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to or bound by any collective bargaining agreement respecting its employees, nor is there pending, or to the knowledge of the Company threatened, any strike, walk out or other work stoppage or labor organizational effort with respect to any of such employees.

  3.26. Year 2000. To the extent that any functionality of any computer system or software used by the Company or the Company Subsidiaries is dependent upon or interdependent with the use or specification of any calendar date, the Company and the Company Subsidiaries have used commercially reasonable efforts (including without limitation seeking written confirmations from all material customers of and vendors to the Company and the Company Subsidiaries that such customers' and vendors' computer systems are "Year 2000 Compliant" (as hereinafter defined)) in implementing, and have implemented, a plan pursuant to which any such computer system shall be "Year 2000 Compliant," except where failure to do so will not materially adversely affect the Company and the Company Subsidiaries. For purposes of this Agreement, the term "Year 2000 Compliant" means that neither the performance nor the functionality of such computer systems or software shall be materially affected by dates in, into and between the 20th and 21st centuries. To be deemed "Year 2000 Compliant," such computer systems shall conform in all material respects to the following basic requirements: (i) no value for a current date shall cause any interruption in the operations of the Company and the Company Subsidiaries (or of the vendors or customers of the Company and the Company Subsidiaries) in which computer systems or software are used; and (ii) any date-based functions shall operate and perform in a consistent manner for dates in, into and between the 20th and 21st centuries and such computer systems and software shall calculate, manipulate and represent dates correctly, although no such computer systems shall use particular date values for special meanings.

  3.27. Disclosure. No representation or warranty contained in Article III of this Agreement or in the Company Disclosure Schedule contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

              IV. REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

  References herein to "Acquiror Disclosure Schedules" shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of Article IV of this Agreement, which either have been delivered by the Acquiror to the Company on the date hereof or shall be delivered by the Acquiror to the Company during the Delivery Period. The Acquiror hereby represents and warrants to the Company as follows:

  4.1. Corporate Organization.

    4.1.1. Acquiror. The Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. The Acquiror has full power and authority, corporate and otherwise, to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect with respect to the Acquiror and each of the Acquiror Subsidiaries (as defined in Section 4.1.2), taken as a whole. The Acquiror is registered as a bank holding company under the BHCA.

    4.1.2. Subsidiaries. Lakeland Bank and Metropolitan State Bank (collectively, the "Acquiror's Banks") and Lakeland Investment Corporation and M.S.B. Investment, Inc. are the only Acquiror Subsidiaries of Acquiror. For purposes of this Agreement, (a) the term "Acquiror Subsidiary" means any corporation, partnership, company, joint venture, limited liability company or other legal entity in which Acquiror, directly or indirectly, owns at least a 50% stock or other equity interest or for which Acquiror, directly or indirectly, acts as a general partner and (b) the term "Acquiror Subsidiaries" means each

  Acquiror Subsidiary. Each of the Acquiror Banks is a state chartered commercial bank duly organized and validly existing in stock form and in good standing under the laws of the State of New Jersey. All eligible accounts of depositors issued by the Acquiror Banks are insured by the Bank Insurance Fund of the FDIC to the fullest extent permitted by law. Each Acquiror Subsidiary has full power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on the Acquiror and the Acquiror Subsidiaries, taken as a whole. The Acquiror Disclosure Schedule sets forth true and complete copies of the Certificate of Incorporation and Bylaws, as in effect on the date hereof, of the Acquiror. Except with respect to the Acquiror Subsidiaries, the Acquiror does not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture, limited liability company or other entity.

  4.2. Capitalization. The authorized capital stock of Acquiror consists solely of shares of Acquiror Common Stock. As of September 30, 1998, there were 8,495,838 shares of Acquiror Common Stock issued and outstanding. As of the date hereof, the Acquiror and the Acquiror Subsidiaries have not adopted any plan pursuant to which capital stock may be issued other than the Acquiror's Dividend Reinvestment Plan. All issued and outstanding shares of Acquiror Common Stock, and all issued and outstanding shares of capital stock of the Acquiror Subsidiaries, have been duly authorized and validly issued, have been issued without violating the preemptive or other rights of third-parties, are fully paid, and are nonassessable. All of the outstanding shares of capital stock of the Acquiror Subsidiaries are owned by the Acquiror, directly or indirectly, and are free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except with respect to the Acquiror's obligations under its Dividend Reinvestment Plan, neither the Acquiror nor any of the Acquiror Subsidiaries has granted or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, subscription or issuance of any shares of capital stock of the Acquiror or the Acquiror Subsidiaries or has issued any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings to which the Acquiror or the Acquiror Subsidiaries is a party with respect to the voting of any such shares.

  4.3. Authority, No Violation.

    4.3.1. Authority. Subject to the approval of this Agreement and the transactions contemplated hereby by the stockholders of the Acquiror, the Acquiror has full power and authority, corporate and otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Acquiror in accordance with the Certificate of Incorporation of the Acquiror and all applicable laws and regulations. Except for such stockholder approval, no other corporate proceedings on the part of the Acquiror are necessary to consummate the transactions so contemplated. This Agreement constitutes a valid and binding obligation of the Acquiror, enforceable against the Acquiror in accordance with its terms.

    4.3.2. Neither the execution and delivery of this Agreement by the Acquiror, nor the consummation by the Acquiror of the transactions contemplated hereby in accordance with the terms hereof, or compliance by the Acquiror with any of the terms or provisions hereof, will (i) violate any provision of the Acquiror's Certificate of Incorporation or By-laws,
  (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Acquiror or the Acquiror Subsidiaries or any of their respective properties or assets, or
  (iii) except as set forth in the Acquiror Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of the Acquiror or the Acquiror Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, commitment, pledge, permit, deed of trust, license, lease, contract, agreement or other instrument or obligation or any judgment, order, decree, law, rule or other restriction of any Governmental Authority, in each case to which the Acquiror or any of the Acquiror Subsidiaries is a party, or by which the Acquiror or any of the Acquiror Subsidiaries may be bound or to which any of the assets or properties of the Acquiror or any of the Acquiror Subsidiaries are subject except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a Material Adverse Effect on the Acquiror and the Acquiror Subsidiaries, taken as a whole, and which will not prevent or delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the FRB, the Comptroller, the FDIC, the Department, the NJDEP, the SEC, the New Jersey Department of the Treasury, other banking authorities, state securities administrators and the stockholders of the Acquiror, no consents or approvals of or filings or registrations with or notices to any third party or any Governmental Authority are necessary on behalf of the Acquiror in connection with (x) the execution and delivery by the Acquiror of this Agreement and (y) the consummation by the Acquiror of the Merger and the other transactions contemplated hereby.

  4.4. Financial Statements.

    4.4.1. The Acquiror Disclosure Schedule sets forth copies of the consolidated statements of condition of the Acquiror as of December 31, 1996 and 1997 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 1995, 1996 and 1997, in each case accompanied by the audit report of Radics & Co., LLC, independent public accountants with respect to the Acquiror, and the unaudited consolidated statement of condition of the Acquiror as of September 30, 1998, and the related unaudited consolidated statements of income and cash flows for the nine months ended September 30, 1997 and 1998 (collectively, the "Acquiror Financial Statements"). The Acquiror Financial Statements (including the related notes) have been prepared in accordance with GAAP consistently applied during the periods covered thereby (except as may be indicated therein or in the notes thereto), and fairly present the consolidated financial condition of the Acquiror as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and cash flows fairly present the results of the consolidated operations, changes in stockholders' equity and cash flows of the Acquiror for the respective periods set forth therein.

    4.4.2. No unrecorded funds or assets of the Acquiror and the Acquiror Subsidiaries have been established for any purpose; no accumulation or use of the funds of the Acquiror and the Acquiror Subsidiaries has been made without being properly accounted for in the respective books and records of the Acquiror and the Acquiror Subsidiaries; all payments by or on behalf of the Acquiror and the Acquiror Subsidiaries have been duly and properly recorded and accounted for in the books and records of the Acquiror and the Acquiror Subsidiaries; no false or artificial entry has been made in the books and records of the Acquiror and the Acquiror Subsidiaries for any reason; no payment has been made by or on behalf of the Acquiror and the Acquiror Subsidiaries with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment; and the Acquiror and the Acquiror Subsidiaries have not made, directly or indirectly, any illegal contributions to any political party or candidate, either domestic or foreign, or any contribution, gift, bribe, rebate, payoff, influence payment or kickback, whether in cash, property or services, to any individual, corporation, partnership or other entity, to secure business or to pay for business secured.

    4.4.3. Except as and to the extent reflected, disclosed or reserved against in the Acquiror Financial Statements (including the notes thereto), as of September 30, 1998 (the "Acquiror Statement of Condition Date"), neither the Acquiror nor any of the Acquiror Subsidiaries had any liabilities, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of the Acquiror and the Acquiror Subsidiaries, taken as a whole, which were required by GAAP (consistently applied) to be disclosed in the Acquiror's consolidated statement of condition as of the Acquiror Statement of Condition Date or the notes thereto and which were not so disclosed.

  4.5. Broker's and Other Fees. Except for Ryan, Beck & Co., Inc., neither the Acquiror nor the Acquiror Subsidiaries nor any of their directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement. All agreements with Ryan, Beck & Co., Inc. providing for the payment of fees in connection with the Merger are set forth in the Acquiror Disclosure Schedule. There are no other fees (other than time charges billed at usual and customary rates) payable by the Acquiror or the Acquiror Subsidiaries to any advisors, including without limitation lawyers and accountants, in connection with the Merger or which would be triggered by consummation of the Merger or the termination of the services of such advisors by the Acquiror or the Acquiror Subsidiaries.

  4.6. Absence of Certain Changes or Events.

    4.6.1. There has not been any material adverse change in the business, results of operations, assets, liabilities, properties, prospects or condition (financial or otherwise) of the Acquiror and the Acquiror Subsidiaries, taken as a whole, since the Acquiror Statement of Condition Date, and to the best of the Acquiror's knowledge, no facts or conditions exist which are likely to cause such a material adverse change in the future.

    4.6.2. Except as set forth in the Acquiror Disclosure Schedule, since December 31, 1997, there has not been:

      4.6.2.1 any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Acquiror and the Acquiror Subsidiaries taken as a whole;

      4.6.2.2 any disposition, mortgage, pledge, or subjection to any lien, claim, charge, option, or encumbrance of any property or asset of the Acquiror or any of the Acquiror Subsidiaries, any commitment made or liability incurred by the Acquiror or any of the Acquiror Subsidiaries, or any cancellation or compromise of any debt or claim of the Acquiror or any of the Acquiror Subsidiaries otherwise than in the ordinary course of business;

      4.6.2.3 any dividend or distribution declared, set aside or paid in respect of the Acquiror Common Stock or any repurchase by the Acquiror of shares of Acquiror Common Stock;

      4.6.2.4 any material change by the Acquiror or any of the Acquiror Subsidiaries in their method of doing business; or

      4.6.2.5 any catastrophic event affecting the Acquiror or any of the Acquiror Subsidiaries or their assets, such as, but not limited to, fire, explosion, earthquake, accident, flood, condemnation, act of God or public enemy, riot or civil disturbance.

  4.7. Legal Proceedings. Except as disclosed in the Acquiror Disclosure Schedule, and except for ordinary routine litigation incidental to the business of the Acquiror and the Acquiror Subsidiaries, neither the Acquiror nor any of the Acquiror Subsidiaries is a party to any, and there are no pending or, to the best of the Acquiror's knowledge, threatened, legal, administrative, arbitrable or other proceedings, claims, actions or governmental investigations of any nature against the Acquiror or the Acquiror Subsidiaries which, if decided adversely to Acquiror or the Acquiror Subsidiaries, would have a Material Adverse Effect on the Acquiror and the Acquiror Subsidiaries, taken as a whole. Except as disclosed in the Acquiror Disclosure Schedule, neither the Acquiror nor the Acquiror Subsidiaries is a party to any order, judgment or decree entered in any lawsuit or proceeding.

  4.8. Reports.

    4.8.1. The Acquiror Disclosure Schedule lists, and the Acquiror has previously delivered or will deliver during the Delivery Period to the Company a complete copy of, each (i) final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement filed by the Acquiror with the SEC (or maintained by the Company in accordance with the rules of the SEC) since January 1, 1996 pursuant to the 1933 Act or the 1934 Act and (ii) communication (other than general advertising materials and press releases) mailed by the Acquiror to its stockholders as a group since January 1, 1996 and each such final registration statement, prospectus, annual, quarterly or current report, definitive proxy statement and communication, as of its date, complied in all material respects with all applicable statutes, rules and regulations enforced or promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date.

    4.8.2. The Acquiror and the Acquiror Banks have, since January 1, 1996, duly filed with the FDIC, the Department and the FRB, in a form and with such substance as was correct, accurate and complete in all material respects, the monthly, quarterly and annual financial reports required to be filed under all applicable laws and regulations, and the Acquiror has made or during the Delivery Period will make available to the Company accurate and complete copies of all such reports.

  4.9. Acquiror and Acquiror Bank Information. The information relating to the Acquiror and the Acquiror Banks to be contained in the Joint Proxy Statement/Prospectus to be delivered to stockholders of the Company and the Acquiror in connection with the solicitations of their approval of the Merger, as of the dates that the Joint Proxy Statement/Prospectus is mailed to such stockholders, and up to and including the dates of the meetings of stockholders to which such Joint Proxy Statement/Prospectus relates, will not contain any untrue statement of a material fact regarding the Acquiror and the Acquiror Banks or omit to state a material fact regarding the Acquiror and the Acquiror Banks required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  4.10. Properties and Insurance.

    4.10.1. The Acquiror and the Acquiror Subsidiaries have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in the Acquiror's consolidated statement of condition (as set forth in the Acquiror Disclosure Schedule) as of the Acquiror Statement of Condition Date, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the Acquiror Statement of Condition
  Date), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said consolidated statement of condition or the notes thereto or that secure liabilities incurred in the ordinary course of business after the date of such consolidated statement of condition, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith,
  (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets and financial condition of the Acquiror and the Acquiror Subsidiaries taken as a whole and (iv) with respect to owned real property, title imperfections noted in title reports delivered to the Company prior to the date hereof or to be delivered during the Delivery Period. The Acquiror and the Acquiror Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all real property leased by the Acquiror and the Acquiror Subsidiaries in all material respects as presently occupied, used, possessed and controlled by the Acquiror and the Acquiror Subsidiaries.

    4.10.2. The business operations and all insurable properties and assets of the Acquiror and the Acquiror Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of the Acquiror, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of the Acquiror adequate for the business engaged in by the Acquiror and the Acquiror Subsidiaries. As of the date hereof, the Acquiror and the Acquiror Subsidiaries have not received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and are not in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. The Acquiror Disclosure Schedule sets forth a complete and accurate list of all primary and excess insurance coverage held by the Acquiror and/or the Acquiror Subsidiaries currently or at any time during the past three years.

  4.11. Minute Books. The minute books of the Acquiror and the Acquiror Subsidiaries contain accurate records of all meetings held and other corporate action taken by their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors), except where the failure to so maintain such records would not constitute a material omission.

  4.12. Reserves. As of the Acquiror Statement of Condition Date, the allowance for loan losses in the Acquiror Financial Statements was adequate based upon all factors required to be considered by Acquiror in determining the amount of such allowance. The methodology used to compute the loan loss reserve complies in all material respects with all applicable FDIC policies. As of the Acquiror Statement of Condition Date, the reserve for OREO properties in the Acquiror Financial Statements was adequate based upon all factors required to be considered by the Acquiror in determining the amount of such reserve.

  4.13. Employee Plans.

    4.13.1 For purposes of this Section 4.11, the following terms shall have the definitions given below:

      "Acquiror Plans" means all "employee welfare benefit plans" within the meaning of Section 3(1) of ERISA and all "employee pension benefit plans" within the meaning of Section 3(2) of ERISA sponsored or maintained by Acquiror or any of the Acquiror Subsidiaries or to which the Acquiror or any of the Acquiror Subsidiaries contributes or is obligated to contribute.

      4.13.2. To the knowledge of the Acquiror, with respect to each Acquiror Plan, the Acquiror Disclosure Schedule sets forth a true, correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Acquiror Plan, including without limitation all plan documents, trust agreements, and insurance contracts and other funding vehicles; (ii) the three most recent Annual Reports (Forms 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the Internal Revenue Service, if any.

      4.13.3. Except as set forth in the Acquiror Disclosure Schedule, the Internal Revenue Service has issued a favorable determination letter with respect to each Acquiror Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (a "Qualified Acquiror Plan") and no circumstance exists nor has any event occurred that could adversely affect the qualified status of any Qualified Acquiror Plan or the related trust in a manner that would have a Material Adverse Effect on the Acquiror and the Acquiror Subsidiaries taken as a whole.

      4.13.4. All contributions required to be made to any Acquiror Plan by any applicable laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Acquiror Plan, before the date hereof have been made or paid in full on or before the final due date thereof and through the date of Closing will be made or paid in full on or before the final due date thereof.

      4.13.5. The Acquiror and each of the Acquiror Subsidiaries has complied, and is now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Acquiror Plans. Each Acquiror Plan has been operated in material compliance with its terms. There is not now, and there are no existing circumstances that would give rise to, any requirement for the posting of security with respect to any Acquiror Plan or the imposition of any lien on the assets of the Acquiror or any of the Acquiror Subsidiaries under ERISA or the Code. No circumstance exists, and no event has occurred, which could cause the Acquiror or any of the Acquiror Subsidiaries to incur liability, whether directly or indirectly, through indemnification or otherwise, for any tax or penalty imposed pursuant to Section 4971, 4972, 4975, 4976, 4977, 4978, 4978B, 4979,
    4980 or 4980B of the Code or arising under Sections 502(i) or 502(l) of ERISA.

      4.13.6. Except as set forth in the Acquiror Disclosure Schedule, no Acquiror Plan is a Multiemployer Plan or a Multiple Employer Plan, nor has the Acquiror or the Acquiror Subsidiaries or any of their respective ERISA Affiliates, at any time within six years before the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. With respect to each Multiemployer Plan described in the Acquiror Disclosure
    Schedule: (i) neither the Acquiror nor any of the Acquiror Subsidiaries nor any of their respective ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full; and (ii) neither the Acquiror nor any of the Acquiror Subsidiaries nor any of their respective ERISA Affiliates has received any notification, nor has any reason to believe, that any such plan is in reorganization, is insolvent, has been terminated, or would be in reorganization, be insolvent, or be terminated. Except for Multiemployer Plans described in the Acquiror Disclosure Schedule, no Acquiror Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

      4.13.7. No circumstance exists, and no event has occurred, that would result in, any material Controlled Group Liability that would be a liability of the Acquiror or any of the Acquiror Subsidiaries following the Closing. Without limiting the generality of the foregoing, neither the Acquiror nor any of the Acquiror Subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in
    Section 4069 or Section 4203 of ERISA.

      4.13.8. Except for health continuation coverage as required by
    Section 4980B of the Code or Part 6 of Title I of ERISA and except as set forth in the Acquiror Disclosure Schedule, neither the Acquiror nor any of the Acquiror Subsidiaries has any material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

      4.13.9. Except as disclosed in Section 3.11.1(ii) to the Acquiror Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of the Acquiror or the Acquiror Subsidiaries.

      4.13.10. Except as disclosed in the Acquiror Disclosure Schedule, there are no pending or, to the knowledge of the Acquiror, threatened claims (other than claims for benefits in the ordinary course of business and claims which would not have a Material Adverse Effect upon the Acquiror and the Acquiror Subsidiaries, taken as a whole), lawsuits or arbitrations which have been asserted or instituted against the Acquiror Plans, any fiduciaries thereof with respect to their duties to the Acquiror Plans or the assets of any of the trusts under any of the Acquiror Plans.

  4.14. Compliance with Laws and Orders. Except as set forth in the Acquiror Disclosure Schedule or as disclosed in the reports described in Section 4.8.1 filed by the Acquiror with the SEC prior to the date of this Agreement, the businesses of the Acquiror and the Acquiror Subsidiaries have not been, and are not being, conducted in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any governmental entity (including, without limitation, in the case of Acquiror Subsidiaries that are banks, all statutes, rules and regulations pertaining to the conduct of the banking business and the exercise of trust powers), except for violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future shall not, have a Material Adverse Effect on the Acquiror and the Acquiror Subsidiaries, taken as a whole. Except as set forth in the Acquiror Disclosure Schedule, no investigation or review by any Governmental Authority with respect to the Acquiror or any of the Acquiror Subsidiaries is pending or, to the knowledge of the Acquiror, threatened, nor has any Governmental Authority indicated an intention to conduct the same, in each case other than those the outcome of which is not reasonably expected to have a Material Adverse Effect on the Acquiror and the Acquiror Subsidiaries, taken as a whole.

  4.15. Agreements with Bank Regulators. Neither the Acquiror nor any Acquiror Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, Board of Directors resolution submitted to a Governmental Authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Authority which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been described in the Acquiror Disclosure Schedule, nor has the Acquiror been advised by any Governmental Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed in the Acquiror Disclosure Schedule. Neither the Acquiror nor any Acquiror Subsidiary is required by
Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

  4.16. Accounting Matters. Neither the Acquiror nor any of the Acquiror's Subsidiaries nor, to the Acquiror's knowledge, any of the Acquiror's other affiliates, has taken or agreed to take any action that would prevent Acquiror from accounting for the business combination to be effected by the Merger as a "pooling of interests."

  4.17. Acquiror Action. The Board of Directors of the Acquiror (at a meeting duly called and held) has by the requisite vote of all directors present (a) determined that the Merger is advisable and in the best interests of the Acquiror and its stockholders, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, and (c) directed that the Agreement be submitted for consideration by the Acquiror's stockholders.

  4.18. Vote Required. The affirmative vote of a majority of the votes cast by the holders of the outstanding shares of Acquiror Common Stock entitled to vote thereon is the only vote of the holders of any class or series of Acquiror capital stock necessary to approve this Agreement and the transactions contemplated hereby.

  4.19. No Triggering Events. Except as set forth in the Acquiror Disclosure Schedule, neither the execution and delivery by the Acquiror of this Agreement, nor the consummation by the Acquiror of the transactions contemplated hereby will constitute a triggering event (including a "first trigger"), under any Acquiror Plans or any other plan or agreement to which the Acquiror or any of the Acquiror Subsidiaries is bound, that will, or upon the occurrence of subsequent events would, accelerate the time of payment or vesting or increase the amount of compensation or benefits due any director, officer, employee or former employee (or any dependent of a former employee) of the Acquiror or any Acquiror Subsidiary

  4.20. Environmental Matters.

    4.20.1. For purposes of this Agreement, the following terms shall have the following meanings:

      "Acquiror Branch Property" means all real property presently or formerly owned or operated by the Acquiror or any Acquiror Subsidiary on which branches or facilities are or were located.

      "Acquiror Real Property" means the Acquiror Branch Property, all real property classified by the Acquiror or any Acquiror Subsidiary as OREO and all real property (including property held as trustee or in any other fiduciary capacity) over which the Acquiror or any Acquiror Subsidiary currently or formerly has exercised dominion, management or control.

    4.20.2. Except as set forth in the Acquiror Disclosure Schedule or as would not have a Material Adverse Effect on the Acquiror and the Acquiror Subsidiaries taken as a whole:

      4.20.2.1 each of the Acquiror and the Acquiror Subsidiaries is and has been in compliance with all applicable Environmental Laws at all times since January 1, 1996,

      4.20.2.2 to the knowledge of the Acquiror, the Acquiror Real Property does not contain any Hazardous Substance in violation of any applicable Environmental Law,

      4.20.2.3 since January 1, 1995, neither the Acquiror nor any Acquiror Subsidiary has received any written notices, demand letters or written requests for information from any Governmental Authority or any third-party indicating that the Acquiror or such Acquiror Subsidiary may be in violation of, or liable under, any Environmental Law.

      4.20.2.4 there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or to the knowledge of the Acquiror, threatened against the Acquiror or any Acquiror Subsidiary with respect to the Acquiror or any Acquiror Subsidiary or the

    Acquiror Real Property relating to any violation, or alleged violation, of any Environmental Law or any condition of the Acquiror Real Property;

      4.20.2.5 no reports have been filed, or are required to be filed, by the Acquiror or any Acquiror Subsidiary concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law on or at the Acquiror Real Property;

      4.20.2.6 to the knowledge of the Acquiror, there are no underground storage tanks on, in or under any of the Acquiror Branch Property and no underground storage tanks have been closed or removed from any Acquiror Branch Property while such Acquiror Branch Property was owned or operated by the Acquiror or any of the Acquiror Subsidiaries; and

      4.20.2.7 to the knowledge of the Acquiror, neither the Acquiror nor any Acquiror Subsidiary has incurred, and none of the Acquiror Real Property is presently subject to, any liabilities (fixed or, to the knowledge of the Acquiror, contingent) relating to any suit, settlement, court order, administrative order, judgment or claim asserted or arising under any Environmental Law.

      4.20.2.8 There are no permits or licenses required under any Environmental Law with respect to the Acquiror Branch Property presently operated by the Acquiror or any of the Acquiror Subsidiaries.

      4.20.2.9 Except as set forth in the Company Disclosure Schedule, neither the Acquiror nor any Acquiror Subsidiary has received written notice that any part of the Acquiror Real Property has been or is listed as a site containing Hazardous Substances pursuant to any Environmental Law.

  4.21. Labor Relations. Except as set forth in the Acquiror Disclosure Schedule, neither the Acquiror nor any of the Acquiror Subsidiaries is a party to or bound by any collective bargaining agreement respecting its employees, nor is there pending, or to the knowledge of the Acquiror threatened, any strike, walk out or other work stoppage or labor organizational effort with respect to any of such employees.

  4.22. Year 2000. To the extent that any functionality of any computer system or software used by the Acquiror or the Acquiror Subsidiaries is dependent upon or interdependent with the use or specification of any calendar date, the Acquiror and the Acquiror Subsidiaries have used commercially reasonable efforts (including without limitation seeking written confirmations from all material customers of and vendors to the Acquiror and the Acquiror Subsidiaries that such customers' and vendors' computer systems are Year 2000 Compliant) in implementing, and have implemented, a plan pursuant to which any such computer system shall be Year 2000 Compliant, except where failure to do so will not materially adversely affect the Acquiror and the Acquiror Subsidiaries. To be deemed Year 2000 Compliant, such computer systems shall conform in all material respects to the following basic requirements: (i) no value for a current date shall cause any interruption in the operations of the Acquiror and the Acquiror Subsidiaries (or of the vendors or customers of the Acquiror and the Acquiror Subsidiaries) in which computer systems or software are used; and (ii) any date-based functions shall operate and perform in a consistent manner for dates in, into and between the 20th and 21st centuries and such computer systems and software shall calculate, manipulate and represent dates correctly, although no such computer systems shall use particular date values for special meanings.

  4.23. Disclosure. No representation or warranty contained in Article IV of this Agreement or in the Acquiror Disclosure Schedule contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

                                 V. COVENANTS

  5.1. Acquisition Proposals.

    5.1.1. The Company agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving the Company or any of the Company Subsidiaries, or acquisition of any capital stock from the Company (other than upon exercise of stock options which are outstanding as of the date hereof) or 15% or more of the assets of the Company and the Company Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any acquisition by the Company of any material assets or capital stock of any other person, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than the Acquiror or its directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that, at any time prior to the approval of the Merger by the stockholders of the Company, the Company may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a written proposal for a Competing Transaction which was not solicited or encouraged after the date of this Agreement if and so long as the Board of Directors of the Company determines in good faith by a majority vote, after consultation with and receipt of advice from its outside legal counsel, that failing to take such action would constitute a breach of the fiduciary duties of the Board of Directors of the Company under applicable laws and determines that such a proposal is, after consulting with Capital Consultants of Princeton, Inc. (or any other recognized investment banking firm), more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by the Acquiror in response to such Competing Transaction). The Company will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any proposal for a Competing Transaction. Notwithstanding any other provision of this Section 5.1, in the event that prior to the approval of the Merger by the stockholders of the Company, the Board of Directors of the Company determines in good faith by a majority vote, after consultation with and receipt of advice from outside legal counsel, that failure to do so would constitute a breach of the fiduciary duties of the Company's Board of Directors under applicable laws, the Board of Directors of the Company may (subject to this and the following sentences) withdraw, modify or change, in a manner adverse to the Acquiror, its recommendation that the stockholders approve this Agreement (the "Company Board Recommendation") and, to the extent applicable, comply with Rule 14e-2 promulgated under the 1934 Act with respect to a Competing Transaction by disclosing such withdrawn, modified or changed Company Board Recommendation in connection with a tender or exchange offer for Company securities, provided that it uses all reasonable efforts to give the Acquiror two days prior written notice of its intention to do so (provided that the foregoing shall in no way limit or otherwise affect the Acquiror's right to terminate this Agreement pursuant to Section 7.1.8). The Company's Board of Directors shall not, in connection with any such withdrawal, modification or change of the Company Board Recommendation, take any action to change the approval of the Board of Directors of the Company for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby, including the Merger or the Stock Option Agreement. From and after the execution of this Agreement, the Company shall immediately advise the Acquiror in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Competing Transaction (including the specific terms thereof and the identity of the other party or parties involved) and furnish to the Acquiror within 24 hours of such receipt an accurate description of all material terms (including any changes or adjustments to such terms as a result of negotiations or otherwise) of any such written proposal in addition to any information provided to any third party relating thereto. In addition, the Company shall immediately advise the Acquiror, in writing, if the Board of Directors of the Company shall make any determination as to any Competing Transaction as contemplated by the proviso to the first sentence of this Section 5.1.1.

    5.1.2. If, prior to the approval of the Merger by the Company's stockholders, the Board of Directors of the Company shall determine in good faith, after consultation with its financial and legal advisors, with respect to any written proposal from a third party for a Competing Transaction received after the date hereof that was not solicited or encouraged by the Company or any of its subsidiaries or affiliates in violation of this Agreement that failure to enter into such Competing Transaction would constitute a breach of the fiduciary duties of the Board of Directors of the Company under applicable law and that such Competing Transaction is more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transaction proposed in writing by the Acquiror in response to such Competing Transaction) and is in the best interest of the Company's stockholders and the Company has received (x) the advice of its outside legal counsel as to whether failure to enter into such a Competing Transaction would constitute a breach of the Board of Directors' fiduciary duties under applicable law and (y) an opinion (a copy of which, if delivered in writing, has been delivered to the Acquiror) from Capital Consultants of Princeton, Inc. (or any other recognized investment banking firm) that the Competing Transaction is more favorable from a financial point of view to the Company's stockholders than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transaction proposed in writing by the Acquiror), the Company may terminate this Agreement and enter into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") with respect to such Competing Transaction provided that, prior to any such termination, (i) the Company has provided the Acquiror written notice that it intends to terminate this Agreement pursuant to this Section 5.1.2, identifying the Competing Transaction then determined to be more favorable and the parties thereto and delivering an accurate description of all material terms (including any changes or adjustments to such terms as a result of negotiations or otherwise) of the Acquisition Agreement to be entered into for such Competing Transaction, and (ii) at least three full business days after the Company has provided the notice referred to in clause (i) above (provided that the advice and opinion referred to in clauses (x) and (y) above shall continue in effect without revocation, revision or modification), the Company delivers to the Acquiror (A) a written notice of termination of this Agreement pursuant to this Section 5.1.1, (B) a check in the amount of the Acquiror's Costs (as defined in Section 7.2) as the same may have been estimated by the Acquiror in good faith prior to the date of such delivery (subject to an adjustment payment between the parties upon the Acquiror's definitive determination of such Costs), (C) a written acknowledgment from the Company that (x) the termination of this Agreement and the entry into the Acquisition Agreement for the Competing Transaction will be a "Purchase Event" as defined in the Stock Option Agreement and (y) the Stock Option Agreement shall be honored in accordance with its terms and (D) a written acknowledgment from each other party to such Competing Transaction that it is aware of the substance of the Company's acknowledgment under clause (C) above and waives any right it may have to contest the matters thus acknowledged by the Company.

  5.2. Interim Operations of the Company. The Company shall terminate its dividend reinvestment plan effective upon the execution of this Agreement and shall notify its stockholders of such termination within ten days after the execution of this Agreement. The Company shall (and shall cause each of the Company Subsidiaries to) conduct its operations in the ordinary course except as expressly contemplated by this Agreement and the transactions contemplated hereby and use all reasonable efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties, and to maintain all of its operating assets in their current condition (normal wear and tear excepted), to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall not (and the Company shall cause each of the Company Subsidiaries not to), except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby, without the prior written consent of the Acquiror:

    5.2.1. Do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, (B) make, declare, set aside or pay any dividend (other than regular quarterly dividends on the Common Stock of $.02 per share with record and payment dates consistent with past practice provided that the Company's stockholders shall not be entitled to receive a cash dividend from the Company (prior to the Closing) and a cash dividend from the Acquiror (after the Closing) within the same three month period and provided further that no such dividend shall constitute an "extraordinary distribution" as defined in Treasury Regulation (S)1.368-1T(e)(1)(ii)) or other distribution or payment (whether in cash, stock or property) with respect to, or on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (C) grant any person any right or option to acquire any shares of its capital stock, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of stock options which are both outstanding on the date hereof and disclosed on one or more exhibits annexed hereto), or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;

    5.2.2. Directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than in the ordinary course of business;

    5.2.3. Make or propose any changes in its certificate of incorporation or by-laws;

    5.2.4. Merge or consolidate with any other person;

    5.2.5. Acquire a material amount of assets or capital stock of any other person:

    5.2.6. Except pursuant to existing credit arrangements, incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity, other than in the ordinary course of business, consistent with past practice;

    5.2.7. Create any subsidiaries;

    5.2.8. Enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than in the ordinary course of business consistent with past practice, or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee except as may be required by applicable law or in the ordinary course of business consistent with past practice;

    5.2.9. Enter into, adopt or amend any employee benefit or similar plan except as may be required by applicable law;

    5.2.10. Change any method or principle of accounting in a manner that is inconsistent with past practice except to the extent required by generally accepted accounting principles as advised by the Company's regular independent accountants;

    5.2.11. Modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any material agreement or any confidentiality agreement to which the Company is a party;

    5.2.12. Enter into any confidentiality agreements or arrangements with respect to any transaction other than a transaction in the ordinary course of business consistent with past practice;

    5.2.13. Incur or commit to any capital expenditures, individually or in the aggregate, in excess of 120% of the amount set forth in the capital expenditure budget set forth in the Company's Disclosure Schedule;

    5.2.14. Make any payments in respect of policies of directors' and officers' liability insurance (premiums or otherwise) other than amounts paid pursuant to current policies;

    5.2.15. Take any action to exempt or make not subject to (x) the provisions of the New Jersey Shareholder Protection Act (N.J.S.A. 14A:10A et seq.) or (y) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity (other than the Acquiror or its subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

    5.2.16. Take any action, or knowingly omit to take any action, that would, or that would reasonably be expected to, result in (A) any of the representations and warranties of the Company set forth in Article III becoming untrue in any material respect (or, with respect to representations and warranties that are qualified as to materiality, in any respect) or (B) any of the conditions to Closing set forth in Sections 6.1 or 6.2 not being satisfied;

    5.2.17. Enter into or carry out any other transaction other than in the ordinary and usual course of business;

    5.2.18. Convene any meeting of (other than the meeting convened to vote upon the Merger) or determine to submit any matter for stockholder action (other than the Merger) unless the Acquiror has been given at least 45 days prior written notice of such meeting or determination;

    5.2.19. Take any action that would, in any such case, (i) materially delay or adversely affect the ability of the Company to obtain any approvals of governmental entities required to permit consummation of the Merger or (ii) materially adversely affect its ability to perform its obligations under this Agreement;

    5.2.20. Change any of its existing policies and practices with respect to taking any action that results or would be likely to result in it being deemed to exercise dominion, management or control over collateral securing any extension of credit; provided however that such practices comply with all Environmental Laws and provided further however that the Company shall not take any such action with respect to any outstanding extension of credit with a contractual amount due of $200,000 or more or in connection with which there is reasonably anticipated to be an environmental exposure of $50,000 or more without prior consultation with the Acquiror; or

    5.2.21. Agree in writing or otherwise to take any of the foregoing actions.

  5.3. Acquiror Representations and Covenants. The Acquiror shall not take any action, or knowingly omit to take any action, that would, or that would reasonably be expected to, result in (A) any of the representations and warranties of the Acquiror (other than representations and warranties made as of a particular date) set forth in Article IV becoming untrue in any material respect (or, with respect to representations and warranties that are qualified as to materiality, in any respect) or (B) any of the conditions to closing set forth in Sections 6.1 or 6.3 not being satisfied.

  5.4. Access and Information. Upon reasonable notice, each of the Company and the Acquiror shall (and shall cause each of its subsidiaries to) afford to the other and their representatives (including, without limitation, directors, officers and employees of the other party hereto and its affiliates and counsel, accountants and other professionals retained by it) such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as the Acquiror or the Company reasonably requests; provided, however, that neither the Company nor the Acquiror shall be required to provide access to any such information if the providing of such access (i) would violate a binding contractual obligation, (ii) would, as advised by outside counsel, be reasonably likely to result in the loss or impairment of any privilege with respect to such information or (iii) would be precluded by any law, ordinance, regulation, judgment, order, decree, license or permit of any governmental entity. Any access granted to the Company and the Acquiror pursuant to this Section 5.4 shall not in any way limit any representation or warranty set forth in this Agreement. The rights and obligations of each of the Acquiror and the Company pursuant to the Confidentiality Letter Agreement, dated October 22, 1998 ("Confidentiality Agreement"), between the Acquiror and the Company, shall survive the execution and delivery of this Agreement, and all information heretofore and hereafter obtained by the Acquiror, the Company or any of their advisors pursuant to this Section 5.5 or otherwise shall be deemed to be covered by the Confidentiality Agreement (subject to the exceptions provided for therein), and in the case of the Acquiror, shall remain subject to the provisions of such Confidentiality Agreement until the Effective Time and, in the case of the Company shall remain subject to the provisions of such Confidentiality Agreement in accordance with the terms thereof.

  5.5. Certain Filings, Consents and Arrangements. The Acquiror and the Company shall (a) promptly make their respective filings, and shall thereafter use their best efforts promptly to make any required submissions, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with respect to the Merger and the other transactions contemplated by this Agreement, (b) promptly file all applications and reports required to be filed with all applicable governmental entities between the date of this Agreement and the Effective Time and promptly cause each Acquiror Subsidiary or Company Subsidiary that is a bank to make all filings required to be made with all applicable governmental entities, with respect to the Merger and the other transactions contemplated by this Agreement, (c) cooperate with one another
(i) in promptly determining whether any other filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other applicable federal, state or foreign law or regulation and
(ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, permits or authorizations and (d) subject to the qualifications set forth in the proviso in Section 5.4, deliver to the other parties to this Agreement copies of all such reports and filings promptly after they are filed. Notwithstanding anything to the contrary contained in this Agreement, the Acquiror shall not be required to take any action that would subject it to any obligations under ISRA unless the Effective Time shall have occurred.

  5.6. Indemnification and Insurance.

    5.6.1. For a period of six years after the Effective Time, the Acquiror shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director, officer (whether elected or appointed), employee or agent of the Company or any subsidiary of the Company or serves or has served at the request of the Company in any capacity with any other person (collectively, the "Indemnitees") against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, without limitation, reasonable costs of investigation, and the reasonable fees and disbursements of legal counsel and other advisors and experts as incurred), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Indemnitee, (i) in connection with, arising out of or relating to any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including, without limitation, any and all claims, actions, suits proceedings or investigations by or on behalf of or in the right of or against the Company or any Company Subsidiary or their affiliates, or by any present or former stockholder of the Company (collectively, "Claims"), including, without limitation, any Claim which is based upon, arises out of or in any way relates to the Merger, the Joint Proxy Statement/Prospectus (as defined in Section 5.9), this Agreement, any of the transactions contemplated by this Agreement, the Indemnitee's service as a member of the Company's Board of Directors or any committee of the Company's Board of Directors, the events leading up to the execution of this Agreement, any statement, recommendation or solicitation made in connection therewith or related thereto and any breach of any duty in connection with any of the foregoing, and (ii) in connection with, arising out of or relating to the enforcement of the obligations of Acquiror set forth in this Section 5.6, in each case to the fullest extent permitted under any applicable law, but in no event beyond the extent to which such indemnification would have been available from the Company had the Claim been advanced on the date hereof.

    5.6.2. In the event that the Acquiror or any of its successors or assigns
  (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such consolidation, merger or transaction, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of the Acquiror assume the obligations set forth in this Section 5.6.

    5.6.3. The Acquiror shall use its best efforts to maintain the Company's current officers' and directors' liability insurance ("D&O Insurance") in full force and effect without reduction of coverage for a period of three years after the Effective Time (provided that the Acquiror may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not substantially less advantageous); provided, however, that Acquiror shall not be required to pay an annual premium therefor in excess of one hundred percent (100%) of the last annual premium paid by the Company prior to the date hereof (the "Current Premium"); and provided further, however, that if such D&O Insurance expires, is terminated or canceled during such three-year period, the Acquiror shall use its best efforts to obtain as much D&O Insurance covering the Company's officers and directors as can be obtained for the remainder of such period for a premium on an annualized basis not in excess of one hundred percent (100%) of the Current Premium.

    5.6.4. This Section 5.6 shall be construed as an agreement, as to which the Indemnitees are intended to be third-party beneficiaries, between the Acquiror and the Indemnitees, as unaffiliated third parties.

    5.6.5. Any Indemnitee wishing to claim indemnification under this Section 5.6, upon learning of any such claim, action, suit or proceeding, shall promptly notify the Acquiror thereof, but the failure to so notify shall not relieve Acquiror of any liability it may have to such Indemnitee if such failure does not prejudice the Acquiror. In the event of any such claim, action, suit or proceeding (whether arising before or after the Effective Time) as to which the Acquiror agrees that indemnification under this Section 5.6 is applicable, (a) the Acquiror shall have the right to assume the defense thereof and neither the Acquiror nor the Surviving Corporation shall be liable to such Indemnitees for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitees in connection with the defense thereof, except that if the Acquiror elects not to assume such defense or counsel for the Indemnitees advises that there are issues which raise conflicts of interest between the Acquiror or the Surviving Corporation and the Indemnitees, the Indemnitees may retain counsel satisfactory to them, and the Acquiror or the Surviving Corporation shall pay the reasonable fees and expenses of such counsel for the Indemnitees as statements therefor are received; provided, however, that the Acquiror and the Surviving Corporation shall be obligated pursuant to this Section 5.6.5 (a) to pay for only one firm of counsel for all Indemnitees in any jurisdiction with respect to a matter unless the use of one counsel for such Indemnitees would present such counsel with a conflict of interest and (b) the Indemnitees will cooperate in the defense of any such matter. Neither the Acquiror nor the Surviving Corporation shall be liable for settlement of any claim, action or proceeding hereunder unless such settlement is effected with its prior written consent; and provided further, however, that neither the Acquiror nor the Surviving Corporation shall have any obligation hereunder to any Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnitee in the manner contemplated hereby is prohibited by applicable law.

  5.7. Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its best efforts to obtain all necessary actions or nonactions, extensions, waivers, consents and approvals from all applicable governmental entities, effecting all necessary registrations and filings (including, without limitation, making all filings under the HSR Act and any applicable banking and securities laws) and obtaining any required contractual consents. If, at any time after the Effective Time, the Surviving Corporation considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

  5.8. Publicity. The initial press release announcing this Agreement shall be a joint press release, and thereafter the Company and the Acquiror shall consult with each other regarding any statements about the financial effects of the transaction to analysts and before (i) issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby; or (ii) making any filings with any governmental entity with respect thereto.

  5.9. Joint Proxy Statement/Prospectus; Registration Statement. The Acquiror and the Company shall cooperate in preparing a joint proxy statement/prospectus (the "Joint Proxy Statement/Prospectus") which shall be utilized to solicit proxies in connection with the meeting at which the Company's stockholders will vote upon the Merger and the meeting at which the Acquiror's stockholders will vote upon the Merger. Such document shall also constitute a prospectus for the offer, sale and registration of the Acquiror's capital stock pursuant to the Merger. Promptly after both the Acquiror and the Company confirm that the Joint Proxy Statement/ Prospectus is satisfactory for filing in preliminary form, the Acquiror shall file such preliminary Joint Proxy Statement/Prospectus with the SEC, such filing to be on a confidential basis to the extent permitted by the rules of the SEC. Each party shall provide the other with a copy of any written comments that it may receive from the Staff of the SEC with respect to the Joint Proxy Statement/Prospectus and shall afford the other party's representatives the opportunity to participate in any telephonic conversation or meeting with the Staff of the SEC regarding the Joint Proxy Statement/Prospectus. Each party will afford the other party and its counsel a full and complete opportunity to comment on any response to any comments from the Staff of the SEC with respect to such Joint Proxy Statement/Prospectus and will not file any amendment to such preliminary Joint Proxy Statement/Prospectus unless such amendment is approved by the other party, such approval not to be unreasonably withheld. The Acquiror shall prepare and file with the SEC a registration statement on Form S-4 including such Joint Proxy Statement/Prospectus (the "Registration Statement") as soon as is reasonably practicable following receipt of final comments from the Staff of the SEC on the Joint Proxy Statement/Prospectus (or advice that such Staff shall not review such filing), and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable and to maintain the effectiveness of such Registration Statement. Each party will promptly advise the other party in writing if at any time prior to the Company Meeting (as hereinafter defined) or the Acquiror Meeting (as hereinafter defined) it shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Joint Proxy Statement/Prospectus or Registration Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Acquiror shall also take any action required to be taken under state blue sky or securities laws in connection with the issuance of the Acquiror Common Stock pursuant to the Merger, and the Company shall furnish the Acquiror all information concerning the Company and the holders of its capital stock and shall take any action as the Acquiror may reasonably request in connection with any such action. The Acquiror will afford the Company and its counsel a reasonable opportunity to comment on (i) the Registration Statement in preliminary form prior to its being filed with the SEC, (ii) any response to any comments from the Staff of the SEC with respect to such Registration Statement in preliminary form and (iii) any proposed amendments to the Registration Statement. Each party will promptly advise the other in writing if at any time prior to the Company Meeting or the Acquiror Meeting it shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Registration Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.

  5.10. Compliance with the 1933 Act and the 1934 Act; Pooling of Interests.

    5.10.1. At least 45 days prior to the Effective Time, the Company shall identify to the Acquiror all persons who were, at the time of the execution of this Agreement, possible "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act and as that term is used for purposes of determining whether the Merger qualifies for "pooling of interests" accounting treatment (the "Company Affiliates").

    5.10.2. The Company shall use its best efforts, which shall not, however, require the Company to make any payment whatsoever for such purpose, to obtain a written agreement (in the form and substance of the letter annexed hereto as Appendix A) from each person who is identified as a possible Company Affiliate pursuant to Section 5.10.1, providing that (a) such person shall not offer, sell, pledge, transfer or otherwise dispose of any shares of Common Stock held by such Company Affiliate and any shares of Acquiror Common Stock to be received by such Company Affiliate as Common Stock Consideration, except in compliance with the applicable provisions of the 1933 Act and the rules and regulations (including Rule 145) thereunder and (b) such person shall not sell or otherwise reduce such person's risk relative to any shares of Common Stock during the period commencing 30 days prior to the consummation of the Merger and will not sell or otherwise reduce such person's risk relative to any shares of Acquiror Common Stock until publication of financial results covering at least 30 days of combined operations of the Acquiror and the Company.

    5.10.3. Prior to the Closing, the Company shall deliver to the Acquiror such consolidated financial statements of the Company as the Acquiror shall reasonably request in order to enable the Acquiror to comply with its reporting obligations under the 1934 Act, together with an executed report of the Company's outside auditors with respect to all such financial statements that have been audited. Such report shall be in form and substance satisfactory to the Acquiror. The financial statements delivered pursuant to this Section 5.10.3 shall be prepared in accordance with GAAP and shall conform to all provisions of the SEC's Regulation S-X, such that such financial statements are suitable for filing by the Acquiror with the SEC in response to Items 2 and 7 of the SEC's Current Report on Form 8-K. Immediately prior to the Closing, the Company shall cause its outside auditors to deliver to the Acquiror an executed consent, in form and substance satisfactory to the Acquiror and suitable for filing by the Acquiror with the SEC, which consent shall authorize the Acquiror to file with the SEC the report referred to in this Section 5.10.3 and all other reports delivered by the Company hereunder.

  5.11. Stockholders' Meetings. The Company shall take all action necessary, in accordance with applicable law and its Certificate of Incorporation and By-laws, to convene a special meeting or annual meeting of stockholders (in either case, the "Company Meeting") as promptly as practicable for the purpose of considering and taking action upon this Agreement. The Board of Directors of the Company shall recommend that the holders of shares of capital stock entitled to vote on the Merger vote in favor of and approve the Merger and adopt this Agreement at the Company Meeting; provided, however, that such recommendation may be withdrawn, modified or amended to the extent that the Board of Directors of the Company determines, upon the advice of outside counsel, that any such action is necessary, in the exercise of its fiduciary obligations under applicable law. The Acquiror shall take all action necessary, in accordance with applicable law and its Certificate of Incorporation and By-laws, to convene a special meeting or annual meeting of stockholders (in either case, the "Acquiror Meeting") as promptly as practicable for the purpose of considering and taking action upon this Agreement. The Board of Directors of the Acquiror shall recommend that the holders of shares of capital stock entitled to vote on the Merger vote in favor of and approve the Merger and adopt this Agreement at the Acquiror Meeting; provided, however, that such recommendation may be withdrawn, modified or amended to the extent that the Board of Directors of the Acquiror determines, upon the advice of outside counsel, that any such action is necessary, in the exercise of its fiduciary obligations under applicable law.

  5.12. Pooling and Tax-Free Reorganization Treatment. Neither the Acquiror nor the Company shall intentionally take, fail to take or cause to be taken or not taken any action within its control, which would disqualify the Merger from being treated as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

  5.13. ISRA Approval. The Company, at its sole cost and expense, shall obtain, prior to the Effective Time, either (i) a written determination (based upon an affidavit from the Company that is approved by the Acquiror prior to its submission to the NJDEP) from the NJDEP that the transactions contemplated by, or the properties subject to, this Agreement are not subject to the requirements of ISRA, or (ii) a Remediation Agreement (in form and substance satisfactory to the Acquiror) issued by the NJDEP pursuant to ISRA authorizing the consummation of the transactions contemplated by this Agreement prior to the issuance of any "Negative Declaration," "No Further Action Letter" or approval of any "Remedial Action Workplan," as such terms are defined under ISRA, or (iii) "Negative Declaration" or approvals of any "Remedial Action Workplan" (in either case in form and substance satisfactory to the Acquiror) with respect to each property in New Jersey which the Company or any Company Subsidiary owns or operates, in each case to the extent that such property renders the provisions of ISRA applicable to the transactions contemplated by this Agreement. The Company will obtain and maintain a "Remediation Funding Source" in form and amount approvable by the NJDEP as required in furtherance of the Company's obligations under this covenant.

  5.14. Due Diligence. Each party shall, by the close of business on December 31, 1998 (the "Delivery Period"), deliver to the other party all lists and other materials called for in Article III and Article IV, respectively, which have not been provided on or before the date this Agreement is executed. Based upon its review of such materials and any other information that it may consider (including without limitation information received pursuant to Section 5.4 hereof), each party shall have the right, in its sole discretion, to terminate this Agreement by written notice to the other party given by the close of business on January 19, 1999. In the event that either party shall terminate this Agreement in accordance with this Section 5.14, neither party shall have any further liability to the other.

  5.15. Intentionally omitted.

  5.16. Post-Effective Time Operations. From and after the Effective Time and through the end of the Transition Period, NBSC shall not take any of the actions described in Section 5.2 hereof (the "Actions") without the prior written consent of the Acquiror. During the Transition Period, the Acquiror shall have the right to expand the list of Actions at any time and to obtain injunctive relief to enforce the provisions of this Section 5.16.

                                VI. CONDITIONS

  6.1. Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment, at or prior to the Effective Time, of the following conditions:

    6.1.1. The Merger shall have been approved and adopted by the requisite vote of the holders of the Common Stock and by the requisite vote of the holders of the Acquiror Common Stock.

    6.1.1A. At the record date for the Company Meeting, the Company shall have had at least 1,000 stockholders of record. At the record date for the Acquiror Meeting, the Acquiror shall have had at least 1,000 stockholders of record.

    6.1.2. All authorizations, consents, orders or approvals of, and all expirations of waiting periods imposed by, any Governmental Authority (collectively, "Governmental Consents") which are necessary for the consummation of the Merger (other than immaterial Governmental Consents, the failure to obtain which would not have a material adverse effect on the Acquiror, the Company, and their subsidiaries taken as a whole) shall have been obtained or shall have occurred and shall be in full force and effect at the Effective Time; provided, however, that the entry by a court, in any suit brought by a private party or governmental entity challenging the Merger as violative of the antitrust laws, of an order or decree permitting the Merger, but requiring that any of the businesses, product lines or assets of the Acquiror or the Company be held separate thereafter, shall not be deemed to satisfy the conditions specified in this Section 6.1.2 unless the Acquiror consents to such requirements.

    6.1.3. The Registration Statement shall have become effective in accordance with the provisions of the 1933 Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect.

    6.1.4. The Acquiror shall have received (i) a letter, dated the date of the Closing, from Arthur Andersen LLP, the Company's independent accountants, to the effect that, for financial reporting purposes, such firm is unaware of any reason why the Merger should not be accounted for as a pooling of interests under GAAP if consummated in accordance with this Agreement and (ii) a letter, dated the date of the Closing, from Radics & Co., LLC, the Acquiror's independent accountants, to the effect that, for financial reporting purposes, the Merger qualifies for pooling-of-interests accounting treatment under GAAP if consummated in accordance with this Agreement.

    6.1.5. No temporary restraining order, preliminary or permanent injunction or other order by any federal or state court in the United States which prevents the consummation of the Merger shall have been issued and remain in effect.

    6.1.6. The Company and the Acquiror shall have obtained an opinion of Lowenstein Sandler reasonably satisfactory in form and substance to the Company and the Acquiror, to the effect that (i) the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code,
  (ii) no gain or loss shall be recognized by the stockholders of the Company upon the conversion of their Shares into shares of the Acquiror Common Stock pursuant to the terms of the Merger (except for cash received in lieu of fractional shares) and (iii) no gain or loss shall be recognized by the Company or Acquiror on account of the Merger or the issuance of shares of capital stock pursuant to this Agreement. In rendering its opinion, such firm may require and rely upon representations, standard for transactions comparable to the Merger, contained in certificates of officers of the Company and the Acquiror, or upon assumptions standard for transactions comparable to the Merger.

    6.1.7 At the Closing, the Acquiror shall have placed in "rabbi" trusts (or other vehicles mutually agreed to by the parties) for the benefit of Michael A. Dickerson and Robert A. Vandenbergh an amount (the "Amount") equal to the present value of the aggregate amounts that would be owed to Messrs. Dickerson and Vandenbergh, respectively, upon their estimated retirement dates pursuant to their respective Salary Continuation Agreements ("SERPs") with the Company and NBSC. Such Amount shall be calculated using December 3, 1999 as Mr. Dickerson's retirement date and March 22, 2017 as Mr. Vandenbergh's retirement date. In determining the Amount, the present value shall be calculated using an interest rate equal to the "long-term applicable federal rate" as of the date of Closing, as such rate is defined in Section 1274(d) of the Code. In addition, at the Closing, the Company, the Acquiror, Michael A. Dickerson and Robert A. Vandenbergh shall have executed a letter (the "Side Letter") in form satisfactory to the Company and the Acquiror pursuant to which the parties acknowledge and agree that after the Closing, the Acquiror and its subsidiaries will have no obligation to pay any additional amounts pursuant to such SERPs.

  6.2. Conditions to Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the additional following conditions:

    6.2.1. The Acquiror shall have performed in all material respects its covenants contained in this Agreement required to be performed at or prior to the Effective Time.

    6.2.2. The representations and warranties of the Acquiror contained in this Agreement shall be true in all material respects (other than representations and warranties of the Acquiror contained in this Agreement which are qualified as to materiality, which shall be true in all respects) when made and as of the Effective Time as if made at and as of such time, except as expressly contemplated or permitted by this Agreement and except for representations and warranties relating to a time or times other than the Effective Time which were or shall be true in all material respects (other than representations and warranties which are qualified as to materiality, which shall be true in all respects) at such time or times.

    6.2.3. During the period from October 1, 1998 through the Closing Date, there shall not have been any event, act or omission (individually or in the aggregate) which shall have had a Material Adverse Effect upon the Acquiror and the Acquiror Subsidiaries, taken as a whole, nor any loss or damage to the assets of the Acquiror and the Acquiror Subsidiaries, whether or not insured, which materially affects the ability of the Acquiror and the Acquiror Subsidiaries to conduct their business.

    6.2.4. The Acquiror shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President or Vice President and by the Chief Financial Officer of the Acquiror that, to the best of their knowledge and belief after due inquiry, the conditions set forth in Sections 6.2.1, 6.2.2 and 6.2.3 have been satisfied.

    6.2.5. Prior to or at the Closing, the Acquiror shall have delivered such other closing documents as shall be reasonably requested by the Company in form and substance acceptable to the Company's counsel (which acceptance shall not be unreasonably withheld), including a certificate of the Secretary or Assistant Secretary of the Acquiror, dated the Closing Date, as to the incumbency of any officer of the Acquiror executing this Agreement or any document related hereto and covering such other matters as the Company may reasonably request.

    6.2.6. The Board of Directors of the Company shall have received an opinion of Capital Consultants of Princeton, Inc., in form and substance reasonably satisfactory to such Board, dated as of the date of the Joint Proxy Statement/Prospectus, that the Merger is fair to the stockholders of the Company from a financial point of view.

  6.3. Conditions to Obligation of the Acquiror to Effect the Merger. The obligation of the Acquiror to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the additional following conditions:

    6.3.1. The Company shall have performed in all material respects its covenants contained in this Agreement required to be performed at or prior to the Effective Time.

    6.3.2. The representations and warranties of the Company contained in this Agreement shall be true in all material respects (other than representations and warranties of the Company contained in this Agreement which are qualified as to materiality, which shall be true in all respects) when made and as of the Effective Time as if made at and as of such time, except as expressly contemplated or permitted by this Agreement and except for representations and warranties relating to a time or times other than the Effective Time which were or shall be true in all material respects (other than representations and warranties which are qualified as to materiality, which shall be true in all respects) at such time or times.

    6.3.3. During the period from October 1, 1998 through the Closing Date, there shall not have been any event, act or omission (individually or in the aggregate) which shall have had a Material Adverse Effect upon the Company and the Company Subsidiaries, taken as a whole, nor any loss or damage to the assets of the Company and the Company Subsidiaries, whether or not insured, which materially affects the ability of the Company and the Company Subsidiaries to conduct their business.

    6.3.4. The Company shall have delivered to the Acquiror a certificate, dated the date of the Closing, signed by the President or Vice President and by the Chief Financial Officer of the Company that, to the best of their knowledge and belief after due inquiry, the conditions set forth in Sections 6.3.1, 6.3.2 and 6.3.3 have been satisfied.

    6.3.5. If requested by the Acquiror, the Acquiror and its directors and officers who sign the Registration Statement shall have received from Arthur Andersen LLP, the Company's independent certified public accountants, an "agreed upon procedures" letter, dated the date of the mailing of the Joint Proxy Statement/Prospectus to the Company's stockholders, with respect to certain financial information regarding the Company in the form customarily issued by such accountants at such time in transactions of this type.

    6.3.6. All consents of third parties (collectively, "Third Party Consents") which are necessary for the consummation of the Merger (other than immaterial Third Party Consents, the failure to obtain which would not have a material adverse effect on the Acquiror, the Company, and their subsidiaries taken as a whole) shall have been obtained and shall be in full force and effect at the Effective Time.

    6.3.7 The Acquiror shall have received letters, in the form of Appendix A annexed hereto, from each person whom the Acquiror reasonably determines to be an affiliate of the Company for purposes of (a) the SEC's Rule 145 and
  (b) assuring that the Merger will be accounted for as a "pooling of interests."

    6.3.8. Prior to or at the Closing, the Company shall have delivered such other closing documents as shall be reasonably requested by the Acquiror in form and substance acceptable to the Acquiror's counsel (which acceptance shall not be unreasonably withheld), including a certificate of the Secretary or Assistant Secretary of the Company, dated the Closing Date, as to the incumbency of any officer of the Company executing this Agreement or any document related hereto and covering such other matters as the Acquiror may reasonably request.

    6.3.9. The Board of Directors of the Acquiror shall have received an opinion of Ryan, Beck & Co., Inc., in form and substance reasonably satisfactory to such Board, dated as of the date of the Joint Proxy Statement/Prospectus, that the Merger is fair to the stockholders of the Acquiror from a financial point of view.

                               VII. TERMINATION

  7.1. Events of Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company and the Acquiror:

    7.1.1. By mutual consent of the Boards of Directors (or committees thereof) of the Acquiror and the Company;

    7.1.2. By either the Acquiror or the Company if the Merger shall not have been consummated on or before September 30, 1999 (the "Outside Date"), provided the terminating party is not otherwise in material breach of its obligations under this Agreement;

    7.1.3. By either the Acquiror or the Company if this Agreement is not approved at the Company Meeting;

    7.1.4. By either the Acquiror or the Company if this Agreement is not approved at the Acquiror Meeting;

    7.1.5. By the Acquiror or the Company, in the event of (i) a breach by the other party of any representation or warranty contained herein, which breach has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach and which breach, individually or in the aggregate when combined with other such breaches, would cause the conditions set forth in Sections 6.2.2 or 6.3.2, as the case may be, not to be met if the date of the action described above were the date of the Closing or (ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach;

    7.1.6. By the Company if any of the conditions specified in Sections 6.1 and 6.2 have not been met or waived by the Company at such time as such conditions can no longer be satisfied;

    7.1.7. By the Acquiror if any of the conditions specified in Sections 6.1 and 6.3 have not been met or waived by the Acquiror at such time as such conditions can no longer be satisfied;

    7.1.8. By the Acquiror if the Board of Directors of the Company shall withdraw, modify or change the Company Board Recommendation in a manner adverse to the Acquiror, or if the Board of Directors of the Company shall have refused to affirm the Company Board Recommendation as promptly as practicable (but in any case within 10 business days) after receipt of any written request from the Acquiror which request was made on a reasonable basis;

    7.1.9. By either the Acquiror or the Company pursuant to Section 5.14;

    7.1.10. Intentionally omitted.

    7.1.11. By the Company pursuant to Section 5.1.2; or

    7.1.12. By the Acquiror if the Company shall have breached in any material respect any of its obligations under the Stock Option Agreement.

    7.2. Effect of Termination.

    7.2.1. In the event of the termination of this Agreement pursuant to
  Section 7.1, this Agreement, except for the provisions of Sections 5.4, 5.8, 7.2, 8.1 and 8.4, shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for a material breach of any provision of this Agreement and provided, further, however, that if it shall be judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have intentionally breached this Agreement shall indemnify and hold harmless the other parties for their respective out-of-pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation and stockholders' meetings and consents ("Costs").

    7.2.2. The Company agrees that, if:

      7.2.2.1 the Company terminates this Agreement pursuant to Sections
    5.1.2 and 7.1.11;

      7.2.2.2 the Acquiror terminates this Agreement pursuant to Section
    7.1.8 (provided that such withdrawal, modification or change in the Company Board Recommendation is not made in connection with a termination pursuant to Section 7.1.5 or Section 7.1.9) or 7.1.12; or

      7.2.2.3 (A) the Company or the Acquiror terminates this Agreement pursuant to Section 7.1.3, (B) at the time of the failure by the stockholders of the Company to so approve this Agreement (x) there is a publicly announced or disclosed Competing Transaction with respect to the Company involving a third party or (y) a third party shall have filed an application or notice with the FRB or other Governmental Authority for approval to engage in a Competing Transaction (a "Competing Transaction Filing"), and (C) in the event that the circumstance described in either clause (B)(x) or clause (B)(y) occurs, within 12 months after such termination, the Company shall enter into an Acquisition Agreement for a Business Combination (as defined below) or shall consummate a Business Combination;

      7.2.2.4 (A) at the time of the termination of this Agreement by the Company pursuant to Section 7.1.9, a third party has contacted the Company concerning a possible Business Combination (as defined herein) and (B) in the event that the circumstance described in clause (A) occurs, within 12 months after such termination, the Company shall enter into an Acquisition Agreement for a Business Combination or shall consummate a Business Combination;

then, with respect to Sections 7.2.2.3 and 7.2.2.4, (X) in the case of a termination by the Acquiror pursuant to Section 7.1.8, within three business days following any such termination, (Y) in the case of a termination by the Company pursuant to Section 7.1.11 or a termination by the Acquiror pursuant to Section 7.1.12, concurrently with such termination, or (Z) in the case of
(i) a termination by the Company or the Acquiror pursuant to Section 7.1.3 where a Competing Transaction has been publicly announced or publicly disclosed or a Competing Transaction Filing has been made prior to the Company Meeting (including any adjournment or postponement thereof), or (ii) a termination by the Company pursuant to Section 7.1.9 where a third party has contacted the Company concerning a possible Business Combination, upon the earlier of the consummation of a Business Combination or execution of a definitive agreement with respect thereto, the Company will pay to the Acquiror in cash by wire transfer in immediately available funds to an account designated by the Acquiror in reimbursement for the Acquiror's expenses an amount in cash equal to the aggregate amount of the Acquiror's Costs incurred in connection with pursuing the transactions contemplated by this Agreement, including, without limitation, legal, accounting and investment banking fees. For the purposes of this Section 7.2, "Business Combination" means (i) a merger, consolidation, share exchange, business combination or similar transaction involving the Company as a result of which the stockholders of the Company prior to such transaction in the aggregate cease to own at least 85% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (ii) a sale, lease, exchange, transfer or other disposition of more than 15% of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, by a person (other than the Acquiror or any affiliate thereof) or group (as such term is defined under Section 13(d) of the 1934 Act and the rules and regulations thereunder) of beneficial ownership (as defined in Rule 13d-3 under the 1934 Act) of more than 15% of the Common Stock whether by tender or exchange offer or otherwise.

                              VIII. MISCELLANEOUS

  8.1. Non-Survival of Representations, Warranties, and Agreements. The representations, warranties and covenants in this Agreement shall terminate at the Effective Time or the earlier termination of this Agreement pursuant to
Section 7.1, as the case may be; provided, however, that if the Merger is consummated, Sections 2.1 through 2.4, 5.4, 5.6, and this Section 8.1 shall survive the Effective Time to the extent contemplated by such Sections; and provided, further, however that the last sentence of Section 5.4, all of
Section 7.2, this Section 8.1, all of Section 8.9 and the Stock Option Agreement shall in all events survive any termination of this Agreement.

  8.2. Interpretation. For purposes of this Agreement, (i) unless the contest of this Agreement expressly indicates otherwise, any singular term in this Agreement shall include the plural and any plural term shall include the singular, (ii) unless the contest of this Agreement expressly indicates otherwise, the term section, schedule or appendix shall mean a section, schedule or appendix of or to this Agreement and (iii) this Agreement shall not be construed against the party that drafted all or a portion of this Agreement merely by virtue of the fact that such party drafted all or a portion of this Agreement.

  8.3. Parties in Interest; Assignment. Except for Section 5.6 (which is intended to be for the benefit of directors, officers and others to the extent contemplated thereby and their beneficiaries, and which may be enforced by such persons), this Agreement is not intended to nor shall it confer upon any person (other than the parties hereto) any rights or remedies.

  8.4. Expenses.

    8.4.1. If the Merger is consummated, all unpaid costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by either the Acquiror or the Surviving Corporation.

    8.4.2. If this Agreement is terminated, except as otherwise provided in
  Section 7.2 and in the Stock Option Agreement, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, in such instance, all costs and expenses incurred by the Company and the Acquiror in printing the Joint Proxy Statement/Prospectus shall be shared equally by the Company and the Acquiror. Final settlement with respect to payment of fees, costs and expenses by the parties to this Agreement pursuant to this Section 8.4.2 shall be made within thirty (30) days of the termination of this Agreement.

  8.5. Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  8.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the maximum extent possible.

  8.7. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or by direct or overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when delivered if delivered personally, or by facsimile or courier, or if mailed, five days after the date of mailing, as follows:

  If to the Acquiror:
                  250 Oak Ridge Road
                  Oak Ridge, NJ 07438
                  Telephone: (973) 697-2000
                  Facsimile: (973) 697-8385
                  Attention: John W. Fredericks, President

  With a copy to: Lowenstein Sandler PC
                  65 Livingston Avenue
                  Roseland, New Jersey 07068
                  Telephone: (973) 597-2350
                  Facsimile: (973) 597-2351
                  Attention: Peter H. Ehrenberg, Esq.

  If to the Company:
                  Branchville Square
                  P.O. Box 460
                  Branchville, NJ 07826
                  Telephone: (973) 948-3300
                  Facsimile: (973) 948-3695
                  Attention: Michael A. Dickerson, President

  With a copy to: McCarter & English
                  Four Gateway Center
                  100 Mulberry Street
                  P.O. Box 652
                  Newark, NJ 07101
                  Telephone: (973) 622-4444
                  Facsimile: (973) 624-7070
                  Attention: Michael Horn, Esq.

  8.8. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey without reference to choice of law principles thereof.

  8.9. Assignment; Successors and Assigns. This Agreement may not be assigned, and any attempted assignment shall be null and void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives.

  8.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

  8.11. Titles and Headings. The titles, headings and list of definitions in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

  8.12. Entire Agreement. This Agreement, including the Schedules and Appendices attached thereto, the Stock Option Agreement and the Confidentiality Agreement shall constitute the entire agreement among the parties with respect to the matters covered hereby and shall supersede all previous written, oral or implied understandings among them with respect to such matters.

  8.13. Amendment and Modification. This Agreement may only be amended or modified in a written instrument signed by the party against whom enforcement of such amendment or modification is sought. Subsequent to the approval of this Agreement by the stockholders of the Company, no such amendment shall be made with respect to the Exchange Ratio without the approval of the Company's stockholders. Subsequent to the approval of this Agreement by the stockholders of the Acquirer, no such amendment shall be made with respect to the Exchange Ratio without the approval of the Acquiror's stockholders.

  8.13. Waiver. Except as otherwise required by law, any of the terms and conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                          LAKELAND BANCORP, INC.

                                          By: /s/ John W. Fredericks
                                            Name:John W. Fredericks
                                            Title:President

                                          HIGH POINT FINANCIAL CORP.

                                          By: /s/ Michael A. Dickerson
                                            Name:Michael A. Dickerson
                                            Title:President

                                    ANNEX B

June  , 1999

PRIVATE AND CONFIDENTIAL

Board of Directors
High Point Financial Corp.
3 Broad Street
Branchville, NJ 07826

Members of the Board:

  High Point Financial Corp. ("HIGH POINT") has entered into an Agreement and Plan of Merger dated December 7, 1998 ("MERGER AGREEMENT") with Lakeland Bancorp, Inc. ("LAKELAND") which provides for the acquisition of HIGH POINT by means of a transaction ("MERGER") pursuant to which HIGH POINT would be merged into LAKELAND, and The National Bank of Sussex County would become a wholly-owned subsidiary of LAKELAND.

  If the MERGER is approved and consummated, subject to the provisions of the MERGER AGREEMENT, each share of HIGH POINT Common Stock issued and outstanding would be converted at the Effective Time into the right to receive 1.2 shares of common stock of LAKELAND.

  In lieu of the issuance of applicable fractional shares, LAKELAND will make a cash payment therefor in an amount equal to the fraction of such shares of LAKELAND common stock multiplied by the average of the closing bid prices as defined in the MERGER AGREEMENT.

  You have requested our opinion as to whether the consideration offered in the MERGER is fair, from a financial point of view, to the stockholders of HIGH POINT.

  Capital Consultants of Princeton, Inc. ("CAPITAL CONSULTANTS"), as a customary part of its investment banking business, is engaged in the valuation of commercial banking and thrift institutions and their securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes.

  In arriving at its opinion, CAPITAL CONSULTANTS reviewed and analyzed, among other things: (i) the MERGER AGREEMENT; (ii) the LAKELAND Registration Statement on Form S-4 of which this Prospectus/Joint Proxy Statement is a part; (iii) publicly available information relating to LAKELAND and HIGH POINT including annual reports to stockholders and Annual Reports on Form 10-K filed with the SEC for the years ended December 31, 1995 through 1998, the Consolidated Statement of Financial Condition as of December 31, 1998, 1997, 1996 and 1995, and the related Consolidated Statements of Income, Changes in Stockholders Equity and Cash Flows for the four year period ended December 31, 1998 included therein, and the quarterly reports to stockholders and Quarterly Reports on Form 10-Q filed with the SEC for the periods ended March 31, 1999 and March 31, June 30, and September 30, 1998; (iv) certain historical operating and financial information provided to CAPITAL CONSULTANTS by the managements of HIGH POINT and LAKELAND; (v) historical and current market data for the HIGH POINT Common Stock and the LAKELAND Common Stock; (vi) the publicly available financial data and stock market performance data of publicly traded banking and thrift institutions which CAPITAL CONSULTANTS deemed generally comparable to HIGH POINT and LAKELAND; (vii) the nature and terms of recent acquisitions and merger transactions involving banking institutions and bank and thrift holding companies that CAPITAL CONSULTANTS considered reasonably similar to HIGH POINT and LAKELAND in financial character, operating character, historical performance, geographic market and economy; and (viii) such other studies, analyses, inquiries and reports as CAPITAL CONSULTANTS deemed appropriate. In addition, CAPITAL CONSULTANTS conducted meetings with members of senior management of HIGH POINT and LAKELAND for purposes of reviewing the future prospects of HIGH POINT and LAKELAND. CAPITAL CONSULTANTS evaluated the pro forma ownership of the LAKELAND Common Stock by HIGH POINT's stockholders, relative to the pro forma contribution of HIGH POINT's assets, deposits, equity and earnings to the pro forma resulting company in the MERGER. CAPITAL CONSULTANTS also took into account its experience in other transactions, as well as its knowledge of the banking and thrift industries and its experience in securities valuations.

  While we have taken care in our investigation and analysis, we have relied upon and assumed the accuracy, completeness and fairness of the financial and other information provided to us or publicly available, and have not attempted to verify same. We have not made or obtained any independent evaluations or appraisals of the assets or liabilities of HIGH POINT or LAKELAND.

  In conducting our analysis and arriving at our opinion, we have considered such financial and other factors as we have deemed appropriate in the circumstances. In rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the MERGER, no conditions will be imposed that would have a material adverse effect on the contemplated benefits of the MERGER. Our opinion is necessarily based upon market, economic, and other conditions as they exist and can be evaluated as of the date of this letter.

  Based upon and subject to the foregoing, it is our opinion as investment bankers that the consideration to be paid in the MERGER is fair, from a financial point of view, to the stockholders of HIGH POINT.

Very truly yours,

CAPITAL CONSULTANTS OF PRINCETON, INC.

                                    ANNEX C

June  , 1999

The Board of Directors
Lakeland Bancorp, Inc.
250 Oak Ridge Road
Oak Ridge, NJ 07438

Members of the Board:

  Lakeland Bancorp, Inc. ("Lakeland") and High Point Financial Corp. ("High Point") have entered into an Agreement and Plan of Merger dated December 7, 1998 (the "Agreement"). Pursuant to the Agreement, High Point shall merge with and into Lakeland (the "Merger"), and each share of High Point's issued and outstanding common stock will be converted into and become the right to receive 1.2 shares of Lakeland common stock subject to certain adjustments as set forth in the Agreement. You have requested our opinion as to whether the Exchange Ratio in the merger is fair, from a financial point of view, to the holders of Lakeland common stock. We have assumed that the Merger will be a tax free exchange and will be accounted for as a pooling of interests by Lakeland.

  Ryan, Beck & Co., as a customary part of its investment banking business, is engaged in the valuation of banking and savings institutions and their securities in connection with mergers and acquisitions. In conducting our investigation and analysis of this transaction, we have met separately with members of senior management of Lakeland and High Point to discuss their respective operations, historical financial statements, strategic plans and future prospects. We have reviewed and analyzed material prepared in connection with the Merger, including but not limited to the following: (i) the Merger Agreement and related documents; (ii) the Joint Proxy Statement/Prospectus regarding the Merger (iii) High Point's Annual Report on Form 10-K for the years ended December 31, 1998, 1997, 1996, and 1995, and High Point's Quarterly Reports on Form 10-Q for the periods ended March 31, 1999, September 30, 1998, June 30, 1998 and March 31, 1998; (iv) Lakeland's Annual Report on Form 10-K for the years ended December 31, 1998, 1997, 1996, and 1995, and (v) Lakeland's Quarterly Reports on Form 10-Q for the periods ended March 31, 1999, September 30, 1998, June 30, 1998, March 31, 1998; (vi)
certain operating and financial information provided to us by the managements of Lakeland and High Point relating to their respective business and prospects; (vii) the publicly available financial data of commercial banking organizations which Ryan, Beck deemed generally comparable to High Point;
(viii) the publicly available financial data of commercial banking organizations which Ryan, Beck deemed generally comparable to Lakeland; and
(ix) the terms of recent acquisitions of commercial banks which Ryan, Beck deemed generally comparable to High Point. We also conducted or reviewed such other studies, analyses, inquiries and examinations as we deemed appropriate for purposes of rendering this opinion.

  While we have taken care in our investigation and analyses, we have relied upon and assumed the accuracy, completeness and fairness of the financial and other information provided to us by the respective institutions or which was publicly available and have not assumed any responsibility for independently verifying such information. We have also relied upon the managements of Lakeland and High Point as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, although in certain instances we have made certain adjustments to such financial and operating forecasts which in our judgment were appropriate under the circumstances. In addition, we have assumed with your consent that such forecasts and projections reflect the best currently available estimates and judgments of the respective managements. We are not experts in the evaluation of allowances for loan losses. Therefore, we have not assumed any responsibility for making an independent valuation of the adequacy of the allowances for loan losses set forth in the balance sheets of Lakeland and High Point at March 31, 1999, and we assumed such allowances were adequate and comply fully with applicable law, regulatory policy, sound banking practice and policies of the Securities and Exchange Commission as of the date of such financial statements. We also assumed that the Merger in all respects is, and will be consummated in compliance with all laws and regulations applicable to Lakeland and High Point. We have not made or obtained any independent evaluations or appraisals of the assets and liabilities of either Lakeland and High Point or their respective subsidiaries, nor have we reviewed any individual loan files of Lakeland and High Point or their respective subsidiary banks.

  In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate in the circumstances. We have assumed that in the course of obtaining the necessary regulatory approvals for the Merger and the transactions contemplated thereby, no restrictions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger or the transactions contemplated thereby to Lakeland.

  Our opinion is necessarily based on economic, market and other conditions and projections as they exist and can be evaluated on the date hereof. Ryan, Beck does not express any opinion as to the price or range of prices at which Lakeland common stock might trade subsequent to the Merger.

  We have been retained by the Board of Directors of Lakeland as an independent contractor to act as financial advisor to Lakeland with respect to the Merger and will receive a fee for our services. Ryan, Beck is a market maker for both Lakeland's and High Point's common stock. Ryan, Beck has not had an investment banking relationship with High Point in the past three (3) years. Ryan, Beck's research department does not cover either Lakeland or High Point. Ryan, Beck acted as financial advisor to Lakeland with respect to Lakeland's acquisition of Metropolitan State Bank.

  Our opinion is directed to the Board of Directors of Lakeland and does not constitute a recommendation to any shareholder of Lakeland as to how such shareholder should vote at any shareholder meeting held in connection with the Merger.

  Based upon and subject to the foregoing, it is our opinion as investment bankers that the Exchange Ratio in the Merger as provided and described in the Agreement is fair to the holders of Lakeland common stock from a financial point of view.

Very truly yours,

RYAN, BECK & CO., INC.

                                    ANNEX D

                            STOCK OPTION AGREEMENT

  STOCK OPTION AGREEMENT ("Option Agreement") dated December 7, 1998, between Lakeland Bancorp, Inc., a New Jersey corporation ("Acquiror"), and High Point Financial Corp., a New Jersey corporation (the "Company").

                                  WITNESSETH:

  WHEREAS, the Board of Directors of Acquiror and the Board of Directors of the Company have approved an Agreement and Plan of Merger dated as of the date of this Agreement (the "Merger Agreement") providing for the merger of the Company with and into the Acquiror;

  WHEREAS, as a condition to the Acquiror's entering into the Merger Agreement, the Acquiror has required that the Company agree, and the Company has agreed, to grant to the Acquiror the option set forth herein to purchase authorized but unissued shares of the Company's Common Stock;

  NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

1. Definitions.

  Capitalized terms used but not defined herein shall have the same meanings as in the Merger Agreement.

2. Grant of Option.

  Subject to the terms and conditions set forth herein, the Company hereby grants to the Acquiror an option (the "Option") to purchase up to 772,243 authorized and unissued shares of the Company's Common Stock (the "Option Shares") at a price per share equal to $13.25 (the "Purchase Price") payable in cash as provided in Section 4 hereof.

3. Exercise of Option.

  (a) The Acquiror may exercise the Option, in whole or in part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred and the Merger Agreement shall have been terminated; provided, however, that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect upon the earliest to occur of:

    (i) the Effective Time of the Merger;

    (ii) 5:00 p.m. New York City time on the date which is 270 days following the occurrence of a Purchase Event; and

    (iii) (x) the termination of the Merger Agreement in accordance with its terms (other than (A) pursuant to Section 7.1.11 thereof or (B) pursuant to Section 7.1.3 thereof if at the Company Meeting (including any adjournment or postponement thereof) the requisite vote of the Company's stockholders to approve the Merger and the transactions contemplated hereby shall not have been obtained, and at the time of such failure by the Company's stockholders to so approve the Merger there is a publicly announced or disclosed Competing Transaction with respect to the Company or there has been a Competing Transaction Filing or (C) by the Company pursuant to
  Section 7.1.9 thereof if at the time of such termination a third party has contacted the Company concerning a possible Competing Transaction) prior to the occurrence of a Purchase Event, or (y) 5:00 p.m. New York City time on the date which is one year following the termination of the Merger Agreement pursuant to Section 7.1.3 thereof or Section 7.1.9 thereof if no Purchase Event has occurred pursuant to clause (b)(ii) below;

and provided, further, that if the Option cannot be exercised before its date of termination as a result of any injunction, order or similar restraint issued by a court of competent jurisdiction or failure to receive the approval of any Governmental Authority, the Option shall expire on the 10th business day after such injunction, order or restraint shall have been dissolved or such approval shall have been obtained or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be but in no event later than 18 months after the occurrence of a Purchase Event.

  (b) As used herein, a "Purchase Event" shall mean any of the following events:

    (i) The Board of Directors of the Company shall have withdrawn, modified or changed the Company Board Recommendation in a manner adverse to the Acquiror, or if the Board of Directors of the Company shall have refused to affirm the Company Board Recommendation as promptly as practicable (but in any case within 10 business days) after receipt of any written request from the Acquiror which request was made on a reasonable basis (other than any withdrawal of, or change in, or failure to reaffirm such Company Board Recommendation in connection with the Company's termination of the Merger Agreement pursuant to Section 7.1.5 or Section 7.1.9 of such Merger Agreement);

    (ii) (A) if at the Company Meeting (including any adjournment or postponement thereof) the requisite vote of the Company's stockholders to approve the Merger and the transactions contemplated hereby shall not have been obtained, and at the time of such failure by the Company's stockholders to so approve the Merger (x) there is a publicly announced or disclosed Competing Transaction with respect to the Company involving a third party or (y) a third party shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or other governmental authority or regulatory or administrative agency or commission, domestic or foreign (each a "Governmental Authority"), for approval to engage in a Competing or (B) if at the time the Company terminates the Merger Agreement pursuant to Section
  7.1.9 of such Merger Agreement, a third party has contacted the Company concerning a possible Competing Transaction and (in the event either A(x) or A(y) or B occurs) within twelve months after termination of the Merger Agreement, the Company shall enter into a letter of intent, agreement-in-principle, business combination or merger agreement or other similar agreement for a Competing Transaction or a Competing Transaction is consummated in each case with such third party or a bank, bank holding company or other financial institution or any of their respective affiliates;

    (iii) if the Company shall have breached in any material respect any of its representations, warranties or obligations under this Agreement; or

    (iv) if the Merger Agreement shall have been terminated by the Company pursuant to Sections 5.1.2 and 7.1.11 of the Merger Agreement.

  (c) As used herein, the terms "Beneficial Ownership", "Beneficial Owner" and "Beneficially Own" shall have the meanings ascribed to them in Rule 13d-3 under the 1934 Act. As used herein, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the 1934 Act.

  (d) In the event the Acquiror wishes to exercise the Option, it shall deliver to the Company a written notice (the date of receipt of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than two business days nor later than 60 calendar days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if the closing of the purchase and sale pursuant to the Option (the "Closing") cannot be consummated by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and, provided further that, without limiting the foregoing, if prior notification to or approval of the Federal Reserve Board or any other Governmental Authority is required in connection with such purchase, the Acquiror and, if applicable, the Company shall promptly file the required notice or application for approval and shall expeditiously process the same (and the Company shall cooperate with the Acquiror in the filing of any such notice or application and the obtaining of any such approval), and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained, and in either event, any requisite waiting period has passed.

  (e) In the event (i) the Acquiror receives official notice that an approval of any Governmental Authority required for the purchase of Option Shares would not be issued or granted or (ii) a Closing Date shall not have occurred within 18 months after the related Notice Date due to the failure to obtain any such required approval, the Acquiror shall be entitled to exercise its right as set forth in Section 7 or, to the extent legally permitted, to exercise the Option in connection with the resale of the Company's Common Stock or other securities pursuant to a registration statement as provided in Section 9. The provisions of this Section 3 and Section 6 shall apply with appropriate adjustments to any such exercise.

4. Payment and Delivery of Certificates.

  (a) At the Closing, the Acquiror shall pay to the Company the aggregate Purchase Price for the shares of the Company's Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated not later than one business day prior to the Closing Date by the Company.

  (b) At such Closing, simultaneously with the delivery of cash as provided in
Section 4(a), the Company shall deliver to the Acquiror a certificate or certificates representing the number of shares of the Company's Common Stock purchased by the Acquiror, registered in the name of the Acquiror or a nominee designated in writing by the Acquiror, which shares shall be fully paid and non-assessable and free and clear of all liens, claims, charges and encumbrances of any kind whatsoever.

  (c) If at the time of issuance of any shares of the Company's Common Stock pursuant to any exercise of the Option, the Company shall have issued any share purchase rights or similar securities to holders of the Company's Common Stock, then each such share of the Company's Common Stock shall also represent rights with terms substantially the same as and at least as favorable to the Acquiror as those issued to other holders of the Company's Common Stock.

  (d) Certificates for the Company's Common Stock delivered at any Closing hereunder shall be endorsed with a restrictive legend which shall read substantially as follows:

  "The shares represented by this certificate are subject to certain provisions of an agreement between the registered holder hereof and High Point Financial Corp., a copy of which is on file at the principal office of High Point Financial Corp., and to resale restrictions arising under the Securities Act of 1933, as amended, and any applicable state securities laws. A copy of such agreement will be provided to the holder hereof without charge upon receipt by High Point Financial Corp. of a written request therefor."

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend in connection with a transfer or sale if (i) the Company has been furnished with an opinion of counsel, reasonably satisfactory to counsel for the Company, that such transfer or sale will not violate the 1933 Act or applicable securities laws of any state or
(ii) such transfer or sale shall have been registered and qualified pursuant to the 1933 Act and any applicable state securities laws.

5. Authorization, etc.

  (a) The Company hereby represents and warrants to the Acquiror that:

    (i) the Company has full corporate authority to execute and deliver this Option Agreement and to consummate the transactions contemplated hereby;

    (ii) such execution, delivery and consummation have been authorized by the Board of Directors of the Company, and no other corporate proceedings are necessary therefor;

    (iii) this Option Agreement has been duly and validly executed and delivered by the Company and represents a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms; and

    (iv) the Company has taken all necessary corporate action to authorize and reserve and permit it to issue and, at all times from the date hereof through the date of the exercise in full or the expiration or termination of the Option, shall have reserved for issuance upon exercise of the Option, 772,243 shares of the Company's Common Stock (subject to adjustment as provided herein), all of which, upon issuance in accordance with the terms of this Option Agreement, shall be duly authorized, validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights of any shareholder of the Company.

  (b) The Acquiror hereby represents and warrants to the Company that:

    (i) the Acquiror has full corporate authority to execute and deliver this Option Agreement and to consummate the transactions contemplated hereby;

    (ii) such execution, delivery and consummation have been authorized by all requisite corporate action by the Acquiror, and no other corporate proceedings are necessary therefor;

    (iii) this Option Agreement has been duly and validly executed and delivered by the Acquiror and represents a valid and legally binding obligation of the Acquiror, enforceable against the Acquiror in accordance with its terms; and

    (iv) any shares of the Company's Common Stock acquired by the Acquiror upon exercise of the Option will be acquired for its own account and will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in compliance with the 1933 Act.

6. Adjustment upon Changes in Capitalization.

  In the event of any change in the Company's Common Stock by reason of stock dividends, split-ups, recapitalizations or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of the Company's Common Stock are issued after the date of this Option Agreement (other than pursuant to an event described in the preceding sentence or pursuant to this Option Agreement or options granted under employee benefit plans), the number of shares of the Company's Common Stock subject to the Option shall be adjusted so that, after such issuance, when aggregated with other shares of the Company's Common Stock owned by the Acquiror and its affiliates, it equals 24.9% of the number of shares of the Company's Common Stock then issued and outstanding (assuming all shares subject to the Option have been issued).

7. Repurchase.

  (a) At the request of the Acquiror, at any time from and after the occurrence of a Purchase Event and ending 180 days immediately thereafter (the "Acquiror Repurchase Period"), the Company (or any successor entity thereof) shall repurchase the Option from the Acquiror together with all (but not less than all) shares of the Company's Common Stock purchased by the Acquiror pursuant to the Option with respect to which the Acquiror then has Beneficial Ownership, at a price (when calculated on a per share basis, the "Per Share Repurchase Price") equal to the sum of:

    (i) the difference between (A) the "Market/Tender Offer Price" for shares of the Company's Common Stock (defined as the higher of (x) the highest price per share at which a tender or exchange offer has been made for shares of the Company's Common Stock or (y) the highest closing price per share of the Company's Common Stock as reported by Nasdaq for any day within that portion of the Acquiror Repurchase Period which precedes the date the Acquiror gives notice of the required repurchase under this
  Section 7) and (B) the Purchase Price (subject to adjustment as provided in
  Section 6), multiplied by the number of shares of the Company's Common Stock with respect to which the Option has not been exercised, but only if such Market/Tender Offer Price is greater than such Purchase Price;

    (ii) the Purchase Price paid by the Acquiror for any shares of the Company's Common Stock acquired pursuant to the Option; and

    (iii) the difference between the Market/Tender Offer Price and the Purchase Price paid by the Acquiror for any shares of the Company's Common Stock purchased pursuant to the exercise of the Option, multiplied by the number of shares so purchased, but only if such Market/Tender Offer Price is greater than such Purchase Price.

  (b) In the event the Acquiror exercises its rights under this Section 7, the Company shall, within 10 business days thereafter, pay the required amount to the Acquiror by wire transfer of immediately available funds to an account designated by the Acquiror and the Acquiror shall surrender to the Company the Option and the certificates evidencing the shares of the Company's Common Stock purchased pursuant to the Option with respect to which the Acquiror then has Beneficial Ownership.

  (c) In determining the Market/Tender Offer Price, the value of any consideration other than cash shall be determined by an independent nationally recognized investment banking firm selected by the Acquiror.

8. Repurchase at Option of the Company.

  Except to the extent that the Acquiror shall have previously exercised its rights under Section 7, at the request of the Company during the six-month period commencing 180 days following the first occurrence of a Purchase Event, the Company may repurchase from the Acquiror, and the Acquiror shall sell to the Company, all (but not less than all) of the Company's Common Stock acquired by the Acquiror pursuant to the Option (to the extent that the Acquiror has Beneficial Ownership of such shares at the time of such repurchase) at a price per share equal to the greatest of (i) 110% of the Market/Tender Offer Price per share (calculated in the manner set forth in Section 7(a)(i) hereof but utilizing the period beginning on the occurrence of a Purchase Event and ending on the date the Company exercises its repurchase right pursuant to this Section 8), (ii) the Per Share Repurchase Price or
(iii) the sum of (A) the aggregate Purchase Price of the shares so repurchased plus (B) interest on the aggregate Purchase Price paid for the shares so repurchased from the date of purchase by the Acquiror to the date of repurchase at the highest rate of interest announced by Citibank, N.A. as its prime or base lending or reference rate during such period, less any dividends received on the shares so repurchased, which sum shall be divided by the number of shares of the Company's Common Stock to be repurchased by the Company. Any repurchase under this Section 8 shall be consummated in accordance with Section 7(b).

9. Registration Rights.

  At any time after a Closing, the Company shall, if requested by any holder or Beneficial Owner of shares of the Company's Common Stock issued upon exercise of the Option (each a "Holder"), as expeditiously as possible file a registration statement on a form for general use under the 1933 Act if necessary in order to permit the sale or other disposition of the shares of the Company's Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by any such Holder. Each such Holder shall provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. The Company shall use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The registration effected under this Section 9 shall be at the Company's expense except for underwriting commissions and the fees and disbursements of such Holders' counsel attributable to the registration of shares of the Company's Common Stock. In no event shall the Company be required to effect more than one registration hereunder. The filing of any registration statement required hereunder may be delayed for such period of time (not to exceed 90 days) as may reasonably be required to facilitate any public distribution by the Company of the Company's Common Stock, if a special audit of the Company would otherwise be required in connection therewith or for such period of time during which the Company is in possession of material information concerning it, its business affairs or a material transaction in each case the public disclosure of which could have a material adverse effect on the Company or significantly disrupt such material transaction. If requested by any such Holder in connection with such registration, the Company shall become a party to any underwriting agreement relating to the sale of such shares on terms and including obligations and indemnities which are customary for parties similarly situated. Upon receiving any request for registration under this Section 9 from any Holder, the Company agrees to send a copy thereof to any other person known to the Company to be entitled to registration rights under this Section 9, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

10. Listing.

  If the Company's Common Stock or any other securities to be acquired upon exercise of the Option are then quoted on Nasdaq or listed on any national securities exchange, the Company, upon the request of the Acquiror, will promptly file an application to have the shares of the Company's Common Stock or other securities to be acquired upon exercise of the Option quoted on Nasdaq or listed on such exchange and will use its best efforts to obtain approval of such applications as soon as practicable.

11. Severability.

  Any term, provision, covenant or restriction contained in this Option Agreement held by a court or other Governmental Authority of competent jurisdiction to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Option Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Option Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

12. Miscellaneous.

  (a) Expenses. Each of the parties hereto shall pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel, except as otherwise provided herein.

  (b) Entire Agreement. This Option Agreement, the Merger Agreement (including the Schedules and Appendices attached thereto) and the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

  (c) Successors; No Third Party Beneficiaries. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

  (d) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered in accordance with Section 8.7 of the Merger Agreement (which is incorporated herein by reference).

  (e) Counterparts. This Option Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but both such counterparts together shall constitute but one agreement.

  (f) Further Assurances. In the event of any exercise of the Option by the Acquiror, the Company and the Acquiror shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

  (g) Specific Performance. The parties hereto agree that if for any reason the Acquiror or the Company shall have failed to perform its obligations under this Option Agreement, then either party hereto seeking to enforce this Option Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that either party hereto may have against the other party hereto for any failure to perform its obligations under this Option Agreement.

  (h) Governing Law. This Option Agreement shall be governed by the laws of the State of New Jersey. All actions and proceedings arising out of or relating to this Option Agreement shall be heard and determined in any New Jersey state court or in any federal court sitting in New Jersey.

  (i) Consent to Jurisdiction; Venue.

    (x) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of New Jersey and to the jurisdiction of the United States District Court for the District of New Jersey, for the purpose of any action or proceeding arising out of or relating to this Option Agreement and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any New Jersey state court or in any federal court sitting in New Jersey. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

    (y) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating hereto, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this
  Section 11(i) shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

  (j) Regulatory Approvals; Section 16(b). If, in connection with the exercise of the Option under Section 3, prior notification to or approval of the Federal Reserve Board or any other Governmental Authority is required, then each of the parties will use its reasonable efforts to make all filings with, and to obtain the consent of, all third parties and Governmental Authorities necessary to the consummation of the transactions contemplated by this Option Agreement, including, without limitation, applying to the Federal Reserve Board under the Bank Holding Company Act and to state banking authorities for approval to acquire the shares issuable hereunder. Periods of time that otherwise would run pursuant hereto (if any) shall run instead from the date on which any such required notification period has expired or been terminated or such approval has been obtained, and in either event, any requisite waiting period shall have passed. Periods of time that otherwise would run pursuant to Sections 3, 7 or 8 shall also be extended to the extent necessary to avoid liability under Section 16(b) of the 1934 Act.

  (k) Waiver and Amendment. Any provision of this Option Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Option Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

  IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the date first written above.

                                          Lakeland Bancorp, Inc.

                                            /s/ John W. Fredericks
                                          By___________________________________
                                          Name: John W. Fredericks
                                          Title: President

                                          High Point Financial Corp.

                                            /s/ Michael A. Dickerson
                                          By___________________________________
                                          Name: Michael A. Dickerson
                                          Title: President

                                    ANNEX E

                           Form of Amendment to the
            Certificate of Incorporation of Lakeland Bancorp, Inc.

  RESOLVED, that Section 3 of the Certificate of Incorporation of Lakeland Bancorp, Inc. be, and the same hereby is, amended by deleting the entire section thereof, and replacing it with the following language:

  "3. Shares Authorized. The maximum number of shares which the corporation shall have the authority to issue is 40,000,000 shares of common stock, no par value."

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

  Subsection (2) of Section 3-5, Title 14A of the New Jersey Business Corporation Act empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a corporate agent (i.e., a director, officer, employee or agent of the corporation or a director, officer, trustee, employee or agent of another related corporation or enterprise), against reasonable costs (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceedings, had no reasonable cause to believe that such conduct was unlawful.

  Subsection (3) of the Section 3-5 empowers a corporation to indemnify a corporate agent against reasonable costs (including attorneys' fees) incurred by him in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the corporate agent by reason of the fact that he is or was a corporate agent if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which the person shall have been adjudged to be liable for negligence or misconduct unless and only to the extent that the Superior Court of New Jersey or the court in which the action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

  Subsection (4) of Section 3-5 provides that to the extent that a corporate agent has been successful in the defense of any action, suit or proceeding referred to in subsections (2) and (3) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) incurred by him in connection therewith; subsection (8) of Section 3-5 provides that indemnification provided for by Section 3-5 shall not be deemed exclusive of any rights to which the indemnified party may be entitled; and subsection (9) of Section 3-5 empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or expenses incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities and expenses under Section 3-5.

  The Registrant's Certificate of Incorporation contains the following provision concerning indemnification:

    "10. Indemnification of Directors. Directors of the Corporation, to the fullest extent permitted by the New Jersey Business Corporation Act, as now or hereafter in effect, and any successor statute, shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. Also, any expenses incurred by a Director in connection with a proceeding involving the Director may be paid by the Corporation in advance of final disposition of the proceeding, provided the Director undertakes to repay such amount unless it shall ultimately be determined that he or she is entitled to indemnification."

  The Registrant has obtained directors' and officers' liability insurance providing coverage of up to $10.0 million.

Item 21. Exhibits and Financial Statement Schedules

  (a) Exhibits.

  2.1 Agreement and Plan of Merger, dated as of December 7, 1998, by and between Lakeland Bancorp, Inc. and High Point Financial Corp. See Annex A of the joint proxy statement/prospectus included in this registration statement.
  2.2 Stock Option Agreement, dated as of December 7, 1998, by High Point
      Financial Corp. in favor of Lakeland Bancorp Inc. See Annex D of the joint proxy statement/prospectus included in this registration statement.
  4.1 Certificate of Incorporation of Lakeland Bancorp, Inc., as amended, is incorporated by reference to Exhibit 3.1 to the Registrant's Annual
      Report on Form 10-K for the year ended December 31, 1998 filed with the SEC on March 24, 1999.
  4.2 By-laws of Lakeland Bancorp, Inc. are incorporated by reference to
      Exhibit 4.2 to the Registrant's Registration Statement on Form S-3 (No.
      33-34099) filed with the SEC on March 30, 1990.
  5.1 Opinion of Lowenstein Sandler PC.
  8.1 Opinion of Lowenstein Sandler PC, concerning tax matters.
 23.1 Consent of Radics & Co., LLC.
 23.2 Consent of Arthur Andersen LLP.
 23.3 Consent of Lowenstein Sandler PC (contained in Exhibit 5.1 and Exhibit
      8.1).
 23.4 Consent of Capital Consultants of Princeton, Inc.
 23.5 Consent of Ryan, Beck & Co., Inc.
 23.6 Consent of Grant Thornton LLP.
 24.1 Power of Attorney.
 99.1 Form of High Point Financial Corp. Proxy Card.
 99.2 Form of Lakeland Bancorp, Inc. Proxy Card.

  (b)  Financial Statement Schedules.

  All schedules are omitted because they are not applicable or because the required information is contained in the financial statements or notes thereto.

  (c) Report, Opinion or Appraisal.

  Not applicable.

Item 22. Undertakings

  (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (d) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section l0(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

  (g) The undersigned Registrant hereby undertakes:

    1. To file during any period in which offers and sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    2. That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Oak Ridge, State of New Jersey, on the 3rd day of June, 1999.

                                          Lakeland Bancorp, Inc.

                                          By:    /s/ John W. Fredericks
                                             ----------------------------------
                                                     John W. Fredericks
                                                          Chairman

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on the date indicated.

              Signatures                         Title                   Date
              ----------                         -----                   ----

        /s/ John W. Fredericks         Chairman & Director           June 3, 1999
______________________________________
          John W. Fredericks

       /s/ Robert B. Nicholson*        Director                      June 3, 1999
______________________________________
         Robert B. Nicholson

         /s/ Bruce G. Bohuny*          Director                      June 3, 1999
______________________________________
           Bruce G. Bohuny

         /s/ Mary Ann Deacon*          Director                      June 3, 1999
______________________________________
           Mary Ann Deacon

       /s/ Mark J. Fredericks*         Director                      June 3, 1999
______________________________________
          Mark J. Fredericks

       /s/ Paul P. Lubertazzi*         Director                      June 3, 1999
______________________________________
          Paul P. Lubertazzi

        /s/ Joseph P. O'Dowd*          Director                      June 3, 1999
______________________________________
           Joseph P. O'Dowd

            /s/ John Pier*             Director                      June 3, 1999
______________________________________
              John Pier


              Signatures                         Title                   Date
              ----------                         -----                   ----

         /s/ Arthur L. Zande*          Director, Vice President      June 3, 1999
______________________________________  and Treasurer (Principal
           Arthur L. Zande              Financial & Accounting
                                        Officer)

           /s/ Roger Bosma*            President and Chief           June 3, 1999
______________________________________  Executive Officer
             Roger Bosma                (Principal Executive
                                        Officer) and Director

       * /s/ John W. Fredericks
______________________________________
          John W. Fredericks
           Attorney-in-Fact
